As filed with the Securities and Exchange Commission on May 8, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

VAXART, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2836 (Primary Standard Industrial Classification Code Number)	59-1212264 (I.R.S. Employer Identification Number)

310 Utah Avenue, Suite 150

South San Francisco, CA 94080
(650) 550-3500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven Lo

Chief Executive Officer

310 Utah Avenue, Suite 150

South San Francisco, CA 94080

(650) 550-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Faith L. Charles
Thompson Hine LLP

300 Madison Avenue, 27th Floor

New York, NY 10017

(212) 908-3905

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT RESELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION DATED May 7, 2026

32,914,599 Shares of Common Stock

Vaxart, Inc.

This prospectus relates to the offer and resale of up to 32,914,599 shares of our common stock by Lincoln Park Capital Fund, LLC, which we refer to in this prospectus as “Lincoln Park” or the “selling stockholder.”

The shares of common stock being offered by the selling stockholder consist of:

•          up to 32,467,532 shares of common stock that we may elect to issue and sell to Lincoln Park, in our sole discretion from time to time after the date of this prospectus (the “Purchase Shares”), pursuant to a purchase agreement, dated as of April 16, 2026, that we entered into with Lincoln Park, which we refer to in this prospectus as the “Purchase Agreement”, providing for up to $25 million of committed equity financing; and

•          447,067 shares of our common stock that we issued to Lincoln Park on April 16, 2026 as consideration for its irrevocable commitment to purchase our common stock pursuant to the Purchase Agreement (the “Commitment Shares”).

See “The Lincoln Park Transaction” for descriptions of the Purchase Agreement and “Selling Stockholder” for additional information regarding Lincoln Park.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the resale by the selling stockholder of shares of common stock under this prospectus. However, we may receive proceeds of up to $25 million from our sale of Purchase Shares, if any, to Lincoln Park under the Purchase Agreement, from time to time in our discretion after the date the registration statement of which this prospectus is a part is declared effective and the other conditions in the Purchase Agreement have been satisfied.

Lincoln Park may sell the shares of our common stock described in this prospectus in a number of different ways and at varying prices. The price that Lincoln Park will pay for the shares to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our common stock. Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

The purchase price for the Purchase Shares will be based upon formulas set forth in the Purchase Agreement and described in this prospectus depending on the type of purchase notice we submit to Lincoln Park from time to time. We will pay the expenses incurred in registering the shares of our common stock, including legal and accounting fees. See “Plan of Distribution” beginning on page 130 for more information about how Lincoln Park may sell the shares of common stock being registered pursuant to this prospectus.

Our common stock is quoted on the OTCQX® Best Market (the “OTC”) under the symbol “VXRT.” On May 7, 2026, the closing price per share of our common stock on the OTC was $0.74.

Investing in our common stock is highly speculative and involves a significant degree of risk. Please consider carefully the specific factors set forth under “Risk Factors” beginning on page 4 of this prospectus and in our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2026.

ABOUT THIS PROSPECTUS

The registration statement we filed with the Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC. You should rely only on the information provided in this prospectus or any amendment thereto. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

The selling stockholder named in this prospectus may sell up to 32,467,532 shares of our common stock previously issued and issuable pursuant to the Purchase Agreement from time to time. This prospectus also covers any shares of common stock that may become issuable as a result of share splits, share dividends, or similar transactions. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

We have not, and the selling stockholder has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only under circumstances and in jurisdictions where it is lawful to do so. The selling stockholder is not making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

Unless the context otherwise requires, “Vaxart,” “VXRT,” “the Company,” “we,” “us,” “our” and similar terms refer to Vaxart, Inc.

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed audited and unaudited financial statements, notes to the financial statements and other information from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Our Company

We are a clinical-stage biotechnology company primarily focused on the development of oral recombinant vaccines based on our Vector-Adjuvant-Antigen Standardized Technology (“VAAST”) proprietary oral vaccine platform. We are developing prophylactic vaccine candidates that target a range of infectious diseases, including norovirus (a widespread cause of acute gastroenteritis), coronavirus including SARS-CoV-2 (the virus that causes coronavirus disease 2019 (“COVID-19”)), and influenza. In addition, we have generated preclinical data for our first therapeutic vaccine candidate targeting cervical cancer and dysplasia caused by human papillomavirus (“HPV”). Our oral vaccines are designed to generate broad and durable immune responses that may protect against a wide range of infectious diseases and may be useful for the treatment of chronic viral infections and cancer. Our investigational vaccines are administered using a room temperature-stable tablet, rather than by injection.

Corporate History and Reorganization

Vaxart Biosciences, Inc. was originally incorporated in California under the name West Coast Biologicals, Inc. in March 2004 and changed its name to Vaxart, Inc. (“Private Vaxart”) in July 2007, when it reincorporated in the state of Delaware.

On February 13, 2018, Private Vaxart completed a reverse merger (the “Merger”) with Aviragen Therapeutics, Inc. (“Aviragen”), pursuant to which Private Vaxart survived as a wholly owned subsidiary of Aviragen. Under the terms of the Merger, Aviragen changed its name to Vaxart, Inc. and Private Vaxart changed its name to Vaxart Biosciences, Inc. Our common stock subsequently began trading on The Nasdaq Capital Market under the symbol “VXRT.” In November 2025, our common stock was delisted from Nasdaq. In July 2025, our common stock began being listed on the on the OTCQX® Best Market under the trading symbol “VXRT.”

Our corporate headquarters and laboratory are located at 310 Utah Avenue, Suite 150, South San Francisco, California 94080, and our telephone number is (650) 550-3500. We maintain a website at https://www.vaxart.com, to which we regularly post copies of our press releases as well as additional information about us. The information contained on, or that can be accessed through, our website is not a part of this prospectus or the accompanying prospectus supplement. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being a Smaller Reporting Company

We are a smaller reporting company as defined in Item 10(f)(1) of Regulation S-K, and we will remain a smaller reporting company until the fiscal year following:

● The determination that the value of our voting and non-voting common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter; or

● Our annual revenue is more than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is valued over $700 million measured on the last business day of our second fiscal quarter.

Smaller reporting companies are able to provide simplified executive compensation disclosures and have certain other reduced disclosure obligations, including, among other things, being required to provide only two years of audited financial statements and not being required to provide selected financial data, supplemental financial information or risk factors.

Further, as a smaller reporting company, we will not be required to provide an auditor attestation of management’s assessment of internal control over financial reporting, which is generally required for SEC reporting companies under Sarbanes-Oxley Act Section 404(b), and, in contrast to other reporting companies, we’ll have more time to file our annual and periodic reports.

THE OFFERING

The Offering

Issuer	Vaxart, Inc.

Shares of Common Stock Offered by the Selling Stockholder

Up to 32,914,599 shares of our common stock, comprised of (i) up to 32,467,532 shares of common stock that we may elect to issue and sell to Lincoln Park as Purchase Shares, in our sole discretion from time to time after the date of this prospectus, pursuant to the Purchase Agreement; and (ii) 447,067 Commitment Shares we issued to Lincoln Park on April 16, 2026 as consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement, for which we will not receive any cash consideration.

Number of Shares of Common Stock Outstanding Prior to this Offering(1)	241,973,011 shares, which include the Commitment Shares.

Number of Shares of Common Stock to be Outstanding After this Offering(1)	274,440,543 shares, which include the Commitment Shares.

Terms of Offering	The selling stockholder will determine when and how it sells the Purchase Shares offered in this prospectus, as described in the “Plan of Distribution.”

Use of Proceeds

We will receive no proceeds from the sale of shares of our common stock by Lincoln Park pursuant to this prospectus. We may receive up to $25 million aggregate gross proceeds under the Purchase Agreement from any sales of shares of our common stock we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus, assuming that we sell the full amount of our common stock available to us that we have the right, but not the obligation to sell to Lincoln Park under the Purchase Agreement. Any proceeds that we receive from sales of shares of our common stock to Lincoln Park under the Purchase Agreement will be used for working capital and general corporate purposes, including investing further in research and development efforts. See “Use of Proceeds” for a more complete description.

Risk Factors

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus, and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

OTC Symbol for our Common Stock	“VXRT”

(1)

Assumes the purchase of all Purchase Shares by Lincoln Park. The number of shares of our common stock to be outstanding after this offering is based on 241,973,011 shares of common stock outstanding as of May 1, 2026, and excludes:

•	26,700,507 shares issuable upon the exercise of outstanding stock options at May 1, 2026, with a weighted-average exercise price of $1.52 per share;
•	6,770,405 shares issuable upon the vesting of outstanding restricted stock units (“RSUs”) at May 1, 2026;
•	6,920,277 shares reserved for future issuance under our 2019 Equity Incentive Plan as of May 1, 2026;
•	76,250 shares reserved for future issuance under our 2024 Inducement Award Plan as of May 1, 2026;
•	10,914 shares issuable upon the exercise of outstanding warrants at May 1, 2026, with a weighted-average exercise price of $22.99 per share; and
•	1,823,454 shares reserved for future issuance under our 2022 Employee Stock Purchase Plan (“ESPP”) at May 1, 2026.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus before you decide to purchase our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2026. Any of the risks and uncertainties set forth below and in the Annual Report, as updated by annual, quarterly and other reports and documents that we file with the SEC, or any prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of any securities offered by this prospectus. As a result, you could lose all or part of your investment.

Summary of Risk Factors

Our business is subject to numerous risks and uncertainties, discussed in more detail in the following section. These risks include, among others, the following key risks:

Risks related to this Offering

● The sale of our common stock to Lincoln Park may cause dilution and the price of our common stock to fall.

● It is not possible to predict the actual number of shares of common stock we will sell to Lincoln Park, the purchase price for those shares, or the actual gross proceeds we will receive.

● Investors who buy shares at different times will likely pay different prices and experience different levels of dilution.

● Our management will have broad discretion over the use of the net proceeds, if any, from sales of shares of our common stock to Lincoln Park.

Risks Related to Our Business, Financial Position and Capital Requirements

●	Throughout our operating history, we have generated limited product revenue.

●	We have incurred significant losses since our inception and expect to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability.

●	We are largely dependent on the success of our tablet vaccine candidates for the prevention of norovirus and coronavirus infection.

●	We have not yet produced a commercially viable vaccine and we may be never able to.

●	We will require additional capital to fund our operations.

●	We will need to expand our organization and may experience difficulties in managing growth.

●	Our business may be adversely affected by a pandemic, epidemic, or outbreak of an infectious disease, such as the ongoing coronavirus pandemic and the emergence of additional variants.

Risks Related to Clinical Development, Regulatory Approval and Commercialization

●	The regulatory pathway for coronavirus vaccines is evolving, as is the random appearance of novel variants, which may result in unexpected or unforeseen challenges.

●	Clinical trials are very expensive, time-consuming, difficult to design and implement and involve an uncertain outcome.

●	We face significant competition from other biotechnology and pharmaceutical companies.

●	Our tablet vaccine candidates may cause adverse effects resulting in failure to obtain approval from the U.S. Food and Drug Administration (the “FDA”) and/or product liability lawsuits against us.

●	We may be unable to manufacture sufficient bulk vaccine for our ongoing needs.

●	We are dependent on third parties for manufacturing and clinical trials.

●	We face numerous risks associated with our intellectual property.

Risks Related to Dependence on Third Parties

●	Our dependence on third parties could delay or prevent the development, approval, manufacturing, or any eventual commercialization of our product candidates.

●

We rely on third-party contract manufacturers for certain portions of our manufacturing process. If third-party contract manufacturers do not perform, fail to manufacture according to our specifications, or fail to comply with strict government regulations, our preclinical studies or clinical trials could be adversely affected and the development of our product candidates could be delayed or terminated, or we could incur significant additional expenses.

Risks Related to Intellectual Property

●

If we are unable to obtain and maintain patent protection for our oral vaccine platform technology and product candidates or if the scope of the patent protection obtained is not sufficiently broad, we may not be able to compete effectively in our markets.

●	We may be involved in lawsuits to protect or enforce our patents, the patents of our licensors or our other intellectual property rights, which could be expensive, time consuming and unsuccessful.

●

If a third party claims we are infringing on its intellectual property rights, we could incur significant expenses or be prevented from further developing or commercializing our product candidates, which could materially harm our business.

●

Obtaining and maintaining our patent protection depends on compliance with various procedures, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

●	We may not be able to protect our intellectual property rights throughout the world, which could impair our business.

●

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Risks Related to our Common Stock

●	Our common stock is currently traded on the OTCQX, which may have an unfavorable impact on our stock price, liquidity, and the ability of investors to purchase or sell our shares.

●

Since our common stock is currently quoted on the OTCQX our stockholders may face significant restrictions on the resale of our common stock due to state “blue sky” laws and the sale of common stock in this offering is subject to state “blue sky” laws.

Risks Related to this Offering

The sale of our common stock to Lincoln Park may cause dilution and the subsequent sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On April 16, 2026, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park committed to purchase up to $25 million of our common stock. Other than the Commitment Shares, the shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Lincoln Park from time to time at our discretion over a 24-month period from the Commencement Date through April 16, 2028, unless the Purchase Agreement is terminated prior to such date. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will vary based on the price of our common stock at the time we initiate the sale. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Sales of shares of our common stock to Lincoln Park under the Purchase Agreement, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire, potentially limiting our access to capital markets when we may need additional financing.

It is not possible to predict the actual number of shares of common stock we will sell to Lincoln Park, the purchase price for those shares, or the actual gross proceeds we will receive.

Because the purchase price per share to be paid by Lincoln Park for the shares of common stock that we may elect to sell to Lincoln Park under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock at the time we elect to sell shares to Lincoln Park pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to Lincoln Park under the Purchase Agreement, the purchase price per share that Lincoln Park will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Lincoln Park under the Purchase Agreement. Depending on market prices and the volume limitations in the Purchase Agreement, we may need to register additional shares under the Securities Act for resale by Lincoln Park in order to receive the full $25 million commitment, which would result in additional dilution to existing stockholders beyond what is disclosed in this prospectus.

Lincoln Park may sell the shares of our common stock described in this prospectus in a number of different ways and at varying prices. The number of shares of our common stock ultimately offered for sale by Lincoln Park is dependent upon the number of shares of common stock, if any, we ultimately sell to Lincoln Park under the Purchase Agreement.

Investors who buy shares at different times will likely pay different prices and experience different levels of dilution, and the sale of the shares of common stock acquired by Lincoln Park could cause the price of our common stock to decline.

Pursuant to the Purchase Agreement, we have discretion, subject to market demand and the conditions in the Purchase Agreement, to vary the timing, prices, and numbers of shares sold to Lincoln Park. If and when we do elect to sell shares of our common stock to Lincoln Park pursuant to the Purchase Agreement, after Lincoln Park has acquired such shares, Lincoln Park may resell all, some or none of such shares at any time or from time to time in its discretion and at varying prices. As a result, investors who purchase shares from Lincoln Park in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Lincoln Park in this offering as a result of future sales made by us to Lincoln Park at prices lower than the prices such investors paid. The discount at which we sell shares to Lincoln Park means that Lincoln Park can sell shares at prices lower than the market price at the time of our sale to Lincoln Park while still realizing a profit, which could exert additional downward pressure on our stock price. Further, the sale of a substantial number of shares of our common stock by Lincoln Park, or anticipation of such sales, could cause the trading price of our common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

Our management will have broad discretion over the use of the net proceeds, if any, from sales of shares of our common stock to Lincoln Park, you may not agree with how we use the proceeds and the proceeds may not be used effectively.

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will not receive any proceeds upon the sale of shares by Lincoln Park. However, we may receive gross proceeds of up to $25 million from the sale of shares being registered for resale under this prospectus under the Purchase Agreement to Lincoln Park. The anticipated use of net proceeds from the sale of our common stock to Lincoln Park under the Purchase Agreement represents our intentions based upon our current plans and business conditions. Because we have not designated the amount of net proceeds from the sale of shares under the Purchase Agreement to be used for any particular purpose, our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to Lincoln Park. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. Further, our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Risks Related to our Common Stock

Our common stock is currently traded on the OTCQX, which may have an unfavorable impact on our stock price, liquidity, and the ability of investors to purchase or sell our shares.

Our common stock is currently quoted on the OTCQX following our delisting from The Nasdaq Capital Market in November 2025. The OTCQX is a significantly more limited market than national securities exchanges such as the New York Stock Exchange or The Nasdaq Stock Market. The OTCQX is an inter-dealer quotation system with lower financial and qualitative standards for listing, less regulatory oversight, and generally lower trading volumes and liquidity than national exchanges. As a result, trading in our common stock may be subject to wider bid-ask spreads, increased volatility, and potential manipulation, which may have little to do with our actual business operations or prospects. This volatility could depress the market price of our common stock for reasons unrelated to our operating performance. Additionally, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require broker-dealers to have reasonable grounds for believing an investment is suitable for a customer before recommending that investment. Because speculative low-priced securities may not be suitable for many customers, broker-dealers may be less likely to recommend our common stock, which could further limit the ability of investors to buy and sell our shares, reduce liquidity, and adversely affect our stock price.

Since our common stock is currently quoted on the OTCQX our stockholders may face significant restrictions on the resale of our common stock due to state “blue sky” laws and the sale of common stock in this offering is subject to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must also be registered in that state. Since our common stock is currently quoted on the OTCQX, a determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for our common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our securities to be limited, as you may be unable to resell your common stock without the significant expense of state registration or qualification.

Risks Related to Our Business, Financial Position and Capital Requirements

Throughout our operating history, we have generated limited product revenue.

Even though we generate royalty revenue from Inavir, our commercialized influenza product, we are at an early stage in our clinical development process and have not yet successfully completed a large-scale, pivotal clinical trial, obtained marketing approval, manufactured our tablet vaccine candidates at commercial scale, or conducted sales and marketing activities that will be necessary to successfully commercialize our product candidates. Consequently, predictions about our future success or viability may not be as accurate as they could be if we had a history of successfully developing and commercializing product candidates.

Our ability to generate significant revenue and achieve and maintain profitability will depend upon our ability to successfully complete the development of our tablet vaccine candidates for the prevention of norovirus, coronavirus and influenza infection and the treatment of cervical cancer and dysplasia caused by human papillomavirus (“HPV”) and other infectious diseases, and to obtain the necessary regulatory approvals. As disclosed elsewhere in this document, the Company is evaluating the best way to progress certain programs.

Even if we receive regulatory approval for the sale of any of our product candidates, we do not know when we will begin to generate significant revenue, if at all. Our ability to generate significant revenue depends on a number of factors, including our ability to:

●	set an acceptable price for our product candidates and obtain coverage and adequate reimbursement from third-party payors;

●	receive royalties on our products and product candidates including in connection with sales of Inavir;

●	establish sales, marketing, manufacturing and distribution systems;

●

add or continue to scale our operational, financial and management information systems and personnel, including personnel to support our clinical, manufacturing and planned future clinical development and commercialization efforts;

●	develop, in collaboration with others, manufacturing capabilities for bulk materials and manufacture commercial quantities of our product candidates at acceptable cost levels;

●	achieve broad market acceptance of our product candidates in the medical community and with third-party payors and consumers;

●	attract and retain an experienced management and advisory team;

●	launch commercial sales of our product candidates, whether alone or in collaboration with others;

●	develop, in-license or acquire product candidates or commercial-stage products that we believe can be successfully developed and commercialized; and

●	maintain, expand and protect our intellectual property portfolio.

Because of the numerous risks and uncertainties associated with vaccine development and manufacturing, we are unable to predict the timing or amount of increased development expenses, or when we will be able to achieve or maintain profitability, if at all. Our expenses could increase beyond expectations if we are required by the FDA, or comparable non-U.S. regulatory authorities, to perform studies or clinical trials in addition to those we currently anticipate. Even if our product candidates are approved for commercial sale, we anticipate incurring significant costs associated with the commercial launch of and the related commercial-scale manufacturing requirements for our product candidates. If we cannot successfully execute on any of the factors listed above, our business may not succeed.

We have incurred significant losses since our inception and expect to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability.

We expect to continue to incur substantial and increasing losses as we continue to pursue our business strategy. Our product candidates have not been approved for marketing in the U.S. and may never receive such approval. As a result, we are uncertain when or if we will achieve profitability and, if so, whether we will be able to sustain it. Our ability to generate significant revenue and achieve profitability is dependent on our ability to complete development, obtain necessary regulatory approvals, and have our product candidates manufactured and successfully marketed. We cannot be sure that we will be profitable even if we successfully commercialize one of our product candidates. If we do successfully obtain regulatory approval to market our tablet vaccine candidates, our revenues will be dependent, in part, upon the size of the markets in the territories for which regulatory approval is received, the number of competitors in such markets, the price at which we can offer our product candidates and whether we own the commercial rights for that territory. If the indication approved by regulatory authorities is narrower than we expect, or the treatment population is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenue from sales of our product candidates, even if approved. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we fail to become and remain profitable, the market price of our common stock and our ability to raise capital and continue operations will be adversely affected.

We expect overall research and development expenses to increase significantly for any of our tablet vaccines, including those for the prevention of norovirus, coronavirus and influenza, as well as those for the treatment of HPV-related dysplasia and cancer, although we intend to fund a significant portion of these costs through partnering and collaboration agreements. In addition, even if we obtain regulatory approval, significant sales and marketing expenses will be required to commercialize the tablet vaccine candidates. As a result, we expect to continue to incur significant and increasing operating losses and negative cash flows for the foreseeable future. These losses have had and will continue to have an adverse effect on our financial position and working capital. As of March 31, 2026, we had an accumulated deficit of $455.0 million.

Our recurring losses from operations and negative cash flows had previously raised substantial doubt regarding our ability to continue as a going concern. Although management has concluded that such conditions have been alleviated as described elsewhere in this prospectus, we will require substantial additional funding to finance our operations, and if we are unable to raise capital, we could be forced to delay, reduce the scope of or eliminate certain of our development programs, or explore other strategic options.

As of March  31, 2026, we had $61.0 million of cash, cash equivalents and investments. We believe these funds are sufficient to fund our operations into the second quarter of 2027. Our ability to continue as a going concern is dependent upon our ability to raise additional capital through outside sources. We plan to raise additional capital through the sale of convertible stock, additional equity, debt financings, government programs, or strategic alliances with third parties. Such financing and funding may not be available at all, or on terms that are favorable to us. Failure to raise additional capital could have a material adverse effect on our business, results of operations, financial condition and/or our ability to fund our scheduled obligations on a timely basis or at all. If we are unable to continue as a going concern, we may be forced to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our consolidated financial statements.

We are largely dependent on the success of our tablet vaccines for the prevention of norovirus and coronavirus infection, which are still in their clinical development stage, and if one or both of these tablet vaccines do not receive regulatory approval or are not successfully commercialized, our business may be harmed.

None of our product candidates are in late-stage clinical development or approved for commercial sale and we may never be able to develop marketable tablet vaccine candidates. We expect that a substantial portion of our efforts and expenditures over the next few years will be devoted to our tablet vaccine candidates for norovirus and coronavirus. We are committing financial resources to the development of a norovirus vaccine and a coronavirus vaccine, which may cause delays in or otherwise negatively impact our other development programs. In addition, our management and scientific teams have dedicated substantial efforts to our norovirus vaccine and coronavirus vaccine development. Accordingly, our business currently depends heavily on the successful development, regulatory approval and commercialization of our norovirus and coronavirus tablet vaccines. These tablet vaccines may not receive regulatory approval or be successfully commercialized even if regulatory approval is received. The research, testing, manufacturing, labeling, approval, sale, marketing and distribution of tablet vaccine candidates are and will remain subject to extensive regulation by the FDA and other regulatory authorities in the U.S. and other countries that each have differing regulations. We are not permitted to market our tablet vaccines in the U.S. until we receive approval of a Biologics License Application (“BLA”) from the FDA, or in any foreign countries until we receive the requisite approval from such countries. Clinical studies for our norovirus vaccine candidate and our COVID-19 vaccine candidate have not been completed. As a result, we have not submitted a BLA to the FDA or comparable applications to other regulatory authorities and do not expect to be in a position to do so for the foreseeable future. Obtaining approval of a BLA is an extensive, lengthy, expensive and inherently uncertain process, and the FDA may delay, limit or deny approval of our tablet vaccines for many reasons, including:

●	We may not be able to demonstrate that our tablet vaccine is safe and effective to the satisfaction of the FDA;

●

the FDA may not agree that the completed Phase 1 and Phase 2 clinical trials of the norovirus vaccine and the Phase 1 and Phase 2 clinical trials of the COVID-19 vaccine satisfy the FDA’s requirements and may require us to conduct additional testing;

●	the results of our clinical trials may not meet the level of statistical or clinical significance required by the FDA for marketing approval;

●	the FDA may disagree with the number, design, size, conduct or implementation of one or more of our clinical trials;

●	the contract research organizations, or CROs, that we retain to conduct clinical trials may take actions outside of our control that materially and adversely impact our clinical trials;

●	the FDA may not find the data from our preclinical studies and clinical trials sufficient to demonstrate that the clinical and other benefits of our tablet vaccines outweigh the safety risks;

●	the FDA may disagree with our interpretation of data from our preclinical studies and clinical trials;

●	the FDA may not accept data generated at our clinical trial sites;

●

if our NDA or BLA is reviewed by an advisory committee, the FDA may have difficulties scheduling an advisory committee meeting in a timely manner or the advisory committee may recommend against approval of our application or may recommend that the FDA require, as a condition of approval, additional preclinical studies or clinical trials, limitations on approved labeling or distribution and use restrictions;

●	the FDA may require development of a risk evaluation and mitigation strategy as a condition of approval;

●	the FDA may identify deficiencies in our manufacturing processes or facilities; and

●	the FDA may change its approval policies or adopt new regulations.

Currently, a significant portion of the funding to further develop our COVID-19 vaccine candidate is expected to come from BARDA funds. If BARDA were to eliminate, reduce, delay, or object to funding available to us under the 2024 ATI-RRPV Contract, this could have a significant, negative impact on our revenues and cash flows, and we may be forced to suspend or terminate the continued development of the product candidate or obtain alternative sources of funding.

In June 2024, we entered into the 2024 ATI-RRPV Contract with ATI, the Rapid Response Partnership Vehicle’s Consortium Management Firm funded by HHS BARDA. The 2024 ATI-RRPV Contract, as modified and amended to date, provides for a funding ceiling of approximately $460.7 million. Funding has been released pursuant to authorized milestones delineated in a series of contract modifications. Pursuant to Modification No. 6 to the 2024 ATI-RRPV Contract, dated March 10, 2026 (the most recent contract modification), the total amount of funding available for payment under the 2024 ATI-RRPV Contract is approximately $316.0 million.

We anticipate that a significant portion of the funding to further develop our COVID-19 vaccine candidate will come from the remaining amounts to be received under the 2024 ATI-RRPV Contract. The 2024 ATI-RRPV Contract provides that the government has the right to determine whether to fund the continued performance of the study after the initial funding. In the second half of 2024, the Company initiated and completed enrollment of the 400-participant sentinel cohort of its Phase 2b study comparing the Company’s XBB COVID-19 vaccine candidate to an approved mRNA XBB comparator. In January 2025, the independent data safety monitoring board (DSMB) reviewed 30-day sentinel cohort data and recommended the study proceed without modifications. Twelve-month follow-up data from the sentinel cohort is expected in the first half of 2026. In February 2025, ATI issued a stop work order on the 2024 ATI-RRPV Contract. Subsequently, in April 2025, the Company received written notification from ATI lifting the stop work order, permitting the Company to resume incurring costs, participating in meetings, and communicating with the Government and ATI concerning the project award. In May 2025, HHS BARDA approved initiation of dosing in the 10,000-participant main cohort of the Phase 2b study, and the Company announced the first participant dosed later that month.

In August 2025, ATI issued a second stop work order directing the Company to halt further screening and enrollment for the COVID-19 Phase 2b trial under the 2024 ATI-RRPV Contract. As of the August notification date, the Company had enrolled approximately half of the targeted number of participants for the main cohort of the study. On October 8, 2025, ATI issued a Follow-Up Notice confirming BARDA’s intent to stop all ongoing enrollment under the contract while permitting continued follow-up and planned analyses of both the sentinel cohort and the enrolled main study population. Contract funding is currently under review and is likely to be reduced commensurate with the reduced enrollment of approximately 5,000 participants versus the original planned enrollment of 10,000 participants in the main cohort of the Phase 2b study.

Even as we continue to receive funds under the 2024 ATI-RRPV Contract, the terms of the grant may unfavorably change, or the amount of funding may further decrease. If there is any government decision to discontinue funding under the 2024 ATI-RRPV Contract, our revenues and cash flows would be significantly and negatively impacted and we may be forced to seek alternative sources of funding, which may not be available on non-dilutive terms, terms favorable to us, or at all.

There can be no assurance that Dynavax Technologies Corporation, a Sanofi company (“Dynavax”) will continue to perform the obligations under the 2025 License and Collaboration Agreement or that Dynavax will not exercise its right to terminate the agreement.

On February 10, 2026, Sanofi, a French société anonyme (“Sanofi”) completed its acquisition of Dynavax. As a result of the consummation of the merger, Dynavax became an indirect wholly owned subsidiary of Sanofi. Sanofi’s vaccine portfolio includes multiple influenza vaccines (Fluzone High-Dose, Flublok, Fluzone) and a co-commercialized protein-based COVID-19 vaccine, Nuvaxovid. Sanofi is also developing a combination, single-shot COVID-19/flu vaccine for adults 50+ using Novavax technology, targeting a non-mRNA approach. Sanofi can be expected to make their decision for further investments in our Dynavax partnered COVID-19 vaccine and potentially other Vaxart assets in the context of this larger vaccine portfolio.

Our development of a norovirus vaccine candidate and a coronavirus vaccine candidate is at an early stage. We may be unable to produce an effective vaccine that successfully immunizes humans against norovirus or an effective vaccine that successfully immunizes humans against coronavirus in a timely manner, if at all.

We are in the business of developing oral vaccines that are administered by tablet rather than by injection. Our development of the norovirus vaccine and a coronavirus vaccine is at an early stage, and we may be unable to produce an effective vaccine that successfully immunizes humans against norovirus or an effective vaccine that successfully immunizes humans against coronavirus in a timely manner, if at all.

We may fail to produce an effective vaccine that successfully immunizes against norovirus or coronavirus in a timely manner, if at all.

We are pursuing clinical development of vaccine candidates, employing our proprietary oral vaccine platform. While we have begun the Phase 2b clinical trial of our coronavirus vaccine candidate, none of our product candidates has advanced into late-stage clinical trials for the indications that we are pursuing development for. As such, clinical studies of our vaccine candidates may not be completed in a timely manner, and we may not be able to produce an effective vaccine that successfully immunizes against norovirus or coronavirus any time soon, if at all.

Even if we complete our clinical trials as planned and our vaccine candidates successfully demonstrate safety and efficacy, we cannot predict the probability or timing of subsequently obtaining regulatory approval. Regulatory agencies may not complete their review processes in a timely manner, and we may not be able to obtain timely regulatory approval, if at all. Further delays may result if an FDA advisory committee or other regulatory authority recommends non-approval or restrictions on approval. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory agency policy during the period of product development, clinical trials, and the review process. Delays or failure to obtain necessary regulatory approvals in time could have a material adverse effect on our business, results of operations and financial condition.

The likelihood and timing of our success further depends on our partners’ performance and our ability to maintain relationships with them.

If we are unsuccessful in maintaining our relationships with critical third parties such as CROs and CMOs, our ability to develop our oral norovirus vaccine candidate or our oral coronavirus vaccine candidate and consequently compete in the marketplace could be impaired, and our results of operations may suffer. Even if we are successful, we cannot assure you that these relationships will result in successful development and commercialization of our oral norovirus vaccine candidate. Our failure, or the failure of such partners or potential partners, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, delays, suspension or withdrawal of approval to conduct clinical investigations, license revocation, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our potential norovirus vaccine.

Manufacturing any drug product with recombinant technology such as our adenovirus type 5 based vaccines presents technical challenges. Our manufacturing partners may not be able to successfully manufacture any vaccine with our VAAST platform, or to comply with cGMP, regulations or similar regulatory requirements. The number of doses of our potential vaccine that we are able to produce is dependent on our ability to successfully and rapidly scale-up manufacturing capacity. The number of doses that we will be able to produce is also dependent in large part on the dose of the vaccine required to be administered to patients which will be determined in our clinical trials. To properly scale-up and develop a commercial process, we may need to expend significant resources, expertise, and capital.

Scale up can present problems such as difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state, and foreign regulations. Our contract manufacturers may not perform as agreed. If any manufacturer encounters these or other difficulties, our ability to provide product candidates to patients in our clinical trials could be jeopardized.

We will require additional capital to fund our operations, and if we fail to obtain necessary financing, we may not be able to complete the development and commercialization of our tablet vaccine candidates.

We expect to spend substantial amounts to complete the development of, seek regulatory approvals for and commercialize our tablet vaccine candidates. We will require substantial additional capital to complete the development and potential commercialization of our tablet vaccine candidates for norovirus, coronavirus, influenza and HPV and the development of other product candidates. If we are unable to raise capital or find appropriate partnering or licensing collaborations, when needed or on acceptable terms, we could be forced to delay, reduce or eliminate one or more of our development programs or any future commercialization efforts. In addition, attempting to secure additional financing may divert the time and attention of our management from day-to-day activities and harm our development efforts.

As of March 31, 2026, we had $61.0 million of cash, cash equivalents and short-term investments. We maintain our cash, cash equivalents and short-term investments with high quality, accredited financial institutions. However, some of these accounts exceed federally insured limits, and, while we believe the Company is not exposed to significant credit risk due to the financial strength of these depository institutions or investments, the failure or collapse of one or more of these depository institutions or default on these investments could materially adversely affect our ability to recover these assets and/or materially harm our financial condition.

Although we believe such cash, cash equivalents and short-term investments are sufficient to fund our operations under our current operating plan for at least one year from the date of issuance of this prospectus, our estimate as to what we will be able to accomplish is based on assumptions that may prove to be inaccurate, and we could exhaust our available capital resources sooner than is currently expected. Because the length of time and activities associated with successful development of our product candidates is highly uncertain, we are unable to estimate the actual funds we will require for development and any approved marketing and commercialization activities. Our future funding requirements, both near and long-term, will depend on many factors, including, but not limited to:

●	our ability to enter into partnering and collaboration agreements;

●	the initiation, progress, timing, costs and results of our planned clinical trials;

●	the outcome, timing and cost of meeting regulatory requirements established by the FDA, the European Medicines Agency, or EMA, and other comparable foreign regulatory authorities;

●	the cost of filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

●	the cost of defending potential intellectual property disputes, including any patent infringement actions brought by third parties against us now or in the future;

●	the effect of competing technological and market developments;

●	the cost of establishing sales, marketing and distribution capabilities in regions where we choose to commercialize our product candidates on our own; and

●	the initiation, progress, timing and results of the commercialization of our product candidates, if approved, for commercial sale.

Additional funding may not be available on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of our product candidates or potentially discontinue operations.

Raising additional funds by issuing securities may cause dilution to existing stockholders, and raising funds through lending and licensing arrangements may restrict our operations or require us to relinquish proprietary rights.

We expect that significant additional capital will be needed in the future to continue our planned operations. Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, royalties, debt financings, government programs, strategic alliances and license and development agreements in connection with any collaborations. We do not currently have any committed external source of funds. To the extent that we raise additional capital by issuing equity securities, our existing stockholders’ ownership may experience substantial dilution, and the terms of these securities may include liquidation or other preferences that adversely affect our common stockholders’ rights. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, declaring dividends, creating liens, redeeming our stock or making investments.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, or through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties on acceptable terms, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise develop and market ourselves.

The price of our common stock has been volatile and fluctuates substantially, which could result in substantial losses for stockholders.

Our stock price has been, and in the future may be, subject to substantial volatility. As a result of this volatility, our stockholders could incur substantial losses. The stock market in general, and the market for biopharmaceutical companies in particular, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at or above your initial purchase price.

The market price for our common stock may be influenced by many factors, including the results of clinical trials of our products or those of our competitors, regulatory or legal developments, developments, disputes, or other matters concerning patent applications, issued patents, or other proprietary rights, our ability to recruit and retain key personnel, public announcements by us or our strategic collaborators regarding the progress of our development candidates similar public announcements by our competitors, and other factors set forth in this document and our other reports filed with the SEC.

If our quarterly or annual results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly or annual fluctuations in our results may, in turn, cause the price of our stock to fluctuate substantially. We believe that period-to-period comparisons of our results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

In addition, public statements by us, government agencies, the media or others relating to the SARS-CoV-2 outbreak (including regarding efforts to develop a COVID-19 vaccine) have in the past resulted, and may in the future result, in significant fluctuations in our stock price. Given the global focus on the coronavirus outbreak, any information in the public arena on this topic, whether or not accurate, could have an outsized impact (either positive or negative) on our stock price. Information related to our development, manufacturing and distribution efforts with respect to our vaccine candidates, or information regarding such efforts by competitors with respect to their potential vaccines, may also impact our stock price.

Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including: the other factors discussed in in future periodic reports; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that cause the market price of our common stock to fluctuate include:

●	our ability to develop product candidates and conduct clinical trials that demonstrate our product candidates are safe and effective;

●	our ability to negotiate and receive royalty payments on the sales of our product candidates including Inavir;

●	our ability to obtain regulatory approvals for our product candidates, and delays or failures to obtain such approvals;

●	failure of any of our product candidates to demonstrate safety and efficacy, receive regulatory approval and achieve commercial success;

●	failure to maintain our existing third-party license, manufacturing and supply agreements;

●	our failure, or that of our licensors, to prosecute, maintain, or enforce our intellectual property rights;

●	changes in laws or regulations applicable to our product candidates;

●	any inability to obtain adequate supply of product candidates or the inability to do so at acceptable prices;

●	adverse regulatory authority decisions;

●	introduction of new or competing products by our competitors;

●	failure to meet or exceed financial and development projections that we may provide to the public;

●	the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;

●	announcements of significant acquisitions, strategic partnerships, joint ventures, or capital commitments by us or our competitors;

●	disputes or other developments relating to proprietary rights, including patents, litigation matters, and our ability to obtain intellectual property protection for our technologies;

●	additions or departures of key personnel;

●	significant lawsuits, including intellectual property or stockholder litigation;

●	if securities or industry analysts do not publish research or reports about us, or if they issue adverse or misleading opinions regarding our business and stock;

●	changes in the market valuations of similar companies;

●	general market or macroeconomic conditions;

●	sales of our common stock by our existing stockholders in the future;

●	trading volume of our common stock;

●	adverse publicity relating to our markets generally, including with respect to other products and potential products in such markets;

●	changes in the structure of health care payment systems; and

●	period-to-period fluctuations in our financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of our common stock.

Our common stock has been delisted from The Nasdaq Capital Market. There can therefore be no assurance that it will trade on a national exchange again.

Effective July 8, 2025, Nasdaq suspended trading in our common stock and subsequently informed the Company on September 19, 2025, that the Company’s common stock will be delisted from The Nasdaq Capital Market due to the Company’s ongoing failure to comply with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2). Vaxart, Inc. was formally delisted from Nasdaq following a final determination by the Nasdaq's Listing Qualifications Department on November 3, 2025. Our common stock is currently quoted on the OTCQX under the ticker symbol “VXRT.” We can provide no assurance that our common stock will continue to trade on this market, whether broker-dealers will continue to provide public quotes for our common stock, and whether the trading volume of our common stock will be sufficient to provide for an efficient trading market in the future. Stocks trading in the OTC Markets generally have substantially less liquidity, hence, decreasing our ability to issue additional securities or obtain additional financing. The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.”  As we are currently no longer listed on Nasdaq, our securities do not qualify as covered securities under the statute, and we are subject to regulation in each state in which we offer our securities.

Our business may be adversely affected by a pandemic, epidemic, or outbreak of an infectious disease, such as COVID-19, the severe acute respiratory syndrome, the H5N1 strain of avian influenza, the H1N1 strain of swine flu, and the Zika virus.

The occurrence of a pandemic, epidemic, or outbreak of an infectious disease, including, but not limited to, COVID-19, the severe acute respiratory syndrome, the H5N1 strain of avian influenza, the H1N1 strain of swine flu, and the Zika virus, is highly uncertain and cannot be predicted with confidence, including the duration, scope, and severity of such event. These severe conditions may cause us and our business partners to make adjustments, such as temporarily closing down business, limiting business hours, and setting restrictions on travel. In regions where we have concentrations of clinical trial sites or other business activities, our business could be adversely affected by health epidemics, which could cause significant disruption in the operations of third-party contract manufacturers and contract research organizations upon whom we rely, as well as our ability to recruit patients for our clinical trials. Any of the forgoing disruptions to our business can result in material adverse effects to our financial condition and results of operations.

The outbreak and any preventative or protective actions that governments or we may take in respect of any epidemic may result in a period of business disruption and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but may materially affect our business, financial condition and results of operations. The extent to which an epidemic impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of an epidemic and the actions to contain the epidemic or treat its impact, among others. There may be interruptions to our supply chain due to the inability of manufacturers to continue normal business operations and to ship products. In addition, a significant outbreak of an infectious disease could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, resulting in an economic downturn that could impact our business, financial condition and results of operations. We are currently working to enhance our business continuity plans to include measures to protect our employees in the event of infection in our corporate offices, or in response to potential mandatory quarantines.

Ongoing military conflicts could cause geopolitical instability, economic uncertainty, financial markets volatility and capital markets disruption may adversely affect our revenue, financial condition, or results of operations.

Current military conflicts may disrupt or otherwise adversely impact our operations and those of third parties upon which we rely. Related sanctions, export controls or other actions that have already been initiated or may in the future be initiated by nations including the U.S., the European Union or Russia (e.g., potential cyberattacks, disruption of energy flows, etc.) can adversely affect our business, our contract research organizations, contract manufacturing organizations and other third parties with which we conduct business. Resulting volatility, disruption, or deterioration in the credit and financial markets may further make any necessary debt or equity financing more difficult and more costly. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon clinical development plans. In addition, there is a risk that one or more of our current service providers, manufacturers and other partners may be adversely impacted by deteriorating economic conditions, which could directly affect our ability to attain our operating goals and to accurately forecast and plan our future business activities.

If we fail to obtain or maintain adequate reimbursement and insurance coverage for our product candidates, our ability to generate significant revenue could be limited.

The availability and extent of reimbursement by governmental and private payors is essential for most patients to be able to afford expensive treatments. Sales of any of our product candidates that receive marketing approval will depend substantially, both in the U.S. and internationally, on the extent to which the costs of our product candidates will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. If reimbursement is not available, or is available only on a limited basis, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain adequate pricing that will allow us to realize a sufficient return on our investment.

Outside the U.S., international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe, Canada and other countries may cause us to price our product candidates on less favorable terms that we currently anticipate. In many countries, particularly the countries of the European Union, the prices of medical products are subject to varying price control mechanisms as part of national health systems. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidates to other available therapies. In general, the prices of products under such systems are substantially lower than in the U.S. Other countries allow companies to fix their own prices for products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the U.S., the level of reimbursement for our products is likely to be reduced compared with the U.S. and may be insufficient to generate commercially reasonable revenues and profits.

Moreover, increasing efforts by governmental and third-party payors, in the U.S. and internationally, to cap or reduce healthcare costs may cause such organizations to limit both coverage and level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our product candidates. We expect to experience pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products into the healthcare market.

Our future success depends on our ability to retain executive officers and attract, retain and motivate qualified personnel.

We rely on our executive officers and the other principal members of the executive and scientific teams. The employment of our executive officers is at-will and our executive officers may terminate their employment at any time. The loss of the services of any of our senior executive officers could impede the achievement of our research, development and commercialization objectives. We do not maintain “key person” insurance for any executive officer or employee.

Recruiting and retaining qualified scientific, clinical and sales and marketing personnel is also critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. Our industry has experienced an increasing rate of turnover of management and scientific personnel in recent years. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in devising our research and development and commercialization strategy. Our consultants and advisors may be employed by third parties and have commitments under consulting or advisory contracts with other entities that may limit their availability to advance our strategic objectives. If any of these advisors or consultants can no longer dedicate a sufficient amount of time to us, our business may be harmed.

We will need to expand our organization, and may experience difficulties in managing this growth, which could disrupt operations.

Our future financial performance and our ability to commercialize our product candidates, continue to earn royalties and compete effectively will depend, in part, on our ability to effectively manage any future growth. As of December 31, 2025, we had 65 employees, which we believe would be insufficient to commercialize our vaccine product candidates. We may have operational difficulties in connection with identifying, hiring and integrating new personnel. Future growth would impose significant additional responsibilities on our management, including the need to identify, recruit, maintain, motivate and integrate additional employees, consultants and contractors. Also, our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of our product candidates. If we are unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenues could be reduced, and we may not be able to implement our business strategy.

Many of the other pharmaceutical companies that we compete against for qualified personnel and consultants have greater financial and other resources, different risk profiles and a longer history in the industry than us. They may also provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates and consultants than what we are able to offer. If we are unable to continue to attract and retain high-quality personnel and consultants, the rate and success at which we can select and develop our product candidates and our business will be limited.

We are subject to certain legal proceedings, and may be subject to additional legal proceedings, which may result in substantial costs, divert management’s attention and have a material adverse effect on our business, financial condition and results of operations.

We are currently subject to certain pending legal proceedings, as described in this document. We may become involved in additional legal proceedings relating to the aforementioned matters or, from time to time, we may become involved in legal proceedings involving unrelated matters. Due to the inherent uncertainties in legal proceedings, we cannot accurately predict their ultimate outcome. Our stock price has been extremely volatile, and we may become involved in additional securities class action lawsuits in the future. Any such legal proceedings, regardless of their merit, could result in substantial costs and a diversion of management’s attention and resources that are needed to successfully run our business, could impair the Company’s ability to recruit and retain directors, officers, and other key personnel, could impact its ability to secure financing, insurance, and other transactions (or the terms of any such financings, insurance, or other transactions), and for these and other reasons could have a material adverse impact on our business, financial condition, results of operations, and prospects.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable reports about our business, our stock price and trading volume could decline.

The trading market for our common stock is influenced by independent research and reports that securities or industry analysts publish about us or our business from time to time. If one or more of the analysts who cover us should downgrade our shares or change their opinion of our business prospects, our share price would likely decline.

In light of the COVID-19 pandemic, it is possible that one or more government entities may take actions that directly or indirectly have the effect of abrogating some of our rights or opportunities. If we were to develop a COVID-19 vaccine, the economic value of such a vaccine to us could be limited.

Various government entities, including the U.S. government, are offering incentives, grants and contracts to encourage additional investment by commercial organizations into preventative and therapeutic agents against coronavirus, which may have the effect of increasing the number of competitors and/or providing advantages to known competitors. Accordingly, there can be no assurance that we will be able to successfully establish a competitive market share for our COVID-19 vaccine, if any.

We are a smaller reporting company and the reduced disclosure requirements applicable to smaller reporting companies may make our common stock less attractive to investors.

We are currently a “smaller reporting company” as defined in the Exchange Act. Smaller reporting companies are able to provide simplified executive compensation disclosures in their filings and have certain other decreased disclosure obligations in their SEC filings. We cannot predict whether investors will find our common stock less attractive because of our reliance on the smaller reporting company exemption. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Risks Related to Clinical Development, Regulatory Approval and Commercialization

There are currently no approved vaccines for the prevention of norovirus-related illness. Therefore, the regulatory pathway for any approval of a norovirus vaccine is not entirely clear and may result in unexpected or unforeseen challenges.

As there are currently no vaccines for the prevention of norovirus that are approved by the FDA or another regulatory agency, the regulatory pathway for any approval of a norovirus vaccine is not entirely clear and may result in unexpected or unforeseen challenges. Successful discovery and development of a norovirus vaccine is highly uncertain and dependent on numerous factors, many of which are beyond our control. Our development of the vaccine is in early stages, and we may be unable to produce a vaccine that successfully treats the virus in a timely manner, if at all. Results from clinical testing may raise new questions and require us to redesign proposed clinical trials, including revising proposed endpoints or adding new clinical trial sites or cohorts of subjects. In addition, the FDA’s analysis of clinical data may differ from our interpretation and the FDA may require that we conduct additional analyses.

The regulatory pathway for COVID-19 vaccines is evolving and may result in unexpected or unforeseen challenges.

The speed at which all parties are acting to create and test therapeutics and vaccines for COVID-19 is unusual, and evolving or changing plans or priorities within the FDA, including changes based on new knowledge of COVID-19 and how the disease affects the human body, may significantly affect the regulatory timeline for COVID vaccine candidates. Results from clinical testing may raise new questions and require us to redesign proposed clinical trials, including revising proposed endpoints or adding new clinical trial sites or cohorts of subjects. Results from our vaccine (and other COVID-19) trials may require us to perform additional preclinical studies in order to advance our vaccine candidates. Discussions with FDA regarding the design of the anticipated Phase 2 and 3 studies for COVID-19 vaccine candidates are ongoing and important aspects of the trial design have yet to be determined, including the number of patients to be enrolled, the specific endpoints of the trial and the methods for obtaining and testing samples in the trial. The incidence of COVID-19 in the communities where our studies might be conducted will vary across different locations. If the overall incidence of COVID-19 in those locations is low, it may be difficult for us to recruit subjects or for any study we might perform to demonstrate differences in infection rates between participants in the study who receive placebo and participants in the study who receive COVID-19 vaccine candidates. The availability of other authorized vaccines may decrease the population of clinical trial subjects willing to participate in our future trials.

The FDA has the authority to grant an Emergency Use Authorization to allow unapproved medical products to be used in an emergency to diagnose, treat, or prevent serious or life-threatening diseases or conditions when there are no adequate, approved, and available alternatives. If we are granted an Emergency Use Authorization for COVID-19 vaccine candidates, we would be able to commercialize the vaccine candidate prior to FDA approval. Furthermore, the FDA may revoke an Emergency Use Authorization where it is determined that the underlying health emergency no longer exists or warrants such authorization, and we cannot predict how long, if ever, an Emergency Use Authorization would remain in place. Such revocation could adversely impact our business in a variety of ways, including if the vaccine candidate is not yet approved by the FDA and if we and our manufacturing partners have invested in the supply chain to provide the vaccine candidate under an Emergency Use Authorization.

In addition, any success in preclinical testing we might observe for our COVID-19 vaccine candidates may not be predictive of the results of later-stage human clinical trials. Factors such as efficacy, immunogenicity, and adverse events can emerge at any time in clinical testing and have the potential to have adverse consequences for our ability to proceed with clinical trials. Other factors such as manufacturing challenges, availability of raw materials, and slowdowns in the global supply chain may delay or prevent us from receiving regulatory approval of our vaccine candidate or, if we do receive regulatory approval, prevent a successful product launch. We may not be successful in developing a vaccine, or another party may be successful in producing a more efficacious vaccine or other treatment for COVID-19.

Evolving dynamics in the market for COVID-19 vaccines are likely to impact our financial results.

With the global transition of COVID-19 from pandemic to endemic, the commercial market for COVID-19 vaccines is facing several challenges, including a more fragmented customer base, less predictability in orders, greater seasonality of demand, increased distribution costs, and higher costs of goods sold due to single-dose or lower-dose presentations. Such factors could impact the potential market for our COVID-19 vaccine, if approved. Further, our continued development efforts for our COVID-19 vaccine could face increased research and development costs, including for clinical trials, when updating COVID-19 vaccines for new variants of concern.

If we fail to continue to develop and refine the formulations of our tablet vaccine candidates, we may not obtain regulatory approvals, and even if approved, the commercial acceptance of our tablet vaccine candidates would likely be limited.

In our H1N1 influenza Phase 2 trial we used vaccine tablets that contained approximately 1.5 x 1010 IU of vaccine. Accordingly, subjects in this trial were required to take seven tablets in a single setting to reach the aggregate dose of 1 x 1011 IU, the target dose for this trial. We believe that in order to fully capture the commercial success of our seasonal influenza vaccine candidate, we will need to continue to refine our formulation and develop influenza vaccine tablets that contain the desired dose for each vaccine strain in a single tablet, resulting in a vaccination regime of no more than three tablets. Increasing the potency of the vaccine tablets may affect the stability profile of the vaccine and we may not be able to reduce the vaccination regime for an influenza strain to a single tablet or combine the three influenza strains into one vaccine tablet. In addition, increasing the potency of the vaccine tablets or combining the influenza strains necessary to create a trivalent vaccine may adversely affect manufacturing yields and render such tablets too costly to manufacture at commercial scale. Our efforts to develop tablet vaccine candidates for norovirus face similar formulation challenges. If we are unable to further develop and refine the formulations of our tablet vaccine candidates, we may be unable to obtain regulatory approval from the FDA or other regulatory authorities, and even if approved, the commercial acceptance of our tablet vaccine candidates would likely be limited.

Clinical trials are very expensive, time-consuming, difficult to design and implement and involve an uncertain outcome, and if they fail to demonstrate safety and efficacy to the satisfaction of the FDA, or similar regulatory authorities, we will be unable to commercialize our tablet vaccine candidates.

Our tablet vaccine candidates for norovirus, coronavirus and influenza are still in early-stage clinical development. Our vaccine candidates will require extensive additional clinical testing before we are prepared to submit a BLA for regulatory approval for either indication or for any other treatment regime. Such testing is expensive and time-consuming and requires specialized knowledge and expertise. We cannot predict with any certainty if or when we might submit a BLA for regulatory approval for any of our tablet vaccine candidates, which are currently in clinical development, or whether any such BLAs will be approved by the FDA. Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. For instance, the FDA may not agree with our proposed endpoints for any clinical trial we propose, which may delay the commencement of our clinical trials. The clinical trial process is also time-consuming. We estimate that the clinical trials we need to conduct to be in a position to submit BLAs for our tablet vaccine candidates for norovirus, coronavirus and influenza will take several years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. Our vaccine candidates in the later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. Also, the results of early clinical trials of the tablet vaccine candidates for norovirus, coronavirus and influenza may not be predictive of the results of subsequent clinical trials. Furthermore, the FDA may impose additional requirements to conduct preclinical studies to advance the HPV therapeutic vaccine candidates which could delay initiation of Phase 1 studies. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials.

Moreover, preclinical and clinical data are often susceptible to multiple interpretations and analyses. Many companies that have believed their vaccine candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products. Additionally, success in preclinical testing and early clinical trials does not ensure success in later clinical trials, which involve many more subjects and, for influenza, all three strains rather than the one strain we have studied in Phase 1 clinical trials to date. Accordingly, the results of later clinical trials may not replicate the results of prior clinical trials and preclinical testing or may be interpreted in a way that may not be sufficient for marketing approval.

We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to receive marketing approval or commercialize our tablet vaccine candidates, including that:

●	regulators or institutional review boards (“IRBs”) may delay or not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

●	we may experience delays in reaching or fail to reach agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites or CROs;

●

clinical trials of our tablet vaccine candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs;

●

the number of subjects required for clinical trials of our tablet vaccine candidates may be larger than we anticipate; enrollment in these clinical trials may be slower than we anticipate, or participants may drop out of these clinical trials at a higher rate than we anticipate;

●	our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

●

regulators or IRBs may require that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

●	the cost of clinical trials of our tablet vaccine candidates may be greater than we anticipate; and

●	the supply or quality of our tablet vaccine candidates or other materials necessary to conduct clinical trials may be insufficient or inadequate.

If we are required to conduct additional clinical trials or other testing of our tablet vaccine candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our tablet vaccine candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

●	be delayed in obtaining marketing approval for our tablet vaccine candidates;

●	not obtain marketing approval at all;

●	obtain approval for indications or patient populations that are not as broad as intended or desired;

●	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings, including boxed warnings;

●	be subject to additional post-marketing testing requirements; or

●	have the product removed from the market after obtaining marketing approval.

Product development costs will also increase if we experience delays in testing or in receiving marketing approvals. We do not know whether any clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our tablet vaccine candidates, could allow our competitors to bring products to market before we do, and could impair our ability to successfully commercialize our tablet vaccine candidates, any of which may harm our business and results of operations.

A resurgence of the COVID-19 pandemic or the emergence of another public health emergency/pandemic could adversely impact our preclinical studies and clinical trials.

We have active and planned preclinical studies and clinical trial sites in the U.S.

While both COVID-19 and countermeasures have abated to some degree, there can be no assurance that the COVID-19 pandemic will not cause disruptions to our business development activities, including our clinical trials. In the event of a resurgence of the COVID-19 pandemic or emergence of another public health emergency, we may experience disruptions that could severely impact our planned and ongoing preclinical studies and clinical trials, including preclinical and clinical studies and manufacturing of our vaccine candidates. Effects on our preclinical studies and clinical trial programs include, but are not limited to:

●	delays in procuring subjects in our preclinical studies;

●	delays or difficulties in enrolling patients in our clinical trials;

●

delays or difficulties in preclinical and clinical site initiation, including difficulties in establishing appropriate and safe social distancing and other safeguards at preclinical and clinical sites;

●

diversion of healthcare resources away from the conduct of preclinical and clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials;

●

interruption of key preclinical study and clinical trial activities, such as preclinical and clinical trial site monitoring, subject recruitment and subject testing due to the course of the pandemic, limitations on freight and/or travel imposed or recommended by federal or state governments, employers and others;

●

limitations in employee resources that would otherwise be focused on the conduct of our preclinical studies and clinical trials, including because of sickness of employees or their families, delays or difficulties in conducting site visits and other required travel, and the desire of employees to avoid contact with large groups of people;

●	delays in receiving approval from local regulatory authorities to initiate or continue our planned preclinical studies and clinical trials;

●	regulatory or legal developments in the U.S. or other countries; and

●	the success of competitive vaccine products or COVID-19 treatments and related technologies.

If a patient participating in one of our clinical trials contracts COVID-19, this could negatively impact the data readouts from these trials; for example, the patient may be unable to participate further (or may have to limit participation) in our clinical trial, the patient may show a different efficacy assessment than if the patient had not been infected, or such patient could experience an adverse event that could be attributed to our drug product.

The extent to which COVID-19 may impact our preclinical studies and clinical trials will depend on future developments, which remains highly uncertain and cannot be predicted with confidence.

Our platform includes a novel vaccine adjuvant and all of our current tablet vaccine candidates include this novel adjuvant, which may make it difficult for us to predict the time and cost of tablet vaccine development as well as the requirements the FDA or other regulatory agencies may impose to demonstrate the safety of the tablet vaccine candidates.

Novel vaccine adjuvants, included in some of our tablet vaccine candidates, may pose an increased safety risk to patients. Adjuvants are compounds that are added to vaccine antigens to enhance the activation and improve immune response and efficacy of vaccines. Development of vaccines with novel adjuvants requires evaluation in larger numbers of patients prior to approval than would be typical for therapeutic drugs. Guidelines for evaluation of vaccines with novel adjuvants have been established by the FDA and other regulatory bodies and expert committees. Our current tablet vaccine candidates, including for norovirus, include a novel adjuvant, and future vaccine candidates may also include one or more novel vaccine adjuvants. Any vaccine, because of the presence of an adjuvant, may have side effects considered to pose too great a risk to patients to warrant approval of the vaccine. Traditionally, regulatory authorities have required extensive study of novel adjuvants because vaccines typically get administered to healthy populations, in particular infants, children and the elderly, rather than to people with disease. Such extensive study has often included long-term monitoring of safety in large general populations that have at times exceeded 10,000 subjects. This contrasts with the few thousand subjects typically necessary for approval of novel therapeutics. To date, the FDA and other major regulatory agencies have only approved vaccines containing five adjuvants, which makes it difficult to determine how long it will take or how much it will cost to obtain regulatory approvals for our tablet vaccine candidates in the U.S. or elsewhere.

Enrollment and retention of subjects in clinical trials is an expensive and time-consuming process and could be made more difficult or rendered impossible by multiple factors outside our control.

We may encounter delays in enrolling, or be unable to enroll, a sufficient number of participants to complete any of our clinical trials. Once enrolled, we may be unable to retain a sufficient number of participants to complete any of our trials. Late-stage clinical trials of our tablet vaccine candidate for norovirus and coronavirus, in particular, will require the enrollment and retention of large numbers of subjects. Subject enrollment and retention in clinical trials depends on many factors, including the size of the subject population, the nature of the trial protocol, the existing body of safety and efficacy data with respect to the study drug, the number and nature of competing treatments and ongoing clinical trials of competing drugs for the same indication, the proximity of subjects to clinical sites and the eligibility criteria for the study. Further, since there are no reliable animal models to norovirus infection, human challenge studies have been used to understand viral activity and possible immune correlates that prevent infection making trials costlier than animal-based studies.

Furthermore, any negative results we may report in clinical trials of our tablet vaccine candidates may make it difficult or impossible to recruit and retain participants in other clinical trials of that same tablet vaccine candidate. Delays or failures in planned subject enrollment or retention may result in increased costs, program delays or both, which could have a harmful effect on our ability to develop our tablet vaccine candidates, or could render further development impossible. In addition, we expect to rely on CROs and clinical trial sites to ensure proper and timely conduct of our future clinical trials and, while we intend to enter into agreements governing their services, we will be limited in our ability to compel their actual performance in compliance with applicable regulations. Enforcement actions brought against these third parties may cause further delays and expenses related to our clinical development programs.

We face significant competition from other biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively.

Vaccine development is highly competitive and subject to rapid and significant technological advancements. We face competition from various sources, including larger and better funded pharmaceutical, specialty pharmaceutical and biotechnology companies, as well as academic institutions, governmental agencies and public and private research institutions. In particular, our COVID-19 and influenza vaccine candidates would compete with products that are available and have gained market acceptance as the standard treatment protocol. Further, it is likely that additional drugs or other treatments will become available in the future for the treatment of the diseases we are targeting.

For tablet vaccines, we face competition from approved vaccines, against which new tablet vaccines must demonstrate compelling advantages in efficacy, convenience, tolerability and safety, and from competitors working to patent, discover, develop or commercialize medicines before we can do the same with tablet vaccines.

Many of our existing or potential competitors have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of products for the treatment of diseases, as well as in obtaining regulatory approvals of those products in the U.S. and in foreign countries. Our current and potential future competitors also have significantly more experience commercializing drugs that have been approved for marketing. Mergers and acquisitions in the pharmaceutical and biotechnology industries could result in even more resources being concentrated among a small number of our competitors.

Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors may succeed in developing, acquiring or licensing, on an exclusive basis, drugs that are more effective or less costly than any tablet vaccine candidate that we may develop.

We will face competition from other drugs currently approved or that will be approved in the future for the treatment of the other infectious diseases we are currently targeting. Therefore, our ability to compete successfully will depend largely on our ability to:

●	develop and commercialize tablet vaccine candidates that are superior to other vaccines in the market;

●	demonstrate through our clinical trials that our tablet vaccine candidates are differentiated from existing and future therapies;

●	attract qualified scientific, vaccine development and commercial personnel;

●	obtain patent or other proprietary protection for our tablet vaccine candidates;

●	obtain required regulatory approvals;

●	obtain coverage and adequate reimbursement from, and negotiate competitive pricing with, third-party payors; and

●	successfully develop and commercialize, independently or with collaborators, new tablet vaccine candidates.

The availability of our competitors’ vaccines could limit the demand, and the price we are able to charge, for any tablet vaccine candidate we develop. The inability to compete with existing or subsequently introduced vaccines would have an adverse impact on our business, financial condition and prospects.

Established pharmaceutical companies may invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make any of our tablet vaccine candidates less competitive. In addition, any new vaccine that competes with an approved vaccine must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome price competition and to be commercially successful. Accordingly, our competitors may succeed in obtaining patent protection, discovering, developing, receiving the FDA’s approval for or commercializing medicines before we do, which would have an adverse impact on our business and results of operations.

The biotechnology and pharmaceutical industries are characterized by intense competition to develop new technologies and proprietary products. While we believe that our proprietary tablet vaccine candidates provide competitive advantages, we face competition from many different sources, including biotechnology and pharmaceutical companies, academic institutions, government agencies, as well as public and private research institutions. Any products that we may commercialize will have to compete with existing products and therapies as well as new products and therapies that may become available in the future.

There are other organizations working to improve existing therapies, vaccines or delivery methods, or to develop new vaccines, therapies or delivery methods for their selected indications. Depending on how successful these efforts are, it is possible they may increase the barriers to adoption and success of our vaccine candidates, if approved.

We anticipate that we will face intense and increasing competition as new vaccines enter the market and advanced technologies become available. We expect any tablet or other oral delivery vaccine candidates that we develop and commercialize to compete on the basis of, among other things, efficacy, safety, convenience of administration and delivery, price, availability of therapeutics, the level of generic competition and the availability of reimbursement from government and other third-party payors.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for our vaccine candidates, which could result in our competitors establishing a strong market position before we are able to enter the market. In addition, our ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of generic products.

As of January 2026, there are no vaccines approved by the FDA or other global regulatory agencies for the prevention of norovirus. We are aware that Moderna, Inc. and Merck, Inc. are developing norovirus vaccines that would be delivered by injection. Other companies reporting development of a norovirus vaccine candidate are Anhui Zhifei Longcom Biopharmaceutical Co. Ltd., Chongqing Zhifei Biological Products Co., Ltd., and the National Vaccine and Serum Institute of China. In addition, we are aware of Cocrystal Pharma, Inc. reporting development of an oral antiviral for norovirus. There may be other development programs that we are not aware of.

There is significant competition in the COVID-19 vaccine market. Pfizer-BioNTech’s COVID-19 vaccine, Moderna’s COVID-19 vaccine and Novavax’s COVID-19 vaccine have been approved in the U.S. and many countries around the world.

Our tablet vaccine candidates may cause adverse effects or have other properties that could delay or prevent their regulatory approval or limit the scope of any approved label or market acceptance.

Adverse events caused by our tablet vaccine candidates could cause reviewing entities, clinical trial sites or regulatory authorities to interrupt, delay or halt clinical trials and could result in the denial of regulatory approval. If an unacceptable frequency or severity of adverse events are reported in clinical trials for our tablet vaccine candidates, our ability to obtain regulatory approval for such tablet vaccine candidates may be negatively impacted.

Furthermore, if any of our tablet vaccines are approved and then cause serious or unexpected side effects, a number of potentially significant negative consequences could result, including:

●	regulatory authorities may withdraw their approval of the tablet vaccine candidates or impose restrictions on their distribution or other risk management measures;

●	regulatory authorities may require the addition of labeling statements, such as warnings or contraindications;

●	we may be required to change the way our tablet vaccine candidates are administered or to conduct additional clinical trials;

●	we could be sued and held liable for injuries sustained by patients;

●	we could be subject to the Vaccine Injury Compensation Program;

●	we could elect to discontinue the sale of our tablet vaccine candidates; and

●	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected tablet vaccine candidate and could substantially increase the costs of commercialization.

Disruptions at the FDA and other government agencies caused by funding shortages, staffing limitations or global health concerns could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new products and services from being developed or commercialized in a timely manner, which could negatively impact our business.

The ability of the FDA and other government agencies to review and approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory and policy changes, a government agency’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the government agency’s ability to perform routine functions. Average review times at the FDA and other government agencies have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for new drugs and or modifications to approved drugs or to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities. With the change in presidential administrations in 2025, there is substantial uncertainty as to how, if at all, the new administration will seek to modify or revise the requirements and policies of the FDA and other regulatory agencies with jurisdiction over our product candidates. The impending uncertainty could present new challenges or potential opportunities as we navigate the clinical development and approval process for our product candidates.

If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals, we will not be able to commercialize, or will be delayed in commercializing, our tablet vaccine candidates, and our ability to generate significant revenue will be impaired.

Our tablet vaccine candidates and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and other regulatory agencies in the U.S. and by comparable authorities in other countries. Failure to obtain marketing approval for a tablet vaccine candidate will prevent us from commercializing the tablet vaccine candidate. We have not received approval to market any of our tablet vaccine candidates from regulatory authorities in any jurisdiction. We have only limited experience in filing and supporting the applications necessary to gain marketing approvals and expect to rely on CROs to assist us in this process. Securing regulatory approval requires the submission of extensive preclinical and clinical data and supporting information to the various regulatory authorities for each therapeutic indication to establish the tablet vaccine candidate’s safety and efficacy. Securing regulatory approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the relevant regulatory authority. Our tablet vaccine candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude us obtaining marketing approval or prevent or limit commercial use.

The process of obtaining marketing approvals, both in the U.S. and elsewhere, is expensive, may take many years and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the tablet vaccine candidates involved. We cannot be sure that we will ever obtain any marketing approvals in any jurisdiction. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations or changes in regulatory review for each submitted product application may cause delays in the approval or rejection of an application. The FDA and comparable authorities in other countries have substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional preclinical or other studies, and clinical trials. In addition, varying interpretations of the data obtained from preclinical testing and clinical trials could delay, limit or prevent marketing approval of a tablet vaccine candidate. Additionally, any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

Even if we obtain FDA approval in the United States, we may never obtain approval for or commercialize our tablet vaccine candidates in any other jurisdiction, which would limit our ability to realize each product’s full market potential.

In order to market any of our tablet vaccine candidates in a particular jurisdiction, we must establish and comply with numerous and varying regulatory requirements on a country-by-country basis regarding safety and efficacy. Approval by the FDA in the U.S. does not ensure approval by regulatory authorities in other countries or jurisdictions. In addition, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not guarantee regulatory approval in any other country. Approval processes vary among countries and can involve additional tablet vaccine candidate testing and validation and additional administrative review periods. Seeking foreign regulatory approval could result in difficulties and costs for us and require additional preclinical studies or clinical trials which could be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our tablet vaccine candidates in those countries. We do not have any tablet vaccine candidates approved for sale in any jurisdiction, including in international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approvals in international markets are delayed, our target market will be reduced and our ability to realize the full market potential of any tablet vaccine candidate we develop will be unrealized.

Even if we obtain regulatory approval, we will still face extensive ongoing regulatory requirements, and our tablet vaccine candidates may face future development and regulatory difficulties.

Any tablet vaccine candidate for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, packaging, distribution, adverse event reporting, storage, recordkeeping, export, import, advertising and promotional activities for such tablet vaccine candidate, among other things, will be subject to extensive and ongoing requirements of and review by the FDA and other regulatory authorities. These requirements include submissions of safety, efficacy and other post-marketing information and reports, establishment registration and drug listing requirements, continued compliance with current Good Manufacturing Practice, or cGMP, requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping and current good clinical practice, or GCP, requirements for any clinical trials that we conduct post-approval. Even if marketing approval of a tablet vaccine candidate is granted, the approval may be subject to limitations on the indicated uses for which the tablet vaccine candidates may be marketed or to the conditions of approval. If a tablet vaccine candidate receives marketing approval, the accompanying label may limit the approved use of that tablet vaccine, which could limit sales.

The FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety and/or efficacy of our tablet vaccine candidates. The FDA closely regulates the post-approval marketing and promotion of drugs to ensure drugs are marketed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA imposes stringent restrictions on manufacturers’ communications regarding off-label use and if we do not market our tablet vaccine candidates for their approved indications, we may be subject to enforcement action for off-label marketing. Violations of the Federal Food, Drug, and Cosmetic Act relating to the promotion of prescription drugs may lead to FDA enforcement actions and investigations alleging violations of federal and state health care fraud and abuse laws, as well as state consumer protection laws.

In addition, later discovery of previously unknown adverse events or other problems with our tablet vaccine candidates, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including:

●	restrictions on manufacturing such tablet vaccine candidate;

●	restrictions on the labeling or marketing of a tablet vaccine candidate;

●	restrictions on tablet vaccine distribution or use;

●	requirements to conduct post-marketing studies or clinical trials;

●	warning letters;

●	withdrawal of the tablet vaccine candidate from the market;

●	refusal to approve pending applications or supplements to approved applications that we submit;

●	recall of such tablet vaccine candidate;

●	fines, restitution or disgorgement of profits or revenues;

●	suspension or withdrawal of marketing approvals;

●	refusal to permit the import or export of such tablet vaccine candidate;

●	tablet vaccine candidate seizure; or

●	injunctions or the imposition of civil or criminal penalties.

The FDA’s policies may change, and additional government regulations may be enacted, that could prevent, limit or delay regulatory approval of any of our tablet vaccine candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained.

Even if our tablet vaccine candidates receive marketing approval, they may fail to achieve market acceptance by physicians, patients, third-party payors or others in the medical community necessary for commercial success.

If our tablet vaccine candidates, including our vaccine for coronavirus and norovirus, receive marketing approval, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. If they do not achieve an adequate level of acceptance, we may not generate significant revenues and become profitable. The degree of market acceptance, if approved for commercial sale, will depend on a number of factors, including but not limited to:

●	the efficacy and potential advantages compared to alternative treatments;

●	effectiveness of sales and marketing efforts;

●	the cost of treatment in relation to alternative treatments;

●	our ability to offer our tablet vaccine candidates for sale at competitive prices;

●	the convenience and ease of administration compared to alternative treatments;

●	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

●	the willingness of the medical community to offer customers our tablet vaccine candidate option in addition to, or in the place of, injectable vaccines;

●	the strength of marketing and distribution support;

●	the availability of third-party coverage and adequate reimbursement;

●	the prevalence and severity of any side effects; and

●	any restrictions on the use of our tablet vaccine together with other medications.

Because we expect sales of our tablet vaccine candidate for coronavirus and/or norovirus, if approved, to generate substantially all of our revenues for the foreseeable future, the failure of these tablet vaccines to achieve market acceptance would harm our business and could require us to seek additional financing sooner than we would otherwise plan.

If we fail to comply with state and federal healthcare regulatory laws, we could face substantial penalties, damages, fines, disgorgement, exclusion from participation in governmental healthcare programs, and the curtailment of our operations, any of which could harm our business.

Although we do not provide healthcare services or submit claims for third-party reimbursement, we are subject to healthcare fraud and abuse regulation and enforcement by federal and state governments, which could significantly impact our business. The laws that may affect our ability to operate include, but are not limited to:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering, or paying remuneration, directly or indirectly, in cash or in kind, in exchange for or to induce either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service for which payment may be made, in whole or in part, under federal healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of this statute or specific intent to violate it;

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the civil False Claims Act (“FCA”), which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payors that are false or fraudulent; knowingly making, using, or causing to be made or used, a false record or statement to get a false or fraudulent claim paid or approved by the government; or knowingly making, using, or causing to be made or used, a false record or statement to avoid, decrease or conceal an obligation to pay money to the federal government;

●	the criminal FCA, which imposes criminal fines or imprisonment against individuals or entities who make or present a claim to the government knowing such claim to be false, fictitious or fraudulent;

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the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which created federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

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the federal civil monetary penalties statute, which prohibits, among other things, the offering or giving of remuneration to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular supplier of items or services reimbursable by a federal or state governmental program;

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the federal physician sunshine requirements under the Affordable Care Act, which require certain manufacturers of drugs, devices, biologics, and medical supplies to report annually to the U.S. Department of Health and Human Services information related to payments and other transfers of value to physicians, other healthcare providers, and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members; and

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state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers; state laws that require pharmaceutical companies to comply with the device industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; and state laws that require device manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures.

Further, the Affordable Care Act, among other things, amended the intent requirements of the federal Anti-Kickback Statute and certain criminal statutes governing healthcare fraud. A person or entity can now be found guilty of violating the statute without actual knowledge of the statute or specific intent to violate it. In addition, the Affordable Care Act provided that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. Moreover, while we do not, and will not, submit claims and our customers will make the ultimate decision on how to submit claims, we may provide reimbursement guidance to our customers from time to time. If a government authority were to conclude that we provided improper advice to our customers or encouraged the submission of false claims for reimbursement, we could face action against us by government authorities. Any violations of these laws, or any action against us for violation of these laws, even if we successfully defend against it, could result in a material adverse effect on our reputation, business, results of operations and financial condition.

We have entered into consulting and scientific advisory board arrangements with physicians and other healthcare providers. Compensation for some of these arrangements includes the provision of stock options. While we have worked to structure our arrangements to comply with applicable laws, because of the complex and far-reaching nature of these laws, regulatory agencies may view these transactions as prohibited arrangements that must be restructured, or discontinued, or for which we could be subject to other significant penalties. We could be adversely affected if regulatory agencies interpret our financial relationships with providers who influence the ordering of and use our products to be in violation of applicable laws.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry.

Responding to investigations can be time- and resource-consuming and can divert management’s attention from the business. Additionally, as a result of these investigations, healthcare providers and entities may have to agree to additional onerous compliance and reporting requirements as part of a consent decree or corporate integrity agreement. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business.

Product liability lawsuits against us could cause us to incur substantial liabilities and could limit the commercialization of any tablet vaccine candidates we may develop.

We face an inherent risk of product liability exposure related to the testing of our tablet vaccine candidates in human clinical trials and will face an even greater risk if we commercially sell any products that we may develop after approval. For instance, since our norovirus tablet challenge study is being conducted in healthy human volunteers, any adverse reactions could result in claims from these injuries and we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

●	decreased demand for any tablet vaccine candidates that it may develop;

●	injury to our reputation and significant negative media attention;

●	withdrawal of clinical trial participants;

●	significant costs to defend any related litigation;

●	substantial monetary awards to trial subjects or patients;

●	loss of revenue; and

●	the inability to commercialize any products we may develop.

Although we maintain product liability insurance coverage in the amount of up to $10 million per claim and in the aggregate, it may not be adequate to cover all liabilities that we may incur. Additionally, seasonal influenza is a covered vaccine of the National Vaccine Injury Compensation Program, and our participation in that program may require time and resources that impede product uptake, if approved. We anticipate that we will need to increase our insurance coverage as we continue clinical trials and if we successfully commercialize any products. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

If a product liability claim is successfully brought against us for uninsured liabilities, or such claim exceeds our insurance coverage, we could be forced to pay substantial damage awards that could materially harm our business.

The use of any of our existing or future product candidates in clinical trials and the sale of any approved pharmaceutical products may expose us to significant product liability claims. We currently have product liability insurance coverage for our ongoing clinical trials in the amount of up to $10 million. Further, we also require clinical research and manufacturing organizations that assist us in the conduct of our trials or manufacture materials used in these trials to carry product liability insurance against such claims. This insurance coverage may not protect us against any or all of the product liability claims that may be brought against us in the future. We may not be able to acquire or maintain adequate product liability insurance coverage at a commercially reasonable cost or in sufficient amounts or scope to protect ourselves against potential losses. In the event a product liability claim is brought against us, we may be required to pay legal and other expenses to defend the claim, as well as uncovered damage awards resulting from a claim brought successfully against us. In the event any of our product candidates are approved for sale by the FDA or similar regulatory authorities in other countries and commercialized, we may need to substantially increase the amount of our product liability coverage. Defending any product liability claim or claims could require us to expend significant financial and managerial resources, which could have an adverse effect on our business.

If we are unable to establish sales, marketing and distribution capabilities either on our own or in collaboration with third parties, we may not be successful in commercializing our tablet vaccine candidates, if approved.

We do not have any infrastructure for the sales, marketing or distribution of our tablet vaccine candidates, and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to market any tablet vaccine candidates that may be approved, we must build our sales, distribution, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. To achieve commercial success for any tablet vaccine candidates for which we have obtained marketing approval, we will need a sales and marketing organization. While we expect to partner our tablet vaccine for seasonal influenza, we may build a focused sales, distribution and marketing infrastructure to market our other tablet vaccine candidates in the U.S., if approved. There are significant expenses and risks involved with establishing our own sales, marketing and distribution capabilities, including our ability to hire, retain and appropriately incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel, and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities could delay any tablet vaccine candidate launch, which would adversely impact commercialization.

Factors that may inhibit our efforts to commercialize our tablet vaccine candidates on our own include:

●	our inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

●	the inability of sales personnel to obtain access to physicians or attain adequate numbers of physicians to administer our tablet vaccines; and

●	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

We intend to pursue collaborative arrangements regarding the sale and marketing of our tablet vaccine candidates, if approved, for certain international markets; however, we may not be able to establish or maintain such collaborative arrangements and, if able to do so, our collaborators may not have effective sales. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and we cannot assure you that such efforts will be successful.

If we are unable to build our own sales force in the U.S. or negotiate a collaborative relationship for the commercialization of our tablet vaccine candidates outside the U.S., we may be forced to delay the potential commercialization or reduce the scope of our sales and marketing activities. We could have to enter into arrangements with third parties at an earlier stage than we would otherwise choose and we may be required to relinquish rights to our intellectual property or otherwise agree to terms unfavorable to us, any of which may have an adverse effect on our business, operating results and prospects.

We may be competing with many companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

If we obtain approval to commercialize any tablet vaccine candidates outside of the United States, a variety of risks associated with international operations could harm our business.

If our tablet vaccine candidates are approved for commercialization, we intend to enter into agreements with third parties to market them in certain jurisdictions outside the U.S. We expect that we will be subject to additional risks related to international operations or entering into international business relationships, including:

●	different regulatory requirements for drug approvals and rules governing drug commercialization in foreign countries;

●	reduced protection for intellectual property rights;

●	unexpected changes in tariffs, trade barriers and regulatory requirements;

●	economic weakness, including inflation, or political instability in particular foreign economies and markets;

●	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

●	foreign reimbursement, pricing and insurance regimes;

●	foreign taxes;

●	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

●	workforce uncertainty in countries where labor unrest is more common than in the U.S.;

●	potential noncompliance with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010 and similar anti-bribery and anticorruption laws in other jurisdictions;

●	tablet vaccination shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

●	business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

We have no prior experience in these areas. In addition, there are complex regulatory, tax, labor and other legal requirements imposed by both the European Union and many of the individual countries in Europe with which we will need to comply.

Government involvement may limit the commercial success of our tablet vaccine candidates.

Various government entities, including the U.S. government, are offering incentives, grants and contracts to encourage additional investment by commercial organizations into preventative and therapeutic agents against coronavirus and influenza, which may have the effect of increasing the number of competitors and/or providing advantages to known competitors. Accordingly, there can be no assurance that we will be able to successfully establish a competitive market share for our coronavirus or influenza vaccines.

In addition, current influenza vaccines are generally trivalent (containing three strains) or quadrivalent (containing four strains). If the FDA requires or recommends changes in influenza vaccines, for example, for a monovalent vaccine or for use of a strain that is not currently circulating in the human population, it is uncertain whether we will be able to produce or manufacture such a vaccine at commercially reasonable rates.

The seasonal nature of our target indications, in particular influenza, and competition from new products may cause unpredictable royalty revenues from Inavir and significant fluctuations in our operating results.

Influenza is seasonal in nature with sales of current vaccines occurring primarily in the first and fourth quarters of the calendar year. In addition, outbreaks of norovirus typically occur in the winter season. This seasonal concentration of product sales could cause quarter-to-quarter operating results to vary widely and can exaggerate the consequences of revenues of any manufacturing or supply delays, any sudden loss of inventory, any inability to satisfy product demand, the inability to estimate the effect of returns and rebates, normal or unusual fluctuations in customer buying patterns, or of any unsuccessful sales or marketing strategies during the sales seasons.

We earn royalty revenue from the net sales of Inavir, which is marketed by our licensee. Although the royalty rates paid to us by our licensees are fixed at a proportion of the licensee’s net sales of these products, our periodic and annual revenues from these royalties have historically been variable and subject to fluctuation based on the seasonal incidence and severity of influenza. It is the seasonality of influenza, which occurs mainly in the winter months, that causes our royalty revenue to be low in the second and third fiscal quarters, since our agreement with HealthCare Royalty Partners III, L.P. (see Note 6 to our Consolidated Financial Statements) has no impact on total revenue recognized, it only impacts our net cash flow in the quarter following revenue recognition. We cannot predict with any certainty what our royalty revenues are likely to be in any given year.

In addition, our licensee may encounter competition from new products entering the market, including generic copies of Inavir, which could adversely affect our royalty income. The last patent related to Inavir is set to expire in August 2036 in Japan, at which time royalty revenue will cease. However, the patent covering the laninamivir octanoate compound expired in 2024, at which time generic competition may enter the market, potentially decreasing or eliminating the royalties received. On February 23, 2018, Osaka-based drug maker Shionogi & Co., Ltd. gained marketing approval for Xofluza, a new drug to treat influenza in Japan. The drug was approved for use against type A and B influenza viruses and requires only a single dose regardless of age. Xofluza has gained significant market share from Inavir in Japan, substantially reducing the sales of Inavir. This will significantly decrease the royalty payments we receive from Daiichi Sankyo Company, Limited.

Our success depends largely upon our ability to advance our product candidates through the various stages of drug development. If we are unable to successfully advance or develop our product candidates, our business will be materially harmed.

Even though we generate royalty revenue from a commercialized influenza product, all of our remaining product candidates are in early stages of development and their commercial viability remains subject to the successful outcome of future preclinical studies, clinical trials, manufacturing processes, regulatory approvals and the risks generally inherent in the development of pharmaceutical product candidates. Failure to advance the development of one or more of our product candidates may have a material adverse effect on our business. For example, the Phase 2 trial of teslexivir, a product acquired through the merger with Aviragen, was costly and diverted resources from our other product candidates and did not achieve the primary efficacy endpoint, resulting in abandonment of development activities. The long-term success of our business ultimately depends upon our ability to advance the development of our product candidates through preclinical studies and clinical trials, appropriately formulate and consistently manufacture them in accordance with strict specifications and regulations, obtain approval of our product candidates for sale by the FDA or similar regulatory authorities in other countries, and ultimately have our product candidates successfully commercialized, either by us or by a strategic partner or licensee. We cannot be sure that the results of our ongoing or future research, preclinical studies or clinical trials will support or justify the continued development of our product candidates, or that we will ultimately receive approval from the FDA, or similar regulatory authorities in other countries, to advance the development of our product candidates.

Our product candidates must satisfy rigorous regulatory standards of safety, efficacy and manufacturing before we can advance or complete their development and before they can be approved for sale by the FDA or similar regulatory authorities in other countries. To satisfy these standards, we must engage in expensive and lengthy studies and clinical trials, develop acceptable and cost-effective manufacturing processes, and obtain regulatory approval of our product candidates. Despite these efforts, our product candidates may not:

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demonstrate clinically meaningful therapeutic or other medical benefits as compared to a patient receiving no treatment or over existing drugs or other product candidates in development to treat the same patient population;

●	be shown to be safe and effective in future preclinical studies or clinical trials;

●	have the desired therapeutic or medical effects;

●	be tolerable or free from undesirable or unexpected side effects;

●	meet applicable regulatory standards;

●	be capable of being appropriately formulated and manufactured in commercially suitable quantities or scale and at an acceptable cost; or

●	be successfully commercialized, either by us or by our licensees or collaborators.

Even if we demonstrate favorable results in preclinical studies and early-stage clinical trials, we cannot be sure that the results of late-stage clinical trials will be sufficient to support the continued development of our product candidates. Many, if not most, companies in the pharmaceutical and biopharmaceutical industries have experienced significant delays, setbacks and failures in all stages of development, including late-stage clinical trials, even after achieving promising results in preclinical testing or early-stage clinical trials. Accordingly, results from completed preclinical studies and early-stage clinical trials of our product candidates may not be predictive of the results we may obtain in future late-stage trials. Furthermore, even if the data collected from preclinical studies and clinical trials involving any of our product candidates demonstrate a satisfactory safety, tolerability and efficacy profile, such results may not be sufficient to obtain regulatory approval from the FDA in the U.S., or other similar regulatory agencies in other jurisdictions, which is required to market and sell the product.

If the actual or perceived therapeutic benefits, or the safety or tolerability profile of any of our product candidates are not equal to or superior to other competing treatments approved for sale or in clinical development, we may terminate the development of any of our product candidates at any time, and our business prospects and potential profitability could be harmed.

We are aware of a number of companies marketing or developing various classes of anti-infective product candidates or products for the treatment of patients infected with HPV that are either approved for sale or further advanced in clinical development than ours, such that their time to approval and commercialization may be shorter than that for our product candidates.

If at any time we believe that any of our product candidates may not provide meaningful or differentiated therapeutic benefits, perceived or real, equal to or better than our competitors’ products or product candidates, or we believe that our product candidates may not have as favorable a safety or tolerability profile as potentially competitive compounds, we may delay or terminate the future development of any of our product candidates. We cannot provide any assurance that the future development of any of our product candidates will demonstrate any meaningful therapeutic benefits over potentially competitive compounds currently approved for sale or in development, or an acceptable safety or tolerability profile sufficient to justify their continued development.

Our product candidates may exhibit undesirable side effects when used alone or in combination with other approved pharmaceutical products, which may delay or preclude their development or regulatory approval or limit their use if ever approved.

Throughout the drug development process, we must continually demonstrate the activity, safety and tolerability of our product candidates in order to obtain regulatory approval to further advance their clinical development, or to eventually market them. Even if our product candidates demonstrate adequate biologic activity and clear clinical benefit, any unacceptable side effects or adverse events, when administered alone or in the presence of other pharmaceutical products, may outweigh these potential benefits. We may observe adverse or serious adverse events or drug-drug interactions in preclinical studies or clinical trials of our product candidates, which could result in the delay or termination of their development, prevent regulatory approval, or limit their market acceptance if they are ultimately approved.

If the results from preclinical studies or clinical trials of our product candidates, including those that are subject to existing or future license or collaboration agreements, are unfavorable, we could be delayed or precluded from the further development or commercialization of our product candidates, which could materially harm our business.

In order to further advance the development of, and ultimately receive marketing approval to sell, our product candidates, we must conduct extensive preclinical studies and clinical trials to demonstrate their safety and efficacy to the satisfaction of the FDA or similar regulatory authorities in other countries, as the case may be. Preclinical studies and clinical trials are expensive, complex, can take many years to complete, and have highly uncertain outcomes. Delays, setbacks, or failures can and do occur at any time, and in any phase of preclinical or clinical testing, and can result from concerns about safety, tolerability, toxicity, a lack of demonstrated biologic activity or improved efficacy over similar products that have been approved for sale or are in more advanced stages of development, poor study or trial design, and issues related to the formulation or manufacturing process of the materials used to conduct the trials. The results of prior preclinical studies or early-stage clinical trials are not predictive of the results we may observe in late-stage clinical trials. In many cases, product candidates in clinical development may fail to show the desired tolerability, safety and efficacy characteristics, despite having favorably demonstrated such characteristics in preclinical studies or early-stage clinical trials.

In addition, we may experience numerous unforeseen events during, or as a result of, preclinical studies and the clinical trial process, which could delay or impede our ability to advance the development of, receive marketing approval for, or commercialize our product candidates, including, but not limited to:

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communications with the FDA, or similar regulatory authorities in different countries, regarding the scope or design of a trial or trials, or placing the development of a product candidate on clinical hold or delaying the next phase of development until questions or issues are satisfactorily resolved, including performing additional studies to answer their queries;

●	regulatory authorities or IRBs not authorizing us to commence or conduct a clinical trial at a prospective trial site;

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enrollment in our clinical trials being delayed, or proceeding at a slower pace than we expected, because we have difficulty recruiting participants or participants drop out of our clinical trials at a higher rate than we anticipated;

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our third-party contractors, upon whom we rely to conduct preclinical studies, clinical trials and the manufacturing of our clinical trial materials, failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner;

●	having to suspend or ultimately terminate a clinical trial if participants are being exposed to unacceptable health or safety risks;

●	regulatory authorities or IRBs requiring that we hold, suspend or terminate our preclinical studies and clinical trials for various reasons, including non-compliance with regulatory requirements; and

●	the supply or quality of material necessary to conduct our preclinical studies or clinical trials being insufficient, inadequate or unavailable.

Even if the data collected from preclinical studies or clinical trials involving our product candidates demonstrate a satisfactory tolerability, safety and efficacy profile, such results may not be sufficient to support the submission of a BLA or NDA to obtain regulatory approval from the FDA in the U.S., or other similar regulatory authorities in other foreign jurisdictions, which is required for us to market and sell our product candidates.

We have a limited capacity for managing clinical trials, which could delay or impair our ability to initiate or complete clinical trials of our product candidates on a timely basis and materially harm our business.

We have a limited capacity to recruit and manage all of the clinical trials necessary to obtain approval for our product candidates by the FDA or similar regulatory authorities in other countries. By contrast, larger pharmaceutical and biopharmaceutical companies often have substantial staff or departments with extensive experience in conducting clinical trials with multiple product candidates across multiple indications and obtaining regulatory approval in various countries. In addition, these companies may have greater financial resources to compete for the same clinical investigators, sites and patients that we are attempting to recruit for our clinical trials. As a result, we may be at a competitive disadvantage that could delay the initiation, recruitment, timing and completion of our clinical trials and obtaining of marketing approvals, if achieved at all, for our product candidates.

Our industry is highly competitive and subject to rapid technological changes. As a result, we may be unable to compete successfully or develop innovative or differentiated products, which could harm our business.

Our industry is highly competitive and characterized by rapid technological change. Key competitive factors in our industry include, among others, the ability to successfully advance the development of a product candidate through preclinical and clinical trials; the efficacy, toxicology, tolerability, safety, resistance or cross-resistance, interaction or dosing profile of a product or product candidate; the timing and scope of marketing approvals, if ever achieved; reimbursement rates for and the average selling price of competing products and pharmaceutical products in general; the availability of raw materials and qualified contract manufacturing and manufacturing capacity to produce our product candidates; relative manufacturing costs; establishing, maintaining and protecting our intellectual property and patent rights; and sales and marketing capabilities.

Developing pharmaceutical product candidates is a highly competitive, expensive and risky activity with a long business cycle. Many organizations, including the large pharmaceutical and biopharmaceutical companies that have existing products on the market or in clinical development that may compete with our product candidates, have substantially more resources than us, as well as much greater capabilities and experience than we have in research and discovery, designing and conducting preclinical studies and clinical trials, operating in a highly regulated environment, formulating and manufacturing drug substances, products and devices, and marketing and sales. Our competitors may be more successful than us in obtaining regulatory approvals for their product candidates and achieving broad market acceptance once they are approved. Our competitors’ products or product candidates may be more effective, have fewer adverse effects, be more convenient to administer, have a more favorable resistance profile, or be more effectively marketed and sold than any product that we, or our potential future licensees or collaborators, may develop or commercialize. New drugs or classes of drugs from competitors may render our product candidates obsolete or non-competitive before we are able to successfully develop them or, if approved, before we can recover the expenses of developing and commercializing them. We anticipate that we, or our potential future licensees or collaborators, will face intense and increasing competition as new drugs and drug classes enter the market and advanced technologies or new drug targets become available. If our product candidates do not demonstrate any meaningful competitive advantages over existing products, or new products or product candidates, we may terminate the development or commercialization of our product candidates at any time.

Our competitors, either alone or with their collaborators, may succeed in developing product candidates or products that are more effective, safer, less expensive or easier to administer than ours. Accordingly, our competitors may succeed in obtaining regulatory approval for their product candidates more rapidly than we can. Companies that can complete clinical trials, obtain required marketing approvals and commercialize their products before their competitors do so may achieve a significant competitive advantage, including certain patent and marketing exclusivity rights that could delay the ability of competitors to market certain products.

We also face, and expect that we will continue to face, intense competition from other companies in a number of other areas, including (i) attracting larger pharmaceutical and biopharmaceutical companies to enter into collaborative arrangements with us to acquire, license or co-develop our product candidates, (ii) identifying and obtaining additional clinical-stage development programs to bolster our pipeline, (iii) attracting investigators and clinical sites capable of conducting our clinical trials, and (iv) recruiting patients to participate in our clinical trials. There can be no assurance that product candidates resulting from our research and development efforts, or from joint efforts with our potential future licensees or collaborators, will be able to compete successfully with our competitors’ existing products or product candidates in development.

We may be unable to successfully develop a product candidate that is the subject of an existing or future license agreement or collaboration if our licensee or collaborator does not perform or fulfill its contractual obligations, delays the development of our product candidate, or terminates the agreement.

We expect to continue to enter into and rely on license and collaboration agreements in the future, or other similar business arrangements with third parties, to further develop and/or commercialize some or all of our existing and future product candidates. Such licensees or collaborators may not perform as agreed upon or anticipated, may fail to comply with strict regulations, or may elect to delay or terminate their efforts in developing or commercializing our product candidates even though we have met our obligations under the arrangement.

A majority of the potential revenue from existing and any future licenses and collaborations we may enter into will likely consist of contingent milestone payments, such as payments received for achieving development or regulatory milestones, and royalties payable on the sales of approved products. Milestone and royalty revenues that we may receive under these licenses and collaborations will depend primarily upon our licensees’ or collaborators’ ability to successfully develop and commercialize our product candidates. In addition, our licensees or collaborators may decide to enter into arrangements with third parties to commercialize products developed under our existing or future collaborations using our technologies, which could reduce the milestone and royalty revenue that we may receive, if any. In many cases, we will not be directly or closely involved in the development or commercialization of our product candidates that are subject to licenses or collaborations and, accordingly, we will depend largely on our licensees or collaborators to develop or commercialize our product candidates. Our licensees may encounter competition from new products entering the market, which could adversely affect our royalty income. Our licensees or collaborators may fail to develop or effectively commercialize our product candidates because they:

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do not allocate the necessary resources due to internal constraints, such as limited personnel with the requisite scientific expertise, limited capital resources, or the belief that other product candidates or internal programs may have a higher likelihood of obtaining regulatory approval, or may potentially generate a greater return on investment;

●	do not have sufficient resources necessary to fully support the product candidate through clinical development, regulatory approval and commercialization;

●	are unable to obtain the necessary regulatory approvals; or

●	prioritize other programs or otherwise diminish their support for developing and/or marketing our product candidate or product due to a change in management, business operations or strategy.

Should any of these events occur, we may not realize the full potential or intended benefit of our license or collaboration arrangements, and our results of operations may be adversely affected. In addition, a licensee or collaborator may decide to pursue the development of a competitive product candidate developed outside of our agreement with them. Conflicts may also arise if there is a dispute about the progress of, or other activities related to, the clinical development or commercialization of a product candidate, the achievement and payment of a milestone amount, the ownership of intellectual property that is developed during the course of the arrangement, or other license agreement terms. If a licensee or collaborator fails to develop or effectively commercialize our product candidates for any of these reasons, we may not be able to replace them with another third party willing to develop and commercialize our product candidates under similar terms, if at all. Similarly, we may disagree with a licensee or collaborator as to which party owns newly or jointly-developed intellectual property. Should an agreement be revised or terminated as a result of a dispute and before we have realized the anticipated benefits of the arrangement, we may not be able to obtain certain development support or revenues that we anticipated receiving. We may also be unable to obtain, on terms acceptable to us, a license from such collaboration partner to any of its intellectual property that may be necessary or useful for us to continue to develop and commercialize the product candidate. There can be no assurance that any product candidates will emerge from any existing or future license or collaboration agreements we may enter into for any of our product candidates.

If government and third-party payers fail to provide adequate reimbursement or coverage for our products or those that are developed through licenses or collaborations, our revenues and potential for profitability may be harmed.

In the U.S. and most foreign markets, product revenues or related royalty revenue, and therefore the inherent value of our products, will depend largely upon the reimbursement rates established by third-party payers for such products. Third-party payers include government health administration authorities, managed-care organizations, private health insurers and other similar organizations. Third-party payers are increasingly examining the cost effectiveness of medical products, services and pharmaceutical drugs and challenging the price of these products and services. In addition, significant uncertainty exists as to the reimbursement status, if any, of newly approved pharmaceutical products. Further, the comparative effectiveness of new products over existing therapies and the assessment of other non-clinical outcomes are increasingly being considered in the decision by payers to establish reimbursement rates. We, or our licensees or collaborators if applicable, may also be required to conduct post-marketing clinical trials in order to demonstrate the cost-effectiveness of our products. Such studies may require us to commit a significant amount of management time and financial resources. There can be no assurance that any products that we or our licensees or collaborators may successfully develop will be reimbursed in part, or at all, by any third-party payers in any country.

Many governments continue to propose legislation designed to expand the coverage, yet reduce the cost, of healthcare, including pharmaceutical products. In many foreign markets, governmental agencies control the pricing of prescription drugs. In the U.S., significant changes in federal health care policy were approved over the past several years and continue to evolve and will likely result in reduced reimbursement rates for many pharmaceutical products in the future. We expect that there will continue to be federal and state proposals to implement increased government control over reimbursement rates of pharmaceutical products. In addition, we expect that increasing emphasis on managed care and government intervention in the U.S. healthcare system will continue to put downward pressure on the pricing of pharmaceutical products there. Recent events have resulted in increased public and governmental scrutiny of the cost of drugs, especially in connection with price increases following companies’ acquisitions of the rights to certain drug products. In particular, U.S. federal prosecutors recently issued subpoenas to a pharmaceutical company seeking information about its drug pricing practices, among other issues, and members of the U.S. Congress have sought information from certain pharmaceutical companies relating to post-acquisition drug-price increases. Our revenue and future profitability could be negatively affected if these inquiries were to result in legislative or regulatory proposals that limit our ability to increase the prices of our products that may be approved for sale in the future. Legislation and regulations affecting the pricing of pharmaceutical products may change before our product candidates are approved for sale, which could further limit or eliminate their reimbursement rates. Further, social and patient activist groups, whose goal it is to reduce the cost of healthcare, and in particular the price of pharmaceutical products, may also place downward pressure on the price of these products, which could result in decreases in the price of our products.

If any product candidates that we develop independently, or through licensees or collaborators if applicable, are approved but do not gain meaningful acceptance in their intended markets, we are not likely to generate significant revenues.

Even if our product candidates are successfully developed and we or a licensee or collaborator obtains the requisite regulatory approvals to market them in the future, they may not gain market acceptance or broad utilization among physicians, patients or third-party payers. The degree of market acceptance that any of our products may achieve will depend on a number of factors, including:

●	the efficacy or perceived clinical benefit of the product, if any, relative to existing therapies;

●	the timing of market approval and the existing market for competitive drugs, including the presence of generic drugs;

●	the level of reimbursement provided by third-party payers to cover the cost of the product to patients;

●	the net cost of the product to the user or third-party payer;

●	the convenience and ease of administration of the product;

●	the product’s potential advantages over existing or alternative therapies;

●	the actual or perceived safety of similar classes of products;

●	the actual or perceived existence, incidence and severity of adverse effects;

●	the effectiveness of sales, marketing and distribution capabilities; and

●	the scope of the product label approved by the FDA or similar regulatory agencies in other jurisdictions.

There can be no assurance that physicians will choose to prescribe or administer our products, if approved, to the intended patient population. If our products do not achieve meaningful market acceptance, or if the market for our products proves to be smaller than anticipated, we may never generate significant revenues.

Changes in funding for the FDA, the SEC and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

On January 20, 2025, President Trump signed an executive order creating an advisory commission, the “Department of Government Efficiency,” to reform federal government processes and reduce expenditures. Pressures on and uncertainty surrounding the U.S. federal government’s budget, and potential changes in budgetary priorities and spending levels, could adversely affect staffing levels and the funding for the FDA. Disruptions at the FDA and other agencies due to these policies may slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the past decade, the U.S. government has shut down, at least partially, several times and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions which could have a material adverse effect on our business. Further, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

Risks Related to Dependence on Third Parties

Our dependence on third parties could delay or prevent the development, approval, manufacturing, or any eventual commercialization of our product candidates.

We depend on third-party collaborators, service providers, and others in the research, development, manufacturing, and any eventual commercialization of our product candidates. We rely heavily on these parties for multiple aspects of our drug development and manufacturing activities and anticipate that we will rely on third parties for commercialization activities including testing of our product candidates. We have very limited control over many aspects of those activities. Failure by one or more of the third-party collaborators, service providers, or others to complete activities on schedule or in accordance with our expectations or to meet their contractual or other obligations to us; failure of one or more of these parties to comply with applicable laws or regulations; or any disruption in the relationships between us and these parties, could delay or prevent the development, approval, manufacturing, or any eventual commercialization of our product candidates, expose us to suboptimal quality of service delivery or deliverables, result in repercussions such as missed deadlines or other timeliness issues, erroneous data and supply disruptions, and could also result in non-compliance with legal or regulatory requirements or industry standards or subject us to reputational harm, all with potential negative implications for our product pipeline and business.

We rely on third-party contract manufacturers for certain portions of our manufacturing process. If third-party contract manufacturers fail to manufacture according to our specifications, or fail to comply with strict government regulations, our preclinical studies or clinical trials could be adversely affected and the development of our product candidates could be delayed or terminated, or we could incur significant additional expenses.

To the extent that we rely on third-party contract manufacturers, which in some cases may be sole sourced, we are exposed to a number of risks, any of which could delay or prevent the completion of our preclinical studies or clinical trials, or the regulatory approval or commercialization of our product candidates, result in higher costs, or deprive us of potential product revenues in the future. Some of these risks include, but are not limited to:

●	our potential contract manufacturers failing to develop an acceptable formulation to support late-stage clinical trials for, or the commercialization of, our product candidates;

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our potential contract manufacturers failing to manufacture our product candidates according to their own standards, our specifications, cGMP, or regulatory guidelines, or otherwise manufacturing material that we or regulatory authorities deem to be unsuitable for our clinical trials or commercial use;

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our potential contract manufacturers being unable to increase the scale of or the capacity for, or reformulate the form of, our product candidates, which may cause us to experience a shortage in supply or cause the cost to manufacture our product candidates to increase. There can be no assurance that our potential contract manufacturers will be able to manufacture our product candidates at a suitable commercial scale, or that we will be able to find alternative manufacturers acceptable to us that can do so;

●	our potential contract manufacturers placing a priority on the manufacture of other customers’ or their own products, rather than our products;

●	our potential contract manufacturers failing to perform as agreed or exiting from the contract manufacturing business; and

●	our potential contract manufacturers’ plants being closed as a result of regulatory sanctions or a natural disaster.

Manufacturers of pharmaceutical drug products are subject to ongoing periodic inspections by the FDA, the U.S. Drug Enforcement Administration, or DEA, and corresponding state and other foreign agencies to ensure strict compliance with FDA-mandated cGMP, other government regulations and corresponding foreign standards. We do not have control over our third-party contract manufacturers’ compliance with these regulations and standards and accordingly, failure by our third-party manufacturers, or us, to comply with applicable regulations could result in sanctions being imposed on us or our manufacturers, which could significantly and adversely affect our business.

In the event that we need to change a third-party contract manufacturer, our preclinical studies or our clinical trials, and the commercialization of our product candidates could be delayed, adversely affected or terminated, or such a change may result in the need for us to incur significantly higher costs, which could materially harm our business.

Due to various regulatory restrictions in the U.S. and many other countries, as well as potential capacity constraints on manufacturing that occur from time-to-time in our industry, various steps in the manufacture of our product candidates are sole-sourced to certain contract manufacturers. In accordance with cGMPs, changing manufacturers may require the re-validation of manufacturing processes and procedures, and may require further preclinical studies or clinical trials to show comparability between the materials produced by different manufacturers. Changing a contract manufacturer may be difficult and could be extremely costly and time-consuming, which could result in our inability to manufacture our product candidates for an extended period of time and a delay, as well as an increase in costs, in the development of our product candidates.

We may not be able to manufacture our product candidates in sufficient quantities to commercialize them.

In order to receive FDA approval of our product candidates, we will need to manufacture such product candidates in larger quantities. We may not be able to successfully increase the manufacturing capacity for our product candidates in a timely or economic manner, or at all. In the event FDA approval is received, we will need to increase production of our product candidates. Significant scale-up of manufacturing may require additional validation studies, which the FDA must review and approve. If we are unable to successfully increase the manufacturing capacity for our product candidates, the clinical trials, the regulatory approval and the commercial launch of our product candidates may be delayed, or there may be a shortage in supply. Our product candidates require precise, high-quality manufacturing. Failure to achieve and maintain high-quality manufacturing, including the incidence of manufacturing errors, could result in patient injury or death, delays or failures in testing or delivery, cost overruns or other problems that could harm our business, financial condition and results of operations.

The manufacture of pharmaceutical products in compliance with cGMP regulations requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls.

Manufacturers of pharmaceutical products often encounter difficulties in production, including difficulties with production costs and yields, quality control, including stability of the product candidates and quality assurance testing, or shortages of qualified personnel. If we were to encounter any of these difficulties or otherwise fail to comply with our obligations under applicable regulations, our ability to provide study materials in our clinical trials would be jeopardized. Any delay or interruption in the supply of clinical trial materials could delay the completion of our clinical trials, increase the costs associated with maintaining our clinical trial programs and, depending upon the period of delay, require us to commence new trials at significant additional expense or to terminate the studies and trials completely.

We must comply with cGMP requirements enforced by the FDA through its facilities inspection program. These requirements include, among other things, quality control, quality assurance and the maintenance of records and documentation. Manufacturers of our component materials may be unable to comply with these cGMP requirements and with other FDA, state and foreign regulatory requirements. The FDA or similar foreign regulatory agencies at any time may also implement new standards, or change their interpretation and enforcement of existing standards, for manufacture, packaging or testing of products. We have little control over our manufacturers’ compliance with these regulations and standards. A failure to comply with these requirements may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval. If the safety of any product supplied is compromised due to our failure, or that our third-party manufacturers, to adhere to applicable laws or for other reasons, we may not be able to obtain regulatory approval for or successfully commercialize our products, and we may be held liable for any injuries sustained as a result. Any of these factors could cause a delay of clinical trials, regulatory submissions, approvals or commercialization of any product candidates we may develop or acquire in the future, or entail higher costs, or impair our reputation.

We currently rely on single source vendors for key tablet vaccine components and certain strains needed in our tablet vaccine candidates, which could impair our ability to manufacture and supply our tablet vaccine candidates.

We currently depend on single source vendors for certain raw materials used in the manufacture of our tablet vaccine candidates. Any production shortfall that impairs the supply of the relevant raw materials could have a material adverse effect on our business, financial condition and results of operations. An inability to continue to source product from these suppliers, which could be due to regulatory actions or requirements affecting the supplier, adverse financial or other strategic developments experienced by a supplier, labor disputes or shortages, unexpected demands or quality issues, could materially adversely affect our operating results or our ability to conduct clinical trials, either of which could significantly harm our business.

We rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials, and we expect to have limited influence over their actual performance.

We also rely on CROs to monitor and manage data for our clinical programs, as well as the execution of future nonclinical studies. We expect to control only certain aspects of our CROs’ activities. Nevertheless, we will be responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and our reliance on the CROs does not relieve us of these regulatory responsibilities.

We and our CROs are required to comply with the Good Laboratory Practice and GCP, which are regulations and guidelines enforced by the FDA and are also required by the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities in the form of International Conference on Harmonization guidelines for any of our product candidates that are in preclinical and clinical development. The Regulatory authorities enforce GCP through periodic inspections of trial sponsors, principal investigators and clinical trial sites. If we or our CROs fail to comply with GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. Accordingly, if our CROs fail to comply with these regulations or fail to recruit enough subjects, we may be required to repeat clinical trials, which would delay the regulatory approval process.

Our CROs are not our employees, and we cannot control whether they devote sufficient time and resources to our clinical and nonclinical programs. These CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials, or other drug development activities which could harm our competitive position. We face the risk of potential unauthorized disclosure or misappropriation of our intellectual property by CROs, which may reduce our trade secret protection and allow our potential competitors to access and exploit our proprietary technology. If our CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for any other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize, any product candidate that we develop. As a result, our financial results and the commercial prospects for any product candidate that we develop would be harmed, our costs could increase, and our ability to generate significant revenues could be delayed.

If our relationships with these CROs terminate, we may not be able to enter into arrangements with alternative CROs or do so on commercially reasonable terms. Switching or adding additional CROs involves substantial costs and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. While we endeavor to carefully manage our relationships with our CROs, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have an adverse impact on our business, financial condition and prospects.

We may seek to selectively establish collaborations and, if we are unable to establish them on commercially reasonable terms, we may have to alter our development and commercialization plans.

Our product development programs and the potential commercialization of our product candidates will require substantial additional cash to fund expenses. For some of our product candidates, including our seasonable influenza tablet, we may decide to collaborate with governmental entities or additional pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates.

We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the U.S., the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborator may also consider alternative product candidates for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate.

Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our medicines for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations include the following:

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the federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid;

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the federal FCA imposes criminal and civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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the federal HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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the federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

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the federal transparency requirements under the Affordable Care Act requires manufacturers of drugs, devices, biologics and medical supplies to report to the Department of Health and Human Services information related to physician payments and other transfers of value and physician ownership and investment interests; and

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analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring vaccine manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures.

We may not be successful in establishing and maintaining additional strategic partnerships, which could adversely affect our ability to develop and commercialize products, negatively impacting our operating results.

We continue to strategically evaluate our partnerships and, as appropriate, we expect to enter into additional strategic partnerships in the future, including potentially with major biotechnology or biopharmaceutical companies. We face significant competition in seeking appropriate partners for our product candidates, and the negotiation process is time-consuming and complex. In order for us to successfully partner our product candidates, potential partners must view these product candidates as economically valuable in markets they determine to be attractive in light of the terms that we are seeking and other available products for licensing by other companies. Even if we are successful in our efforts to establish strategic partnerships, the terms that we agree upon may not be favorable to us, and we may not be able to maintain such strategic partnerships if, for example, development or approval of a product candidate is delayed or sales of an approved product are disappointing. Any delay in entering into strategic partnership agreements related to our product candidates could delay the development and commercialization of such candidates and reduce their competitiveness even if they reach the market. If we are not able to generate revenue under our strategic partnerships when and in accordance with our expectations or the expectations of industry analysts, this failure could harm our business and have an immediate adverse effect on the trading price of our common stock.

If we fail to establish and maintain additional strategic partnerships related to our unpartnered product candidates, we will bear all the risks and costs related to the development of any such product candidate, and we may need to seek additional financing, hire additional employees and otherwise develop expertise, such as regulatory expertise, for which we have not budgeted. If we were not successful in seeking additional financing, hiring additional employees or developing additional expertise, our cash burn rate would increase or we would need to take steps to reduce our rate of product candidate development. This could negatively affect the development of any unpartnered product candidate.

Strategic partnerships or acquisitions we have made or may make could turn out to be unsuccessful.

As part of our strategy, we monitor and analyze strategic partnership or acquisition opportunities that we believe will create value for our stockholders. We may acquire companies, businesses, products and technologies that complement or augment our existing business; however, such acquisitions could involve numerous risks that may prevent us from fully realizing the benefits that we anticipated as a result of such transactions.

We may not be able to integrate any acquired business successfully or operate any acquired business profitably. In addition, integrating any newly acquired business could be expensive and time-consuming, place a significant strain on managerial, operational and financial resources and could prove to be more difficult or expensive than we predict. The diversion of our management's attention and any delay or difficulties encountered in connection with any future acquisitions we may consummate could result in the disruption of our ongoing business or inconsistencies in standards and controls that could negatively affect our ability to maintain third-party relationships.

We may fail to derive any commercial value from the acquired technology, products and intellectual property, including as a result of the failure to obtain regulatory approval or to monetize products once approved, as well as risks from lengthy product development and high upfront development costs without guarantee of successful results. Patents and other intellectual property rights covering acquired technology and/or intellectual property may not be obtained, and if obtained, may not be sufficient to fully protect the technology or intellectual property. We may also be subject to liabilities, including unanticipated litigation costs, that are not covered by indemnification protection we may obtain. As we pursue strategic transactions, we may value the acquired company or partner incorrectly, fail to successfully manage our operations as our asset diversity increases, expend unforeseen costs during the acquisition or integration process, or encounter other unanticipated risks or challenges. We may fail to value a partnership or acquisition accurately, properly account for it in our consolidated financial statements, or successfully divest it or otherwise realize the value which we originally anticipated or have subsequently reflected in our consolidated financial statements.

Moreover, we may need to raise additional funds through public or private debt or equity financing, or issue additional shares, to acquire any businesses or products, which may result in dilution for stockholders or the incurrence of indebtedness.

Any failure by us to effectively limit such risks as we implement our strategic partnership or acquisitions could have a material adverse effect on our business, financial condition or results of operations and may negatively impact our net income and cause the price of our securities to fall.

In the event that a third-party contract manufacturer cannot timely supply sufficient bulk vaccine to allow us to manufacture our vaccine tablets, our preclinical studies or our clinical trials and the commercialization of our product candidates could be delayed, adversely affected or terminated, or may result in the need for us to incur significantly higher costs, which could materially harm our business.

Due to various regulatory restrictions in the U.S. and many other countries, as well as potential capacity constraints on manufacturing that occur from time-to-time in our industry, various steps in the manufacture of our product candidates are sole-sourced to certain contract manufacturers. In accordance with cGMP, changing manufacturers may require the re-validation of manufacturing processes and procedures, and may require further preclinical studies or clinical trials to show comparability between the materials produced by different manufacturers. Changing a contract manufacturer may be difficult and could be extremely costly and time-consuming, which could result in our inability to manufacture our product candidates for an extended period and a delay in the development of our product candidates. Further, in order to maintain our development timelines in the event of a change in a third-party contract manufacturer, we may incur significantly higher costs to manufacture our product candidates.

If third-party vendors, upon whom we rely to conduct our preclinical studies or clinical trials, do not perform or fail to comply with strict regulations, these studies or trials may be delayed, terminated, or fail, or we could incur significant additional expenses, which could materially harm our business.

We have limited resources dedicated to designing, conducting and managing our preclinical studies and clinical trials. We have historically relied on, and intend to continue to rely on, third parties, including clinical research organizations, consultants and principal investigators, to assist us in designing, managing, conducting, monitoring and analyzing the data from our preclinical studies and clinical trials. We rely on these vendors and individuals to perform many facets of the clinical development process on our behalf, including conducting preclinical studies, the recruitment of sites and patients for participation in our clinical trials, maintenance of good relations with the clinical sites, and ensuring that these sites are conducting our trials in compliance with the trial protocol and applicable regulations. If these third parties fail to perform satisfactorily, or do not adequately fulfill their obligations under the terms of our agreements with them, we may not be able to enter into alternative arrangements without undue delay or additional expenditures, and therefore the preclinical studies and clinical trials of our product candidates may be delayed or prove unsuccessful.

Further, the FDA, or similar regulatory authorities in other countries, may inspect some of the clinical sites participating in our clinical trials or our third-party vendors’ sites to determine if our clinical trials are being conducted according to GCP or similar regulations. If we, or a regulatory authority, determine that our third-party vendors are not in compliance with, or have not conducted our clinical trials according to, applicable regulations, we may be forced to exclude certain data from the results of the trial, or delay, repeat or terminate such clinical trials.

Risks Related to Intellectual Property

If we are unable to obtain and maintain patent protection for our oral vaccine platform technology and product candidates or if the scope of the patent protection obtained is not sufficiently broad, we may not be able to compete effectively in our markets.

Our success depends in large part on our ability to obtain and maintain patent protection in the U.S. and other countries. We seek to protect our proprietary position by filing patent applications in the U.S. and abroad related to our development programs and product candidates. The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications, or maintain and enforce any patents that may issue from such patent applications, at a reasonable cost or in a timely manner.

It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. The patent applications that we own may fail to result in issued patents with claims that cover any of our product candidates in the U.S. or in other countries. There is no assurance that the entire potentially relevant prior art relating to our patents and patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, invalidated, or held unenforceable. Any successful challenge to these patents or any other patents owned by or licensed to us could deprive us of rights necessary for the successful commercialization of any product candidates or companion diagnostic that we may develop. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate and companion diagnostic under patent protection could be reduced.

If the patent applications we hold with respect to our platform technology and product candidates fail to issue, if their breadth or strength of protection is threatened, or if they fail to provide meaningful exclusivity for our product candidates, it could dissuade companies from collaborating with us to develop product candidates and threaten our ability to commercialize future drugs. Any such outcome could harm our business.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the U.S. For example, European patent law restricts the patentability of methods of treatment of the human body more than U.S. law does. Publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the U.S. and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our technology or product candidates, in whole or in part, or which effectively prevent others from commercializing competitive technologies and vaccines. Even if our patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative product candidates in a non-infringing manner. Changes in either the patent laws or interpretation of the patent laws in the U.S. and other countries may diminish the value of our patents or narrow the scope of our patent protection.

Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. On September 16, 2011, the Leahy-Smith America Invents Act (the “Leahy-Smith Act”) was signed into law. The Leahy-Smith Act includes several significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. The U.S. Patent Office recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, notably, the first to file provisions, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have an adverse effect on our business and financial condition.

Moreover, we may be subject to a third-party pre-issuance submission of prior art to the U.S. Patent and Trademark Office (“USPTO”) or become involved in derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. In other countries, we may be subject to or become involved in opposition proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission or proceeding could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or product candidates and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize product candidates without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our owned and licensed patents may be challenged in the courts or patent offices in the U.S. and abroad. Such challenges may result in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and tablet vaccines, or limit the duration of the patent protection of our technology and product candidates. Moreover, patents have a limited lifespan. In the U.S. and other countries, the natural expiration of a patent is generally 20 years after it is filed. Various extensions may be available, however, the life of a patent, and the protection it affords, is limited. Without patent protection for our current or future tablet vaccine candidates, we may be open to competition from generic versions of such product candidates. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing product candidates similar or identical to ours.

We may be involved in lawsuits to protect or enforce our patents, the patents of our licensors or our other intellectual property rights, which could be expensive, time consuming and unsuccessful.

Competitors may infringe or otherwise violate our patents, the patents of our licensors or our other intellectual property rights. To counter infringement or unauthorized use, we may be required to file legal claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or our licensors is not valid, or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that such patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing. The initiation of a claim against a third-party may also cause the third-party to bring counter claims against us such as claims asserting that our patents are invalid or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement or lack of statutory subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant material information from the USPTO, or made a materially misleading statement, during prosecution. Third parties may also raise similar validity claims before the USPTO in post-grant proceedings such as inter partes review, or post-grant review, or oppositions or similar proceedings outside the U.S., in parallel with litigation or even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. We cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. For the patents and patent applications that we have licensed, we may have limited or no right to participate in the defense of any licensed patents against challenge by a third-party. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of any future patent protection on our current or future product candidates. Such a loss of patent protection could harm our business.

We may not be able to prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the U.S. Our business could be harmed if in litigation the prevailing party does not offer us a license on commercially reasonable terms. Any litigation or other proceedings to enforce our intellectual property rights may fail, and even if successful, may result in substantial costs and distract our management and other employees.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the price of our common stock.

If a third party claims we are infringing on its intellectual property rights, we could incur significant expenses or be prevented from further developing or commercializing our product candidates, which could materially harm our business.

Our success will largely depend on our ability to operate without infringing the patents and other proprietary intellectual property rights of third parties. This is generally referred to as having the “freedom to operate.” However, our research, development and commercialization activities may be subject to claims that we infringe or otherwise violate patents or other intellectual property rights owned or controlled by third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are pursuing development candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our current or future product candidates may be subject to claims of infringement of the patent rights of third parties. The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights. The defense and prosecution of intellectual property claims, interference proceedings and related legal and administrative proceedings, both in the U.S. and internationally, involve complex legal and factual questions. As a result, such proceedings are lengthy, costly and time-consuming, and their outcome is highly uncertain. We may become involved in protracted and expensive litigation in order to determine the enforceability, scope and validity of the proprietary rights of others, or to determine whether we have the freedom to operate with respect to the intellectual property rights of others.

Patent applications in the U.S. are, in most cases, maintained in secrecy until approximately 18 months after the patent application is filed. The publication of discoveries in scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Therefore, patent applications relating to product candidates similar to ours may have already been filed by others without our knowledge. In the event that a third party has also filed a patent application covering our product candidate or other claims, we may have to participate in an adversarial proceeding, known as an interference proceeding, in the USPTO, or similar proceedings in other countries, to determine the priority of invention. In the event an infringement claim is brought against us, we may be required to pay substantial legal fees and other expenses to defend such a claim and, should we be unsuccessful in defending the claim, we may be prevented from pursuing the development and commercialization of a product candidate and may be subject to injunctions and/or damage awards.

In the future, the USPTO or a foreign patent office may grant patent rights to our product candidates or other claims to third parties. Subject to the issuance of these future patents, the claims of which will be unknown until issued, we may need to obtain a license or sublicense to these rights in order to have the appropriate freedom to further develop or commercialize them. Any required licenses may not be available to us on acceptable terms, if at all. If we need to obtain such licenses or sublicenses, but are unable to do so, we could encounter delays in the development of our product candidates, or be prevented from developing, manufacturing and commercializing our product candidates at all. If it is determined that we have infringed an issued patent and do not have the freedom to operate, we could be subject to injunctions, and/or compelled to pay significant damages, including punitive damages. In cases where we have in-licensed intellectual property, our failure to comply with the terms and conditions of such agreements could harm our business.

It is becoming common for third parties to challenge patent claims on any successfully developed product candidate or approved drug. If we or our licensees or collaborators become involved in any patent litigation, interference or other legal proceedings, we could incur substantial expense, and the efforts and attention of our technical and management personnel could be significantly diverted. A negative outcome of such litigation or proceedings may expose us to the loss of our proprietary position or to significant liabilities or require us to seek licenses that may not be available from third parties on commercially acceptable terms, if at all. We may be restricted or prevented from developing, manufacturing and selling our product candidates in the event of an adverse determination in a judicial or administrative proceeding, or if we fail to obtain necessary licenses.

Obtaining and maintaining our patent protection depends on compliance with various procedures, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with several procedures, documentary fee payments and other provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we and our licensors fail to maintain the patents and patent applications covering our product candidates, our competitive position would be adversely affected.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

The U.S. has recently enacted and implemented wide-ranging patent reform legislation. The United States Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce patents that we have licensed or that we might obtain in the future.

We may not be able to protect our intellectual property rights throughout the world, which could impair our business.

Filing, prosecuting and defending patents covering our product candidates throughout the world would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own vaccines and, further, may export otherwise infringing vaccines to territories where we may obtain patent protection, but where patent enforcement is not as strong as that in the U.S. These vaccines may compete with our product candidates in jurisdictions where we do not have any issued or licensed patents and any future patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of our employees, including our senior management, were previously employed at universities or other biotechnology or pharmaceutical companies. These employees typically executed proprietary rights, non-disclosure and non-competition agreements in connection with their previous employment. Although we try to ensure that our employees do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that it or these employees have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer. We are not aware of any threatened or pending claims related to these matters, but in the future, litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

We seek to protect our proprietary technology in part by entering into confidentiality agreements with third parties and, if applicable, material transfer agreements, consulting agreements or other similar agreements with our advisors, employees, third-party contractors and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, including our trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have an adverse effect on our business and results of operations.

In addition, these agreements typically restrict the ability of our advisors, employees, third-party contractors and consultants to publish data potentially relating to our trade secrets, although our agreements may contain certain limited publication rights. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of our agreements with third parties, independent development, or publication of information by any of our third-party collaborators. A competitor’s discovery of our trade secrets would impair our competitive position and have an adverse impact on our business.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

Patents have a limited lifespan. In the U.S., if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired for a product candidate, we may be open to competition from competitive vaccines and medications, including generic medications. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing product candidates similar or identical to ours.

Depending upon the timing, duration and conditions of any FDA marketing approval of our product candidates, one or more of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments, and similar legislation in the European Union. The Hatch-Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. However, we may not receive an extension if we fail to exercise due diligence during the testing phase or regulatory review process, fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. Only one patent per approved product can be extended, the extension cannot extend the total patent term beyond 14 years from approval and only those claims covering the approved drug, a method for using it or a method for manufacturing it may be extended. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for the applicable product candidate will be shortened and our competitors may obtain approval to market competing products sooner. As a result, our revenue from applicable products could be reduced. Further, if this occurs, our competitors may take advantage of our investment in development and trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case, and our competitive position, business, financial condition, results of operations and prospects could be materially harmed.

While the appeal of the opposition proceeding of a Vaxart European patent in the European Patent Office is completed, we must now obtain approval of the specification conformed to the new claims and it is possible this will be delayed and would delay revalidation of the patent in various European countries. If revalidation of the application was delayed, we may be delayed in asserting the patent to prevent others in Europe from copying some of our product candidates.

We recently concluded the appeal portion of an opposition proceeding of one of our European patents in the European Patent Office (“EPO”). European Patent No. 3307239, which had claims directed to vaccine compositions for norovirus and RSV, was opposed in the EPO. The opposition challenged the validity of European Patent No. 3307239 and the EPO maintained the patent with the original independent claim and with cancelation of some subject matter from dependent claims. The opponent appealed this decision and the Board of Appeal upheld the claims to the extent they were directed to norovirus vaccine compositions, but removed claim subject matter as it related to RSV vaccine compositions. The specification was conformed to the new claims and the Opponents had until March 23, 2026 to object to any of the changes made. This might delay the ultimate reissue of the EP patent and its revalidation in various European states. It is feasible this may delay Vaxart from asserting the patent in Europe until these formalities are resolved.

We may be subject to claims challenging the inventorship of our patents and other intellectual property.

We or our licensors may be subject to claims that former employees, collaborators or other third parties have an interest in our patents, trade secrets, or other intellectual property as an inventor or co-inventor. For example, we or our licensors may have inventorship disputes arise from conflicting obligations of employees, consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or our or our licensors’ ownership of our patents, trade secrets or other intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our product candidates. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

General Risk Factors

Raising additional funds by issuing securities may cause dilution to existing stockholders, and raising funds through lending and licensing arrangements may restrict our operations or require us to relinquish proprietary rights.

We expect that significant additional capital will be needed in the future to continue our planned operations. Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, royalties, debt financings, strategic alliances and license and development agreements in connection with any collaborations. We do not currently have any committed external source of funds. To the extent that we raise additional capital by issuing equity securities, our existing stockholders’ ownership may experience substantial dilution, and the terms of these securities may include liquidation or other preferences that adversely affect our common stockholders’ rights. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, declaring dividends, creating liens, redeeming our stock or making investments.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, or through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties on acceptable terms, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise develop and market ourselves.

Future sales of shares by existing stockholders could cause our stock price to decline.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline. Sales of a substantial number of shares of our common stock in the public market, or the perception that the sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

Changes in tax laws and regulations or in our operations may impact our effective tax rate and may adversely affect our business, financial condition and operating results.

Changes in tax laws in any jurisdiction in which we operate, or adverse outcomes from any tax audits that we may be subject to in any such jurisdictions, could result in an unfavorable change in our effective tax rate in the future, which could adversely affect our business, financial condition, and operating results.

Anti-takeover provisions under Delaware law could make an acquisition more difficult and may prevent attempts by our stockholders to replace or remove our management.

Because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding company voting stock from merging or combining with the company. Although we believe these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if the offer was considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of management.

Our business and operations would suffer in the event of system failures or cybersecurity breaches.

Our business and operations, including our CROs, as well as the operations and systems of entities whose services are necessary to our operations, rely greatly on information technology systems and are vulnerable to damage in the event of failure, natural disasters, security breaches and attacks, interruptions or other cybersecurity incidents. These events may compromise the stability, integrity, or confidentiality of these systems, and the accuracy and integrity of information stored or processed through these systems, and may significantly interrupt our ability to run the business successfully. Ransomware attacks, which are becoming increasingly common across all industry sectors and have focused in part on businesses operating in health care markets, can disrupt and even halt ongoing business operations completely. Increasing global tensions, including the ongoing military conflict between Russia and Ukraine, among others, are likely to increase the frequency of cybersecurity incidents.

Our systems, including onsite datacenters and cloud services, continue to increase in size and complexity, making them potentially vulnerable to breakdowns and other disruptions. Disruptions include issues with routine maintenance, upgrades, and patching. These systems continue to become more critical and integrated within our business, especially as we continue to work remotely, and our dependence on them will continue to increase. We rely on the high-availability and redundancies built into our cloud services, but these systems are managed and maintained by the providers and are out of our direct control. Any potential problems and interruptions associated with the implementation, support, security, availability, or maintenance of new or existing systems could disrupt or reduce the efficiency of our operations and materially impact the delivery of development programs.

Cybersecurity incidents, including phishing and spear phishing attacks, distributed denial of service attacks, man-in-the-middle attacks, as well as ransomware and other malware insertions, are becoming more sophisticated and frequent. If these attempts to misappropriate or compromise confidential or proprietary information or infiltrate or sabotage enterprise IT systems were successful, they could result in a loss of or damage to data or applications and even the interruption of basic business operations and financial loss, as well as the risk of legal and regulatory liability. As a result, further development of our product candidates could be substantially delayed. A data breach could risk the exposure of mission critical data or other intellectual property, or expose PII (Personally Identifiable Information) and PHI (Protected Health Information) of company employees or people participating in clinical trials. A successful phishing attempt could lead to further hacking attempts, unauthorized email access or messaging, or other vertical/horizontal cyberattacks. Any of these events could cause substantial reputational injury impacting our business.

Our business could be adversely affected by economic downturns, changes in inflation and interest rates, changes in trade policy, natural disasters, political crises, geopolitical events, such as the ongoing military conflict between Russia and Ukraine and the war involving Israel, or other macroeconomic conditions, which may in the future negatively impact our business and financial performance.

The global economy, including credit and financial markets, has experienced extreme volatility and disruptions, including, among other things, severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, supply chain shortages, changes in inflation and interest rates, and uncertainty about economic stability. For example, during 2022 and 2023, the Federal Reserve raised interest rates multiple times in response to concerns about inflation. Higher interest rates, coupled with reduced government spending and volatility in financial markets may increase economic uncertainty and affect consumer spending. Trade policies and geopolitical disputes and conflicts can result in tariffs, sanctions and other measures that restrict international trade, and may adversely affect our costs of doing business, particularly if these measures occur in regions where our suppliers source components or raw materials. Similarly, the ongoing military conflict between Russia and Ukraine and the war involving Israel have created volatility in the global capital markets and are expected to have further global economic consequences, including disruptions of the global supply chain and energy markets.

Additionally, trade policies and geopolitical disputes and other international conflicts can result in tariffs, sanctions, and other measures that restrict international trade, and can materially adversely affect our business, particularly if these measures occur in regions where drug products are manufactured or raw materials are sourced. With the new presidential administration in the U.S. in 2025, additional and higher tariffs and sanctions may be imposed on goods imported from other countries which could increase the cost of goods needed to commercialize our products and continue development of our product candidates. Further, such actions by the U.S. could result in retaliatory action by those countries which could impact our ability to profitably commercialize our products in those jurisdictions in the future. As a result, our business, operations and financial condition could be materially harmed.

Any such volatility and disruptions may adversely affect our business or the third parties on whom we rely. If the equity and credit markets deteriorate, including as a result of political unrest or war, it may make any necessary debt or equity financing more difficult to obtain in a timely manner or on favorable terms, more costly or more dilutive. Increased inflation rates can adversely affect us by increasing our costs, including labor and employee benefit costs.

Artificial intelligence (“AI”) presents risks and challenges that can impact our business including by posing security risks to our confidential information, proprietary information and personal data.

We incorporate AI solutions into our platform, and these applications may become important in our operations over time. AI presents risks such as inaccuracy, bias, toxicity, intellectual property infringement or misappropriation, data privacy and cybersecurity and data provenance. In addition, AI utilizes machine learning and predictive analytics, which may present flawed, biased, and inaccurate results, and may have errors or inadequacies that are not easily detectable and may also be subject to data herding and interconnectedness (i.e., multiple market participants utilizing the same data), in each case adversely impacting our business. These issues, combined with an uncertain regulatory environment, may further result in reputational harm, liability, or other adverse consequences to our business operations. Our vendors may incorporate generative AI tools into their offerings without disclosing this use to us, and the providers of these generative AI tools may not meet existing or rapidly evolving regulatory or industry standards with respect to privacy and data protection and may inhibit our or our vendors’ ability to maintain an adequate level of service and experience. If our vendors, or our third-party partners experience an actual or perceived breach or privacy or security incident because of the use of generative AI, we may lose valuable intellectual property and confidential information and our reputation and the public perception of the effectiveness of our security measures could be harmed. Further, bad actors around the world use increasingly sophisticated methods, including the use of AI, to engage in illegal activities involving the theft and misuse of personal information, confidential information, and intellectual property. Any of these outcomes could damage our reputation, result in the loss of valuable property and information, and adversely impact our business.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may negatively impact the trading price of our common stock.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a quarterly report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment needs to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. We are required to disclose changes made in our internal control over financial reporting on a quarterly basis. We must also provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act.

We must maintain effective disclosure and internal controls to provide reliable financial reports. We have been assessing our controls to identify areas that need improvement. Based on our evaluation as of December 31, 2025, we concluded that our internal controls and procedures were effective as of December 31, 2025, however we have identified material weaknesses in the past and may do so again in the future. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. Failure to maintain the improvements in our controls as necessary to maintain an effective system of such controls could harm our ability to accurately report our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our common stock.

Most of our facilities are located near known earthquake fault zones. The occurrence of an earthquake, fire or any other catastrophic event could disrupt our operations or the operations of third parties who provide vital support functions to us, which could have a material adverse effect on our business and financial condition.

We are vulnerable to damage from catastrophic events, such as power loss, natural disasters, terrorism and similar unforeseen events beyond our control. The majority of our operations are located in the San Francisco Bay Area, which in the past has experienced severe earthquakes and fires.

We do not have a disaster recovery and business continuity plan in place. Earthquakes, fires, floods, hurricanes or other natural disasters could severely disrupt our operations and have a material adverse effect on our business, results of operations, financial condition and prospects.

If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, damaged critical infrastructure, such as our financial systems or manufacturing facility, or that otherwise disrupted our operations, it may be difficult or, in certain cases, impossible for us to continue business operations for a substantial period of time.

Natural disasters, including those resulting from significant climate change, could adversely affect our business and our third-party partners’ businesses.

Natural disasters, such as hurricanes, tornadoes, floods, wildfire, and drought may impact our operations or our partners’ businesses. Climate change is increasing the frequency, intensity, and duration of these weather events. These natural disasters, including those resulting from significant climate change, could destroy or damage facilities or other properties, disrupt business, increase the probability of power or other outages, or otherwise cause significant economic dislocation in the affected regions. Any of these situations may adversely affect our financial condition and results of operations.

Our business and operations are subject to risks related to climate change.

The long-term effects of global climate change could present both physical risks and transition risks (such as regulatory or technology changes), which are expected to be widespread and unpredictable. Transitional risks include, for example, a disorderly global transition away from fossil fuels that may result in increased energy prices; customer preference for low or no-carbon products; stakeholder pressure to decarbonize assets; or new legal or regulatory requirements that result in new or expanded carbon pricing, taxes, restrictions on greenhouse gas emissions, and increased greenhouse gas disclosure and transparency. These risks could increase operating costs, including the cost of our electricity and energy use, or other compliance costs. Physical risks to our operations include water stress and drought; flooding and storm surge; wildfires; extreme temperatures and storms, which could impact trials, increase costs, or disrupt supply chains. Our supply chain is likely subject to these same transitional and physical risks and would likely pass along any increased costs to us. We do not anticipate that these risks will have a material financial impact to the Company in the near term.

Increased scrutiny of our environmental, social or governance responsibilities has and will likely continue to result in additional costs and risks and may adversely impact our reputation, employee retention and willingness of customers and suppliers to do business with us.

There is an increasing focus from certain customers, consumers, employees and other stakeholders concerning environmental, social and governance (“ESG”) matters, including corporate citizenship and sustainability. Additionally, public interest and legislative pressure related to public companies’ ESG practices continues to grow. If our ESG practices fail to meet regulatory requirements or stakeholders’ evolving expectations and standards for responsible corporate citizenship in areas including environmental stewardship, support for local communities, Board of Director and employee inclusion, human capital management, employee health and safety practices, corporate governance and transparency and employing ESG strategies in our operations, our brand, reputation and employee retention may be negatively impacted, and customers and suppliers may be unwilling to do business with us.

The trend of increased environmental regulation is not linear and can fluctuate depending on the administration and jurisdiction, even within the same county. For example, on January 20, 2025, President Trump issued Executive Orders seeking to rescind prior Executive Orders and agency actions enacted by the Biden Administration. These include revoking Biden-era Executive Orders withdrawing certain offshore waters within the Outer Continental Shelf available for oil and gas exploration and imposing a temporary prohibition of offshore wind leasing in the Outer Continental Shelf. We cannot foresee the potential impact and unintended consequences that future Executive Orders or the changes in enforcement of existing laws, rules, and orders may have on our business. Additionally, although the Trump Administration initially withdrew the U.S. from the Paris Agreement in November 2020, the U.S. reentered the Paris Agreement in February 2021 under the Biden Administration, but the Trump Administration again withdrew from the Paris Agreement on January 20, 2025. Though we are closely following developments in this area and changes in the regulatory landscape in the United States and other jurisdictions, we cannot predict with precision or quantify how or when challenges may arise and ultimately impact our business.

Additionally, in January 2025, President Trump signed a number of Executive Orders focused on diversity, equity, and inclusion (“DEI”), which indicate continued scrutiny of DEI initiatives and potential related investigations of certain private entities with respect to DEI initiatives, including publicly traded companies. If we do not successfully manage expectations across varied stakeholder interests, it could erode stakeholder trust, impact our reputation and constrain our investment opportunities. Such scrutiny of both ESG and DEI related practices could expose us to the risk of litigation, investigations, or challenges by federal or state authorities or result in reputational harm.

Nevertheless, as we work to align our ESG practices with industry standards, we have expanded and, in the future, will likely continue to expand our disclosures in these areas. From time-to-time, we communicate certain initiatives, including goals, regarding environmental matters, responsible sourcing and social investments. We also expect to incur additional costs and require additional resources to monitor, report and comply with our various ESG practices. The standards for tracking and reporting on ESG matters are relatively new, have not been harmonized and continue to evolve. The disclosure frameworks we choose to align with, if any, may change from time to time and may result in a lack of consistent or meaningful comparative data from period to period. Ensuring there are systems and processes in place to comply with various ESG tracking and reporting obligations will require management time and expense. In addition, our processes and controls may not always comply with evolving standards for identifying, measuring and reporting ESG metrics, our interpretation of reporting standards may differ from those of others and such standards may change over time, any of which could result in significant revisions to our goals or reported progress in achieving such goals.

If we fail to adopt ESG standards or practices as quickly as stakeholders desire, fail, or be perceived to fail, in our achievement of such initiatives or goals, or fail in fully and accurately reporting our progress on such initiatives and goals, our reputation, business, financial performance and growth may be adversely impacted. In addition, we could be criticized for the scope of such initiatives or goals or perceived as not acting responsibly in connection with these matters. Our business could be negatively impacted by such matters. Any such matters, or related corporate citizenship and sustainability matters, could have a material adverse effect on our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to:

●	our ability to develop and commercialize our product candidates and clinical results and trial data;

●	our ability to negotiate and receive royalty payments on the sales of our product candidates including Inavir;

●	our ability to obtain the various synergies envisioned in the Exclusive License and Collaboration Agreement with Dynavax Technologies Corporation;

●	estimates of selected financial results for future time periods;

●	our ability to obtain, maintain, and enforce necessary patent and other intellectual property protection;

●	potential partnership opportunities;

●	expectations regarding the future contributions of our management team;

●	the ability of our management team to build out the Company and drive sustainable growth and value creation;

●	our ability to manufacture vaccine tablets;

●	expectations regarding clinical results and trial data;

●	expectations regarding the effectiveness, safety, or convenience of our norovirus vaccine candidate;

●	expectations regarding the effectiveness, safety, or convenience of any other vaccine candidate;

●	the anticipated use of proceeds from this offering; and

●	our expectations with respect to the important advantages we believe our oral vaccine platform can offer over injectable alternatives.

In some cases, you can identify forward-looking statements by terms such as “aims,” “anticipates,” “assumes,” “believes,” “continue,” “could,” “expects,” “estimates,” “intends,” “may,” “plans,” “potential,” “will,” “would,” or the negative of these terms or other similar expressions. These statements reflect our current views with respect to future events and are based on estimates and assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks in the section titled “Risk Factors”, in any prospectus supplement and free writing prospectuses we may authorize for use in connection with this offering, and in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus and any free writing prospectus that we may authorize for use in connection with this offering, completely and with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus and any documents incorporated by reference herein by these cautionary statements. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

OUR AGREEMENTS WITH LINCOLN PARK

Overview

This prospectus covers the resale by the selling stockholder of up to 32,914,599 shares of our common stock, comprised of: (i) up to 32,467,532 shares of our common stock that we may sell to Lincoln Park under the Purchase Agreement from time to time after the date of this prospectus and (ii) 447,067 Commitment Shares that we have already issued to Lincoln Park as a fee for making its irrevocable commitment to purchase our common stock under the Purchase Agreement.

General

On April 16, 2026, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $25 million of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Pursuant to the Purchase Agreement we issued to Lincoln Park, as consideration for its irrevocable commitment, 447,067 Commitment Shares (for which Commitment Shares we have not and will not receive any cash consideration).

On April 16, 2026, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which we filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares of our common stock that have been or may be issued to Lincoln Park under the Purchase Agreement, for which we have not and will not receive any cash consideration.

We do not have the right to commence any sales of our common stock to Lincoln Park under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus and the final form of this prospectus has been filed with the SEC, which we refer to in this prospectus as the “Commencement,” and the date on which the Commencement occurs we refer to as the “Commencement Date.” From and after the Commencement, we may, from time to time and at our sole discretion for a period of 24-months, on any business day on which the closing sale price of our common stock is greater than $0.10, direct Lincoln Park to purchase up to 150,000 shares of our common stock, which maximum share limitation may be increased to up to 175,000 shares if the closing sale price is not below $0.50, up to 225,000 shares if the closing sale price is not below $0.75, and up to 275,000 shares if the closing sale price is not below $1.00, in each case subject to a maximum commitment of $500,000 per purchase, which we refer to in this prospectus as “Regular Purchases.” The foregoing share amounts and per share prices will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring after the date of the Purchase Agreement. In addition to Regular Purchases, if we direct Lincoln Park to purchase the maximum number of shares of our common stock that we may sell in a Regular Purchase on the applicable business day we initiate such Regular Purchase, then, in addition to such Regular Purchase, we may also direct Lincoln Park to purchase certain additional amounts of our common stock as “Accelerated Purchases” and as “Additional Accelerated Purchases.”

We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares of our common stock that may be sold to Lincoln Park in Regular Purchases, Accelerated Purchases, and Additional Accelerated Purchases under the Purchase Agreement will be based on the market price of our common stock at or prior to the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted as provided in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction as set forth in the Purchase Agreement. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. Actual sales of shares of our common stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for our operations.

As of May 1, 2026, there were 241,973,011 shares of our common stock outstanding, which include the Commitment Shares. Although the Purchase Agreement provides that we may sell up to an aggregate of $25 million of our common stock to Lincoln Park, 32,914,599 shares of our common stock are being registered under the Securities Act for resale by Lincoln Park under the registration statement that includes this prospectus, which represents the 447,067 Commitment Shares that we issued to Lincoln Park on April 16, 2026 as a fee for making its irrevocable commitment to purchase our common stock at our direction under the Purchase Agreement and an additional 32,467,532 shares of our common stock that we may issue and sell to Lincoln Park as Purchase Shares from and after the Commencement under the Purchase Agreement, if and when we elect to sell shares of our common stock to Lincoln Park under the Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue and sell shares of our common stock to Lincoln Park under the Purchase Agreement, we may need to register under the Securities Act for resale by Lincoln Park additional shares of our common stock in order to receive aggregate gross proceeds equal to the $25 million total commitment available to us under the Purchase Agreement. If, in addition to the 447,067 Commitment Shares that we have issued or will issue to Lincoln Park, all of the 32,467,532 shares of our common stock that we may elect to issue and sell to Lincoln Park in the future as Purchase Shares that are being registered under the Securities Act for resale by Lincoln Park in the registration statement that includes this prospectus were issued and outstanding (without taking into account the Beneficial Ownership Cap limitations described below), such shares of our common stock, together with the 447,067 Commitment Shares would represent approximately 11.99% of the total number of shares of our common stock outstanding as of May 1, 2026 including all of the shares potentially issued to Lincoln Park under this Purchase Agreement. If we elect to issue and sell to Lincoln Park under the Purchase Agreement more than the 32,467,532 shares of our common stock that we may elect to issue and sell to Lincoln Park in the future as Purchase Shares that are being registered under the Securities Act for resale by Lincoln Park in the registration statement that includes this prospectus, which we have the right, but not the obligation, to do, we must first register under the Securities Act for resale by Lincoln Park any such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for resale by Lincoln Park is dependent upon the number of shares of our common stock we ultimately decide to sell to Lincoln Park under the Purchase Agreement.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of our common stock if those shares of our common stock, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap.

Issuances of our common stock to Lincoln Park under the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our common stock after any such issuance of shares of our common stock to Lincoln Park under the Purchase Agreement. There are substantial risks to our stockholders as a result of the sale and issuance of common stock to Lincoln Park under the Purchase Agreement. See “Risk Factors.”

Purchase of Shares of our Common Stock Under the Purchase Agreement

Regular Purchases

From and after the Commencement Date, provided the last closing sale price of our common stock on the applicable “regular purchase date” (as defined in the Purchase Agreement) is greater than $0.10 (and provided all shares of common stock subject to all prior Regular Purchases have been properly delivered to Lincoln Park in accordance with the Purchase Agreement), we may, by written notice delivered by us to Lincoln Park within the time periods on such Regular Purchase Date, direct Lincoln Park to purchase up to 150,000 shares of our common stock in a Regular Purchase; provided that this amount shall be increased to (i) up to 175,000 shares of our common stock, if the closing sale price of our common stock on the applicable Regular Purchase Date is not below $0.50, (ii) up to 225,000 shares of our common stock, if the closing sale price of our common stock on the applicable Regular Purchase Date is not below $0.75, and (iii) up to 275,000 shares of our common stock, if the closing sale price of our common stock on the applicable Regular Purchase Date is not below $1.00 (all of which share and dollar amounts shall be appropriately proportionately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction) (such share amount limitation, the “Regular Purchase Share Limit”). In no event will Lincoln Park’s committed obligation under any single Regular Purchase exceed $500,000.

The purchase price per share for each Regular Purchase will be 97.0% of the lower of:

●	the lowest sale price for our common stock on the applicable Regular Purchase Date for such shares of our common stock; and
●

the average of the three lowest closing sale prices of our common stock during the 10-business day period immediately preceding the applicable Regular Purchase Date for such shares of our common stock.

Accelerated Purchases

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any Regular Purchase Date on which we have properly submitted a Regular Purchase notice directing Lincoln Park to purchase the maximum number of shares of our common stock that we are then permitted to include in a single Regular Purchase notice (and provided all shares of common stock subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases effected prior to such Regular Purchase Date have been properly delivered to Lincoln Park in accordance with the Purchase Agreement), to purchase an additional amount of our common stock, which we refer to as an “Accelerated Purchase”, on the business day immediately following the applicable Regular Purchase Date for such corresponding Regular Purchase, which we refer to as the “Accelerated Purchase Date,” not to exceed the lesser of:

•    30% of the aggregate number of shares of our common stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase Date, the portion of the normal trading hours on the applicable Accelerated Purchase Date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase Date we refer to herein as the “Accelerated Purchase Period”; and

•    300% of the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for the shares subject to an Accelerated Purchase will be equal to 97% of the lower of:

•     the volume weighted average price of our common stock during the Accelerated Purchase Period on the applicable Accelerated Purchase Date; and

•     the closing sale price of our common stock on the applicable Accelerated Purchase Date.

Additional Accelerated Purchases

We may also direct Lincoln Park, by written notice delivered to Lincoln Park, not later than 1:00 p.m., eastern time, on the same Accelerated Purchase Date on which an Accelerated Purchase Period for an Accelerated Purchase has ended prior to such time (and provided all shares of common stock subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, including those prior Accelerated Purchases and Additional Accelerated Purchases effected on the same Accelerated Purchase Date as the applicable Additional Accelerated Purchase have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time), to purchase an additional amount of our common stock on such same Accelerated Purchase Date, which we refer to as an Additional Accelerated Purchase, of up to the lesser of:

•     30% of the aggregate number of shares of our common stock traded during the portion of the normal trading hours on the applicable Accelerated Purchase Date determined in accordance with the Purchase Agreement, which period of time on the applicable Accelerated Purchase Date we refer to as the Additional Accelerated Purchase Period; and

•     300% of the number of purchase shares purchased pursuant to the Regular Purchase corresponding to the Accelerated Purchase effected on such same Accelerated Purchase Date.

The purchase price per share for the shares subject to an Additional Accelerated Purchase will be equal to 97% of the lower of:

•      the volume weighted average price of our common stock during the applicable Additional Accelerated Purchase Measurement Period for such Additional Accelerated Purchase; and

•      the closing sale price of our common stock on the applicable same Accelerated Purchase Date.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park prior to 1:00 p.m., eastern time, on a single Accelerated Purchase Date, again provided all shares of common stock subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, including those prior Accelerated Purchases and Additional Accelerated Purchases effected on the same Accelerated Purchase Date as the applicable Additional Accelerated Purchase, have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time.

In the case of Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price. No Purchase Notices may be delivered at any time when the closing sale price is below $0.10.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Suspension Events

Suspension events under the Purchase Agreement include the following:

•     the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

•     suspension by our principal market of our common stock from trading for a period of one business day;

•     the delisting of our common stock from the OTCQX operated by OTC Markets Group, Inc., our principal market, provided our common stock is not immediately thereafter trading on The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange, the NYSE American, the NYSE Arca, or the OTCQB (or any nationally recognized successor to any of the foregoing);

•     the failure of our transfer agent to issue to Lincoln Park shares of our common stock within two business days after the applicable date on which Lincoln Park is entitled to receive such shares of our common stock;

•     any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

•     any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

•     if at any time we are not eligible to transfer our common stock electronically; or

•     if at any time Lincoln Park’s broker is unable to accept shares of our common stock for deposit for reasons not within Lincoln Park’s control.

Following the Commencement Date, Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the suspension events set forth above, although the Purchase Agreement would automatically terminate in the event of any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us that are not discharged within 90 days. So long as a suspension event has occurred and is continuing, or if any event which, after notice and/or lapse of time, would reasonably be expected to become a suspension event has occurred and is continuing, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to terminate the Purchase Agreement following the Commencement Date upon one business day’s prior written notice to Lincoln Park. In the event of any voluntary or involuntary bankruptcy proceedings by or against us that are not discharged within 90 days, the Purchase Agreement would automatically terminate without any action by us or Lincoln Park. No termination of the Purchase Agreement will be effective during the pendency of any Regular Purchase, Accelerated Purchase or Additional Accelerated Purchase that has not then fully settled in accordance with the Purchase Agreement.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has represented to us that at no time prior to the time of execution of the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO under the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

Prohibitions on Certain Substantially Similar Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, except we are prohibited (with certain specified exceptions set forth in the Purchase Agreement) from effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar offering whereby an investor is irrevocably bound to purchase securities over a period of time from us at a price based on the market price of our common stock at the time of each such purchase.

Effect of Performance of the Purchase Agreement on Our Stockholders

All of the shares of our common stock being registered for resale hereunder which have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold from time to time over a period of up to 24-months commencing on the date that the registration statement of which this prospectus forms a part becomes effective, provided that all other conditions set forth in the Purchase Agreement have been satisfied. The sale by Lincoln Park of a significant number of shares of our common stock registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell additional shares of our common stock to Lincoln Park, after Lincoln Park has acquired the shares of our common stock, Lincoln Park may resell all, some or none of those shares of our common stock at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares of our common stock to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares of our common stock or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our common stock to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, from and after Commencement, we have the right, but not the obligation, from time to time to direct Lincoln Park to purchase up to $25 million of our common stock. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are being offered under this prospectus in order to receive aggregate gross proceeds equal to the $25 million total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares of our common stock we direct Lincoln Park to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of common stock to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares of our Common Stock to be Issued if Full Purchase (1)	Percentage of Outstanding Shares of our Common Stock After Giving Effect to the Issuance to Lincoln Park (2)		Gross Proceeds from the Sale of Shares of our Common Stock to Lincoln Park Under the Purchase Agreement (1)

$0.25		32,467,532	11.83%	%	$8,116,883
$0.50		32,467,532	11.83%	%	$16,233,766
$0.77	(3)	32,467,532	11.83%	%	$25,000,000
$1.00		25,000,000	9.36%	%	$25,000,000
$1.25		20,000,000	7.63%	%	$25,000,000

(1)

Although the Purchase Agreement provides that we may sell up to $25 million of our common stock to Lincoln Park, we are registering 32,914,599 shares of our common stock for resale under this prospectus, including 447,067 Commitment Shares that we have issued or will issue to Lincoln Park as a fee for making its irrevocable commitment to purchase our common stock under the Purchase Agreement (for which we have not and will not receive any cash consideration), which may or may not cover all the shares of our common stock we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. Accordingly, the gross proceeds reflected in the rightmost column are calculated by multiplying only the shares of common stock in the second column in from the left that may be issued and sold by us to Lincoln Park in the future as Purchase Shares under the Purchase Agreement that are being registered under the Securities Act for resale by Lincoln Park in the registration statement that includes this prospectus, by the assumed average price per share set forth in the first column on the left, because we have not and will not receive any cash consideration for the 447,067 shares of common stock that we issued or will issue to Lincoln Park as Commitment Shares. The number of registered shares of common stock to be issued reflected in the table does not give effect to the limitations on the amount of shares we may be permitted to issue to Lincoln Park from time to time under the Purchase Agreement as a result of the Beneficial Ownership Cap.

(2)

The denominator will be based on 241,973,011 shares of our common stock outstanding as of May 1, 2026 (including the 447,067 Commitment Shares), adjusted to include the shares of our common stock listed in the second column from the left that we would have sold to Lincoln Park as Purchase Shares pursuant to the Purchase Agreement, assuming such Purchase Shares are sold to Lincoln Park at the assumed average purchase price per share set forth in the first column on the left. The numerator will be based on the number of shares of our common stock issuable under the Purchase Agreement at the corresponding assumed average purchase price per share set forth in the first column on the left, without giving effect to the Beneficial Ownership Cap.

(3)	The closing sale price per share of our common stock on May 1, 2026

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. See “Plan of Distribution” elsewhere in this prospectus for more information. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of shares by Lincoln Park under this prospectus.

We may receive up to $25 million in aggregate gross proceeds from sales of shares of our common stock we make to Lincoln Park under the Purchase Agreement. We may choose to sell fewer than $25 million in shares of our common stock, or, due to the Beneficial Ownership Cap, we may not be able to sell all $25 million in shares of our common stock under the Purchase Agreement, in which case we would raise less than $25 million in aggregate gross proceeds under the Purchase Agreement. It is also possible that we do not sell any shares under the Purchase Agreement.

We will have broad discretion in the use of the net proceeds from any sale of shares of our common stock to Lincoln Park under the Purchase Agreement. Based upon our current plans and business conditions, we intend to use net proceeds from such sales for working capital and general corporate purposes, which include, but are not limited to, research and development expenses and general and administrative expenses. We have not determined the amount of net proceeds to be used specifically for such purposes. The amounts and timing of our actual expenditures may vary significantly and will depend on numerous factors, including market conditions, cash generated or used by our operations, business developments and opportunities that may arise. We may find it necessary or advisable to use portions of the proceeds we receive from our sale of shares of common stock to Lincoln Park under the Purchase Agreement for other purposes. Pending the use of any net proceeds, we expect to invest the net proceeds in interest-bearing, marketable securities.

We will bear all of the costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, the registration and filing fees, printing fees, and fees and expenses of our counsel and our accountants, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the OTCQX under the symbol “VXRT.” The last reported sale price of our common stock on May 7, 2026 on the OTCQX was $0.74 per share. As of May 1, 2026, there were 1,355 stockholders of record of our common stock, one of which was Cede & Co., a nominee for Depository Trust Company (“DTC”). The actual number of stockholders is greater than this number of holders of record and includes stockholders who are beneficial owners, but whose shares are held in “street name” by brokerage firms, banks and other financial institutions or nominees.

We have never declared or paid any cash dividend on our common stock. We intend to retain any future earnings and do not expect to pay dividends in the foreseeable future.

DESCRIPTION OF BUSINESS

Overview

Vaxart Biosciences, Inc. was originally incorporated in California under the name West Coast Biologicals, Inc. in March 2004 and changed its name to Vaxart, Inc. (“Private Vaxart”) in July 2007, when it reincorporated in the state of Delaware.

On February 13, 2018, Private Vaxart completed a reverse merger (the “Merger”) with Aviragen Therapeutics, Inc. (“Aviragen”), pursuant to which Private Vaxart survived as a wholly owned subsidiary of Aviragen. Under the terms of the Merger, Aviragen changed its name to Vaxart, Inc. and Private Vaxart changed its name to Vaxart Biosciences, Inc.

We are a clinical-stage biotechnology company primarily focused on the development of oral recombinant vaccines based on our Vector-Adjuvant-Antigen Standardized Technology (“VAAST”) proprietary oral vaccine platform.

We are developing prophylactic vaccine candidates that target a range of infectious diseases, including norovirus (a widespread cause of acute gastroenteritis), coronavirus, including SARS-CoV-2 (the virus that causes coronavirus disease 2019 (“COVID-19”)), and influenza. In addition, we have generated preclinical data for our first therapeutic vaccine candidate targeting cervical cancer and dysplasia caused by human papillomavirus (“HPV”).

We believe our oral tablet vaccine candidates offer important advantages:

First, they are designed to generate broad and durable immune responses, including systemic, mucosal and T cell responses, which may enhance protection against certain infectious diseases, such as norovirus, COVID-19 and influenza, and may have potential clinical benefit for certain cancers and chronic viral infections, such as those caused by HPV.

Second, our tablet vaccine candidates are designed to provide a more efficient and convenient method of administration, enhance patient acceptance and reduce distribution bottlenecks, which we believe will improve the effectiveness of vaccination campaigns.

Our Tablet Vaccine Platform

Platform Components

Our platform technology employs a vector-based approach and consists of the following components:

●

A vector, which is a virus used as a carrier to deliver DNA coding for vaccine antigens and an adjuvant selected to activate the immune system. Specifically, we use non-replicating adenovirus type 5 (“Ad5”), which delivers the DNA encoding both the antigen and adjuvant to the cells of the small intestine, where the antigen and adjuvant are co-expressed. Over 200 clinical trials conducted by others have used Ad5 for a wide range of applications, and we believe that using the same adenovirus in our tablet vaccine candidates may reduce regulatory risk because it is known to regulatory authorities.

●

An antigen, which is a viral or bacterial protein that stimulates an immune response to the targeted pathogen. Our antigens are encoded in the Ad5 DNA rather than being directly included in the vaccine. We use a different antigen for each of our clinical vaccine candidates.

●

An adjuvant, which is a substance that enhances the immune-stimulating properties of the vaccine. We use a short section of double-stranded RNA (“dsRNA”) encoded in the Ad5 DNA as an adjuvant. dsRNA is a Toll-like receptor 3 (“TLR3”) agonist and is recognized by the innate immune system as a signal of a viral infection and thereby triggering it to mount an immune response in defense.

●	Our proprietary enteric-coated tablet, which is designed to deliver the Ad5 vector to the small intestine.

How Our Tablet Vaccine Candidates Work

Our tablets are designed to deliver vaccines to the small intestine. The tablets are covered with a protective coating that remains intact in the low-pH environment of the stomach and protects the active ingredient contained in the tablet core from degradation in the stomach. The coating is designed to dissolve in the neutral-pH environment of the small intestine. The tablets disintegrate, and the vaccine is released into the small intestine where it can reach and enter the mucosal cells lining the intestine. Once inside the mucosal cells, the Ad5 vector instructs the cells to manufacture antigen protein and adjuvant. The adjuvant is always produced within the exact same intestinal cells that also produce the antigen, so that no excess adjuvant is produced, resulting in enhanced safety. Importantly, the production of antigens in our approach closely mimics the process of actual infection by a pathogenic virus. In addition, we believe that delivering the replication-incompetent Ad5-vectored vaccine via tablet directly to the gut avoids neutralization by systemic immunity.

The Significance of Mucosal Immunity and T Cell Responses

The immune system has developed defenses against pathogens by creating special classes of immune effectors, such as mucosal antibodies directed to wet surfaces and killer T cells that can kill pathogen-infected cells. Most vaccines available today have been developed primarily to elicit blood circulating, or systemic B cell responses, such as serum antibodies. However, there remain many infections, such as norovirus, for which no approved or marketed vaccines exist. These infections and other pathogens may need greater immune responses outside of serum antibodies. These infections largely evade the serum antibody immune response because the pathogen can infect cells that line the mucosal membranes without coming into direct contact with blood.

One of the key benefits of our technology is delivery to the gastrointestinal tract, enabling the vaccine to directly enter the mucosal surface of the intestine and activate the immune system of the gut. Mucosal vaccine delivery is believed to enhance protection against mucosal pathogens by generating immunity at the surface where such pathogens invade. Our tablet vaccine candidates target the mucosal immune cells with a vector-based approach and are designed to create a more potent cytotoxic T cell response and mucosal antibody response, which may provide more effective immunity for certain diseases. Further, we have demonstrated that our vaccine delivered to the intestine can produce mucosal responses at sites distal to the intestine such as the nose and the mouth.

Oral Non-Replicating Ad5 Vector is Designed to Circumvent Anti-Vector Issues

Injected Ad5 vectored vaccines generate strong anti-Ad5 responses, with up to a 100-fold increase in the anti-Ad5 neutralizing antibody titers. In contrast, our oral Ad5 vectored vaccine is designed to circumvent the complications related to anti-Ad5 immunity, allowing the platform to be used for multiple vaccines and repeat annual and booster vaccinations.

Our Product Pipeline

The following table outlines the status of our oral vaccine development programs:

Our Norovirus Program

Market Overview

Norovirus is the leading cause of vomiting and diarrhea from acute gastroenteritis among people of all ages in the U.S. Each year, on average, norovirus causes 19 to 21 million cases of acute gastroenteritis and contributes to 109,000 hospitalizations and 900 deaths, mostly among young children and older adults. In the U.S., we believe a norovirus vaccine would be beneficial for high-risk groups such as infants and children up to five years old, older adults and the elderly, as well as for workers in the food and travel industries, for healthcare, childcare and elder care workers, first responders, the military, and travelers. In a study published by Johns Hopkins University and the Centers for Disease Control and Prevention (“CDC”) in 2016, the total global annual economic burden of norovirus was estimated at $60 billion. In a more recent health economic study published in the Journal of Infectious Diseases in July 2020, the economic impact to the U.S. was estimated to be $10.6 billion annually. There are currently no approved vaccines or therapies to prevent or treat norovirus infection.

Our Norovirus Vaccine Candidate

We are developing a VP1-based bivalent oral tablet vaccine candidate that would protect against norovirus GI and norovirus GII, the two major norovirus genogroups affecting humans, by targeting the norovirus GI.1 Norwalk strain and the norovirus GII.4 Sydney strain. Because norovirus is an enteric pathogen that infects epithelial cells of the small intestine, we believe that a vaccine that produces antibodies against norovirus locally in the intestine, such as our tablet vaccine candidate which is delivered directly to the gut, may induce optimal protection against infection.

In September 2023, we announced that our Phase 2 GI.1 norovirus challenge study evaluating the safety, immunogenicity, and clinical efficacy of the GI.1 component of our first-generation bivalent norovirus vaccine candidate met five of six primary endpoints based on preliminary topline data. The study achieved its primary endpoints of a statistically significant 29% relative reduction in the rate of norovirus infection between the vaccinated and placebo arms, a strong induction of norovirus-specific immunoglobulin A (IgA) and immunoglobulin G (IgG) antibodies, and other immune response endpoints.

Vaccination also led to a 21% relative reduction in norovirus acute gastroenteritis in the vaccine arm compared to placebo, but this was not statistically significant. In prespecified analyses, the study also showed an 85% relative decrease in viral shedding in the vaccine arm compared with placebo and no statistically significant difference in disease severity in the vaccinated cohort compared with placebo. The vaccine candidate was also safe and well tolerated with no vaccine-related serious adverse events.

Based on our norovirus clinical data findings to date, our norovirus oral vaccination induces mucosal and systemic immune responses. Norovirus oral vaccination reduced shedding and infection in a rigorous human challenge model. Based on our machine learning and evaluation of more than 13 different immune parameters, norovirus vaccination protection most tightly associates with making a functional antibody response to norovirus in the serum (“NBAA”) and norovirus specific fecal IgA antibodies. Because of the strong induction of mucosal IgA due to the oral vaccination and potential read through into the serum, we believe that this likely means that a functional fecal IgA response is probably critical for protection against norovirus infection.

In the second half of 2024, we received constructive feedback from the U.S. Food and Drug Administration (“FDA”) on our data for potential correlates of protection and next steps for our norovirus program. While we believe we have identified a functional antibody response that may be associated with protection for norovirus, the FDA requested new clinical data before proceeding with further review of our potential correlate.

In 2024, we also created new, second-generation norovirus GI.1 and GII.4 constructs. In preclinical studies, the second-generation norovirus GI.1 and GII.4 constructs appear to be more potent than the first-generation norovirus constructs we previously evaluated in clinical trials.  Our expectation is that these second-generation norovirus constructs would also be more potent in humans.

With advice from advisors and infectious disease experts, we decided to proceed with a Phase 1, open label, dose ranging clinical trial evaluating our second-generation oral norovirus vaccine constructs head-to-head against our first-generation constructs. The trial measured safety and immunogenicity, including immune parameters that have correlated to protection in our Phase 2 GI.1 norovirus challenge study.

In June 2025, we reported positive topline results from the Phase 1 clinical trial (Study VXA-109) evaluating our second-generation bivalent norovirus vaccine constructs head-to-head against our first-generation bivalent norovirus vaccine constructs. The open-label, Phase 1 trial was conducted in 60 healthy volunteers who were randomized to receive the first-generation vaccine constructs, an equivalent dose of the second-generation GI.1 and GII.4 vaccine constructs, or a lower dose of the second-generation vaccine constructs (n=20 for each group). The primary immunological endpoint was norovirus blocking antibody assay (NBAA) titer at Day 0 and Day 28. In a Phase 2 challenge study of the first-generation vaccine constructs, these functional NBAA titers were identified as correlates of protection against norovirus infection. Although the study was not powered to determine superiority by statistical methods, the increase in NBAA titers with the second-generation vaccine candidates was sufficiently large (141% for the GI.1 vaccine candidate and 94% for the GII.4 vaccine candidate) to demonstrate statistical significance at the equivalent dose. Further support for the second-generation bivalent norovirus vaccine was provided by the fecal IgA data from the VXA-109 Study. The data showed a 25-fold increase in the GII.4 fecal IgA response and a 10-fold increase in the GI.1 fecal IgA response over baseline with the high dose of the second-generation vaccine candidates after a single tablet administration for each strain. The data also showed an 8-fold increase in the GII.4 fecal IgA response and a 7-fold increase in the GI.1 fecal IgA response over baseline with the low dose of the second-generation vaccine candidates after a single tablet administration for each strain. While the Phase 1 study was not powered to determine superiority by statistical methods, the fecal IgA increases observed with the second-generation constructs compared favorably to the increases observed with the first-generation constructs at the same high dose level and in the same study (13-fold GII.4 and 6-fold GI.1 over baseline).

Following the successful outcome of the VXA-109 trial, the next step, pending a partnership or other funding, would be to advance the program to the next stage of clinical development in 2026.

Pediatric Population. Our current tablet vaccine formulation is designed for delivery to the gut in solid dosage form using an enteric-coated tablet which we believe is the optimal vaccine delivery system for the adult population and children eight years and older. For children six months to seven years in age, we plan to develop minitablet formulations that can deliver the vectored vaccine intact to the gut. Development of our norovirus vaccine in the pediatric population will proceed with a stepdown approach through progressively younger age segments (i.e. 8 to 5 years, 4 to 2 years, 2 years to 6 months).

Breastfeeding Mothers. In December 2024, we completed a Phase 1 norovirus bivalent vaccine candidate study in partnership with the Bill & Melinda Gates Foundation. The study enrolled 76 healthy, lactating post-partum, women volunteers, to determine the impact of our norovirus vaccine on breast milk norovirus-specific IgA and its potential presence, post-breastfeeding, within infant fecal samples. The study was a randomized, double-blinded, and placebo controlled study to evaluate the safety, tolerability, and immunogenicity of the placebo cohorts and two vaccine cohorts: medium dose (1×1011 IU) and high dose (2×1011 IU). Passive transfer of antibodies from mother to infant that are induced in milk may protect breastfeeding infants from infectious pathogens. We initiated this study in the fourth quarter of 2023 and announced positive top line results in April 2024. Top line results showed antibodies rose in lactating mothers who received the high dose of our bivalent vaccine candidate. Specifically, serum antibodies to norovirus rose on average 5.6 fold in response to the GI.1 virus strain and 4.4 fold in response to the GII.4 virus strain and breast milk antibodies to norovirus rose on average 4.0 fold in response to the GI.1 virus strain and 6.0 fold in response to the GII.4 virus strain. The vaccine was well tolerated with no vaccine-related serious adverse events and no dose-limiting pharmacotoxicity. Infant stool samples contained antibodies to norovirus that correlated with levels in the paired mother’s breast milk, suggesting efficient passive transfer occurred. As a grant recipient from the Bill & Melinda Gates Foundation, Vaxart has agreed to a global access commitment for use of its bivalent norovirus vaccine candidate, if proven effective and approved, in breastfeeding mothers from low- and middle-income countries.

Our COVID-19 Program

Market Overview

Coronaviruses comprise a group of respiratory viruses, encompassing SARS-CoV-1, SARS-CoV-2, and Middle East respiratory syndrome coronavirus (MERS-CoV), among various others. SARS-CoV-2, the virus responsible for COVID-19, induces a severe respiratory tract infection and stands as a significant cause of hospitalization and mortality globally. Currently approved COVID-19 vaccines seem to have varying levels of efficacy to emerging strains of SARS-CoV-2.

Our COVID-19 Vaccine Candidates

We have spent significant effort developing COVID-19 vaccine candidates over the past few years. One of our first COVID-19 vaccine candidates (rAd-S, known as Vaxart clinical candidate VXA-CoV2-1.1-S) expressed only the spike (“S”) protein from the SARS-CoV-2 Wuhan strain. In September 2022, we announced the results from the first part of a two-part Phase 2 clinical study evaluating the safety and immunogenicity of VXA-CoV2-1.1-S met both its primary and secondary endpoints based on topline data. VXA-CoV2-1.1-S was able to boost the serum antibody responses for volunteers that previously received an mRNA vaccine (either Pfizer/BioNTech or Moderna). Serum neutralizing antibody responses to SARS-CoV-2 (Wuhan), a recognized correlate of protection, were boosted in this population from a geometric mean of 481 to 778, a fold rise of 1.6. Volunteers that had lower starting titers had larger increases than subjects that had higher titers. There were also substantial increases in the neutralizing antibody responses to the SARS-CoV-2 Omicron BA4/5 in these volunteers as measured by sVNT assay. Increases in the mucosal IgA antibody responses (antibodies in the nose and mouth) were observed in approximately 50% of subjects. Subjects that had an increase in the mucosal IgA response to SARS-CoV-2 Wuhan S had an increase in IgA responses to other coronaviruses including SARS-CoV-2 Omicron BA4/5, SARS-CoV-1, and MERS-CoV, demonstrating the cross-reactive nature of these immune readouts. We are not proceeding with the second part of the study.

We have also made a COVID-19 vaccine candidate that expresses only the S protein from the SARS-CoV-2 XBB strain as well as a COVID-19 vaccine candidate that expresses the S protein from the SARS-CoV-2 KP.2 strain. Based on preclinical data, our XBB COVID-19 vaccine candidate is more potent than our prior COVID-19 vaccine constructs.

In January 2024, we were awarded a contract by the U.S. Biomedical Advanced Research and Development Authority (“BARDA”), a division of the Administration for Strategic Preparedness and Response (“ASPR”) within the U.S. Department of Health and Human Services (“HHS”), for $9.3 million to fund preparation for a Phase 2b clinical study involving 10,000 patients. Vaxart executed on the deliverables and received all $9.3 million of cash payments related to this contract in 2024. BARDA and Vaxart have closed out this contract.

In June 2024, we entered into an agreement (as modified or amended from time to time, the “2024 ATI-RRPV Contract”) with Advanced Technology International (“ATI”), the Rapid Response Partnership Vehicle’s Consortium Management Firm funded by BARDA. Under the 2024 ATI-RRPV Contract, we may receive up to $460.7 million to conduct the Phase 2b study, manufacture a COVID-19 vaccine candidate targeting the KP.2 strain, and acquire an approved mRNA vaccine targeting the KP.2 strain. However, funding has been released incrementally based on modifications to the 2024 ATI-RRPV Contract as certain milestones are attained. Pursuant to Modification No. 6 to the 2024 ATI-RRPV Contract, dated March 10, 2026, the total amount of funding available for payment under the 2024 ATI-RRPV Contract is approximately $316.0 million.

The Phase 2b study is a double-blind, multi-center, randomized, comparator-controlled study to determine the relative efficacy, safety, and immunogenicity of Vaxart’s oral pill COVID-19 vaccine candidate against an approved mRNA COVID-19 injectable vaccine in adults previously immunized against COVID-19 infection. The study design anticipates enrolling approximately 10,400 healthy adults 18 years and older in the U.S. with approximately 5,200 receiving our COVID-19 vaccine candidate and approximately 5,200 receiving an approved mRNA comparator. The study strives to enroll participants in line with U.S. demographics, as well as including at least 25% over the age of 65.

The Phase 2b study will measure comparative efficacy for symptomatic and asymptomatic disease, systemic and mucosal immune induction, and the incidence of adverse events. The primary endpoint is relative efficacy of Vaxart’s COVID-19 vaccine candidate compared to an approved mRNA comparator for the prevention of symptomatic disease. Primary efficacy analysis will be performed when all participants have either discontinued or completed a study visit 12 months post-vaccination.

In the second half of 2024, we initiated and completed enrollment of the sentinel cohort of the Phase 2b study consisting of 400 participants comparing our XBB COVID-19 vaccine candidate against an approved mRNA XBB comparator. In January 2025, an independent data safety monitoring board (“DSMB”) recommended the study to proceed without modifications based on initial safety assessment of 30-day data from the sentinel cohort. Additional data regarding the 12-month follow-up for these 400 individuals is anticipated to be shared in the first half of 2026.

In February 2025, we received written notification from ATI in the form of a stop work order (the “February 2025 SWO”) directing the Company to stop work on the 2024 ATI-RRPV Contract, with the exception that we could continue efforts associated with the per protocol follow-up for the 400-participant sentinel cohort. The February 2025 SWO was to be in effect for a period of 90 days. Subsequently, in April 2025, the Company received written notification from ATI in the form of a stop work order lift (the “Lift Notice”) that the February 2025 SWO had been lifted and that the Company may resume incurring costs, participating in meetings, and communicating with the Government and ATI concerning the project award.

In May 2025, following additional discussion between the Company and HHS BARDA regarding costs, timelines, and regulatory pathway, we received approval from HHS BARDA to initiate dosing. We subsequently proceeded to dose patients in the 10,000-participant portion of the Phase 2b clinical study.

In August 2025, the Company received written notification from ATI in the form of a second stop work order (the “August 2025 SWO”) directing the Company to stop work on screening and enrollment for the 10,000-person cohort of the Phase 2b clinical study. The Company was, however, permitted to continue efforts associated with the per protocol follow-up to the extent study participants were already dosed. As of the notification date, the Company had enrolled approximately half of the targeted number of participants for the study.

On October 8, 2025, the Company received another notice (the “Follow-Up Notice”) from ATI, clarifying the scope of the August 2025 SWO and therefore the 2024 ATI-RRPV Contract. The Follow-Up Notice definitively confirmed that BARDA intends to stop all ongoing enrollment under the 2024 ATI-RRPV Contract but allows efforts in support of participants already enrolled in the study, who will continue to be followed, including planned analyses of the sentinel cohort as well as the enrolled main study population.

On March 10, 2026, the Company entered into Modification No. 6 to the 2024 ATI-RRPV Contract. Pursuant to Modification No. 6 to the 2024 ATI-RRPV Contract, pursuant to which the total amount of funding available for payment under the 2024 ATI-RRPV Contract was increased to $316.0 million. The Company anticipates a further modification to the 2024 ATI-RRPV Contract that will reflect the reduced scope of work and corresponding reduction in funding that resulted from previously issued stop work orders.

As of the filing date of this prospectus, we anticipate that the Phase 2b study, which enrolled healthy adults 18 years and older in the U.S. with 400 participants from the sentinel cohort and approximately 5,000 participants enrolled from the main cohort as of our receipt of the August 2025 SWO, will continue to collect participant data over a 12 month period post-vaccination and will continue to be funded under the 2024 ATI-RRPV Contract. Out of the approximately 5,400 total participants, we expect approximately 2,700 to have received our COVID-19 vaccine candidate and approximately 2,700 to have received an approved strain-matched mRNA comparator. Primary efficacy analysis will be performed when all participants have either discontinued or completed a study visit 12 months post-vaccination.

Our Influenza Program

Market Overview

Influenza is one of the most common global infectious diseases, causing mild to life-threatening illness with symptoms such as sore throat, nasal discharge, fever, and even death. It is estimated that there are around one billion cases of seasonal influenza annually worldwide, of which 3 million to 5 million cases are considered severe, causing 290,000 to 650,000 deaths per year globally. Very young children and the elderly are at greatest risk from death. In the U.S., between 9,000,000 and 41,000,000 people catch influenza annually, between 140,000 and 710,000 people are hospitalized with complications of influenza, and between 12,000 and 52,000 people die from influenza and its complications each year.

The CDC generally recommends that individuals six months and older be vaccinated annually against influenza. In the U.S., this means an influenza vaccination is recommended for more than 300 million people.

Our Seasonal Influenza Vaccine Candidate

We are developing a tablet vaccine candidate for the immunization of healthy adults against seasonal influenza. Commercial seasonal influenza vaccines today are composed of either three (trivalent) or four (quadrivalent) strains, either one influenza B and two influenza A strains, or two of each. Our seasonal influenza vaccine candidate is a trivalent seasonal influenza vaccine consisting of two circulating influenza A lineage viruses (H1N1 and H3N2) as well as one circulating influenza B lineage virus (B/Victoria lineage), matching the seasonally updated recommendations by the World Health Organization. We envision formulating our tablet vaccine candidate as one tablet per strain, or three tablets in total for the trivalent vaccine. We believe this modularity will allow for enhanced flexibility. For instance, in the event of a late season strain change, the tablet containing the obsolete strain could be easily replaced without having to discard the two correctly matched vaccine tablets. We will also consider formulating all three strains into a single tablet. This format would be the simplest to administer but would take away some of the flexibility advantages that separate tablets would afford. We will assess the final formulation of our tablet vaccine candidates after conducting market studies to evaluate market acceptance closer to commercialization.

Seasonal Influenza Clinical Trials

To date, we have completed two Phase 1 trials and have conducted the active portion of a Phase 2 challenge trial of our H1N1 influenza vaccine candidate. We have also completed a Phase 1 trial of an influenza B vaccine candidate (B Yamagata lineage).

H1N1 Influenza Phase 2 Challenge Study Funded by HHS BARDA

In 2015, we were awarded a $13.9 million contract by BARDA, part of the HHS. This two-year contract was awarded under a Broad Agency Announcement issued to support the advanced development of more effective influenza vaccines to improve seasonal and pandemic influenza preparedness. The contract primarily funded a Phase 2 challenge study in human volunteers, designed to evaluate whether our H1N1 tablet vaccine candidate offers broader and more durable protection than currently marketed injectable vaccines. The contract with HHS BARDA was subsequently increased to $15.7 million and the term was extended until September 2018.

In this Phase 2 study, volunteers were randomized into three groups. One group received our oral H1N1 influenza tablet vaccine candidate, a second group received a commercially licensed inactivated influenza vaccine by intramuscular injection, and a third group received placebo. Three months following immunization, volunteers were challenged (deliberate experimental administration) with live H1N1 (A/H1N1 pdm09) influenza virus by intranasal administration. The placebo group served as the control group to determine how many unvaccinated volunteers became infected and how severe their influenza symptoms became. Data from our vaccine candidate group and the commercially licensed inactivated vaccine group were compared to placebo to determine each vaccine’s efficacy in this challenge study. Importantly, the two vaccines were also compared head-to-head. The goal of the study was to compare the efficacy of our vaccine to protect volunteers from illness caused by H1N1 influenza challenge, compared to both the injectable vaccine and placebo three months after immunization.

Clinical Trial Results VXA-CHAL-201

The Phase 2 challenge study was enrolled during 2016 and 2017. During this time, 179 subjects that cleared the screening requirements were randomized to receive a single dose of our tablet vaccine, the commercial injectable vaccine, or placebo. Of these 179 subjects, 143 subjects were subsequently challenged with live H1N1 influenza virus 90 to 120 days after dosing.

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Safety. The side effects of the vaccines and placebo in the first seven days following administration were generally mild. In the first seven days following administration, the solicited adverse events reported in the vaccine and placebo groups were mostly grade 1 in severity, and none were above grade 2. The most frequent solicited adverse event was headache in our tablet vaccine group (7%), injection site tenderness in the commercially licensed inactivated vaccine group (26%) and headache in the placebo group (19%). There were no serious adverse events and no new onsets of chronic illnesses related to our vaccine adjuvant recorded during the follow up period of the study.

Efficacy – Reduction of PCR Confirmed Influenza Illness.

The primary efficacy objective was to determine vaccine efficacy of our tablet vaccine following the challenge with the wild-type influenza A H1 virus strain (A/H1N1 pdm09). The primary efficacy endpoint was illness. The illness rate was 29% for our tablet vaccine, 35% for the commercial inactivated influenza vaccine, and 48% for subjects in the placebo group. Our tablet vaccine had a lower rate of illness than the commercial vaccine (-6% difference in illness rate in favor of our vaccine), although given the small size of the study, these differences were not statistically significant. Similarly, the difference in illness rates between our tablet vaccine and placebo (-19.1%) and the commercial injected vaccine and placebo (-13.2%) trended toward protection but were not statistically significant. These results suggest that our vaccine is no worse, and trended better than the commercial vaccine for protection. These results are summarized in Table 2 below.

Table 2. H1 Influenza Phase 2 Challenge Study: Illness Rates*.

VAXART		Commercial		VAXART- Commercial	Placebo
n	% (95% CI)	n	% (95% CI)	Rate Difference (95% CI)	n	% (95% CI)
58	29.3 (18.1, 42.7)	54	35.2 (22.7, 49.4)	-5.9 (-24.3, 12.5)	31	48.4 (30.2, 66.9)

*Illness was defined as a combination of symptoms reported on a patient reported outcome tool (Flu-PROTM) and quantitative reverse transcriptase polymerase chain reaction (qRT-PCR) detectable shed influenza virus.

Efficacy – Shedding

Shedding represents influenza virus that is detected in nasal swabs post infection and is representative of viral infection and replication. In the study, 44.8% of subjects in VXA-A1.1 had at least one day positive for shedding, versus the commercial injected vaccine where 53.7% were positive for shedding and where 71.0% of placebo subjects were positive for shedding. There were no statistically significant differences observed between our tablet vaccine and the commercial inactivated influenza vaccine for viral shedding area under the curve (“AUC”). However, AUC was calculated using a standard logarithmic trapezoidal method and included only detectable shedding during the first five days of the duration of shedding, with subjects removed from the analysis that didn’t shed influenza for five days (a zero value cannot be used in log calculations and integrated). This may have led to an underestimate of the effect on viral shedding for the two vaccines relative to placebo. Therefore, in order to better determine the effect of the vaccines on shedding, an alternative method was used in which volunteers were defined as infected if they had detectable viral shedding at any time 36 hours after challenge. This approach eliminated possible issues related to calculations (log calculations of zero values) and of large doses of challenge virus (first 36 hours might be pass through rather than replicating influenza). In a Bayesian analysis, both vaccines significantly reduced the probability of shedding relative to placebo (Bayesian posterior p=0.001 for our tablet vaccine and p=0.009 for the commercial inactivated influenza vaccine). There is also trend toward greater efficacy for our vaccine with a posterior probability of approximately 80% (Table 3).

Table 3. H1 Influenza Phase 2 Challenge Study: Infection Rates*.

Treatment Arm	N	Number Infected	Percent (95% CI)	Posterior P
Placebo	31	22	71% (55-85%)	-
Commercial	54	24	44% (32-58%)	0.009
Vaxart Vaccine	58	21	36% (24-49%)	0.001

*Infection was defined as any positive quantitative reverse transcriptase polymerase chain reaction (qRT-PCR) detectable shed influenza virus on any day after 36 hours from viral challenge. In a Bayesian analysis, both vaccines provide a statistically significant protection against infection. There is also trend toward greater efficacy for our vaccine with a posterior probability of approximately 80%.

Phase 1 Trial. Influenza B (Yamagata lineage)

In 2015 and 2016, we conducted a randomized, double-blind, placebo-controlled Phase 1 trial to test the safety and immunogenicity of an influenza B tablet vaccine. A total of 54 healthy adults aged 18 to 49 were enrolled, with 38 receiving the vaccine and 16 receiving placebo. To participate in this trial, subjects were required to have an initial HAI measure of no greater than 1:20. The active phase of the trial was through day 28, with the follow-up phase for monitoring safety to continue for one year. All subjects who received the vaccine received a single dose of either 1 x 1010 IU or 1 x 1011 IU on Day 0.

Safety. The side effects of the vaccine or placebo in the first seven days following administration were generally mild with no serious adverse events. There were no notable differences between the active dose groups and placebo in safety and tolerability.

HAI. In the placebo group, HAI GMT remained essentially unchanged (1:33) at day 28 post dosing. The GMFR of HAI titers both active treated groups at day 28 post dosing was about 2-fold, and independent of dose. For the vaccinated groups receiving either 1×1010 IU or 1×1011 IU, seroconversion was observed in 5/19 subjects (26.3%) and 3/19 subjects (15.8%), respectively. There were no seroconversions in the placebo group.

Antibody Secreting Cells (ASCs). In order to measure total antibody responses to HA, the numbers of circulating B cells that recognize influenza HA in peripheral blood were measured by ASC assay on days 0 and 7 after immunization. Results show that ASCs could be reliably measured on day 7 in the vaccine-treated groups. Background ASCs were generally negligible on day 0. By IgG ASC, 68% of 1×1010 IU dose subjects responded, and 84% of subjects in the 1×1011 IU dose group responded. For the 1×1011 IU dose vaccine treated group, an average of 21 IgA ASCs (95% CI: 7 – 35) and 73 IgG ASCs (95% CI: 35 – 111) each per 1×106 peripheral blood mononuclear cell (PBMC) were found at day 7. For the 1×1010 IU dose vaccine treated group, an average of 16 IgA ASCs (95% CI: 2 – 29) and 44 IgG ASCs (95% CI: 21 – 66) were found at day 7. The placebo group had no responders, and negligible average number of spots (1 or less) on Day 7 (95% CI: -0.6 – -2).

Next Steps

We continue to advance our avian influenza program. We previously published data demonstrating protection in a preclinical model against avian influenza after oral immunization (Clin Vaccine Immunol 2013). In 2025, we completed a preclinical study with a newly created avian influenza vaccine candidate to cover the latest clade 2.3.4.4b H5N1 avian influenza strain. This vaccine candidate was 100% protective against death in a robust ferret clade 2.3.4.4b challenge model, compared with 0% survival in placebo-treated animals. Vaxart intends to publish the results of this preclinical study in a peer-reviewed publication.

The Company intends to work with governments around the world to create pandemic monovalent influenza vaccines for emergency use or stockpiling, if requested. We are also continuing development of our preclinical seasonal influenza vaccine candidate.

Our HPV Therapeutic Vaccine Program

HPV is a family of more than 120 viruses which are extremely common globally. At least 13 HPV types are cancer-causing. HPV is primarily transmitted through sexual contact and infection is very prevalent following the onset of sexual activity. Nearly all cases of cervical cancer are attributable to HPV infection, with two HPV types – HPV-16 and HPV-18 – responsible for 70% of cervical cancers and precancerous cervical lesions. Cervical cancer is the fourth most common cancer in women worldwide, and about 13,000 new cases are diagnosed annually in the U.S. according to the National Cervical Cancer Coalition. Studies have indicated a high lifetime probability of any HPV infection by both men and women in the U.S., with some estimates indicating at least 80% of women and men acquire HPV by age 45. The CDC estimates 80 million U.S. citizens are currently infected with HPV, representing 25% of the population, with about 14 million new infections per year.

In women, many HPV infections of the cervix will spontaneously resolve and clear within two to three years, but women who have a persistent infection are at high risk of developing cellular abnormalities known as cervical intraepithelial neoplasia (“CIN”), which can progress to invasive cancer over time. More than 400,000 women are diagnosed with CIN annually in the U.S., with an annual incidence estimate for CIN1 and CIN2/3 at 1.6 and 1.2 per 1,000 women, respectively.

There are currently no approved therapeutic vaccines to treat HPV infection or cancer. Current treatment options for women infected with HPV include monitoring CIN status, surgical procedures to remove affected tissue, and chemotherapeutic or radiation therapies to treat localized or metastatic cervical cancer. Therefore, a medical need remains for a therapeutic vaccine to treat women with HPV-associated CIN and/or cervical cancer.

Our HPV Therapeutic Vaccine Candidate

We are in the early stages of developing a bivalent HPV vaccine against HPV-16 and HPV-18, the strains responsible for approximately 70% of cases of cervical cancer. We plan to target the E6 and E7 gene products of each strain, which are the primary oncogenic proteins responsible for progression through the stages of CIN to invasive cervical cancer. In pre-clinical studies, we have demonstrated immunogenicity for both our HPV-16 and our HPV-18 vaccine candidates. Specifically, mice given our HPV-16 or HPV-18 vaccines induced T cell responses to HPV as measured by IFN gamma ELISPOT. In addition, our HPV-16 vaccine has demonstrated tumor growth suppression as well as increased survival in a robust HPV tumor model in mice.

Next Steps

We will need to make a regulatory filing to proceed with clinical trials for an HPV vaccine candidate. Our clinical plan is to test the vaccine candidate in subjects with cervical dysplasia related to HPV-16 or HPV-18, and to evaluate the ability of the vaccine candidate to clear HPV infection, reduce the cervical dysplasia score, and induce T cells known to be important in the clearance of HPV. The primary endpoint will be safety and the secondary endpoint will be immunogenicity by examining T cell responses. Although clinical responses will be tracked, it is expected that the first study may not be powered to obtain statistically significant efficacy readouts.

Anti-Virals

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Through the 2018 Merger with Aviragen, we acquired two royalty earning products, Relenza and Inavir. We also acquired three Phase 2 clinical stage antiviral compounds, of which we have discontinued independent clinical development. However, for one of these, Vapendavir, we have entered into an exclusive worldwide license agreement with Altesa Biosciences, Inc. (“Altesa”) in July 2021, permitting Altesa to develop and commercialize this capsid-binding broad-spectrum antiviral. In May 2025, Altesa announced positive top line results from its Phase 2 placebo-controlled study examining the effects of Vapendavir in COPD patients challenged with rhinovirus. Altesa subsequently communicated their intention to run a randomized placebo-controlled Phase 2b trial that will enroll 900 COPD patients  to examine the safety and efficacy of Vapendavir to treat rhinovirus infections in patients with COPD. In February 2026, Altesa announced a $75 million Series B funding round to support the Phase 2b study.

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Relenza and Inavir are antivirals for the treatment of influenza, marketed by GlaxoSmithKline, plc (“GSK”) and Daiichi Sankyo Company, Limited (“Daiichi Sankyo”), respectively. We have earned royalties on the net sales of Relenza and Inavir in Japan. The last patent for Relenza expired in July 2019 and based on information provided by Daiichi Sankyo, the last patent for Inavir expires in August 2036. Sales of these antivirals vary significantly by quarter, because influenza virus activity displays strong seasonal cycles, and by year depending on the intensity and duration of the flu season, the impact COVID-19 has had, and may continue to have, on seasonal influenza, and competition from other antivirals such as Tamiflu and Xofluza.

Manufacturing

Manufacturing our oral tablet vaccines consists of two main stages, the production of bulk vaccine (drug substance), and the formulation and tableting thereof (drug product). Drug substance manufacturing consists primarily of the production and purification of the active ingredient. Bulk drug substance is then lyophilized, formulated and subsequently tableted and coated using a proprietary formulation and tableting process that we developed.

Bulk Vaccine Manufacturing (Drug Substance)

From inception, we relied on a combination of third-party contract manufacturers and in-house facilities to manufacture clinical cGMP bulk drug substance for our tablet vaccine candidates. Starting in 2017, we invested in developing our own bulk vaccine manufacturing process with the aim to establish a small cGMP bulk manufacturing facility at our corporate headquarters in California for manufacturing cGMP product for our Phase 1 and small Phase 2 trials. We expanded in November 2021 by subleasing another GMP manufacturing facility which we use to perform the same bulk manufacturing processes in-house.

Vaccine Tablet Manufacturing (Drug Product)

From inception we contracted with third-party contract manufacturers for the manufacture, labeling, packaging, storage, and distribution of our drug product. In 2016, we established drug product manufacturing capabilities at our corporate headquarters. Our facility is licensed by the State of California Department of Public Health Food and Drug Branch to manufacture drug product for clinical trials. We have also built a new GMP facility in California for tableting, coating and packaging of our vaccine candidates.

We have limited experience with process development, and the manufacture, testing, quality release, storage and distribution of drug substance and drug product according to cGMP and regulatory filings. The cGMP regulations include requirements relating to the organization of personnel, buildings and facilities, equipment, control of components and drug product containers and closures, production and process controls, packaging and labeling controls, holding and distribution, laboratory controls, records and reports, and returned or salvaged products. Our facilities, and our third-party manufacturers, are subject to periodic inspections by FDA and local authorities, which include, but are not limited to procedures and operations used in the testing and manufacture of our vaccine candidates to assess our compliance with applicable regulations. If we or our third-part manufacturers fail to comply with statutory and regulatory requirements we and they could be subject to possible legal or regulatory action, including warning letters, the seizure or recall of products, injunctions, consent decrees placing significant restrictions on or suspending manufacturing operations and civil and criminal penalties. These actions could have a material adverse impact on the availability of our tablet vaccine candidates. Similar to contract manufacturers, we have in the past encountered difficulties involving production yields, quality control and quality assurance, and if we are not able to produce drug product or drug substance in sufficient quantities our ability to conduct our clinical trials and commercialize our tablet vaccine candidates, if approved, will be impaired.

Research and Development

In the ordinary course of business, we enter into agreements with third parties, such as clinical research organizations, medical institutions, clinical investigators and contract laboratories, to conduct our clinical trials and aspects of our research and preclinical testing. These third parties provide project management and monitoring services and regulatory consulting and investigative services.

Competition

The pharmaceutical and vaccine industries are characterized by intense competition to develop new technologies and proprietary products. In general, competition among pharmaceutical products is based in part on product efficacy, safety, reliability, availability, price and patent position.

While we believe that our proprietary tablet vaccine candidates provide competitive advantages, we face competition from many different sources, including biotechnology and pharmaceutical companies, and we may also face competition from academic institutions, government agencies, as well as public and private research institutions. Any products that we may commercialize will have to compete with existing products and therapies as well as new products and therapies that may become available in the future.

There are other organizations working to improve existing therapies, vaccines or delivery methods, or to develop new vaccines, therapies or delivery methods for their selected indications. Depending on how successful these efforts are, it is possible they may increase the barriers to adoption and success of our vaccine candidates, if approved.

We anticipate that we will face intense and increasing competition as new vaccines enter the market and advanced technologies become available. We expect any tablet or other oral delivery vaccine candidates that we develop and commercialize to compete on the basis of, among other things, efficacy, safety, convenience of administration and delivery, price, availability of therapeutics, the level of generic competition and the availability of reimbursement from government and other third-party payors.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we can obtain approval for our vaccine candidates, which could result in our competitors establishing a strong market position before we are able to enter the market. In addition, our ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of generic products.

We face competition from smaller companies who, like us, rely on investors to fund research and development and compete for co-development and licensing opportunities from large and established pharmaceutical companies. We may also face significant competition in pursuing partnership opportunities and strategic acquisitions from other companies, financial investors and enterprises whose cost of capital may be lower than ours. Competition for future partnerships or asset acquisition opportunities in our markets is intense and we may be forced to increase the price we pay for such assets.

We also depend upon our ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary products or processes and secure sufficient capital resources for the development and commercialization of our products.

Norovirus Vaccine Candidate

As of January 2026, there are no vaccines approved by the FDA or other global regulatory agencies for the prevention of norovirus. We are aware that Moderna, Inc. and Merck, Inc. are developing norovirus vaccines that would be delivered by injection. Other companies reporting development of a norovirus vaccine candidate are Anhui Zhifei Longcom Biopharmaceutical Co. Ltd., Chongqing Zhifei Biological Products Co., Ltd., and the National Vaccine and Serum Institute of China. In addition, we are aware of Cocrystal Pharma, Inc. reporting development of an oral antiviral for norovirus. There may be other development programs that we are not aware of.

COVID-19 Vaccine Candidate

There is significant competition in the COVID-19 vaccine market. Pfizer-BioNTech’s COVID-19 vaccine, Moderna’s COVID-19 vaccine, and Novavax’s COVID-19 vaccine have been approved in the U.S. and many countries around the world.

Seasonal Influenza Vaccine Candidate

We believe our seasonal influenza vaccine candidate would compete directly with approved vaccines in the market, which include non-recombinant and recombinant products that are administered via injection or intranasally. Major players include AstraZeneca plc, CSL Ltd., Emergent BioSolutions Inc., F. Hoffmann-La Roche AG, GSK PLC, Instituto Butantan, Merck & Co., Inc., Pfizer, Inc., Sanofi S.A., and Sinovac Biotech Ltd. Novel influenza programs are being developed by Centivax, Inc., Emergent BioSolutions, GSK plc, and Moderna, Inc. Antiviral programs targeting influenza are in development or marketed by F. Hoffmann-La Roche AG. and Merck & Co., Inc.

HPV Therapeutic Vaccine Candidate

As of January 2026, there are no therapeutic vaccines approved by the FDA or other global regulatory agencies for the treatment of HPV; however, a number of vaccine manufacturers, academic institutions and other organizations currently have, or have had, programs to develop such a vaccine. We believe that several companies are in various stages of developing an HPV therapeutic vaccine including Inovio Pharmaceuticals, Inc., Genexine Inc., and several others.

Inavir

A number of competing anti-influenza antivirals are marketed in Japan, including Xofluza, Tamiflu, Rapiacta, and Relenza. Xofluza is marketed by Shionogi & Co., Ltd. and currently believed to be the market leader in Japan, substantially reducing the sales of Inavir in Japan by Daiichi Sankyo. This has had a significant negative impact on the royalty payments we have received from Daiichi Sankyo and may continue to have a significant negative impact on our future royalty revenues.

Intellectual Property

We strive to protect and enhance our proprietary technology, inventions and improvements that are commercially important to our business by seeking, maintaining, and defending patent rights. We also rely on trade secrets relating to our platform and on know-how, continuing technological innovation to develop, strengthen and maintain our proprietary position in the vaccine field. In addition, we rely on regulatory protection afforded through data exclusivity, market exclusivity and patent term extensions where available. We also utilize trademark protection for our company name and expect to do so for products and/or services as they are marketed.

Our commercial success will depend in part on our ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to our business; defend and enforce our patents; preserve the confidentiality of our trade secrets; and operate without infringing the valid enforceable patents and proprietary rights of third parties. Our ability to stop third parties from making, using, selling, offering to sell or importing our tablet vaccine candidates may depend on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. With respect to company-owned intellectual property, we cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications we may file in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our commercial products and methods of manufacturing the same.

We have developed numerous patents and patent applications and own substantial know-how and trade secrets related to our platform and tablet vaccine candidates.

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Vaccine Platform Technology. As of December 31, 2025, we held three U.S. patents with claims relating to our platform technology. Two of these U.S. patents include claims related to our seasonal influenza vaccine candidate. These patents will expire in 2027, or later if patent term extension applies. As of December 31, 2025, we held more than 45 issued foreign patents related to our platform technology and/or our vaccine candidates. These patents will expire in 2027, or later if patent term extension applies.

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Tablet Vaccine Formulation. We own considerable know-how and as of December 31, 2025, held over 25 foreign patents, including in a number of European countries, Canada, Japan, China, South Korea, Singapore, Australia, Russia, Israel, Indonesia, Vietnam, the Eurasian Patent Organization and South Africa. We also have one application pending in the U.S. Patents issuing from these applications will expire in 2035, or later if patent term extension applies.

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COVID-19 Vaccine Candidate. As of December 31, 2025, we have filed a PCT application and have pending applications in the U.S., EPO, Australia, Canada, China, Japan, South Korea, India, and South Africa relating to our COVID-19 vaccine candidate. Any patents issuing from these pending applications will expire in 2041/2042, or later if patent term extension applies.

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Norovirus Vaccine Tablet Candidates. As of December 31, 2025, we have filed a provisional application in the U.S. and held two U.S. patents, and over 20 patents in foreign countries including a number of European countries, Australia, Japan, South Korea, South Africa, The African Regional Intellectual Property Organization (ARIPO), and New Zealand, and have pending applications in the U.S., China, Canada, the EPO, and the Eurasian Patent Organization. Any patents issuing from these applications will expire in 2036, or later if patent term extension applies.

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Influenza Vaccine Candidates. We have been issued 13 foreign patents as of December 31, 2025 relating to our current H1N1 influenza vaccine candidate. These patents will expire in 2030, or later if patent term extension applies.

●	As of December 31, 2025, PCT applications relating to improved adenoviral vectors and antibodies to norovirus antigens have been filed.

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Inavir. As of December 31, 2025, we own Japanese patents related to Inavir, which is exclusively licensed to Daiichi Sankyo. Based on information provided by Daiichi Sankyo, the last patent related to Inavir in Japan is set to expire in August 2036, at which time royalty revenue will cease. However, the patent covering the laninamivir octanoate compound expired in 2024, opening the market for generic competition, potentially decreasing or eliminating the royalties received.

In addition to the above, we have established expertise and development capabilities focused in the areas of preclinical research and development, manufacturing and manufacturing process scale-up, quality control, quality assurance, regulatory affairs and clinical trial design and implementation. We believe that our focus and expertise will help us develop products based on our proprietary intellectual property.

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the date of filing the non-provisional application. In the U.S., a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office in granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier-filed patent.

The term of a patent that covers an FDA-approved drug may also be eligible for patent term extension, which permits patent term restoration of a U.S. patent as compensation for the patent term lost during the FDA regulatory review process. The Hatch-Waxman Act permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended. Moreover, a patent can only be extended once, and thus, if a single patent is applicable to multiple products, it can only be extended based on one product. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug. When possible, depending upon the length of clinical trials and other factors involved in the filing of a new drug application, or NDA, we expect to apply for patent term extensions for patents covering our vaccine candidates and their methods of use.

Trade Secrets

We rely, in some circumstances, on trade secrets to protect our technology. However, trade secrets can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors and contractors. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these procedures, agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our consultants, contractors or collaborators use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Government Regulation and Product Approval

Federal, state and local government authorities in the U.S. and in other countries extensively regulate, among other things, the research, development, testing, manufacturing, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of biological and pharmaceutical products such as those we are developing. Our vaccine candidates must be approved by the FDA before they may be legally marketed in the U.S. and by the appropriate foreign regulatory agency before they may be legally marketed in foreign countries. Generally, our activities in other countries will be subject to regulation that is similar in nature and scope as that imposed in the U.S., even though it may differ in certain respects. The process for obtaining regulatory marketing approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. The rules and regulations that apply to our business are subject to change and it is difficult to foresee whether, how, or when such changes may affect our business.

U.S. Product Development Process

In the U.S., the FDA regulates pharmaceutical and biological products under the Federal Food, Drug and Cosmetic Act, Public Health Service Act, or PHSA, and implementing regulations. Products are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. FDA sanctions could include, among other actions, refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls or withdrawals from the market, product seizures, total or partial suspension of production or distribution injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us. The process required by the FDA before a drug or biological product may be marketed in the U.S. generally involves the following:

●	completion of nonclinical laboratory tests and animal studies according to GLPs, and applicable requirements for the humane use of laboratory animals or other applicable regulations;

●	submission to the FDA of an IND which must become effective before human clinical trials may begin;

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performance of adequate and well-controlled human clinical trials according to the FDA’s regulations commonly referred to as good clinical practice (“GCP”), and any additional requirements for the protection of human research subjects and their health information, to establish the safety and efficacy of the proposed biological product for its intended use;

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submission to the FDA of a Biologics License Application (“BLA”) for marketing approval that meets applicable requirements to ensure the continued safety, purity, and potency of the product that is the subject of the BLA based on results of nonclinical testing and clinical trials;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the biological product is produced, to assess compliance with cGMP, to assure that the facilities, methods and controls are adequate to preserve the biological product’s identity, strength, quality and purity;

●	potential FDA audit of the nonclinical study and clinical trial sites that generated the data in support of the BLA; and

●	FDA review and approval, or licensure, of the BLA.

Before testing any biological vaccine candidate, including our tablet vaccine candidates, in humans, the vaccine candidate enters the preclinical testing stage. Preclinical tests, also referred to as nonclinical studies, include laboratory evaluations of product chemistry, toxicity and formulation, as well as toxicological and pharmacological studies in animal species, to assess the potential safety and activity of the vaccine candidate. The conduct of the preclinical tests must comply with federal regulations and requirements including GLPs for certain animal studies and the Animal Welfare Act, which is enforced by the Department of Agriculture. The clinical trial sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. Some preclinical testing may continue even after the IND is submitted. Any person or entity sponsoring clinical trials in the U.S. to evaluate a product candidate’s safety and effectiveness must submit to the FDA, prior to commencing such trials, an IND application, which provides a basis for the FDA to conclude that there is an adequate basis for testing the product in humans. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA raises concerns or questions regarding the proposed clinical trials and places the trial on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA may also impose clinical holds on a biological product candidate at any time before or during clinical trials due to safety concerns or non-compliance. If the FDA imposes a clinical hold, trials may not recommence without FDA authorization and then only under terms authorized by the FDA. Accordingly, we cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such trials.

Clinical trials involve the administration of the biological product candidate to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety, including stopping rules that assure a clinical trial will be stopped if certain adverse events should occur. Each protocol and any amendments to the protocol must be submitted to the FDA as part of the IND. Clinical trials are subject to extensive regulation. Clinical trials must be conducted and monitored in accordance with the FDA’s bioresearch monitoring regulations and regulations composing the GCP requirements, including the requirement that all research subjects provide informed consent. Further, each clinical trial must be reviewed and approved by an independent institutional review board, or IRB, at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the form and content of the informed consent that must be signed by each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed.

Foreign studies conducted under an IND must meet the same requirements applicable to studies conducted in the U.S. However, if a foreign study is not conducted under an IND, the data may still be submitted to the FDA in support of a product application, if the study was conducted in accordance with GCP and the FDA is able to validate the data.

The sponsor of a clinical trial or the sponsor’s designated responsible party may be required to register certain information about the trial and disclose certain results on government or independent registry websites, such as clinicaltrials.gov.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

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Phase 1. The biological product is initially introduced into a small number of healthy human subjects and tested for safety and to develop detailed profiles of its pharmacological and pharmacokinetic actions, determine side effects associated with increasing doses, and if possible, gain early evidence of effectiveness. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in subjects.

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Phase 2. The biological product is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule.

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Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy, potency, and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk to benefit profile of the product and provide an adequate basis for product labeling. Phase 3 data often form the core basis on which the FDA evaluates a product candidate’s safety and effectiveness when considering the product application.

Post-approval clinical trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow-up.

During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data, and clinical trial investigators. Annual progress reports detailing the results of the clinical trials must be submitted to the FDA. Written IND safety reports must be promptly submitted to the FDA and the investigators for serious and unexpected adverse events, any findings from other studies, tests in laboratory animals or in vitro testing that suggest a significant risk for human subjects, or any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must submit an IND safety report within 15 calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of the information. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the biological product has been associated with unexpected serious harm to subjects.

Concurrently with clinical trials, companies usually complete additional studies and must also develop additional information about the physical characteristics of the biological product as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. To help reduce the risk of the introduction of adventitious agents with use of biological products, the PHSA emphasizes the importance of manufacturing control for products whose attributes cannot be precisely defined. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other criteria, the sponsor must develop methods for testing the identity, strength, quality, potency and purity of the final biological product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the biological product candidate does not undergo unacceptable deterioration over its shelf life.

U.S. Review and Approval Processes

After the completion of clinical trials of a biological product, FDA approval of a BLA must be obtained before commercial marketing of the biological product. The BLA must include results of product development, laboratory and animal studies, human trials, information on the manufacture and composition of the product, proposed labeling and other relevant information. The FDA may grant deferrals for submission of data, or full or partial waivers. The testing and approval processes require substantial time and effort and there can be no assurance that the FDA will accept the BLA for filing and, even if filed, that any approval will be granted on a timely basis, if at all.

Under the Prescription Drug User Fee Act (“PDUFA”), as amended, each BLA must be accompanied by a significant user fee. The FDA adjusts the PDUFA user fees on an annual basis. PDUFA also imposes an annual program fee for biological products. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business.

Within 60 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the BLA. FDA performance goals generally provide for action on a BLA within 12 months of submission. That deadline can be extended under certain circumstances, including by the FDA’s requests for additional information. The FDA reviews the BLA to determine, among other things, whether the proposed product is safe, potent, and/or effective for its intended use, and has an acceptable purity profile, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, safety, strength, quality, potency and purity. The FDA may refer applications for novel biological products or biological products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the biological product approval process, the FDA also will determine whether a Risk Evaluation and Mitigation Strategy, or REMS, is necessary to assure the safe use of the biological product. If the FDA concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS. The FDA will not approve a BLA without a REMS, if required.

Before approving a BLA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure that the clinical trials were conducted in compliance with IND trial requirements and GCP requirements. To assure cGMP and GCP compliance, an applicant must incur significant expenditure of time, money and effort in the areas of training, record keeping, production, and quality control.

Notwithstanding the submission of relevant data and information, the FDA may ultimately decide that the BLA does not satisfy its regulatory criteria for approval and deny approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data. If the agency decides not to approve the BLA in its present form, the FDA will issue a complete response letter that describes all of the specific deficiencies in the BLA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. The complete response letter may also request additional information, including additional preclinical or clinical data, for the FDA to reconsider the application. If a complete response letter is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product.

Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. The FDA may impose restrictions and conditions on product distribution, prescribing, or dispensing in the form of a risk management plan, or otherwise limit the scope of any approval. In addition, the FDA may require post marketing clinical trials, sometimes referred to as Phase 4 clinical trials, designed to further assess a biological product’s safety and effectiveness, and testing and surveillance programs to monitor the safety of approved products that have been commercialized.

In addition, under the Pediatric Research Equity Act, a BLA or supplement to a BLA must contain data to assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers.

Obtaining approval can take years, requires substantial resources and depends on a number of factors, including the severity of the targeted disease or condition, the availability of alternative treatments, and the risks and benefits demonstrated in clinical trials.

Post-Approval Requirements

Any products for which we receive FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, and complying with FDA promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting products for uses or in patient populations that are not described in the product’s approved uses, known as ‘off-label’ use, limitations on industry-sponsored scientific and educational activities, and requirements for promotional activities involving the internet. Although physicians may prescribe legally available products for off-label uses, if the physicians deem to be appropriate in their professional medical judgment, manufacturers may not market or promote such off-label uses. If ongoing regulatory requirements are not met, or if safety problems occur after a product reaches market, the FDA may take actions to change the conditions under which the product is marketed, including limiting, suspending or even withdrawing approval.

In addition, quality control and manufacturing procedures must continue to conform to applicable manufacturing requirements after approval to ensure the long-term stability of the product. cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Manufacturers and other entities involved in the manufacture and distribution of approved products are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved BLA, including, among other things, recall or withdrawal of the product from the market. In addition, changes to the manufacturing process are strictly regulated, and depending on the significance of the change, may require prior FDA approval before being implemented. Other types of changes to the approved product, such as adding new indications and claims, are also subject to further FDA review and approval.

Discovery of previously unknown problems with a product or the failure to comply with applicable FDA requirements can have negative consequences, including adverse publicity, judicial or administrative enforcement, warning letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties, among others. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of our tablet vaccine candidates under development.

Other U.S. Healthcare Laws and Compliance Requirements

In the U.S., our activities are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including but not limited to, the Centers for Medicare and Medicaid Services, or CMS, other divisions of the U.S. Department of Health and Human Services, for instance the Office of Inspector General, the U.S. Department of Justice, or DOJ, and individual U.S. Attorney offices within the DOJ, and state and local governments. For example, sales, marketing and scientific/educational grant programs must comply with the anti-fraud and abuse provisions of the Social Security Act, the false claims laws, the physician payment transparency laws, the privacy and security provisions of the Health Insurance Portability and Accountability Act, or HIPAA, as amended by the Health Information Technology and Clinical Health Act, or HITECH, and similar state laws, each as amended.

The federal Anti-Kickback Statute prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The term remuneration has been interpreted broadly to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly and practices that involve remuneration that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Our practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor, however, does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances.

Additionally, the intent standard under the Anti-Kickback Statute was amended by the Affordable Care Act to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the Affordable Care Act codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act (“FCA”), as discussed below.

The civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

The federal FCA prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false claim for payment to, or approval by, the federal government or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S. government. Recently, several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, and thus non-reimbursable, uses.

HIPAA created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the control or custody of, any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up by trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Also, many states have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

We may be subject to data privacy and security regulations by both the federal government and the states in which we conduct our business. HIPAA, as amended by the HITECH Act, imposes requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates, independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways, thus complicating compliance efforts.

Additionally, the Federal Physician Payments Sunshine Act under the Affordable Care Act, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with certain exceptions, to report information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members. Failure to submit timely, accurately, and completely the required information may result in civil monetary penalties of up to an aggregate of $150,000 per year and up to an aggregate of $1 million per year for “knowing failures”. Certain states also mandate implementation of compliance programs, impose restrictions on pharmaceutical manufacturer marketing practices and/or require the tracking and reporting of gifts, compensation and other remuneration to healthcare providers and entities.

In order to distribute products commercially, we must also comply with state laws that require the registration of manufacturers and wholesale distributors of drug and biological products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical and biotechnology companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical and biotechnology companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

If our operations are found to be in violation of any of the federal and state healthcare laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, or refusal to allow us to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any tablet vaccine candidates for which we obtain regulatory approval. In the U.S. and markets in other countries, sales of any products for which we receive regulatory approval for commercial sale will depend, in part, on the extent to which third-party payors provide coverage, and establish adequate reimbursement levels for such products. In the U.S., third-party payors include federal and state healthcare programs, private managed care providers, health insurers and other organizations. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price of a product or for establishing the reimbursement rate that such a payor will pay for the product. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the FDA-approved products for a particular indication. Third-party payors are increasingly challenging the price, examining the medical necessity and reviewing the cost-effectiveness of medical products, therapies and services, in addition to questioning their safety and efficacy. We may need to conduct expensive pharmaco-economic studies in order to demonstrate the medical necessity and cost-effectiveness of our tablet vaccine candidates, in addition to the costs required to obtain the FDA approvals. Our tablet vaccine candidates may not be considered medically necessary or cost-effective. A payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

Different pricing and reimbursement schemes exist in other countries. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost-effectiveness of a particular product candidate to currently available therapies. Other countries allow companies to fix their own prices for medicines but monitor and control company profits. The downward pressure on health care costs has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country.

The marketability of any tablet vaccine candidates for which it receives regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the U.S. has increased and we expect the pressure on healthcare pricing will continue to increase. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

U.S. Healthcare Reform

We anticipate that current and future U.S. legislative healthcare reforms may result in additional downward pressure on the price that we receive for any approved product, if covered, and could seriously harm our business. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our tablet vaccine candidates. In addition, it is possible that there will be further legislation or regulation that could harm our business, financial condition and results of operations.

Foreign Regulation

In order to market any product outside of the U.S., we would need to comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we would need to obtain the necessary approvals by the comparable foreign regulatory authorities before we can commence clinical trials or marketing of the product in foreign countries and jurisdictions. Although many of the issues discussed above with respect to the U.S. apply similarly in the context of the European Union, the approval process varies between countries and jurisdictions and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.

Information Privacy and Security

We are subject to federal and state laws and regulations that regulate the use, security, and disclosure of certain types of personal data. These include the federal regulations promulgated under the authority of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) that require us to provide certain protections to individuals regarding their health information. The HIPAA privacy and security regulations extensively regulate the use and disclosure of protected health information (“PHI”) and require covered entities, which include healthcare providers and health plans, and their business associates to implement and maintain administrative, physical, and technical safeguards to protect the security of such information. Additional security requirements apply to electronic PHI. These regulations also provide individuals with substantive rights with respect to their health information.

The HIPAA privacy and security regulations also require us to enter into written agreements with our covered entity customers and our subcontractors, also known as business associates, to whom we disclose PHI. Covered entities may be subject to penalties as a result of a business associate violating HIPAA, if the business associate is found to be an agent of the covered entity. Business associates are also directly subject to liability under certain HIPAA privacy and security regulations and may be found liable for the violations of their agents.

HIPAA requires covered entities to notify affected individuals of breaches of unsecured PHI without unreasonable delay but no later than 60 days after discovery of the breach. If a business associate is acting as an agent of a covered entity, then the covered entity must provide the required notifications to individuals based on the time when the business associate discovered the breach. Reporting must also be made to the HHS Office for Civil Rights (“OCR”) and, for breaches of unsecured PHI involving more than 500 residents of a state or jurisdiction, to the media. Impermissible uses or disclosures of unsecured PHI are presumed to be breaches unless the covered entity or business associate establishes that there is a low probability the PHI has been compromised. Various state laws and regulations may also require us to notify affected individuals and the state regulators in the event of a data breach involving personal information without regard to the probability of the information being compromised. State laws and standard practice often provide for shorter data breach reporting timelines than required by HIPAA.

Violations of the HIPAA privacy and security regulations may result in criminal penalties and in substantial civil penalties per violation. The civil penalties are adjusted annually based on updates to the consumer price index. OCR is required to perform compliance audits and investigates HIPAA compliance in response to complaints and reports of breaches. In addition to enforcement by OCR, state attorneys general are authorized to bring civil actions seeking either injunction or damages in response to violations of HIPAA privacy and security regulations that threaten the privacy of state residents. OCR may resolve HIPAA violations through informal means, such as allowing a covered entity to implement a corrective action plan, but OCR has the discretion to move directly to impose monetary penalties and is required to impose penalties for violations resulting from willful neglect. There can be no assurance that we will not be the subject of an investigation (arising out of a reportable breach incident, audit or otherwise) alleging noncompliance with HIPAA regulations in our maintenance of PHI.

The Federal Trade Commission Act (“FTCA”) also empowers the Federal Trade Commission to implement rules and regulations protecting personal information, and to take enforcement action when data practices constitute unfair or deceptive acts or practices. The FTC regularly takes enforcement action and has emphasized the protection of medical and other health care information as an enforcement priority. Following the United Stated Supreme Court’s Dobbs decision and state laws that may criminalize certain health care procedures, types of personal information not traditionally thought of as health-related now may reveal personal information about health care decisions, heightening governmental scrutiny of data privacy practices.

In addition to HIPAA and the FTCA, numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity, creation, receipt, transmission, storage, and other processing of medical. health care, employment, consumer, and other personal information. Privacy and data security statutes and regulations vary from state to state, and these laws and regulations in many cases are more restrictive than, and generally are not preempted by, the FTCA and HIPAA and their implementing rules. These laws and regulations regulate how personal information is used, sold, and shared; grant individuals substantive rights regarding their data that data processers are obligated to honor; impose rigorous information security and data breach obligations; and in some instances provide private rights of action to individuals affected by alleged violations of the laws in addition to the costs and liabilities arising from government enforcement.

We also may be subject to international data protection regulations related to the collection, transmission, storage and use of employee data. For example, the General Data Protection Regulation (“GDPR”), which became effective on May 25, 2018, imposes strict compliance obligations on the collection, use, retention, security, processing, transfer and deletion of personal information and creates enhanced rights for individuals, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the information relates in certain circumstances, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches and taking certain measures when engaging third-party processors that will have access to personal data. The GDPR also imposes strict rules on the transfer of personal data to countries outside the European Economic Area, including the U.S. and the United Kingdom. Entities that fail to comply with the requirements of the GDPR may be subject to very significant penalties, including potential fines of up to the greater of €20 million or 4% of annual global revenue.

Government regulators, privacy advocates and class action attorneys are also increasingly scrutinizing how companies collect, process, use, store, share and transmit other types of personal data. For example, the California Consumer Privacy Act of 2018 (“CCPA”), which went into effect on January 1, 2020, and was significantly modified by the California Privacy Rights Act (“CPRA”), which became fully effective on January 1, 2023, applies broadly to information that identifies or is associated with any California household or individual, and requires that we implement several operational changes, including processes to respond to individuals’ requests regarding their personal information. The CPRA also creates a new enforcement agency to enforce the CCPA and CPRA and imposes additional requirements, including privacy risk assessments, audits and vendor contractual requirements for data sharing, license and access arrangements. The CCPA and CPRA provide for civil penalties for violations and allow private rights of action for data breaches. Virginia, Colorado, Connecticut and Utah have also passed comprehensive privacy legislation that take effect during 2023, and several other states, as well as federal lawmakers, have proposed additional consumer privacy legislation. The complex, dynamic legal landscape regarding privacy, data protection and information security creates significant compliance challenges for us, potentially restricts our ability to collect, use and disclose data, and exposes us to additional expense, and, if we cannot comply with applicable laws in a timely manner or at all, adverse publicity, harm to our reputation, and liability.

Greenhouse Gas Emission Related Policies, Regulation, and Legislation

Governments across the globe have announced and implemented various policies, regulation, and legislation to support the transition from fossil fuels to low-carbon forms of energy and the infrastructure around that transition. The operation of our business and our customers’ use of our products and solutions and services as well as our digital applications are and may in the future be, impacted by these various government actions. In August 2022, the U.S. passed the Inflation Reduction Act (“IRA”), which consists of a number of provisions aimed directly at confronting the climate change crisis. The climate-related provisions of the IRA are projected to cut emissions by up to 40% from 2005 GHG levels in the U.S. by 2030. Among other things, the IRA introduces an ITC for standalone energy storage, which is anticipated to lower capital cost of equipment. The IRA also contains provisions with incentives for grid modernization equipment, including domestic battery cell manufacturing, battery module manufacturing and its components as well as various upstream applications. It is unknown what form any future changes or any law would take under the incoming Trump administration, and how or whether it may affect our business in the future.

Employees and Human Capital Resources

Our management and scientific teams possess considerable experience in vaccine and anti-infective research, clinical development and regulatory matters. Our research and development team includes Ph.D.-level scientists with expertise in mucosal immunology, T cells, viral vectors and virology. General and administrative includes finance, human resources, administration, business and general management. As of December 31, 2025, we had approximately 65 full-time equivalent employees, excluding interns. Our full-time equivalent employees comprised of approximately 50 in research and development and 15 in general and administrative capacities.

We also had 9 full-time equivalent contractors as of December 31, 2025.

We do not have collective bargaining agreements with our employees and have not experienced any work stoppages. We consider our relations with our employees to be good.

Our human capital resources objectives include identifying, recruiting, training, retaining, and incentivizing our existing and new employees. We maintain an equity incentive plan, the principal purpose of which is to attract, retain and reward personnel through the granting of stock-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives. We offer an employee stock purchase plan, the principal purpose of which is to assist employees in acquiring a share ownership interest in Vaxart and to help such employees provide for their future security and to encourage them to remain in the employment of Vaxart. To facilitate talent attraction and retention, we strive to make Vaxart a safe and rewarding workplace, with opportunities for our employees to grow and develop in their careers, supported by competitive compensation, benefits and health and wellness programs, and by programs that build connections between our employees.

Legal Proceedings

The information included in “Note 7. Commitments and Contingencies—(c) Litigation” to the Condensed Consolidated Financial Statements for the Quarter Ended March 31, 2026 and “Note 8. Commitments and Contingencies, section-(c) Litigation” to the Consolidated Financial Statement for the Year Ended December 31, 2025 are incorporated by reference herein.

We may also from time to time be involved in legal proceedings arising in connection with our business. Based on information currently available, we believe that the amount, or range, of reasonably possible losses in connection with any pending actions against us in excess of established reserves, in the aggregate, is not material to our condensed consolidated financial condition or cash flows. However, any current or future dispute resolution or legal proceeding, regardless of the merits of any such proceeding, could result in substantial costs and a diversion of management’s attention and resources that are needed to run our business successfully, and could have a material adverse impact on our business, financial condition and results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the financial statements which appear beginning on page F-1 of this prospectus and the information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements involving risks and uncertainties as described under the heading “Forward-Looking Statements” elsewhere in this prospectus. You should review “Risk Factors” in this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements and could otherwise affect our intended plans of operations.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K filed on March 20, 2025, for discussion and analysis of results of operations for the year ended December 31, 2024.

Company Overview

We are a clinical-stage biotechnology company primarily focused on the development of oral recombinant vaccines based on our Vector-Adjuvant-Antigen Standardized Technology (“VAAST”) proprietary oral vaccine platform. We are developing prophylactic vaccine candidates that target a range of infectious diseases, including norovirus (a widespread cause of acute gastroenteritis), coronavirus including SARS-CoV-2 (the virus that causes coronavirus disease 2019 (“COVID-19”)), and influenza. In addition, we have generated preclinical data for our first therapeutic vaccine candidate targeting cervical cancer and dysplasia caused by human papillomavirus (“HPV”). Our oral vaccines are designed to generate broad and durable immune responses that may protect against a wide range of infectious diseases and may be useful for the treatment of chronic viral infections and cancer. Our investigational vaccines are administered using a room temperature-stable tablet, rather than by injection.

Vaxart Biosciences, Inc. was originally incorporated in California under the name West Coast Biologicals, Inc. in March 2004 and changed its name to Vaxart, Inc. (“Private Vaxart”) in July 2007, when it reincorporated in the state of Delaware. On February 13, 2018, Private Vaxart completed a reverse merger (the “Merger”) with Aviragen Therapeutics, Inc. (“Aviragen”), pursuant to which Private Vaxart survived as a wholly owned subsidiary of Aviragen. Under the terms of the Merger, Aviragen changed its name to Vaxart, Inc. and Private Vaxart changed its name to Vaxart Biosciences, Inc.

Financial Operations Overview

Revenue

Non-Cash Royalty Revenue Related to Sale of Future Royalties

In April 2016, Aviragen sold certain royalty rights related to Inavir in the Japanese market for $20.0 million to HealthCare Royalty Partners III, L.P. (“HCRP”). Under the terms of our agreement with HCRP, during the first royalty interest period of April 1, 2016 through March 31, 2025, HCRP was entitled to the first $3.0 million and any cumulative remaining shortfall amount plus 15% of the next $1.0 million in royalties earned in each year commencing on April 1, with any excess revenue being retained by us. Further, during the second royalty interest period beginning April 1, 2025 and ending on December 24, 2029, HCRP is entitled to the first $2.7 million and any cumulative remaining shortfall amount plus 15% of the next $1.0 million in royalties, with any excess revenue being retained by us. A shortfall occurs when, during an annual period ending on March 31, for the first royalty interest period of April 1, 2016 through March 31, 2025, royalty payments fall below $3.0 million; and $2.7 million for the second royalty interest period of April 1, 2025 and ending on December 24, 2029, excluding the period of April 1, 2028 through December 24, 2029. In the event there is a remaining cumulative remaining shortfall amount as of December 24, 2029, then, for so long as the Company continues to receive royalties from Daiichi Sankyo Company Limited (“Daiichi Sankyo”), the sum of those royalties will be paid to HCRP until the cumulative remaining shortfall amount has been paid in full..

We are not obligated to pay HCRP any royalty payment beyond what we are paid by Daiichi Sankyo. The cumulative remaining shortfall amount is the aggregate amount of the shortfall for each annual period, which was $4.4 million as of December 31, 2025 and $6.7 million as of March 31, 2026. Even though we do not currently retain the related royalties under the transaction, as the amounts are remitted to HCRP, we will continue to record revenue related to these royalties until the amount of the associated liability and related interest is fully amortized.

Revenue from Government Contracts

In January 2024, we were awarded the 2024 ASPR-BARDA Contract by HHS BARDA, with a base and all options value of $9.3 million. Under the 2024 ASPR-BARDA Contract, we received an award to support clinical trial planning activities for a Phase 2b clinical trial that would compare our XBB vaccine candidate to an mRNA comparator to evaluate efficacy for symptomatic and asymptomatic disease, systemic and mucosal immune induction, and adverse events. Revenue from government contracts recognized on the 2024 ASPR-BARDA Contract was $0.6 million and $8.7 million for the years ended December 31, 2025, and 2024, respectively, based on the achievement of certain milestones under the 2024 ASPR-BARDA Contract. No revenue from government contracts was recognized on the 2024 ASPR-BARDA Contract for the three months ended March 31, 2026 and 2025, based on the achievement of certain milestones under the 2024 ASPR-BARDA Contract.

In June 2024, we entered into the 2024 ATI-RRPV Contract. In the second half of 2024, the 2024 ATI-RRPV Contract was modified to increase funding and expand the scope to include the manufacture of a vaccine candidate targeting the KP.2 strain and acquire an approved mRNA vaccine targeting the KP.2 strain. Pursuant to the 2024 ATI-RRPV Contract (as modified or amended from time to time), we were to receive overall funding of up to $460.7 million to conduct a Phase 2b comparative study evaluating our oral pill COVID-19 vaccine candidate against an mRNA vaccine comparator approved by the FDA. Funding has been released pursuant to authorized milestones delineated in a series of contract modifications. Pursuant to Modification No. 6 to the 2024 ATI-RRPV Contract, dated March 10, 2026 (the most recent contract modification), the total amount of funding available for payment under the 2024 ATI-RRPV Contract is approximately $316.0 million, including $67.9 million of firm fixed price amounts and the remaining amount for reimbursement of costs incurred in trial preparation and execution activities. The Company anticipates a further modification to the 2024 ATI-RRPV Contract that will reflect the reduced scope of work and corresponding reduction in funding that resulted from the stop work order issued in August 2025 that halted enrollment and therefore reduced the size of the study.

Revenue from government contracts recognized on the 2024 ATI-RRPV Contract was $36.4 million and $19.3 million for the three months ended March 31, 2026 and 2025, respectively, based on costs incurred and the achievement of firm fixed-price milestones under the 2024 ATI-RRPV Contract. Revenue from government contracts recognized on the 2024 ATI-RRPV Contract was $223.9 million and $16.2 million for the years ended December 31, 2025 and 2024, respectively, based on costs incurred and the achievement of firm fixed-price milestones under the 2024 ATI-RRPV Contract.

Revenue from Dynavax License and Collaboration Agreement

On November 4, 2025, the Company entered into an Exclusive License and Collaboration Agreement (“2025 License and Collaboration Agreement”) with Dynavax Technologies Corporation, a Sanofi company (“Dynavax”) relating to the Company’s investigational oral vaccine candidate for COVID-19 based on its proprietary oral delivery platform. Pursuant to the 2025 License and Collaboration Agreement, the Company granted Dynavax an exclusive, worldwide license to develop and commercialize the Company’s oral pill COVID-19 vaccine candidate for SARS-CoV-2, SARS coronavirus, or MERS coronavirus, including COVID-19 and all variants thereof. Under the terms of the 2025 License and Collaboration Agreement, Dynavax paid the Company an upfront license fee of $25.0 million and pursuant to the Securities Purchase Agreement (“2025 Securities Purchase Agreement”), purchased 11,111,111 shares of the Company’s common stock for $5.0 million. The common stock was issued at a price above its fair value on the issuance date, and the resulting premium of approximately $0.8 million was determined to represent additional consideration attributable to the 2025 License and Collaboration Agreement. Accordingly, this amount was included in the transaction price and allocated to the identified performance obligations.

The agreement also includes a development collaboration component under which the Company is responsible for completing its ongoing Phase 2b clinical trial and delivering the end-of-Phase 2 data package. Following delivery of the data package and the end-of-Phase 2 meeting with the FDA, Dynavax has the right, in its sole discretion, to assume responsibility for continued development of the vaccine candidate, which would require Dynavax to pay the Company a $50.0 million election payment. The agreement also provides for potential additional regulatory and commercial milestone payments and royalties on future product sales, if any, upon the achievement of specified events.

For the year ended December 31, 2025, the Company recognized revenue of $10.8 million from the 2025 License and Collaboration Agreement. As of December 31, 2025, the amount of deferred revenue was $15.0 million, of which $13.0 million was classified as current and $2.0 million as non-current. This amount is expected to be recognized as the performance obligation is satisfied through the completion of the development program.

The timing and amount of future revenue recognition under the agreement will depend on the progress and completion of the Company’s development activities and, if applicable, the achievement of potential milestone events.

Research and Development Expenses

Research and development expenses represent costs incurred on conducting research, such as developing our tablet vaccine platform, and supporting preclinical and clinical development activities of our tablet vaccine candidates. We recognize all research and development costs as they are incurred. Research and development expenses consist primarily of the following:

●	employee-related expenses, which include salaries, benefits and stock-based compensation;

●	expenses incurred under agreements with contract research organizations (“CROs”), that conduct clinical trials on our behalf;

●	expenses incurred under agreements with contract manufacturing organizations (“CMOs”), that manufacture product used in the clinical trials;

●	expenses incurred in procuring materials and for analytical and release testing services required to produce vaccine candidates used in clinical trials;

●	process development expenses incurred internally and externally to improve the efficiency and yield of the bulk vaccine and tablet manufacturing activities;

●	laboratory supplies and vendor expenses related to preclinical research activities;

●	consultant expenses for services supporting our clinical, regulatory and manufacturing activities; and

●	facilities, depreciation and allocated overhead expenses.

We do not allocate our internal expenses to specific programs. Our employees and other internal resources are not directly tied to any one research program and are typically deployed across multiple projects. Internal research and development expenses are presented as one total.

We have incurred significant external costs for CROs that conduct clinical trials on our behalf. We have captured these external costs for each vaccine program. We do not allocate external costs incurred on preclinical research or process development to specific programs.

The following table shows our period-over-period research and development expenses, identifying external costs that were incurred in each of our vaccine programs and, separately, on preclinical research and process development for the three months ended March 31, 2026 and 2025 (in thousands):

	Three Months Ended March 31,
	2026	2025

External program costs:
Norovirus program	$48	$1,556
COVID-19 program	20,393	15,718
Other programs	—	306
Preclinical research	81	399
Process development	—	46
Total external costs	20,522	18,025
Internal costs	8,891	12,719
Total research and development	$29,413	$30,744

The following table shows our period-over-period research and development expenses, identifying external costs that were incurred in each of our vaccine programs and, separately, on preclinical research and process development for years ended December 31 (in thousands):

	Year Ended December 31,
	2025	2024

External program costs:
Norovirus program	$3,638	$3,178
COVID-19 program	155,049	16,883
Other programs	345	32
Preclinical research	767	1,909
Process development	46	271
Total external costs	159,845	22,273
Internal costs	41,731	51,940
Total research and development costs	$201,576	$74,213

We expect to incur significant research and development expenses in the remainder of 2026 and beyond as we advance our tablet vaccine candidates into and through clinical trials, pursue regulatory approval of our tablet vaccine candidates and prepare for a possible commercial launch, all of which will also require a significant investment in manufacturing and inventory related costs. To the extent that we enter into licensing, partnering or collaboration agreements, a significant portion of such costs may be borne by third parties.

The process of conducting clinical trials necessary to obtain regulatory approval is costly and time consuming. We may never succeed in achieving marketing approval for our tablet vaccine candidates. The probability of successful commercialization of our tablet vaccine candidates may be affected by numerous factors, including clinical data obtained in future trials, competition, manufacturing capability and commercial viability. As a result, we are unable to determine the duration and completion costs of our research and development projects or when and to what extent we will generate revenue from the commercialization and sale of any of our tablet vaccine candidates.

General and Administrative Expense

General and administrative expenses consist of personnel costs, insurance, allocated expenses and expenses for outside professional services, including legal, audit, accounting, public relations, market research and other consulting services. Personnel costs consist of salaries, benefits and stock-based compensation. Allocated expenses consist of rent, depreciation and other facilities-related expenses.

Results of Operations

As we continue to explore commercial opportunities, and plan to work with business partners, in both U.S. and international markets, we remain attentive to evolving global economic conditions, including uncertainties related to international trade policies, tariffs, and supply chain dynamics. Although these factors have not had a material impact on our operations to date, future changes in trade regulations, tariff structures, or logistical constraints could influence the cost, availability, or timing of materials, services and other components associated with the development of our tablet vaccines and manufacturing capabilities. We continue to monitor these developments closely to maintain operational efficiency and help mitigate potential future impacts.

The following table presents period-over-period changes in selected items in the condensed consolidated statements of operations and comprehensive loss for the three months ended March 31, 2026 and 2025 (in thousands, except percentages):

	Three Months Ended March 31,
	2026	2025	% Change

Revenue	$39,227	$20,876	88%

Operating expenses	34,054	35,811	(5)%

Operating income (loss)	5,173	(14,935)	135%

Net non-operating income (expense)	35	(561)	106%

Income (loss) before income taxes	5,208	(15,496)	134%

Provision for income taxes	29	95	(69)%

Net income (loss)	$5,179	$(15,591)	133%

The following table presents period-over-period changes in selected items in the consolidated statements of operations and comprehensive income (loss) for years ended December 31 (in thousands, except percentages):

	2025	% Change	2024

Revenue	$237,258	727%	$28,700

Operating expenses	219,184	131%	94,993

Operating income (loss)	18,074	127%	(66,293)

Net non-operating expense	(1,271)	222%	(395)

Income (loss) before income taxes	16,803	125%	(66,688)

Provision for income taxes	476	83%	260

Net income (loss)	$16,327	124%	$(66,948)

Total Revenue

For the three months ended March 31, 2026 and 2025

The following table summarizes the period-over-period changes in our revenues for the three months ended March 31, 2026 and 2025 (in thousands, except percentages):

	Three Months Ended March 31,
	2026	2025	% Change

Non-cash royalty revenue related to sale of future royalties	$42	$1,579	(97)%
Revenue from government contracts	36,370	19,297	88%
Collaboration revenue	2,815	—	—%
Total revenue	$39,227	$20,876	88%

Non-cash Royalty Revenue Related to Sale of Future Royalties

For the three months ended March 31, 2026 and 2025, non-cash royalty revenue related to sale of future royalties from Daiichi Sankyo was $42,000 and $1.6 million, respectively. We continue to have non-cash royalty revenue as all royalties received for the three months ended March 31, 2026 and 2025 were required to be paid to HCRP.

Revenue from Government Contracts

For the three months ended March 31, 2026 and 2025, revenue from government contracts was $36.4 million and $19.3 million, respectively. The revenue from government contracts consists of the 2024 ASPR-BARDA Contract awarded to us in January 2024 and the 2024 ATI-RRPV Contract awarded to us in June 2024. No revenue was recognized under the 2024 ASPR-BARDA Contract for the three months ended March 31, 2026 and 2025, respectively. Revenue from the 2024 ATI-RRPV Contract was $36.4 million and $19.3 million for the three months ended March 31, 2026 and 2025, respectively.

License and Collaboration Revenue

For the three months ended March 31, 2026 and 2025, collaboration revenue was $2.8 million, compared to zero for both license and collaboration revenue for the three months ended March 31, 2025. The license and collaboration revenue derives from the 2025 License and Collaboration Agreement signed in November 2025.  Revenue recognized in 2026 primarily relates to the portion of the upfront consideration allocated to development activities performed during the period.

For the years ended December 31, 2025 and 2024

The following table summarizes the period-over-period changes in our revenue for years ended December 31 (in thousands, except percentages):

	2025	% Change	2024

Non-cash royalty revenue related to sale of future royalties	$1,929	(50)%	$3,842
Revenue from government contracts	224,516	803%	24,858
License revenue	8,705	100%	—
Collaboration revenue	2,108	100%	—
Total revenue	$237,258	727%	$28,700

Non-cash Royalty Revenue Related to Sale of Future Royalties

For the year ended December 31, 2025, non-cash royalty revenue related to the sale of future royalties from Daiichi Sankyo was $1.9 million, compared to $3.8 million for the year ended December 31, 2024. We continue to have non-cash royalty revenue as all royalties received in the years ended December 31, 2025 and 2024 were required to be paid to HCRP.

Revenue from Government Contracts

For the years ended December 31, 2025 and 2024, revenue from government contracts was $224.5 million and $24.9 million, respectively. The revenue from government contracts consists of the 2024 ASPR-BARDA Contract awarded to us in January 2024 and the 2024 ATI-RRPV Contract awarded to us in June 2024. Revenue from the 2024 ASPR-BARDA Contract was $0.6 million and $8.7 million for the years ended December 31, 2025 and 2024, respectively. Revenue from the ATI-RRPV Contract was $223.9 million and $16.2 million for the years ended December 31, 2025 and 2024, respectively.

License and Collaboration Revenue

For the years ended December 31, 2025, license revenue was $8.7 million, and collaboration revenue was $2.1 million, compared to zero for the year ended December 31, 2024. The license and collaboration revenue derives from the 2025 License and Collaboration Agreement signed in November 2025.  Revenue recognized during 2025 primarily relates to the transfer of the exclusive license and the portion of the upfront consideration allocated to development activities performed during the period.

Total Operating Expenses

For the three months ended March 31, 2026 and 2025

The following table summarizes the period-over-period changes in our operating expenses for the three months ended March 31, 2026 and 2025 (in thousands, except percentages):

	Three Months Ended March 31,
	2026	2025	% Change

Research and development	$29,413	$30,744	(4)%
General and administrative	4,641	5,067	(8)%
Total operating expenses	$34,054	$35,811	(5)%

Research and Development

For the three months ended March 31, 2026, research and development expenses decreased by $1.3 million, or 4%, compared to the three months ended March 31, 2025. The net decrease was primarily due to a decrease in personnel, preclinical and manufacturing costs, partially offset by an increase in clinical trial expenses related to our COVID-19 vaccine candidate.

General and Administrative

For the three months ended March 31, 2026, general and administrative expenses decreased by $0.4 million, or 8%, compared to the three months ended March 31, 2025. The net decrease was primarily due to a decrease in personnel, facilities and recruiting costs, partially offset by an increase in professional and legal fees.

For the years ended December 31, 2025 and 2024

The following table summarizes the period-over-period changes in our operating expenses for years ended December 31 (in thousands, except percentages):

	2025	% Change	2024

Research and development	$201,576	172%	$74,213
General and administrative	17,608	(15)%	20,780
Total operating expenses	$219,184	131%	$94,993

Research and Development

For the year ended December 31, 2025, research and development expenses were $201.6 million, an increase of $127.4 million, or 172%, compared to $74.2 million for the year ended December 31, 2024. The increase was primarily due to clinical trial expenses related to our COVID-19 vaccine candidate, partially offset by a decrease in expense related to manufacturing, preclinical, personnel costs and facilities expense.

General and Administrative

For the year ended December 31, 2025, general and administrative expenses were $17.6 million, a decrease of $3.2 million, or 15% compared to $20.8 million for the year ended December 31, 2024. The decrease was primarily due to personnel costs, legal and professional fees, and facilities expense.

Non-Operating Income (Expense)

The following table summarizes the period-over-period changes in our non-operating income for the three months ended March 31, 2026 and 2025 (in thousands, except percentages):

	Three Months Ended March 31,
	2026	2025	% Change

Interest income	$551	$437	26%
Non-cash interest expense related to sale of future royalties	(505)	(997)	(49)%
Other income (expense), net	(11)	(1)	(1,000)%
Net non-operating income (expense)	$35	$(561)	106%

For the three months ended March 31, 2026, we recorded interest income of $0.6 million, a 26% increase from the $0.4 million interest income recorded in the three months ended March 31, 2025. The increase is primarily due to the increase in our cash, cash equivalents and investments balance.

Non-cash interest expense related to sale of future royalties representing imputed interest on the unamortized portion of the sale of future royalties liability, was $0.5 million for the three months ended March 31, 2026, with $1.0 million for the three months ended March 31, 2025 due to a decrease in non-cash royalty revenue payable to HCRP.

The following table summarizes the period-over-period changes in our net non-operating expense for years ended December 31, 2025 (in thousands, except percentages):

	2025	% Change	2024

Interest income	$1,596	(37)%	$2,543
Non-cash interest expense related to sale of future royalties	(2,823)	(5)%	(2,969)
Other income (expense), net	(44)	(242)%	31
Net non-operating expense	$(1,271)	222%	$(395)

For the year ended December 31, 2025, we recorded interest income of $1.6 million, a 37% decrease from the $2.5 million interest income recorded in the year ended December 31, 2024. The decrease is primarily due to lower cash, cash equivalents and investments balance, and lower interest rates in 2025.

Non-cash interest expense related to sale of future royalties representing imputed interest on the unamortized portion of the sale of future royalties liability, decreased to $2.8 million for the year ended December 31, 2025, from $3.0 million in 2024, due to a decrease in non-cash royalty revenue payable to HCRP.

Provision for Income Taxes

The following table summarizes the period-over-period changes in our provision for income taxes for the three months ended March 31, 2026 and 2025 (in thousands, except percentages):

	Three Months Ended March 31,
	2026	2025	% Change

Foreign withholding tax on royalty revenue	$2	$79	(97)%
Foreign taxes payable on intercompany interest	27	16	69%
Provision for income taxes	$29	$95	(69)%

The provision for income taxes was $29,000 and $95,000 for the three months ended March 31, 2026 and 2025, respectively. The tax charge relates to foreign tax expense attributable to interest on an intercompany loan from a foreign subsidiary, and a 5% withholding tax on royalty revenue earned on sales of Inavir in Japan, which is potentially recoverable as a foreign tax credit but expensed because we record a 100% valuation allowance against our deferred tax assets. The amount of foreign withholding tax expense recorded is directly proportional to Inavir royalties, including the portion that we pass through to HCRP.

The following table summarizes the period-over-period changes in our provision for income taxes for years ended December 31 (in thousands, except percentages):

	2025	% Change	2024

Foreign withholding tax on royalty revenue	$96	(50)%	$192
Foreign taxes payable on intercompany interest	377	481%	65
State income taxes	3	—%	3
Provision for income taxes	$476	83%	$260

The provision for income taxes was $0.5 million and $0.3 million for the years ended December 31, 2025 and 2024, respectively. The tax charge primarily relates to interest on an intercompany loan from a foreign subsidiary, and a 5% withholding tax on royalty revenue earned on sales of Inavir in Japan, which is potentially recoverable as a foreign tax credit but expensed because we record a 100% valuation allowance against our deferred tax assets. The amount of income tax expense recorded is directly proportional to Inavir royalties, including the portion that we pass through to HCRP.

Liquidity and Capital Resources

We are a clinical-stage biotechnology company with no product sales. Our primary source of financing is from the sale and issuance of common stock as well as funding from HHS BARDA. In the past, we have also obtained funds from the issuance of common stock warrants, secured debt and preferred stock and from collaboration agreements.

In September 2021, we entered into a Controlled Equity Offering Sales Agreement (the “September 2021 ATM”), under which we may offer and sell, from time to time through sales agents, shares of our common stock having an aggregate offering price of up to $100 million. We incurred direct expenses and paid sales commissions of up to 3.0% of gross proceeds from the sale of shares under the September 2021 ATM. In the year ended December 31, 2024, 7,719,641 shares were issued and sold under the September 2021 ATM for gross proceeds of $9.1 million, which, after deducting sales commissions and expenses incurred to date, resulted in net proceeds of $8.8 million. Effective October 18, 2024, the Company terminated the September 2021 ATM and discontinued all offers and sales of common stock thereunder.

In January 2024, we entered into a securities purchase agreement (the “2024 Securities Purchase Agreement”) with RA Capital Healthcare Fund, L.P. pursuant to which 15,384,615 shares of our common stock were sold to RA Capital Healthcare Fund, L.P. at an offering price of $0.65 per share. The gross proceeds from the 2024 Securities Purchase Agreement were $10.0 million and, after deducting offering expenses, the net proceeds were $9.9 million.

In January 2024, we were awarded the 2024 ASPR-BARDA Contract with a base and all options value of $9.3 million. Under the 2024 ASPR-BARDA Contract, we received an award to support clinical trial planning activities for a Phase 2b clinical trial that would compare our XBB vaccine candidate to an mRNA comparator to evaluate efficacy for symptomatic and asymptomatic disease, systemic and mucosal immune induction, and adverse events. The 2024 ASPR-BARDA Contract originally had a period of performance term that was set to expire in July 2024, but we entered into an amendment in July 2024 that extended the period of performance expiration date into October 2024. BARDA and Vaxart are currently discussing contract closeout for the 2024 ASPR-BARDA Contract. As of December 31, 2024, we received approximately $9.3 million of cash payments under the 2024 ASPR-BARDA Contract.

In June 2024, we entered into an underwriting agreement with Oppenheimer & Co. Inc., relating to the issuance and sale by us in an underwritten registered direct offering (the “June 2024 Offering”) of 50,000,000 shares of our common stock at a price of $0.80 per share. The gross proceeds to us from such offering were $40.0 million, and after deducting the underwriting discounts and commissions and other offering expenses paid by us, the net proceeds were $37.5 million.

In June 2024, we entered into the 2024 ATI-RRPV Contract. Pursuant to the 2024 ATI-RRPV Contract, we were authorized to receive overall funding of up to $460.7 million to conduct a Phase 2b comparative study evaluating our oral pill COVID-19 vaccine candidate against an mRNA vaccine comparator approved by the U.S. Food and Drug Administration, manufacture a COVID-19 vaccine candidate targeting the KP.2 strain, and acquire an approved mRNA vaccine targeting the KP.2 strain. As of March 31, 2026, we have received $218.9 million of cash payments under the 2024 ATI-RRPV Contract. Subsequent to March 31, 2026, through the filing date of this prospectus, we have received $19.8 million under the 2024 ATI-RRPV Contract. As of December 31, 2025, we have received $189.1 million of cash payments under the 2024 ATI-RRPV Contract. On August 5, 2025, the Company received written notification from ATI in the form of a stop work order directing the Company to stop work on screening and enrollment for the COVID-19 Phase 2b trial under the 2024 ATI-RRPV Contract as of the notification date. On October 8, 2025, the Company received a follow-up notice from ATI, which indicated that BARDA intends to conclusively exclude work subject to the foregoing stop work order from the 2024 ATI-RRPV Contract. The Company was, however, authorized to continue efforts associated with the per protocol follow-up of all participants dosed as of the notification date in the study under the terms of the 2024 ATI-RRPV Contract. When the Company received the August notification, we had enrolled approximately half of the targeted number of participants for the study. On March 10, 2026, we entered into Modification No. 6 to the 2024 ATI-RRPV Contract, which increased the total amount of funding available for payment to approximately $316.0 million. The Company anticipates a further modification to the 2024 ATI-RRPV Contract that will reflect the reduced scope of work and corresponding reduction in funding that resulted from the previously issued stop work orders that halted enrollment and therefore reduced the size of the study.

In March 2025, the Company entered into an At the Market Offering Agreement (the “March 2025 ATM”) with Citizens JMP Securities, LLC (“Citizens”) and B. Riley Securities, Inc. (“B. Riley” and, together with Citizens, the “Managers”), pursuant to which the Company may offer and sell, from time to time through the Managers, shares of its common stock having an aggregate offering price of up to $50 million. The shares will be sold pursuant to an effective registration statement on Form S-3 (Registration Statement No. 333-270671), as previously filed with the U.S. Securities and Exchange Commission (the “SEC”). The Company filed a prospectus supplement, dated March 21, 2025, with the SEC in connection with the offer and sale of the shares under the March 2025 ATM. The Company will pay the Managers a placement fee of up to 3% of the gross sale price from each sale of the shares under the March 2025 ATM. During the year ended December 31, 2025, 382,700 shares were issued and sold under the March 2025 ATM for gross proceeds of $0.2 million, which, after deducting sales commissions and expenses incurred to date, resulted in net proceeds of $0.1 million. As of December 31, 2025. During the three months ended March 31, 2026, no shares were issued and sold under the March 2025 ATM. As of March 31, 2026, approximately $48.4 million of our common stock remained available for issuance and sale pursuant to the March 2025 ATM. However, we are unable to leverage the ATM at this time because our common stock has been delisted from trading on The Nasdaq Capital Market.

Effective July 8, 2025, Nasdaq suspended trading in our common stock and the Company was formally delisted from Nasdaq following a final determination by the Nasdaq's Listing Qualifications Department on November 3, 2025. Our common stock has been quoted on the OTCQX under the ticker symbol “VXRT” since the stock was suspended from trading on Nasdaq on July 8, 2025. The National Securities Markets Improvement Act of 1996 prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” As Nasdaq has officially delisted our securities, our securities are not covered securities since OTCQX-traded securities are not considered covered securities, and we will need to follow each state’s blue sky laws for offers and sales of our securities made to residents of that state. This state-level regulation introduces additional compliance requirements for brokers to consider when trading in our securities and will further negatively impact any trading liquidity in our securities.

On November 4, 2025, the Company entered into (i) an Exclusive License and Collaboration Agreement (the “License and Collaboration Agreement”) with Dynavax Technologies Corporation relating to the Company’s investigational oral vaccine candidate for COVID-19 based on its proprietary oral delivery platform and (ii) a Securities Purchase Agreement with Dynavax for the sale of the Company’s common stock. Pursuant to the 2025 License and Collaboration Agreement, the Company granted Dynavax an exclusive, worldwide license to develop and commercialize the Company’s oral pill COVID-19 vaccine candidate for SARS-CoV-2, SARS coronavirus, or MERS coronavirus, including COVID-19 and all variants thereof. Under the terms of the 2025 License and Collaboration Agreement, Dynavax paid the Company an upfront license fee of $25.0 million and purchased $5.0 million of the Company’s common stock pursuant to the Securities Purchase Agreement. The 2025 License and Collaboration Agreement includes a collaboration component designed to facilitate the efficient development, regulatory approval, and commercialization of products within the defined field of use, as described in greater detail in the Current Report on Form 8-K filed by the Company with the SEC on November 5, 2025. Pursuant to the Securities Purchase Agreement, the Company sold and issued 11,111,111 shares of common stock at a per share purchase price of $0.45 under the Company’s shelf registration statement on Form S-3, including the prospectus dated May 5, 2025 contained therein, and the prospectus supplement dated November 4, 2025.

On February 10, 2026, Sanofi completed its acquisition of Dynavax. As a result of the consummation of the merger, Dynavax became an indirect wholly owned subsidiary of Sanofi. There can be no assurance that Dynavax will continue to perform the obligations under the 2025 License and Collaboration Agreement or that Dynavax will not exercise its right to terminate the agreement.

As of March 31, 2026, we had approximately $61.0 million of cash, cash equivalents and short-term investments and as of December 31, 2025, we had approximately $63.8 million of cash, cash equivalents and short-term investments. We believe our cash, cash equivalents and investments are sufficient to fund our planned operations for at least 12 months from the date of issuance of this prospectus. To continue operations thereafter, we expect that we will need to raise further capital, through the sale of additional securities or otherwise however, adequate funding may not be available to us on acceptable terms, or at all, particularly in light of current economic uncertainty, high interest rates, rising inflation, tariffs, and the potential for local and/or global economic recession. Our future capital requirements and the adequacy of our available funds will depend on many factors, most notably our ability to successfully commercialize our products and services.

In April 2026, the Company entered into a purchase agreement (the “April 2026 ELOC”) with Lincoln Park Capital Fund, LLC (“LPC”), pursuant to which the Company may sell, from time to time, shares of its common stock having an aggregate offering price of up to $25.0 million (the “Commitment Amount”), subject to certain limitations and conditions. The Company intends to file a registration statement with the SEC covering the resale by LPC of the Purchase Shares that have been and may be issued to LPC under the April 2026 ELOC.

We may fund a significant portion of our ongoing operations through partnering and collaboration agreements which, while reducing our risks and extending our cash runway, will also reduce our share of eventual revenues, if any, from our vaccine candidates. We may be able to fund certain activities with assistance from government programs. The sale of additional equity would result in additional dilution to our stockholders. We may also fund our operations through debt financing, which would result in debt service obligations, and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. If we are unable to raise additional capital in sufficient amounts or on acceptable terms, we may be required to delay, limit, reduce, or terminate our product development or future commercialization efforts or grant rights to develop and market vaccine candidates that we would otherwise prefer to develop and market ourselves. Any of these actions could harm our business, results of operations and prospects.

Based on management’s current plan, which reflects updated assumptions based on events occurring after March 31, 2026, we expect to have cash runway into the second quarter of 2027. See Note 13 to the Condensed Consolidated Financial Statements For the three months ended March 31, 2026 and 2025. Accordingly, management concluded that the conditions and events that previously raised substantial doubt about our ability to continue as a going concern have been alleviated. The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

Our future funding requirements will depend on many factors, including the following:

●	the timing and costs of our planned preclinical studies for our product candidates;

●	the timing and costs of our planned clinical trials of our product candidates;

●	our manufacturing capabilities, including the availability of contract manufacturing organizations to supply our product candidates at reasonable cost;

●	the amount and timing of royalties received on sales of Inavir;

●	the number and characteristics of product candidates that we pursue;

●	the outcome, timing and costs of seeking regulatory approvals;

●	revenue received from commercial sales of our future products, which will be subject to receipt of regulatory approval;

●	the terms and timing of any future collaborations, licensing, consulting or other arrangements that we may enter into;

●

the amount and timing of any payments that may be required in connection with the licensing, filing, prosecution, maintenance, defense and enforcement of any patents or patent applications or other intellectual property rights;

●	the current economic uncertainty, high interest rates, rising inflation, tariffs, and the potential for local and/or global economic recession;

●	our ability to maintain an active trading market for our common stock; and

●	the extent to which we in-license or acquire other products and technologies.

Cash Flows

For the three months ended March 31, 2026 and 2025

The following table summarizes our cash flows for the periods indicated (in thousands):

	Three Months Ended March 31,
	2026	2025

Net cash used in operating activities	$(2,054)	$(9,599)
Net cash (used in) provided by investing activities	(676)	13,232
Net cash used in financing activities	(338)	(164)

Net increase (decrease) in cash and cash equivalents	$(3,068)	$3,469

Net Cash Used in Operating Activities

We experienced negative cash flow from operating activities for the three months ended March 31, 2026 and 2025, in the amounts of $2.1 million and $9.6 million, respectively. The cash used in operating activities in the three months ended March 31, 2026, was driven by net income of $5.2 million, partially offset by an increase in working capital of $10.0 million (consisting of an increase in receivables from government contracts and accounts payable and partially offset by a decrease in accrued labilities, accounts receivable, and prepaid expenses), and adjustments for net non-cash expenses related to depreciation and amortization, accretion of discount on investments, net, stock-based compensation, non-cash interest expense related to sale of future royalties and non-cash revenue related to sale of future royalties totaling $2.7 million. The cash used in operating activities in the three months ended March 31, 2025, was due to cash used to fund a net loss of $15.6 million, partially offset by a decrease in working capital of $3.4 million, and adjustments for net non-cash expenses related to depreciation and amortization, accretion of discount on investments, net, stock-based compensation, non-cash interest expense related to sale of future royalties and non-cash revenue related to sale of future royalties totaling $2.6 million.

Net Cash (Used in) Provided by Investing Activities

In the three months ended March 31, 2026, we purchased $0.2 million of investments, net of maturities, and used $0.2 million to purchase property and equipment, net of proceeds. In the three months ended March 31, 2025, we received $13.4 million from maturities of investments, net of purchases, and used $0.1 million of cash to purchase property and equipment.

Net Cash Used in Financing Activities

In the three months ended March 31, 2026, we used $0.3 million to acquire common stock to settle employee tax withholding liabilities. In the three months ended March 31, 2025, we used $0.2 million to acquire common stock to settle employee tax withholding liabilities.

For the years ended December 31, 2025 and 2026.

The following table summarizes our cash flows for the periods indicated (in thousands):

	Year Ended December 31,
	2025	2024

Net cash provided by (used in) operating activities	$7,714	$(44,764)
Net cash provided by (used in) investing activities	16,632	(21,324)
Net cash provided by financing activities	4,239	56,562
Net increase (decrease) in cash and cash equivalents	$28,585	$(9,526)

Net Cash Provided by (Used in) Operating Activities

Net cash provided by operating activities was $7.7 million for the year ended December 31, 2025, compared to net cash used in operating activities of $44.8 million for the year ended December 31, 2024. The cash provided by operating activities for the year ended December 31, 2025, was driven by income of $16.3 million and adjustments for net non-cash income related to depreciation and amortization, stock-based compensation and non-cash interest expense related to sale of future royalties, net of non-cash revenue related to the gain on modification of lease liability, sale of future royalties and amortization of discount on investments, net totaling $14.0 million, partially offset by a decrease in working capital of $22.6 million. The cash used in operating activities for the year ended December 31, 2024, was due to cash used to fund a net loss of $66.9 million and an increase in working capital of $3.3 million, partially offset by adjustments for net non-cash income related to depreciation and amortization, stock-based compensation and non-cash interest expense related to sale of future royalties, net of non-cash revenue related to sale of future royalties and amortization of discount on investments, net totaling $18.9 million.

Net Cash Provided by (Used in) Investing Activities

In the year ended December 31, 2025, we received $16.8 million from maturities of investments, net of purchases, and used $0.1 million of cash to purchase property and equipment, net of proceeds. In 2024, we used $20.8 million of cash to purchase investments, net of maturities, and used $0.6 million of cash to purchase property and equipment.

Net Cash Provided by Financing Activities

In the year ended December 31, 2025, we received net financing proceeds of $4.2 million from the sale of our common stock under the Dynavax Purchase Agreement, net proceeds of $53,000 from the sale of our common stock under the March 2025 ATM, and $0.2 million from the issuance of treasury stock under the employee stock purchase plan, partially offset by $0.2 million from treasury stock acquired to settle employee tax withholding liabilities. In 2024, we received net proceeds of $37.5 million from the sale of our common stock under the June 2024 Offering, net proceeds of $8.8 million from the sale of our common stock under the September 2021 ATM, net proceeds of $9.9 million from the sale of our common stock under the 2024 Securities Purchase Agreement and $0.5 million from the issuance of common stock and treasury stock under the employee stock purchase plan, partially offset by $0.2 million from common stock acquired to settle employee tax withholding liabilities.

Contractual Obligations and Commercial Commitments

As of March 31, 2026

We have the following contractual obligations and commercial commitments as of March 31, 2026 (in thousands):

Contractual Obligation	Total	< 1 Year	1 - 3 Years	3 - 5 Years	> 5 Years

Long Term Debt, HCRP	$16,323	$1,861	$5,520	$5,520	$3,422
Operating Leases	9,182	3,144	6,038	—	—
Purchase Obligations	19,388	19,388	—	—	—
Total	$44,893	$24,393	$11,558	$5,520	$3,422

Long Term Debt, HCRP. Under an agreement executed in 2016, during the first royalty interest period of April 1, 2016 through March 31, 2025, we were obligated to pay HCRP the first $3.0 million and any cumulative remaining shortfall amount plus 15% of the next $1.0 million in royalties earned in each year commencing on April 1, with any excess revenue being retained by us. Further, during the second royalty interest period beginning April 1, 2025 and ending on December 24, 2029, HCRP is entitled to the first $2.7 million and any cumulative remaining shortfall amount plus 15% of the next $1.0 million in royalties, with any excess revenue being retained by us. See Note 6 to the Condensed Consolidated Financial Statements in Part I, Item 1 for further details.

Operating leases. Operating lease amounts include future minimum lease payments under all our non-cancelable operating leases with an initial term in excess of one year. On April 20, 2026, Vaxart, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its lease agreement (the “Utah Avenue Lease”) with a landlord (the “Utah Avenue Landlord”) relating to certain properties currently leased to the Company that are located on Utah Avenue in South San Francisco, California. Pursuant to the Amendment, the Company agreed to lease from the Utah Avenue Landlord two additional suites in an additional building on Utah Avenue with a total of approximately 3,531 rentable square feet of space (the “Additional Leased Space”), effective as of May 14, 2026 (the “Expansion Commencement Date”). The term of the lease of the Additional Leased Space is 36 months from the Expansion Commencement Date, unless earlier terminated pursuant to the terms of the Amendment and the Utah Avenue Lease.

As previously disclosed, in December 2025, the Company entered into a termination agreement (the “Termination Agreement”) with another landlord (the “Harbor Way Landlord”) in connection with the termination of that certain lease agreement (the “Harbor Way Lease”) for certain premises located at 170 Harbor Way, South San Francisco, California 94080 that served as the Company’s headquarters. The Harbor Way Lease consists of approximately 24,606 square feet of rentable space. Pursuant to the Termination Agreement, the Company and the Harbor Way Landlord agreed to terminate the Harbor Way Lease effective as of May 15, 2026.

Purchase obligations. As of March 31, 2026, the Company had approximately $19.3 million of non-cancelable purchase commitments, principally for clinical services which are expected to be paid within the next year. Approximately $18.2 million of non-cancelable purchase commitments are attributable to a third-party vendor that provides clinical services, that is reimbursable at approximately $19.6 million under a cost-plus-fixed-fees arrangement in the ATI-RRPV Contract.

As of December 31, 2025

We had the following contractual obligations and commercial commitments as of December 31, 2025 (in thousands):

Contractual Obligation	Total	< 1 Year	1 - 3 Years	3 - 5 Years	> 5 Years

Long Term Debt, HCRP	$17,000	$1,381	$5,520	$5,520	$4,579
Operating Leases	10,408	3,651	5,997	760	—
Purchase Obligations	21,119	21,119	—	—	—
Total	$48,527	$26,151	$11,517	$6,280	$4,579

Long Term Debt, HCRP. Under an agreement executed in 2016, during the first royalty interest period of April 1, 2016 through March 31, 2025, we were obligated to pay HCRP the first $3.0 million and any cumulative remaining shortfall amount plus 15% of the next $1.0 million in royalties earned in each year commencing on April 1, with any excess revenue being retained by us. Further, during the second royalty interest period beginning April 1, 2025 and ending on December 24, 2029, HCRP is entitled to the first $2.7 million and any cumulative remaining shortfall amount plus 15% of the next $1.0 million in royalties, with any excess revenue being retained by us. See Note 6 to the Consolidated Financial Statements for further details.

Operating leases. Operating lease amounts include future minimum lease payments under all our non-cancellable operating leases with an initial term in excess of one year. See Note 7 to the Consolidated Financial Statements for further details.

Purchase obligations. These amounts include an estimate of all open purchase orders and contractual obligations in the ordinary course of business, including commitments with contract manufacturers and suppliers for which we have not received the goods or services. We consider all open purchase orders, which are generally enforceable and legally binding, to be commitments, although the terms may afford us the option to cancel based on our business needs prior to the delivery of goods or performance of services.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our condensed consolidated financial statements and consolidated financial statements, as applicable, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate these estimates and judgments. We base our estimates on historical experience and on various assumptions that we believe to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities and the recording of revenue and expenses that are not readily apparent from other sources. Actual results may differ materially from these estimates. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Accrued Research and Development Expenses

We record accrued expenses for estimated costs of research and development activities conducted by third-party service providers, which include the conduct of preclinical studies and clinical trials, and contract manufacturing activities. We record the estimated costs of research and development activities based upon the estimated amount of services provided and include the costs incurred but not yet invoiced within other accrued liabilities in the consolidated balance sheets and within research and development expense in the condensed consolidated statements of operations and comprehensive loss and consolidated statements of operations and comprehensive income (loss), as applicable. These costs can be a significant component of our research and development expenses.

We estimate the amount of work completed through discussions with internal personnel and external service providers as to the progress or stage of completion of the services and the agreed-upon fee to be paid for such services. We make significant judgments and estimates in determining the accrued balance in each reporting period. As actual costs become known, we adjust our accrued estimates.

Intangible Assets

Intangible assets comprise developed technology and intellectual property. Intangible assets are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over useful life of 11.75 years for developed technology and 20 years for intellectual property. The fair value as of March 31, 2026 is being amortized on a straight-line basis over the remaining period of 3.6 years and 1.8 years for developed technology and intellectual property, respectively. The fair value as of December 31, 2025, is being amortized on a straight-line basis over the remaining period of 3.9 years.

Revenue from Government Contracts

Under firm fixed-price milestone contracts, we recognize the firm fixed-price revenue as the milestones are substantially complete and the firm fixed-price for the milestone is earned (“firm fixed-price milestone”). Cash received in advance of the completion of a firm fixed-price milestone will be recorded as deferred revenue until the milestone has been substantially completed and earned. Under cost reimbursable contracts, we recognize revenue as allowable costs are incurred and the fixed fee is earned (“cost-plus-fixed-fee”). Reimbursable costs under the contract primarily include direct labor, subcontract costs, materials, equipment, travel, and approved overhead and indirect costs. Fixed fees under cost reimbursable contracts are earned in proportion to the allowable costs incurred in performance of the work relative to total estimated contract costs, with such costs incurred representing a reasonable measurement of the proportional performance of the work completed.

Payments to us under cost reimbursable contracts are provisional payments subject to adjustment upon annual audit by the government. Management believes that revenue for periods not yet audited has been recorded in amounts that are expected to be realized upon final audit and settlement. When the final determination of the allowable costs for any year has been made, revenue and billings may be adjusted accordingly in the period that the adjustment is known.

Revenue from the 2025 License and Collaboration Agreement

The Company enters into license and collaboration agreements that may include the grant of licenses to intellectual property, research and development services, participation on joint governance committees, and manufacturing technology transfer. The terms of such arrangements may include non-refundable upfront payments, development and regulatory milestone payments, sales-based milestone payments, royalties on future product sales, and other contingent payments.

The Company accounts for its license and collaboration agreements in accordance with ASC 606, Revenue from Contracts with Customers. Under ASC 606, the Company identifies the performance obligations in the contract, determines the transaction price, allocates the transaction price to the identified performance obligations based on their relative standalone selling prices, and recognizes revenue when, or as, the performance obligations are satisfied.

Performance obligations under these arrangements may include licenses to intellectual property and research and development services. The Company evaluates whether licenses are distinct from other promised services and whether they represent functional intellectual property that provides a right to use intellectual property as it exists at a point in time or symbolic intellectual property that provides a right to access intellectual property over time. Licenses determined to be functional intellectual property are recognized at a point in time when control transfers to the customer. Research and development services are generally recognized over time as the services are performed.

The transaction price may include fixed consideration, such as upfront payments, and variable consideration, such as milestone payments and royalties. Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Milestone payments that are not subject to the sales-based royalty exception are evaluated under the variable consideration constraint and recognized when the associated uncertainty is resolved. Sales-based milestone payments and royalties are recognized as revenue when the underlying sales occur.

For performance obligations satisfied over time, the Company measures progress using an input method based on costs incurred relative to total estimated costs to complete the performance obligation. Estimates of total costs are reassessed at each reporting period, and adjustments to revenue are recorded as a cumulative catch-up if estimates change.

Stock-Based Compensation

We measure the fair value of all stock option awards to employees, non-executive directors and consultants on the grant date, and record the fair value of these awards, net of estimated forfeitures, as compensation expense over the service period. The fair value of options is estimated using the Black-Scholes valuation model and the expense recorded is affected by subjective assumptions regarding a number of variables, as follows:

Expected term – This represents the period that our stock-based awards granted are expected to be outstanding and is determined using the simplified method (the arithmetic average of its original contractual term and its average vesting term). We have very limited historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for our stock-based awards. Based on the weighted average applied to options awarded in the three months ended March 31, 2026, a notional 10% decrease in expected term would have reduced the fair value and the related compensation expense by approximately 2.4%. Based on the weighted average applied to options awarded in 2025, a notional 10% decrease in expected term would have reduced the fair value and the related compensation expense by approximately 2.2%.

Expected volatility – This is a measure of the amount by which our common stock price has fluctuated or is expected to fluctuate. Since the beginning of 2020 we have measured volatility based on the historical volatility of our own stock over the retrospective period corresponding to the expected term of the options on the measurement date. Based on the weighted average applied to options awarded in the three months ended March 31, 2026, a notional 10% decrease in expected volatility (from 118.4% to 106.5%) would have reduced the fair value and the related compensation expense by approximately 4.6%. Based on the weighted average applied to options awarded in 2025, a notional 10% decrease in expected volatility (from 126.5% to 113.8%) would have reduced the fair value and the related compensation expense by approximately 4.2%.

Risk-free interest rate – This is based on the U.S. Treasury yield curve on the measurement date corresponding with the expected term of the stock-based awards.

Expected dividend – We have not made any dividend payments and do not plan to pay dividends in the foreseeable future. Therefore, we use an expected dividend yield of zero.

Forfeiture rate – This is a measure of the number of awards that are expected to not vest and is reassessed quarterly. An increase in the estimated forfeiture rate will cause a small decrease to the related compensation expense early in the service period, but since the final expense recorded for each award is the number of options vested times their grant date fair value, it has no impact on the total expense recorded.

Recently Issued Accounting Pronouncements

See the “Recent Accounting Pronouncements” in Note 2 to the Consolidated Financial Statements for the Years Ended December 31, 2025 and 2024 and the Condensed Consolidated Financial Statements for the Three Months Ended March 31, 2026 and 2025 for information related to the issuance of new accounting standards in 2024. We are currently assessing the impact those new standards will have on our condensed consolidated financial statements and consolidated financial statements.

MANAGEMENT

The following table provides information regarding our executive officers and directors as of April 30, 2026:

Name	Age	Positions
Executive Officers
Steven Lo	59	Director, President and Chief Executive Officer
Jeroen N. Grasman	56	Chief Financial Officer
Sean Tucker, Ph.D.	58	Senior Vice President and Chief Scientific Officer
Edward B. Berg	62	Senior Vice President and General Counsel
James F. Cummings, M.D.	60	Chief Medical Officer

Non-Employee Directors
Kevin P. Finney	58	Director
Elaine J. Heron, Ph.D.	78	Director
W. Mark Watson	75	Director
David Wheadon, M.D.	68	Director
James B. Breitmeyer, M.D., Ph.D.	72	Director

Steven Lo has served as our President, Chief Executive Officer, Principal Executive Officer, and a member of the board of directors since March 2024. He has over 30 years of experience in healthcare, biotechnology, and pharmaceutical industries, including over 15 years of C-level experience in publicly traded biotech companies. Prior to joining the Company, Mr. Lo served as Chief Executive Officer and a member of the board of directors of Valitor, Inc., a private biotech company, from August 2022 to March 2024. From October 2019 to August 2022, Mr. Lo was the President, Chief Executive Officer, and member of the board of directors of Zosano Pharma Corporation (“Zosano”), a clinical-stage biopharmaceutical company. From September 2015 to October 2019, he was the Chief Commercial Officer at Puma Biotechnology, Inc., a biopharmaceutical company with a focus on the development and commercialization of innovative products to enhance cancer care. At that company, he built and led business development and the worldwide commercialization of the company’s first product. Prior to that, he was Chief Commercial Officer of Corcept Therapeutics Incorporated, where he established the commercial organization to launch the company’s first product. Earlier in his career, he spent 13 years at Genentech, Inc., a member of Roche Group, in a variety of leadership roles of increasing responsibility in commercial and drug development. He worked in numerous areas, including oncology, endocrinology and other specialty therapeutics. Mr. Lo started his career in the pharmaceutical industry at AstraZeneca after holding positions in finance and operations at Kaiser Permanente. Mr. Lo obtained a Master of Health Administration from the University of Southern California and a B.S. in Microbiology from the University of California, Davis. We believe Mr. Lo is qualified to serve on the board of directors because of his extensive experience within the life sciences industry, including his experience leading, advising, and working with biotechnology companies.

Jeroen N. Grasman has served as our Chief Financial Officer since May 2025. From August 2021 to May 2025, Mr. Grasman served as Chief Financial Officer at AltruBio, a clinical-stage private biotech company. During his tenure at AltruBio, Mr. Grasman led a number of successful financings and helped scale the company for global clinical studies. From 2018 to 2021, Mr. Grasman served as Vice President, Finance and Operations at PACT Pharma, a clinical-stage private biotech company, where he was responsible for pre-IPO readiness, capital formation and scaling the Finance, Information Technology and Procurement organizations. Prior to joining PACT Pharma, Mr. Grasman served as Vice President, Finance at Intarcia Therapeutics and also spent more than 10 years at Genentech, holding financial leadership positions of increasing responsibility and geographical reach and building broad operational finance expertise across strategic planning, business development, clinical development, and manufacturing functions. Mr. Grasman earned a MSc in Applied Mathematics from Groningen University in the Netherlands and an MBA from Harvard Business School.

Sean Tucker, Ph.D. has served as our Chief Scientific Officer since February 2010, and as Senior Vice President since March 2021. From March 2004 to February 2010, Dr. Tucker served as our Vice President of Research and Director of Immunology. Prior to these roles, Dr. Tucker held numerous scientific and engineering roles at various biotechnology companies. Dr. Tucker received a B.S. in chemical engineering from the University of Washington, an M.S. in chemical engineering from the University of California, Berkeley and a Ph.D. in immunology from the University of Washington.

Edward B. Berg has served as our Senior Vice President and General Counsel since February 2022. Mr. Berg has served in senior legal positions at prominent healthcare companies for most of his more than 30-year career and has represented Fortune 500 and mid-cap companies in biotechnology, pharmaceuticals and life sciences. Prior to Vaxart, he served as VP, Deputy General Counsel for BioMarin Pharmaceutical Inc. from July 2018 to January 2022. Mr. Berg previously served as VP Legal and the head attorney supporting Novartis AG’s biosimilar / generic subsidiary, Sandoz US, from June 2016 to June 2018. Mr. Berg’s previous roles include Deputy General Counsel, Pharmaceutical Operations for Sanofi-Aventis U.S. LLC and Sanofi NA Pharmaceuticals, and Senior Corporate Counsel, Research & Development at Bristol-Myers Squibb, Inc. He began his career in healthcare as Senior Attorney / Associate Counsel for Merck & Co, Inc. Mr. Berg received a B.A. from Washington University in economics and political science and a law degree from the University of Pennsylvania Law School.

James F. Cummings, M.D. has served as our Chief Medical Officer since August 2021. Preceding his role at Vaxart, Dr. Cummings served as President of ICON Government and Public Health Solutions, Inc., a global clinical research organization, from January 2018 until September 2021, providing clinical trial and functional services to government and commercial customers, in support of global health. Prior to joining ICON, Dr. Cummings served as Vice President of Clinical Development and Translational Medicine at Novavax, Inc. from September 2015 until January 2018. There he led the development programs for all Emerging and Re-Emerging Infectious Diseases to provide a timely, broad response across the spectrum of emerging infectious diseases. Dr. Cummings retired as a Colonel in the U.S. Army after 26 years of service, during which he acquired proven track record in vaccine, drug and diagnostics development, and served as Director of the Department of Defense (DoD) Global Emerging Infectious Diseases Surveillance and Response Systems (DoD GEIS) leading Biosurveillance for the US DoD with laboratories and partners in 71 countries and as consultant to the Army Surgeon General for all medical research and development. A graduate of Georgetown University’s School of Medicine, Dr. Cummings trained in Internal Medicine and Infectious Diseases Fellowships at Walter Reed and the National Capital Consortium and has been elected to fellow in the American College of Physicians (FACP), the Infectious Diseases Society of America (FIDSA) and the American Society of Tropical Medicine and Hygiene (FASTMH).

Kevin P. Finney has served as a member of our board of directors since January 2025. Mr. Kevin P. Finney is an experienced biotech executive and director who has held numerous leadership roles in the healthcare industry, leading companies from early stages of development through to commercialization. Since November 2019, Mr. Kevin Finney has served as President, Chief Executive Officer, and Chairman of the board of directors of Autobahn Therapeutics, Inc., a biotechnology company developing a portfolio of neuropsychiatric and neuroimmunologic clinical candidates leveraging its brain-targeting chemistry platform. Previously, Mr. Kevin Finney served as President, Chief Operating Officer, and a director of Abide Therapeutics Inc. through the company's acquisition by H. Lundbeck A/S in 2019. Prior to this, Mr. Kevin Finney founded and served as the Chief Operating Officer of Zavante Therapeutics, Inc. through the company's acquisition by Nabriva Therapeutics PLC in 2018. Mr. Kevin Finney previously spent a decade as head of world-wide corporate development at Allergan, Inc., an international specialty pharmaceutical company operating in more than 100 countries worldwide, through the company’s merger with Actavis in 2015. Prior to Allergan, Mr. Kevin Finney held executive management roles at Prometheus Laboratories, Inc. (now a part of Nestle Health Science), Amylin Pharmaceuticals, Inc. (now a part of Bristol-Myers Squibb) and the Parke-Davis division of Warner-Lambert (now a part of Pfizer). Since January 2016, Mr. Kevin Finney has also served on the board of directors of Eirion Therapeutics, Inc. Mr. Kevin Finney previously served as Executive Chairman of the board of directors of Elsie Biotechnologies (now a part of GSK), a non-executive director of Anterios Inc. (now a part of Allergan), and Executive Chairman of the board of directors of Taris Biomedical (now a part of Johnson & Johnson). Mr. Kevin Finney has a B.A. in Exercise Physiology from California State University, Long Beach, and an MBA from Pepperdine Graziadio Business School. We believe Mr. Kevin Finney is qualified to serve on the board of directors because of his extensive experience within the life sciences industry, including as an executive and a director in the biotechnology industry.

Elaine J. Heron, Ph.D. has served as a member of our board of directors since August 2022. Dr. Heron has served on the board of directors of BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) since July 2002 and until May 2025 and on the board of directors of Palvella Therapeutics, Inc. (Nasdaq: PVLA) since December 2024. From February 2009 to October 2015, Dr. Heron served as Chair and CEO of Amplyx Pharmaceuticals, Inc., a private drug development company acquired by Pfizer, Inc. in April 2021. She currently serves on the boards of BlueWhale Bio, Inc., a private early stage therapeutics company, Enumera Molecular, Inc., a private diagnostics company, and Watershed Medical, Inc., a private early-stage therapeutics company. She previously served on the board of Visgenx, Inc., a private early-stage therapeutics company, until her departure in May 2026. From July 2001 to October 2008, Dr. Heron was Chair and CEO of Labcyte Inc., a private biotechnology company. Before joining Labcyte Inc., she spent six years in positions of increasing responsibility at the Applied Biosystems Group of Applera Corporation, a biotechnology company, including the position of General Manager and Vice President of Sales and Marketing. Dr. Heron earned a B.S. in chemistry with highest distinction and a Ph.D. in analytical biochemistry from Purdue University and an M.B.A. from Pepperdine University. We believe Dr. Heron is qualified to serve on the board of directors because of her extensive experience in life science sales and marketing, finance and accounting, corporate governance matters, and research and development.

W. Mark Watson has served as a member of our board of directors since August 2022 and as lead director since September 2025. Mr. Watson is a Certified Public Accountant with over 40 years of experience in public accounting and auditing, having spent his entire career from January 1973 to June 2013 at Deloitte Touche Tohmatsu and its predecessor, including as Central Florida Marketplace Leader. He has served as lead audit partner and lead client service partner on public companies ranging from middle market firms to Fortune 500 enterprises. Mr. Watson also served as Chairman of the Board of Directors and Chairman of the Audit Committee of Inhibitor Therapeutics, Inc. and as a director and member of the Audit Committee of Sykes Enterprises, Inc and BioDelivery Sciences International, Inc. Mr. Watson served as a trustee of Tekla World Healthcare Fund (THW), Tekla Healthcare Opportunities Fund (THQ), Tekla Healthcare Investors (HQH), and Tekla Life Sciences Investors (HQL) until the Fall of 2023. Mr. Watson also serves on the Board of Moffitt Cancer Center and as Chair of its Joint Enterprise Risk, Audit and Compliance Committee. Mr. Watson is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. He received his undergraduate degree in Accounting from Marquette University. We believe Mr. Watson is qualified to serve on the board of directors because of his extensive experience as a Certified Public Accountant focused on health and life sciences and his other professional and civic engagements.

David Wheadon, M.D. has served as a member of our board of directors since April 2021. He served as Senior Vice President, Global Regulatory Affairs, Patient Safety and Quality Assurance for AstraZeneca Pharmaceuticals from 2014 to 2019 and as Executive Vice President, Research and Advocacy at the Juvenile Diabetes Research Foundation from 2013 to 2014. From 2009 to 2013, Dr. Wheadon served as Senior Vice President, Scientific and Regulatory Affairs and as a member of the Management Committee of the Pharmaceutical Research and Manufacturers of America (“PhRMA”). Prior to his joining PhRMA, Dr. Wheadon held senior regulatory and clinical development leader roles at Abbott Laboratories and GlaxoSmithKline plc. Dr. Wheadon began his career as a clinical research physician in neuroscience at Eli Lilly & Company. He is a non-executive director of Sotera Health, Inc., Indivior, PLC, ConnectiveRx, and Seaport Therapeutics. He also serves as a member of the Board of Trustees of Mount Sinai Health System. He formerly served on the board of directors of Assertio Holdings, Inc. (formerly Assertio Therapeutics, Inc.), Karuna Therapeutics, Inc. and Chemocentryx, Inc. Dr. Wheadon holds an A.B. from Harvard College and an M.D. from Johns Hopkins University School of Medicine. He completed his fellowship training in Psychiatry at the Tufts, New England Medical Center. We believe Dr. Wheadon is qualified to serve as a member of the Board due to his extensive experience as an executive in the pharmaceutical industry and expertise in regulatory affairs, government policy and clinical strategy.

James B. Breitmeyer, M.D., Ph.D. currently serves as the Chief Executive Officer and director of Altay Therapeutics, Inc. and as Operating Partner of SOLVE FSHD, a venture philanthropy group, since February 2026 and September 2025, respectively. Previously, Dr. Breitmeyer served as President and Chief Executive Officer of Oncternal Therapeutics, Inc. from February 2016 to June 2025. Dr. Breitmeyer is a veteran biotech executive with experience successfully starting and growing biotechnology organizations. He has been responsible for the development and implementation of operational and drug development strategies, as well as supervising and managing both large organizations and emerging biotechnology companies. Dr. Breitmeyer served as President of Bavarian Nordic, Inc. and Executive Vice President of Bavarian Nordic A/S, a multinational corporation headquartered in Denmark, from February 2013 to July 2015 where he oversaw business operations and development strategy both for Bavarian Nordic, Inc. and Bavarian Nordic A/S. He served as a director of Zogenix, Inc., then a public pharmaceutical company, from March 2014 until it was acquired by UCB S.A. in March 2022 and was acting Chief Medical Officer of Zogenix from August 2012 to February 2013 where he was responsible for clinical development and regulatory strategy. He previously served as the Executive Vice President of Development and Chief Medical Officer of Cadence Pharmaceuticals Inc., a public pharmaceutical company, from August 2006 to August 2012, and the Chief Medical Officer of Applied Molecular Evolution Inc., a wholly owned subsidiary of Eli Lilly and Co., a global pharmaceutical company, from December 2001 to August 2006. Dr. Breitmeyer was also the founder, President and Chief Executive Officer of the Harvard Clinical Research Institute, and Chief Medical Officer and Head of Research & Development for North America at Serono Laboratories Inc., an international biopharmaceutical company. Dr. Breitmeyer served as a founding collaborator and scientific advisor to Immunogen Inc., a biotechnology company, and held clinical and teaching positions at the Dana Farber Cancer Institute and Harvard Medical School. Dr. Breitmeyer previously served as a director of Otonomy, Inc. Dr. Breitmeyer earned his B.A. in Chemistry from the University of California, Santa Cruz and his M.D. and Ph.D. from Washington University School of Medicine and is Board Certified in Internal Medicine and Oncology. He holds an active California medical license. We believe that Dr. Breitmeyer’s perspective and experience as Altay’s CEO and director, as well as his depth of operating and senior management experience in the pharmaceutical industry in both private and public organizations and educational background, provide him with the qualifications and abilities to serve as a director.

Information Regarding the Board of Directors and Corporate Governance

Family Relationships

There are no family relationships among the members of the board of directors and our executive officers.

Independence of the Board of Directors

As required under The Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The board of directors consults with our counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, the board of directors has affirmatively determined that all of our current directors, other than Mr. Lo due to his positions as our current President and Chief Executive Officer, are independent within the meaning of the applicable Nasdaq listing standards. In making this determination, the board of directors found that none of the independent nominees for director had a material or other disqualifying relationship with Vaxart.

Board Leadership Structure

We currently have separate individuals serving in the roles of Lead Director of the board of directors and Chief Executive Officer in recognition of the differences between the two roles. The board of directors believes that the decision as to whether the positions of Lead Director and Chief Executive Officer should be combined or separated, and whether an executive or an independent director should serve as Lead Director if the roles are split, should be based upon the particular circumstances facing the Company. The board of directors believes that it is important to retain the flexibility to allocate the responsibilities of the offices of Lead Director of the board of directors and Chief Executive Officer in any manner that it determines to be in the best interests of the Company and its stockholders. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership of the Company, while the Lead Director of the board of directors provides guidance to the Chief Executive Officer, prepares the agendas for board meetings, determines materials to be distributed to the board of directors, and presides over the meetings of the board of directors. We believe this balance of shared leadership between the two positions is appropriate and is a strength for the Company.

As discussed above, except for our Chief Executive Officer, our board of directors is comprised of independent directors. The active involvement of these independent directors, combined with the qualifications and significant responsibilities of our Chief Executive Officer, provide balance in the board of directors and promote strong, independent oversight of our management and affairs.

Role of the Board of Directors in Risk Oversight

The board of directors has an active role, as a whole and also at the committee level, in overseeing management of Vaxart’s risks. The board of directors regularly reviews information regarding our credit, liquidity, and operations, as well as the risks associated with each. The Audit Committee’s charter mandates the Audit Committee to review and discuss with management and our independent registered public accounting firm, as appropriate, our major financial risk exposures and the steps taken by management to monitor and control these exposures. In addition, the Audit Committee discusses major financial, information security (including cybersecurity) and data privacy risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Nominating and Governance Committee manages risks associated with the independence of the board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks.

Meetings of the Board of Directors

Our board of directors met eleven times during 2025. Each member of the board of directors attended 75% or more of the aggregate number of meetings of the board of directors and of the committees on which the member served, held during the portion of 2025 for which the member was a director or committee member.

As required under applicable Nasdaq listing standards, during the fiscal year ended December 31, 2025, the Vaxart independent directors met at least twice in regularly scheduled executive sessions at which only independent directors were present. Dr. Michael J. Finney, the Board Chair, presided over the executive sessions until his retirement on September 30, 2025. W. Mark Watson, the Lead Director, presided over the executive sessions for the remainder of 2025.

Information Regarding Committees of the Board of Directors

The board of directors has an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The Science and Technology Committee was disbanded by the Company on September 30, 2025. The board of directors has adopted a written charter for each committee that is available to stockholders on the Investors section of our website at http://www.vaxart.com.

The following table provides membership and meeting information for each of the committees of the board of directors during 2025:

Name	Audit	Compensation	Nominating and Governance
Dr. Michael J. Finney(1)
Elaine J. Heron, Ph.D.	√	√	√*
Steven Lo
W. Mark Watson	√*	√
David Wheadon, M.D.		√*	√
Robert A. Yedid(2)
Kevin P. Finney(3)	√		√

* Committee Chair

(1) Dr. Michael J. Finney resigned from the Board and committees in September 2025.

(2) Robert A. Yedid resigned from the Board and committees in January 2025.

(3) Kevin P. Finney was appointed to the Board and associated committees in January 2025.

Committees of the Board of Directors

Below is a description of the Audit Committee, Compensation Committee, and Nominating and Governance Committee of the board of directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

The members of our Audit Committee are Mr. Kevin P. Finney, Dr. Heron, and Mr. Watson. Mr. Watson serves as Chair of the Audit Committee. The board of directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Audit Committee held four meetings and acted through written consent in lieu of holding a meeting two times during 2025.

The board of directors determined that Mr. Watson qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The board of directors made a qualitative assessment of Mr. Watson’s level of knowledge and experience based on a number of factors, including Mr. Watson’s over 40 years of experience in public accounting and auditing and status as a Certified Public Accountant.

The primary purpose of the Audit Committee is to discharge the responsibilities of the board of directors with respect to our accounting, financial, and other reporting and internal control practices and to oversee its independent registered accounting firm. Specific responsibilities of the Audit Committee include:

●	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

●

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent auditors, the Company’s interim and year-end operating results;

●	developing procedures for employees to anonymously submit concerns about questionable accounting, ethical, and auditing matters;

●	reviewing policies on risk assessment and risk management;

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reviewing with management the type and presentation of the Company’s environmental, social and governance (“ESG”) disclosures and the adequacy and effectiveness of applicable internal controls related to such disclosures;

●	reviewing related party transactions in accordance with the Company’s policies and procedures with respect to related party transactions;

●	reviewing cyber risk on a quarterly basis and reporting to the board of directors;

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obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes the independent auditor’s internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law, as well as all relationships between the independent auditor and the Company or any of its subsidiaries; and

●

approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Report of the Audit Committee of the Board of Directors

The Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2025 with Vaxart’s management. The Audit Committee discussed with Vaxart’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee also received the written disclosures and the letter from Vaxart’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in Vaxart’s Annual Report on Form 10‑K for the year ended December 31, 2025.

Respectfully submitted by the members of the Audit Committee:

W. Mark Watson (Lead Director)

Kevin P. Finney

Elaine J. Heron, Ph.D.

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of Vaxart under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The members of our Compensation Committee are Dr. Heron, Mr. Watson, and Dr. Wheadon. Dr. Wheadon serves as Chair of the Compensation Committee. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Compensation Committee held five meetings and acted through written consent in lieu of holding a meeting two times during 2025.

The primary purpose of the Compensation Committee is to discharge the responsibilities of the board of directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of the Compensation Committee include:

●	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

●	reviewing and recommending to our board of directors the compensation of our directors;

●	reviewing and approving, or recommending that our board of directors approve, the terms of compensatory arrangements with our executive officers;

●	reviewing and administering our stock and equity compensation, incentive compensation, and other employee benefit plans;

●

periodically reviewing, and consulting with and advising management on, the Company’s strategies and policies related to human capital management, including talent acquisition, development and retention, internal pay equity, diversity and inclusion and corporate culture;

●	overseeing the succession process for leadership talent for the Company, including for the CEO and selected senior executives;

●	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisers;

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reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate; and

●	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee will meet at least twice annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in Compensation Committee meetings. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his or her compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities, and personnel of the Company.

The Compensation Committee charter authorizes the Compensation Committee to delegate authority to one or more members of the Compensation Committee or to one or more executive officers of the Company, and to form and delegate authority to one or more subcommittees and to one or more committees of executive officers of the Company for any purpose that the Compensation Committee deems appropriate, except that the Compensation Committee may not delegate authority to approve compensation for the Company’s Chief Executive Officer or other officers of the Company subject to the reporting requirements under Section 16(a) of the Exchange Act, unless such delegation is to a subcommittee consisting of at least two members of the Compensation Committee.

In addition, under its charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. During 2025, the Compensation Committee approved the continued engagement of Aon Consulting, Inc. (“Aon”) to provide advisory services on various aspects of the Company’s compensation practices. In fiscal year 2025, the aggregate fees paid to Aon for all services totaled $201,046, of which $153,149 has been expended for insurance brokerage-related services performed at the recommendation of management.

The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

Nominating and Governance Committee

The members of our Nominating and Governance Committee are Mr. Kevin P. Finney, Dr. Heron, and Dr. Wheadon. Dr. Heron serves as Chair of the Nominating and Governance Committee. Each of the members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Governance Committee held four meetings and acted by written consent in lieu of holding meetings one time during 2025. Specific responsibilities of the Nominating and Governance Committee include:

●	identifying, evaluating and selecting, or recommending that the board of directors approve, nominees for election to the board of directors;

●	overseeing the annual evaluation of the effectiveness and performance of the board of directors, and periodically conducting an individual evaluation of each director;

●	considering and making recommendations to the board of directors regarding the composition of the committees of the board of directors;

●	reviewing developments in corporate governance practices;

●	evaluating the adequacy of corporate governance practices and reporting;

●	reviewing succession plans for key executive officers;

●	developing and making recommendations to the board of directors regarding corporate governance guidelines and matters;

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assisting in overseeing and monitoring the Company’s approach and strategy relating to environmental, legal and social responsibility, diversity, and other corporate citizenship and sustainability matters; and

●	overseeing an annual evaluation of the board of directors’ performance.

The Nominating and Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Governance Committee typically considers diversity, age, skills, and such other factors as it deems appropriate, given the current needs of the board and the Company, to maintain a balance of knowledge, experience, and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews these directors’ overall service to Vaxart during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating and Governance Committee also takes into account the results of the board of directors’ self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm to identify director candidates. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board of directors. The Nominating and Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the board of directors by majority vote.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the board of directors may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: 310 Utah Avenue, Suite 150, South San Francisco, CA 94080. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director, and a representation that the nominating stockholder is a beneficial or record holder of Vaxart’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications with the Board of Directors

Communications addressed to the board of directors will be reviewed by one or more Vaxart executive officers, who will determine whether the communication should be presented to the board of directors. The purpose of this screening is to allow the board of directors to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations, and hostile communications).

Communications to the board of directors must be sent in writing in care of our Corporate Secretary to our headquarters at 310 Utah Avenue, Suite 150, South San Francisco, CA 94080 or delivered via e-mail to ir@vaxart.com. All communications directed to the Audit Committee in accordance with our whistleblower policy that relate to questionable accounting or auditing matters involving Vaxart will be promptly and directly forwarded to the Audit Committee.

Anti-Hedging/Pledging Policy

Our insider trading policy prohibits our directors, officers, and other employees, as well as consultants, contractors, advisors, and agents of the Company, from engaging in speculative trading activities, including hedging transactions (such as zero-cost collars and forward sale contracts) or other inherently speculative transactions with respect to our securities, and from pledging our securities as collateral for any loans.

Compensation Recovery Policy

We adopted a Compensation Recovery Policy in October 2023, which applies to certain incentive compensation received by an executive officer on or after October 2, 2023 and which complies with the applicable requirements for compensation recovery (or “clawback”) policies adopted by the SEC and The Nasdaq Stock Market. Pursuant to the policy, if the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Compensation Committee will cause the Company to recovery reasonably promptly, subject to certain exceptions, any erroneously awarded incentive compensation received by any covered executive officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare such an accounting restatement. Covered executive officers include both current and former executive officers.

Corporate Governance Guidelines

The board of directors has documented our governance practices by adopting Corporate Governance Principles to assure that the board of directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Principles are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Principles set forth the practices the board of directors intends to follow with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Principles, as well as the charters for each committee of the board of directors, may be viewed on the Investors section of our website at http://www.vaxart.com.

EXECUTIVE COMPENSATION

2025 Summary Compensation Table

The following table provides information regarding the compensation for services rendered that was earned by our named executive officers during the years ended December 31, 2025 and 2024.

Name and Principal Position	Fiscal Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Steven Lo	2025	$650,000	$776,203	$964,910	$407,000	$12,306	$2,810,918
President and Chief Executive Officer	2024	$473,810	$290,000	$1,044,370	$272,000	$5,588	$2,085,768

James Cummings, M.D.	2025	$521,000	$208,116	$302,106	$210,000	$13,272	$1,254,494
Chief Medical Officer	2024	$488,087	$104,400	$428,192	$179,700	$12,156	$1,212,535

Sean Tucker, Ph.D.	2025	$465,000	$208,116	$279,220	$180,000	$12,022	$1,144,358
Chief Scientific Officer	2024	$446,267	$104,400	$428,192	$164,300	$11,872	$1,155,031

(1)

Reflects the grant date fair value of time-based restricted stock unit awards computed in accordance with the Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. See Note 10 to the consolidated financial statements included in our Annual Report for the fiscal year ended December 31, 2025, filed with the SEC on March 13, 2026, for a discussion of the relevant assumptions used in calculating value pursuant to FASB ASC Topic 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For 2025, the amount also includes the additional grant of 151,351 restricted stock unit awards as a spot bonus awarded to Mr. Lo related to his leadership.

(2)

Reflects the grant date fair value of stock option awards for the applicable year computed in accordance with ASC Topic 718. See Note 10 to the consolidated financial statements included in our Annual Report for the fiscal year ended December 31, 2025, filed with the SEC on March 13, 2026, for a discussion of the relevant assumptions used in calculating the grant date fair value pursuant to FASB ASC Topic 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our named executive officers will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options. For 2025, the amount also includes an additional grant of 50,000 stock option awards as a spot bonus awarded to Mr. Cummings in recognition of his achievements.

(3)

Reflects the cash bonuses awarded to the named executive officers for the applicable year under the Short-Term Incentive Program. For 2025, the amount also includes the additional cash bonuses awarded to Dr. Cummings and Dr. Tucker under the 2024 Trial Launch Program.

(4)

Reflects an employer match under the Company’s 401(k) plan, premiums paid by the Company under the group-term life insurance program, and an employer match under the Health Savings Account as applicable.

Elements of Total Direct Compensation

A brief summary of our total direct compensation - consisting of base salary, STI opportunities and LTI opportunities - for our named executive officers is set forth below.

Annual Base Salaries

We provide a base salary to retain and attract key executive talent and to align our compensation with market practices. Base salaries are reviewed and established by the Compensation Committee on a competitive basis each year to better align with market levels.

During the annual performance review process in February 2025, the Compensation Committee approved an 8.3% merit increase for Mr. Lo, a 6.7% merit increase for Dr. Cummings, and a 4.2% merit increase for Dr. Tucker, in each case effective January 1, 2025. These adjustments were intended to recognize each executive’s contributions to the Company and to align their base salary levels with the market data.

For more information about the 2025 base salaries for each of our named executive officers, please refer to the “Salary” column of the 2025 Summary Compensation Table on page 12.

Short-Term Incentive Compensation

The STI program is designed to motivate our named executive officers to achieve annual business plan objectives and individual goals.

Each year the Compensation Committee establishes a STI award opportunity for our named executive officers. The Compensation Committee did not make any changes to the target STI award opportunities for Dr. Cummings and Dr. Tucker, which remained at 40% of their annual base salary. Mr. Lo’s target STI award opportunity was increased from 50% to 55% of his annual base salary, plus increased STI award payment for 2025 of an additional $49,500, resulted in effective STI award opportunity of 63%.

The 2025 STI payout levels were determined by the Compensation Committee based on an overall assessment of corporate performance and individual contributions. The Compensation Committee approved certain corporate goals and objectives at the beginning of the year that generally focused on deliverables with respect to four primary areas: finance (focus on the Company’s long-term viability), COVID-19 (relating to the partnership with BARDA for execution of the phase 2b trial), advancing the pipeline (generate preclinical and clinical data as well as enhance manufacturing capabilities), and operational excellence (maintain a culture of effectiveness, efficiency, compliance and strategic alignment across the enterprise).

Based on its assessment of overall corporate performance and the individual contributions of each participating executive, and its desire to retain a management team that is essential to our continued success, the Compensation Committee recommended, and the board of directors approved, an overall achievement level of 100% for the 2025 STI program, which funded a bonus pool that was allocated among the named executive officers based on recommendations of the Chief Executive Officer (other than with respect to himself) and final approval by the board of directors. The 2025 STI payouts were as follows: $407,000 for Mr. Lo; $210,000 for Dr. Cummings; and $180,000 for Dr. Tucker.

2024 Trial Launch Bonus Program

In February 2024, the board of directors, upon the recommendation of the Compensation Committee, approved a $1,000,000 bonus pool under a Trial Launch Bonus Program, that would be allocated and payable to each employee selected by the Chief Executive Officer (including Dr. Cummings and Dr. Tucker). Under this program, each of Dr. Cummings and Dr. Tucker were eligible to a pro-rata share of the bonus pool equal to 30% of his annual salary as in effect as of December 31, 2023, if he remained employed through the date that the first 1,000 volunteers in the Phase 2 trial had been dosed, which occurred on June 16, 2025. Dr. Cummings received a payout of $45,498 and Dr. Tucker received a payout of $43,114 under this program.

Spot Bonus

On March 5, 2025, the board of directors approved a spot bonus grant of a stock option to purchase 50,000 shares to Dr. Cummings to recognize his performance that shall vest as to 25% of the underlying shares of common stock on the first anniversary of the grant date and thereafter in thirty-six (36) equal monthly installments.

On December 4, 2025, the board of directors approved a spot bonus for Mr. Lo in the amount of $56,000 to reflect his leadership with respect to the Phase 2 trial and the licensing agreement with Dynavax. In lieu of cash, this spot bonus was paid to Mr. Lo in December 2025 by the issuance of fully vested restricted stock unit grant of 151,351 shares of common stock of equivalent value.

Long-Term Incentives

The Compensation Committee believes that a competitive LTI program is an important component of total direct compensation because it: (i) enhances the retentive value of our compensation; (ii) rewards executives for increasing our stock price and developing long-term value; and (iii) provides executives with an opportunity for stock ownership to align their interests with those of our stockholders.

During the annual performance review process in 2025, the Compensation Committee, with the help of Aon, its independent compensation consultant, conducted a review of the LTI award opportunities for our officers. The Compensation Committee recommended, and the board of directors approved, a grant to (i) Mr. Lo of a stock option to purchase 2,108,000 shares and a restricted stock unit award covering 1,405,000 shares; (ii) to each of Dr. Cummings and Dr. Tucker, a stock option to purchase 610,000 shares and a restricted stock unit award covering 406,000 shares. Each stock option vests one-fourth on the first anniversary of the vesting commencement date and thereafter in equal monthly installments over the next three years, and each restricted stock unit award vests in four equal annual installments. In addition, during the annual performance review process in 2025, and as part of an “officer recognition program”, the board of directors approved a one-time recognition award to Dr. Cummings of a stock option to purchase 50,000 shares to recognize his performance in securing the BARDA award, which vests one-fourth on the first anniversary of the vesting commencement date and thereafter in equal monthly installments over the next three years.

Additional Compensation Arrangements

Severance Benefit Plan

During 2025, each of the named executive officers participated in the Severance Benefit Plan (the “Severance Plan”).

Under the Severance Plan, if a participating named executive officer were terminated other than for cause, death or disability, or resigned for good reason, other than in connection with a change in control, he would be entitled to receive (i) continued payment of base salary for six months (twelve months for Mr. Lo), and (ii) the portion of health insurance premiums paid by the Company, prior to the termination, under our group health insurance plans as provided under COBRA, until the end of the applicable salary continuation period (or, if earlier, such time as the named executive officer is eligible for health insurance coverage with a subsequent employer).

If a participating named executive officer were terminated other than for cause, death or disability, or resigned for good reason, either during the three months before or in the twelve months after a change in control, then he would be entitled to receive (in lieu of the benefits described above): (i) lump sum cash severance equal twelve months of base salary, (ii) the portion of health insurance premiums paid by the Company, prior to the termination, under our group health insurance plans as provided under COBRA, until the end of the applicable salary continuation period (or, if earlier, such time as the named executive officer is eligible for health insurance coverage with a subsequent employer), (iii) full vesting of any unvested time-based equity awards, and (iv) a pro-rated target annual bonus for the year of termination.

In exchange for the severance benefits, the participating named executive officers must agree to comply with the Company’s standard employee invention assignment and confidentiality agreement, return all company property, and sign a release of claims in favor of the Company.

For purposes of the Severance Plan, the term “cause” generally means (i) engaging in willful or gross misconduct or willful or gross neglect; (ii) the commission of a felony or a crime involving any of the following: moral turpitude, dishonesty, breach of trust or unethical business conduct; or the commission of any crime involving the Company or any of its subsidiaries; (iii) fraud, misappropriation or embezzlement; or (iv) the abuse of illegal drugs or other controlled substances or habitual intoxication while providing services for the Company or any of its affiliates.

The term “good reason” generally means the occurrence of any of the following events without the participant’s consent; (i) a material diminution in base salary or target bonus; (ii) a material diminution in authority, duties, or responsibilities; or (iii) a relocation of the principal place of employment or service to a location that increases his or her one-way commute distance by more than 35 miles, subject to applicable notice and cure provisions.

The Severance Plan does not provide a tax gross‐up for named executive officers or any other employees in the event they are subject to golden parachute excise taxes on severance or other payments received in connection with a change in control. The Severance Plan promotes retention incentives for our executives by establishing severance protections for participants that are consistent with market levels, while eliminating the need to negotiate individual severance agreements in connection with an executive’s termination or at the time of hire. The enhanced benefits available upon a change in control increase our retention incentives by reducing the personal uncertainty that arises from the possibility of a future business combination and promoting objectivity in the evaluation of transactions that are in the best interests of our stockholders.

Mr. Lo

In connection with his appointment as President and Chief Executive Officer, Mr. Lo entered into a letter agreement with the Company, dated as of February 21, 2024. The letter agreement provided for an initial base salary equal to $600,000, a target STI award opportunity equal to 50% of his annual base salary and a grant under the Vaxart, Inc. 2024 Inducement Award Plan consisting of a stock option to purchase 1,000,000 shares that vests one-fourth on the first anniversary of his start date and thereafter in equal monthly installments over the next three years, and a restricted stock unit award covering 250,000 shares that vests in four equal annual installments. The letter agreement also provides that Mr. Lo will participate in the Severance Plan, with a severance multiple equal to twelve months.

Dr. Cummings

In connection with his appointment as Senior Vice President and Chief Medical Officer of the Company, Dr. Cummings entered into a letter agreement with the Company, dated as of August 16, 2021. The letter agreement provides for an initial base salary of $400,000 per year, an initial “target” bonus opportunity of 40% of his annual base salary and an initial grant of a stock option covering 300,000 shares (effective when he commenced the consulting services described below). In addition, the letter agreement provided that, prior to his start date, Dr. Cummings would provide certain consulting services to the Company at the direction of the Chief Executive Officer with respect to clinical and regulatory matters (including clinical trial design and regulatory strategies both in the U.S. and abroad), interactions with pan-governmental organizations such as WHO and CEPI, and business development activities. Dr. Cummings received a consulting fee at the rate of $100 per hour for these services and entered into a standard consulting agreement with the Company, which terminated on September 26, 2021, the day prior to the date he commenced employment.

Dr. Tucker

In connection with his appointment as Vice President, Research and Director of Immunology, Dr. Tucker entered into a letter agreement with the Company, dated as of May 20, 2006. The letter agreement provided that, if Dr. Tucker’s employment were terminated without “cause”, or he voluntarily resigned for “good reason”, then one-half of his then outstanding and unvested stock options shall vest and become immediately exercisable, except that if there are fewer than one-half of the option shares unvested at that time, then all remaining unvested option shares would vest and become immediately exercisable. During the term of his employment, Dr. Tucker agreed that he would not render any commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the board of directors. He also agreed not to directly or indirectly engage or participate in any business that is competitive with the Company's business.

Retirement Plan

We maintain a tax-qualified retirement plan that provides eligible employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may defer eligible compensation up to certain tax code limits, which are updated annually. Employees are immediately and fully vested in their own contributions. We make matching contributions to participants in the 401(k) plan annually in arrears in an amount equal to the employee’s deferral up to a maximum of 3% of the employee’s annual eligible earnings, which are immediately and fully vested. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not taxable to the employees until withdrawn or distributed from the 401(k) plan. The named executive officers did not participate in, or otherwise receive any benefits under any pension plan or nonqualified deferred compensation plan.

Outstanding Equity Awards as of December 31, 2025

The following table presents, for each of our named executive officers, information regarding outstanding stock options and RSUs held as of December 31, 2025.

	Options Awards							Stock Awards
Name	Vesting commencement date	Number of securities underlying unexercised options exercisable		Number of securities underlying unexercised options unexercisable		Options exercise price ($)	Options expiration date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested(1)
Steven Lo	3/18/2024	437,500		562,500	(2)	$1.16	3/17/2034
	3/18/2024							187,500	(3)	$65,625
	3/24/2025	-		2,108,000	(2)	$0.5126	3/24/2035
	3/24/2025							1,405,000	(3)	$491,750

James Cummings, M.D.	8/16/2021	300,000		-	(2)	$8.44	8/15/2031
	3/28/2022	246,093		16,406	(2)	$5.09	3/27/2032
	3/17/2023	290,416		119,584	(2)	$0.78	3/16/2033
	3/17/2023	205,000	(4)	-		$0.78	3/16/2033
	3/17/2023							45,000	(3)	$15,750
	3/18/2024	179,375		230,625	(2)	$1.16	3/17/2034
	3/18/2024							67,500	(3)	$23,625
	3/24/2025	-		610,000	(2)	$0.5126	3/24/2035
	3/24/2025	-		50,000	(2)	$0.5126	3/24/2035
	3/24/2025							406,000	(3)	$142,100

Sean Tucker, Ph.D.
	6/14/2017	9,060	(4)	-		$4.07	6/23/2027
	2/13/2018	14,000	(4)	-		$5.17	5/24/2028
	5/10/2019	84,061	(4)	-		$0.77	5/11/2029
	3/24/2020	360,000	(4)	-		$1.70	3/23/2030
	3/25/2021	100,000		-	(2)	$6.27	3/24/2031
	3/28/2022	246,094		16,406	(2)	$5.09	3/27/2032
	3/17/2023	205,000	(4)	-		$0.78	3/16/2033
	3/17/2023	290,416		119,584	(2)	$0.78	3/16/2033
	3/17/2023							45,000	(3)	$15,750
	3/18/2024	179,375		230,625	(2)	$1.16	3/17/2034
	3/18/2024							67,500	(3)	$23,625
	3/24/2025							406,000	(3)	$142,100
	3/24/2025	-		610,000	(2)	$0.5126	3/24/2035

(1)	Market value of restricted stock units that have not vested was determined by multiplying the number of shares by $0.35, the closing price of our common stock on December 31, 2025.

(2)	The option award vests as to 25% of the underlying shares on the first anniversary of the applicable vesting commencement date and in 36 equal monthly installments thereafter.

(3)	Reflects the remainder of an award that vest in four equal annual installments beginning on the first anniversary of the applicable vesting commencement date.

(4)	The shares subject to these options are fully vested.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

While we do not have a formal written policy in place with regard to the timing of awards of options in relation to the disclosure of material nonpublic information, our board of directors and the Compensation Committee do not seek to time equity grants to take advantage of information, either positive or negative, about our company that has not been publicly disclosed. Similarly, it is our practice not to time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation.

During 2025, we did not grant any stock options to a named executive officer in the period beginning four business days before the filing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of a current report on Form 8-K that discloses material nonpublic information, and ending one business day after the filing or furnishing of such a report.

DIRECTOR COMPENSATION

During 2025, our non-employee directors were compensated in the following manner under our director compensation program.

The Company’s director compensation program is designed to enhance our ability to attract and retain highly qualified directors and to align their interests with the long-term interests of its stockholders. The program includes a cash component, which is intended to compensate non-employee directors for their service on our board of directors and an equity component, which is intended to align the interests of non-employee directors and stockholders. Directors who are employees of the Company receive no additional compensation for their service on our board of directors.

The Compensation Committee annually reviews compensation paid to our non-employee directors and makes recommendations for adjustments, as appropriate, to the full board of directors. As part of this annual review, the Compensation Committee considers the significant time commitment and skill level required by each non-employee director in serving on our board of directors and its various committees. The Compensation Committee seeks to maintain a market competitive director compensation program and, with the assistance of its independent compensation consultant, benchmarks our director compensation program against those maintained by the peer group we use to evaluate our executive compensation program.

Under the director compensation program for 2025, our non-employee directors received the following cash compensation for their service on our board of directors and its committees:

●	$40,000 annual cash retainer;

●	$30,000 for the Chair of the board of directors;

●	$25,000 for the Lead Director of the board of directors;

●	$20,000 for the chair of the Audit Committee and $10,000 for each of its other members;

●	$12,000 for the chair of the Compensation Committee, and $6,000 for each of its other members;

●	$10,000 for the chair of the Nominating and Governance Committee, and $5,000 for each of its other members; and

●	$15,000 for the chair of the Science and Technology Committee, and $7,500 for each of its other members.

In addition, each non-employee director who is initially elected or appointed to the board after the effective date of the program shall automatically be granted on the day of such first election or appointment: (i) a stock option to purchase 190,800 shares of our shares of common stock, and (ii) a RSU award covering 32,000 shares of our common stock (the “Initial Award”). Each Initial Award shall vest and become exercisable in substantially equal installments on each of the first three anniversaries of the date of grant, subject to the non-employee director continuing in service on the board through each such vesting date.

A non-employee director who is serving on the board as of the date of any annual meeting after the effective date of the program, and who will continue to serve as a non-employee director immediately following such meeting, shall automatically be granted on the date of such annual meeting: (i) a stock option to purchase 95,400 shares of our common stock, and (ii) a RSU award covering 16,000 shares of our common stock (the “Annual Award”), which amounts are pro-rated for new directors to reflect their service since the last annual meeting. Each Annual Award shall vest and become exercisable on the earlier of (x) the first anniversary of the date of grant, or (y) the date immediately prior to the next annual meeting of the Company’s stockholders following the date of grant, subject to the non-employee director continuing in service on the board through such vesting date.

Upon a change in control, all outstanding equity awards that are held by a non-employee director shall become fully vested and exercisable.

Dr. Wheadon has devoted, and continues to devote, significant time assisting and advising the Company, in his capacity as a member of the board, on regulatory, pipeline optimization, and clinical development strategies and his time commitment on these projects has significantly exceeded, and will continue to exceed, what is reasonably expected of a member of the board. On March 5, 2025, the board of directors compensated Dr. Wheadon for his additional services as a member of the board with an additional one-time cash retainer of $20,000.

Dr. Michael J. Finney retired as a director on September 30, 2025. In connection with Dr. Michael J. Finney’s retirement, and as a special recognition of his prior service and significant contributions, the board of directors (i) accelerated the vesting of Dr. Michael J. Finney’s outstanding stock options and restricted stock units, and (ii) extended the post-termination exercise period for each of Dr. Michael J. Finney’s outstanding and vested stock options until the earlier of the second anniversary of the effective date of his retirement, or the expiration of the stated 10-year term of the stock option.2

2025 Director Compensation

The following table provides director compensation information for each of the non-employee directors of the board of directors who served during 2025.

Name	Fees earned or paid in cash	Stock Awards(2)	Option Awards(2)	Total
Kevin P. Finney (1)	$50,875	$28,355	$150,849	$230,079
Dr. Michael J. Finney (1)	$63,750	$16,571	$89,464	$169,785
Elaine J. Heron, Ph.D.	$71,175	$11,232	$59,112	$141,519
W. Mark Watson	$73,609	$11,232	$59,112	$143,953
David Wheadon, M.D.	$82,625	$11,232	$59,112	$152,969
Robert A. Yedid(1)	$4,744	$-	$24,339	$29,083

(1) Mr. Yedid resigned as a director on January 28, 2025, and Dr. Michael J. Finney retired as a director on September 30, 2025. Mr. Finney was appointed to serve on the board of directors on January 28, 2025.

(2) Reflects the grant date fair value of restricted stock unit awards and stock option awards for the year computed in accordance with ASC Topic 718. See Note 10 to the consolidated financial statements included in our Annual Report for the fiscal year ended December 31, 2025, filed with the SEC on March 13, 2026, for a discussion of the relevant assumptions used in calculating the grant date fair value pursuant to FASB ASC Topic 718. For Mr. Yedid and Dr. Michael J. Finney, the amounts also include the incremental fair value of their stock option and for Dr. Michael J. Finney the incremental fair value of his restricted stock unit awards, calculated in accordance with FASB ASC Topic 718, that were modified in connection with their retirement.

Name	Number of shares underlying RSUs	Number of shares underlying stock options
Kevin P. Finney	38,103	227,192
Dr. Michael J. Finney	16,000	95,400
Elaine J. Heron, Ph.D.	16,000	95,400
W. Mark Watson	16,000	95,400
David Wheadon, M.D.	16,000	95,400

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth beneficial ownership of the Company’s common stock as of May 1, 2026 by:

●	each person known to be the beneficial owner of more than 5% of the outstanding common stock of the Company;

●	each of the Company’s executive officers and directors; and

●	all of the Company’s current executive officers and directors as a group.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 241,973,011 shares outstanding on May 1, 2026, adjusted as required by rules promulgated by the SEC.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Vaxart, Inc., 310 Utah Ave, Suite 150, South San Francisco, California 94080.

Name of Beneficial Owners	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
5% or Greater Stockholders
none qualified	0		*
Executive Officers and Directors
Steven Lo	1,737,689	(1)	*
James Cummings, M.D.	1,898,982	(2)	*
Sean Tucker, Ph.D.	2,156,165	(3)	*
Michael J. Finney, Ph.D.	1,062,885	(4)	*
Kevin P. Finney	283,429	(5)	*
Elaine J. Heron, Ph.D.	417,324	(6)	*
W. Mark Watson	447,597	(7)	*
David Wheadon, M.D.	391,698	(8)	*
All directors and executive officers as a group (10 individuals)	10,277,261		4.2%

(1)

Consists of (i) 460,356 shares of common stock directly held by Mr. Lo, (ii) 100,000 shares held by The Lo Family Trust, and (iii) 1,177,333 shares issuable pursuant to stock options exercisable within 60 days of May 1, 2026.

(2)	Consists of (i) 366,691 shares of common stock held directly by Dr. Cummings, and (ii) 1,532,291 shares issuable pursuant to stock options exercisable within 60 days of May 1, 2026.

(3)

Consists of (i) 310,811 shares held directly by Dr. Tucker, (ii) 51,465 shares held jointly by Frances Chang and Dr. Tucker, (iii) 9,060 shares held by Dr. Tucker’s spouse, and (iv) 1,784,829 shares issuable pursuant to stock options exercisable within 60 days of  May 1, 2026.

(4)

Consists of (i) 686,840 shares of common stock held directly by Dr. Michael J. Finney, and (ii) 360,045 shares issuable pursuant to stock options exercisable and 16,000 shares issuable pursuant to restricted stock unit vesting within 60 days of  May 1, 2026.

(5)

Consists of (i) 166,668 shares of common stock held directly by Mr. Kevin P. Finney, and (ii) 99,992 shares issuable pursuant to stock options exercisable and 16,769 shares issuable pursuant to restricted stock unit vesting within 60 days of  May 1, 2026.

(6)

Consists of (i) 80,566 shares of common stock held directly by Dr. Heron, and (ii) 320,758 shares issuable pursuant to stock options exercisable and 16,000 shares issuable pursuant to restricted stock unit vesting within 60 days of  May 1, 2026.

(7)

Consists of (i) 108,125 shares of common stock held directly by Mr. Watson, and (ii) 323,472 shares issuable pursuant to stock options exercisable and 16,000 shares issuable pursuant to restricted stock unit vesting within 60 days of  May 1, 2026.

(8)	Consists of (i) 30,750 shares of common stock held directly by Dr. Wheadon, and (ii) 344,948 shares issuable pursuant to stock options exercisable within 60 days of May 1, 2026.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related-Party Transaction Policy and Procedures

We have adopted a written Related Party Transaction Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related party transactions.” For purposes of our policy only, a “related party transaction” is a transaction, arrangement or relationship (including indebtedness or a guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which we and any “related party” are, were or will be participants involving an amount that exceeds $120,000 and in which any “related party” has a direct or indirect material interest. Certain types of related party transactions are deemed to be pre-approved or ratified, as applicable, including: (i) the payment of compensation by us to our executive officers or directors; and (ii) a transaction where the related party’s interest arises solely from the ownership of a class of equity securities of the Company and all holders of that class of equity securities received the same benefit on a pro rata basis. A related party is any executive officer, director, nominee to become a director or more than 5% stockholder of us, including any of their immediate family members, and any entity owned or controlled by such persons. We describe below such transactions or series of similar transactions to which we have been or were a party since January 1, 2024.

Under the policy, where a transaction has been identified as a related party transaction, management must present information regarding the proposed related party transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the board of directors) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related parties, the benefits to us of the transaction and whether any alternative transactions were available. To identify related party transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related party transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related party is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related party transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of us and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

Indemnity Agreements

We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify and advance expenses incurred in connection with certain actions, suits or proceedings to such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

Letter Agreements

We have entered into letter agreements, employment agreements and change in control arrangements with our executive officers. For more information regarding these agreements, see the “Executive Compensation” section of this prospectus.

On January 31, 2024, we entered into a Separation Agreement with Mr. Floroiu, our former President and Chief Executive Officer. For a description of Mr. Floroiu’s separation arrangements, see the “Executive Compensation - Additional Compensation Arrangements” section of this prospectus.

Equity Grants

We have granted stock options to our executive officers and members of our board of directors. For a description of our executive officers’ options, see the “Executive Compensation - Outstanding Equity Awards as of December 31, 2025” section of this prospectus.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of additional shares of our common stock that may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on April 16, 2026 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our common stock that have been and may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus up to 32,914,599 shares of our common stock that we have issued or may issue to Lincoln Park. The selling stockholder may sell some, all or none of the shares of common stock. We do not know how long the selling stockholder will hold the shares of our common stock before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares of common stock. See “Plan of Distribution.”

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the selling stockholder as of May 1, 2026. The percentages of shares owned before and after the offering are based on shares of common stock outstanding as of May 1, 2026. The information in the table below with respect to the selling stockholder has been obtained from the selling stockholder. Other than as described under “Our Agreements With Lincoln Park,” above, neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Throughout this prospectus, when we refer to the shares of common stock being offered for resale by the selling stockholder through this prospectus, we are referring to the shares of common stock that have been and may be issued and sold by us to Lincoln Park pursuant to the Purchase Agreement, unless otherwise indicated.

	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered	Number of Shares of Common Stock Owned After Offering
Name of Selling Stockholder	Number	Percent	Pursuant to this Prospectus	Number	Percent
Lincoln Park Capital Fund, LLC(1)	447,067	*	32,914,599	0	–

(1) Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, the manager of Lincoln Park Capital Fund, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under this prospectus. Neither Lincoln Park Capital, LLC nor Lincoln Park Capital Fund, LLC is a licensed broker dealer or an affiliate of a licensed broker dealer.

(2) In accordance with Rule 13d-3(d) of the Exchange Act, we have excluded from the number of shares beneficially owned prior to this offering all the shares of common stock that we may issue and sell to Lincoln Park under the Purchase Agreement from and after the date of this prospectus that are being registered for resale under the registration statement of which this prospectus forms a part, because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus forms a part becoming and remaining effective. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our common stock to Lincoln Park are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Beneficial Ownership Cap. See the description under the heading “Our Agreements with Lincoln Park” for more information about the Purchase Agreement.

(3) Assumes issuance of the maximum 32,914,599 shares being registered hereby. Although the Purchase Agreement provides that we may sell up to $25 million in shares of our common stock to Lincoln Park, only 32,914,599 shares of our common stock are being offered under this prospectus that may be sold by us to Lincoln Park at our discretion from time to time over a 24-month period following the date of this prospectus. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus to receive aggregate gross proceeds equal to the $25 million total commitment of Lincoln Park under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park will depend upon the number of shares we elect to sell to Lincoln Park under the Purchase Agreement.

* represents less than 1%

PLAN OF DISTRIBUTION

The shares of our common stock offered by this prospectus are being offered by the selling stockholder, Lincoln Park Capital Fund, LLC. The shares may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The selling stockholder may use any one or more of the following methods when selling securities:

• ordinary brokers’ transactions;

• transactions involving cross or block trades;

• through brokers, dealers, or underwriters who may act solely as agents;

• “at the market” into an existing market for the shares of our common stock;

• in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

• in privately negotiated transactions; or

• any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares of our common stock offered by this prospectus may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of our common stock offered by this prospectus may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of our common stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or the purchasers, for whom the broker-dealers may act as agent. The compensation paid to any such particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive from the selling stockholder or from any purchasers of shares of our common stock sold by Lincoln Park.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement that includes this prospectus to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares of our common stock offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares of our common stock by the selling stockholder, any compensation paid by Lincoln Park to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock included in this prospectus by Lincoln Park. We estimate that the total expenses for the offering will be approximately $115,000. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered by this prospectus, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the earlier of (i) termination of the Purchase Agreement or (ii) the date that all shares offered by this prospectus have been sold by Lincoln Park.

DESCRIPTION OF OUR SECURITIES TO BE REGISTERED

The securities to be registered on this registration statement on Form S-1 include up to an aggregate amount of 32,914,599 shares of our common stock. As of May 1, 2026, there were 241,973,011 shares of our common stock issued and outstanding, including the Commitment Shares. The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors does not intend to seek stockholder approval for the issuance and sale of our common stock or preferred stock.

General

We are authorized to issue 350,000,000 shares of common stock, par value $0.0001 per share. As of the date of this prospectus, there were 241,973,011 shares of our common stock outstanding.

The following is a summary of the material provisions of the common stock provided for in our Charter and Bylaws.

Voting

Our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. However, directors are elected by a plurality of the votes cast. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors are able to elect all of the directors standing for election, if they so choose.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. We have never paid cash dividends and have no present intention to pay cash dividends.

Liquidation

In the event of a liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we have designated or issued, or may designate and issue in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

OTCQX Market Listing

Our common stock is listed on the OTCQX® Best Market under the symbol “VXRT.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219.

LEGAL MATTERS

Thomspon Hine LLP, New York, New York, will pass upon the validity of the issuance of the securities to be offered by this prospectus.

EXPERTS

The 2025 and 2024 audited annual consolidated financial statements of Vaxart, Inc. as of and for each of the years in the two-year period ended December 31, 2025, incorporated in this prospectus and elsewhere in the registration statement, have been incorporated in reliance upon the report of WithumSmith+Brown, PC, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with respect to the shares of common stock offered by this prospectus with the SEC in accordance with the Securities Act and the rules and regulations enacted under its authority. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document. For further information regarding us and the shares of common stock offered by this prospectus, we refer you to the full registration statement, including its exhibits and schedules, filed under the Securities Act.

The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings on the SEC’s website at http://www.sec.gov.

Our website address is http://www.vaxart.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus, and our reference to the address for our website is intended to be an inactive textual reference only.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months ended March 31, 2026 and 2025 (Unaudited)

For the Years ended December 31, 2025 and 2024 (Audited)

VAXART, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$50,746	$53,814
Short-term investments	10,276	9,993
Accounts receivable	7,139	14,564
Unbilled receivable from government contracts	50,435	36,781
Prepaid expenses and other current assets	13,108	20,971

Total current assets	131,704	136,123

Property and equipment, net	4,827	5,433
Prepaid clinical services, long-term	25,218	25,218
Right-of-use assets, net	10,642	11,432
Intangible assets, net	2,643	2,826
Goodwill	4,508	4,508
Other long-term assets	513	539

Total assets	$180,055	$186,079

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$24,185	$21,496
Deferred government revenue	23	68
Deferred collaboration revenue	11,716	12,952
Other accrued current liabilities	36,526	47,879
Current portion of operating lease liability	2,530	2,978
Current portion of liability related to sale of future royalties	1,862	1,381

Total current liabilities	76,842	86,754

Operating lease liability, net of current portion	5,438	6,007
Deferred collaboration revenue, net of current portion	445	2,024
Liability related to sale of future royalties, net of current portion	2,372	2,679
Other long-term liabilities	841	817

Total liabilities	85,938	98,281

Commitments and contingencies (Note 8)

Stockholders’ equity:
Preferred stock: $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding as of March 31, 2026 and December 31, 2025	—	—
Common stock: $0.0001 par value; 350,000,000 shares authorized as of March 31, 2026 and December 31, 2025; 242,169,130 shares issued and 241,414,053 shares outstanding as of March 31, 2026 and 240,742,681 shares issued and 240,494,594 shares outstanding as of December 31, 2025	24	24
Additional paid-in capital	549,613	548,131
Treasury stock at cost, 755,077 shares as of March 31, 2026 and 248,087 shares as of December 31, 2025	(497)	(159)
Accumulated deficit	(455,016)	(460,195)
Accumulated other comprehensive loss	(7)	(3)

Total stockholders’ equity	94,117	87,798

Total liabilities and stockholders’ equity	$180,055	$186,079

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VAXART, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenue:
Non-cash royalty revenue related to sale of future royalties	$42	$1,579
Revenue from government contracts	36,370	19,297
Collaboration revenue	2,815	—

Total revenue	39,227	20,876

Operating expenses:
Research and development	29,413	30,744
General and administrative	4,641	5,067

Total operating expenses	34,054	35,811

Operating income (loss)	5,173	(14,935)

Other income (expense):
Interest income	551	437
Non-cash interest expense related to sale of future royalties	(505)	(997)
Other expense, net	(11)	(1)

Income (loss) before income taxes	5,208	(15,496)

Provision for income taxes	29	95

Net income (loss)	$5,179	$(15,591)

Net income (loss) per share:
Basic	$0.02	$(0.07)
Diluted	$0.02	$(0.07)

Shares used to compute net income (loss) per share:
Basic	240,649,773	227,923,636
Diluted	242,184,524	227,923,636

Comprehensive income (loss):
Net income (loss)	$5,179	$(15,591)
Unrealized loss on available-for-sale investments, net of tax	(4)	(11)
Comprehensive income (loss)	$5,175	$(15,602)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VAXART, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Stockholders’ Equity

(In thousands, except share amounts)

(Unaudited)

							Accumulated
					Additional		Other	Total
	Common Stock		Treasury Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
Three Months Ended March 31, 2026	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Equity

Balances as of December 31, 2025	240,742,681	$24	(248,087)	$(159)	$548,131	$(460,195)	$(3)	$87,798

Release of common stock for vested restricted stock units	1,426,449	—	—	—	—	—	—	—

Repurchase of common stock to satisfy tax withholding	—	—	(506,990)	(338)	—	—	—	(338)

Stock-based compensation	—	—	—	—	1,482	—	—	1,482

Unrealized loss on available-for-sale investments	—	—	—	—	—	—	(4)	(4)

Net income	—	—	—	—	—	5,179	—	5,179

Balances as of March 31, 2026	242,169,130	$24	(755,077)	$(497)	$549,613	$(455,016)	$(7)	$94,117

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VAXART, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Stockholders’ Equity

(In thousands, except share amounts)

(Unaudited)

							Accumulated
					Additional		Other	Total
	Common Stock		Treasury Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
Three Months Ended March 31, 2025	Shares	Amount	Shares	Amount	Capital	Deficit	(Loss) Gain	Equity

Balances as of December 31, 2024	228,203,822	$23	(429,547)	$(350)	$535,770	$(476,522)	$4	58,925

Issuance of common stock upon exercise of stock options	3,625	—	—	—	3	—	—	3

Release of common stock for vested restricted stock units	718,282	—	—	—	—	—	—	—

Repurchase of common stock to satisfy tax withholding	—	—	(273,229)	(167)	—	—	—	(167)

Stock-based compensation	—	—	—	—	2,459	—	—	2,459

Unrealized loss on available-for-sale investments	—	—	—	—	—	—	(11)	(11)

Net loss	—	—	—	—	—	(15,591)	—	(15,591)

Balances as of March 31, 2025	228,925,729	$23	(702,776)	$(517)	$538,232	$(492,113)	$(7)	$45,618

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VAXART, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2026	2025

Cash flows from operating activities:
Net income (loss)	$5,179	$(15,591)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,126	2,247
Loss on sale of property and equipment	10	—
Net accretion of discounts on investments	(56)	(119)
Stock-based compensation	1,482	2,459
Non-cash interest expense related to sale of future royalties	505	997
Non-cash revenue related to sale of future royalties	(331)	(3,021)
Change in operating assets and liabilities:
Accounts receivable	7,425	4,261
Unbilled receivable from government contracts	(13,654)	(8,414)
Prepaid expenses and other assets	7,889	(17)
Accounts payable	2,674	9,758
Deferred government revenue	(45)	(47)
Deferred collaboration revenue	(2,815)	—
Accrued and other liabilities	(11,443)	(2,112)

Net cash used in operating activities	(2,054)	(9,599)

Cash flows from investing activities:
Purchases of property and equipment	(448)	(130)
Proceeds from sale of property and equipment	3	—
Purchases of investments	(10,231)	(7,338)
Proceeds from maturities of investments	10,000	20,700

Net cash (used in) provided by investing activities	(676)	13,232

Cash flows from financing activities:
Proceeds from issuance of common stock upon exercise of stock options	—	3
Shares acquired to settle employee tax withholding liabilities	(338)	(167)

Net cash used in financing activities	(338)	(164)

Net increase (decrease) in cash and cash equivalents	(3,068)	3,469

Cash and cash equivalents at beginning of the period	53,814	25,229

Cash and cash equivalents at end of the period	$50,746	$28,698

Supplemental disclosure of non-cash investing and financing activity:
Acquisition of property and equipment included in accounts payable and accrued expenses	$—	$9

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VAXART, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 1.  Organization and Nature of Business

General

Vaxart Biosciences, Inc. was originally incorporated in California in March 2004, under the name West Coast Biologicals, Inc. The Company changed its name to Vaxart, Inc. (“Private Vaxart”) in July 2007, and reincorporated in the state of Delaware. In February 2018, Private Vaxart completed a business combination with Aviragen Therapeutics, Inc. (“Aviragen”), pursuant to which Aviragen merged with Private Vaxart, with Private Vaxart surviving as a wholly-owned subsidiary of Aviragen (the “Merger”). Pursuant to the terms of the Merger, Aviragen changed its name to Vaxart, Inc. (together with its subsidiaries, the “Company” or “Vaxart”) and Private Vaxart changed its name to Vaxart Biosciences, Inc.

In March 2025, the Company entered into an At the Market Offering Agreement (the “March 2025 ATM”) with Citizens JMP Securities, LLC (“Citizens”) and B. Riley Securities, Inc. (“B. Riley” and, together with Citizens, the “Managers”), pursuant to which the Company may offer and sell, from time to time through the Managers, shares of its common stock having an aggregate offering price of up to $50.0 million. The shares were sold pursuant to an effective registration statement on Form S-3 (Registration Statement No. 333-270671) (the “2023 Shelf Registration Statement”), as previously filed with the U.S. Securities and Exchange Commission (the “SEC”), and a prospectus supplement, dated March 21, 2025, with the SEC in connection with the offer and sale of the shares under the March 2025 ATM.  The 2023 Shelf Registration Statement has since expired and on April 30, 2026, the Company’s registration statement on Form S-3 (Registration Statement No. 333-295086) (the “2026 Shelf Registration Statement”) was declared effective. Pursuant to the 2026 Shelf Registration Statement and prospectus supplement dated May 4, 2026, the Company may continue to make sales under the March 2025 ATM. The Company will pay the Managers a placement fee of up to 3% of the gross sale price from each sale of shares under the March 2025 ATM.

Effective July 8, 2025, Nasdaq suspended trading in our common stock and the Company was formally delisted from Nasdaq. Our common stock has been quoted on the OTCQX under the ticker symbol “VXRT” since the stock was suspended from trading on Nasdaq on July 8, 2025. The National Securities Markets Improvement Act of 1996 prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” As Nasdaq has officially delisted our securities, our securities are not covered securities since OTCQX-traded securities are not considered covered securities, and we will need to follow each state’s blue sky laws for offers and sales of our securities made to residents of that state. This state-level regulation introduces additional compliance requirements for brokers to consider when trading in our securities and complicates the use of our ATM facility.

In April 2026, the Company entered into a purchase agreement (the “April 2026 ELOC”) and a registration rights agreement with Lincoln Park Capital Fund, LLC (“LPC”), pursuant to which LPC committed to purchase up to $25.0 million (the “Commitment Amount”) of the Company’s common stock, subject to certain limitations and conditions. The Company has the right, but not the obligation, to sell shares to LPC, and LPC is obligated to make purchases as directed by the Company, subject to the conditions set forth in the agreement. See Note 13 for further details.

The Company’s principal operations are based in South San Francisco, California, and it operates in one reportable segment, which is the discovery and development of oral recombinant protein vaccines, based on its proprietary oral vaccine platform.

NOTE 2.  Summary of Significant Accounting Policies

Basis of Presentation, Liquidity and Going Concern – The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC assuming the Company will continue as a going concern.

The Company is a clinical-stage biotechnology company with no product sales. The Company’s primary source of financing is from the sale and issuance of common stock as well as funding from the Biomedical Advanced Research and Development Authority (“HHS BARDA”), a division of the Administration for Strategic Preparedness and Response (“ASPR”) within the United States (“U.S.”) Department of Health and Human Services. In the past, the Company has also financed its operations through the issuance of secured debt securities and preferred stock, proceeds from the exercise of warrants, and payments under collaboration and license agreements. As of March 31, 2026, the Company had cash, cash equivalents and short-term investments of $61.0 million. The Company’s cash, cash equivalents and investments are sufficient to fund the Company’s planned operations for at least the period of 12 months from the date the unaudited condensed consolidated financial statements are issued.

VAXART, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The Company will be dependent upon raising additional capital through placement of its common stock, notes or other securities, borrowings, or entering into a partnership with a strategic party in order to implement its business plan. There can be no assurance that the Company will be successful in raising additional capital.

Based on management’s current plan, the Company expects to have enough cash runway into the second quarter of 2027. The accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

The condensed consolidated balance sheet as of December 31, 2025, included in this document, was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP. Certain information and footnote disclosures normally included in consolidated financial statements have been condensed or omitted pursuant to these rules and regulations. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and footnotes related thereto for the year ended December 31, 2025, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2026 (the “Annual Report”). Unless noted below, there have been no material changes to the Company’s significant accounting policies described in Note 2 to the condensed consolidated financial statements included in the Annual Report. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company’s financial position and the results of its operations and cash flows. The results of operations for such interim periods are not necessarily indicative of the results to be expected for the full year or any future periods.

Basis of Consolidation – The unaudited condensed consolidated financial statements include the financial statements of Vaxart, Inc. and its subsidiaries. All significant transactions and balances between Vaxart, Inc. and its subsidiaries have been eliminated in consolidation.

Use of Estimates – The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities in the condensed consolidated financial statements and accompanying notes. Actual results and outcomes could differ from these estimates and assumptions.

Concentration of Credit Risk – Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, available-for-sale investments and accounts receivable. The Company places its cash, cash equivalents and available-for-sale investments at financial institutions that the Company believes are of high credit quality. The Company is exposed to credit risk in the event of default by the financial institutions holding the cash and cash equivalents to the extent such amounts are in excess of the federally insured limits. Losses incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

The primary focus of the Company’s investment strategy is to preserve capital and meet liquidity requirements. The Company’s investment policy addresses the level of credit exposure by limiting the concentration in any one corporate issuer or sector and establishing a minimum allowable credit rating.

VAXART, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Revenue Recognition

Revenue from Government Contracts

Under firm fixed-price milestone contracts, the Company recognizes the firm fixed-price revenue as the milestones are substantially complete and the firm fixed-price for the milestone is earned (“firm fixed-price milestone”). Cash received in advance of the completion of a firm fixed-price milestone will be recorded as deferred revenue until the milestone has been substantially completed and earned.

Under cost reimbursable contracts, the Company recognizes revenue as allowable costs are incurred and the fixed fee is earned (“cost-plus-fixed-fee”). Reimbursable costs under the contract primarily include direct labor, subcontract costs, materials, equipment, travel, and approved overhead and indirect costs. Fixed fees under cost reimbursable contracts are earned in proportion to the allowable costs incurred in performance of the work relative to total estimated contract costs, with such costs incurred representing a reasonable measurement of the proportional performance of the work completed, as detailed in Note 5.

Payments to the Company under cost reimbursable contracts are provisional payments subject to adjustment upon annual audit by the government. The Company believes that revenue for periods not yet audited has been recorded in amounts that are expected to be realized upon final audit and settlement. When the final determination of the allowable costs for any year has been made, revenue and billings  may be adjusted accordingly in the period that the adjustment is known.

Revenue from the 2025 License and Collaboration Agreement

The Company enters into license and collaboration agreements that may include the grant of licenses to intellectual property, research and development services, participation on joint governance committees, and manufacturing technology transfer. The terms of such arrangements may include non-refundable upfront payments, development and regulatory milestone payments, sales-based milestone payments, royalties on future product sales, and other contingent payments.

The Company accounts for its license and collaboration agreements in accordance with ASC 606, Revenue from Contracts with Customers. Under ASC 606, the Company identifies the performance obligations in the contract, determines the transaction price, allocates the transaction price to the identified performance obligations based on their relative standalone selling prices, and recognizes revenue when, or as, the performance obligations are satisfied.

Performance obligations under these arrangements may include licenses to intellectual property and research and development services. The Company evaluates whether licenses are distinct from other promised services and whether they represent functional intellectual property that provides a right to use intellectual property as it exists at a point in time or symbolic intellectual property that provides a right to access intellectual property over time. Licenses determined to be functional intellectual property are recognized at a point in time when control transfers to the customer. Research and development services are generally recognized over time as the services are performed.

The transaction price may include fixed consideration, such as upfront payments, and variable consideration, such as milestone payments and royalties. Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Milestone payments that are not subject to the sales-based royalty exception are evaluated under the variable consideration constraint and recognized when the associated uncertainty is resolved. Sales-based milestone payments and royalties are recognized as revenue when the underlying sales occur.

For performance obligations satisfied over time, the Company measures progress using an input method based on costs incurred relative to total estimated costs to complete the performance obligation. Estimates of total costs are reassessed at each reporting period, and adjustments to revenue are recorded as a cumulative catch-up if estimates change.

Recently Adopted Accounting Pronouncements

In July 2025, the FASB issued ASU 2025-05, Measurement of Credit Losses for Accounts Receivable and Contract Assets, which introduces a practical expedient and an accounting policy election for certain entities in estimating expected credit losses for current accounts receivable and current contract assets arising from transactions within the scope of ASC 606, Revenue from Contracts with Customers. The Company adopted ASU 2025-05 effective January 1, 2026 on a prospective basis and elected the practical expedient. The adoption did not have a material effect on the Company's consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement–Reporting Comprehensive Income–Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires new disclosures to disaggregate prescribed natural expenses underlying any income statement caption. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, with early adoption permitted. The Company is currently assessing the impact ASU 2024-03 will have on the consolidated financial statement disclosures.

In December 2025, the FASB issued ASU 2025-10, Accounting for Government Grants Received by Business Entities, which adds guidance to ASC 832 on the recognition, measurement, and presentation of government grants received by business entities. ASU 2025-10 is effective for the Company in annual periods beginning after December 15, 2028, including interim periods within those fiscal years, with early adoption permitted. The guidance can be applied on a modified prospective, modified retrospective, or full retrospective basis. The Company is currently assessing the impact of ASU 2025-10 on its consolidated financial statements and disclosures.

In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements, which clarifies the guidance in Topic 270 to improve the consistency of interim financial reporting. The ASU provides a comprehensive list of required interim disclosures and introduces a disclosure principle requiring entities to disclose events since the end of the last annual reporting period that have a material impact on the entity. ASU 2025-11 is effective for fiscal years beginning after December 15, 2027, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact ASU 2025-11 will have on the consolidated financial statement disclosures.

In December 2025, the FASB issued ASU 2025-12, Codification Improvements, which updates the Codification for a broad range of topics arising from technical corrections, unintended application of the Codification, clarifications, and other minor improvements. This ASU is effective for annual reporting periods beginning after December 15, 2026, and interim periods within those annual reporting periods, with early adoption permitted on an issue-by-issue basis. ASU 2025-12 is not expected to have a material effect on the Company's consolidated financial statements.

NOTE 3.  Fair Value of Financial Instruments

Fair value accounting is applied for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the condensed consolidated financial statements on a recurring basis (at least annually). Financial instruments include cash and cash equivalents, marketable securities, accounts receivable, accounts payable and accrued liabilities that approximate fair value due to their relatively short maturities.

Assets and liabilities recorded at fair value on a recurring basis in the condensed consolidated balance sheets are categorized based upon the level of judgment associated with inputs used to measure their fair values. The accounting guidance for fair value provides a framework for measuring fair value and requires certain disclosures about how fair value is determined. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance also establishes a three-level valuation hierarchy that prioritizes the inputs to valuation techniques used to measure fair value based upon whether such inputs are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions made by the reporting entity.

VAXART, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The three-level hierarchy for the inputs to valuation techniques is briefly summarized as follows:

Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 – Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3 – Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

The following table sets forth the fair value of the Company’s financial assets that are measured on a recurring basis as of  March 31, 2026 and  December 31, 2025 (in thousands):

	Level 1	Level 2	Level 3	Total
March 31, 2026
Financial assets:
Money market funds	$44,121	$—	$—	$44,121
U.S. Treasury securities	—	4,188	—	4,188
Commercial paper	—	8,876	—	8,876
Total assets	$44,121	$13,064	$—	$57,185

	Level 1	Level 2	Level 3	Total
December 31, 2025
Financial assets:
Money market funds	$46,164	$—	$—	$46,164
U.S. Treasury securities	—	14,060	—	14,060
Total assets	$46,164	$14,060	$—	$60,224

The Company held no financial liabilities measured on a recurring basis as of  March 31, 2026 or December 31, 2025.

NOTE 4.  Balance Sheet Components

(a)	Cash, Cash Equivalents and Short-Term Investments

Cash, cash equivalents and investments consisted of the following (in thousands):

	Amortized	Gross Unrealized		Estimated	Cash and Cash	Short-Term
	Cost	Gains	Losses	Fair Value	Equivalents	Investments
March 31, 2026
Cash at banks	$3,837	$—	$—	$3,837	$3,837	$—
Money market funds	44,121	—	—	44,121	44,121	—
U.S. Treasury securities	4,190	—	(2)	4,188	2,788	1,400
Commercial paper	8,881	—	(5)	8,876	—	8,876
Total	$61,029	$—	$(7)	$61,022	$50,746	$10,276

VAXART, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

	Amortized	Gross Unrealized		Estimated	Cash and Cash	Short-Term
	Cost	Gains	Losses	Fair Value	Equivalents	Investments
December 31, 2025
Cash at banks	$3,583	$—	$—	$3,583	$3,583	$—
Money market funds	46,164	—	—	46,164	46,164	—
U.S. Treasury securities	14,063	1	(4)	14,060	4,067	9,993
Total	$63,810	$1	$(4)	$63,807	$53,814	$9,993

As of March 31, 2026 and December 31, 2025, all investments were available-for-sale debt securities with remaining maturities of 12 months or less. As of  March 31, 2026 and  December 31, 2025, the Company held 9 and 4 securities, respectively, in an unrealized loss position for 12 months or less. Interest receivable as of March 31, 2026 and December 31, 2025, was $0.1 million and $0.2 million, respectively, and is recorded as a component of prepaid expenses and other current assets on the condensed consolidated balance sheets.

At each reporting date, the Company performs an evaluation of impairment to determine if any unrealized losses are due to credit-related factors. The Company records an allowance for credit losses when unrealized losses are due to credit-related factors. Factors considered when evaluating available-for-sale investments for impairment include the severity of the impairment, changes in underlying credit ratings, the financial condition of the issuer, the probability that the scheduled cash payments will continue to be made and the Company’s intent and ability to hold the investment until recovery of the amortized cost basis. The Company has the ability, if necessary, to liquidate any of its cash equivalents and marketable securities to meet its liquidity needs.

As of  March 31, 2026 and December 31, 2025, there were no material declines in the market value of the Company’s available-for-sale investments due to credit-related factors. The Company does not intend to sell the investments, and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis. As of  March 31, 2026 and December 31, 2025, no allowance for credit losses was recorded and the Company did not recognize any impairment losses related to investments.

(b)	Accounts Receivable

As of  March 31, 2026, accounts receivable consisted of $7.1 million of government contract receivable from the 2024 ATI-RRPV Contract. As of  December 31, 2025, accounts receivable of $14.6 million consisted of $14.2 million of government contract receivables from HHS BARDA and $0.3 million royalty receivable. See Note 5.

The Company has provided no allowance for credit losses as of  March 31, 2026 and December 31, 2025 based on historical collection experience, customer creditworthiness, the age of accounts receivable balances, regulatory changes and current economic conditions and trends that  may affect a customer’s ability to pay.

(c)	Unbilled Receivable from Government Contracts

Unbilled receivable, which was earned and not yet billed, consists of government contracts from HHS BARDA of $50.4 million and $36.8 million as of March 31, 2026 and December 31, 2025, respectively, as detailed in Note 5.

VAXART, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(d)	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	March 31, 2026	December 31, 2025

Prepaid clinical and manufacturing expenses	$10,869	$18,920
Prepaid insurance	98	168
Prepaid rent	562	539
Other prepaid	965	677
Other current assets	614	667
Prepaid expenses and other current assets	$13,108	$20,971

As of March 31, 2026 there was a significant concentration by one contract research organization (“CRO”), which represented 83% of the Company’s total prepaid expenses balance. As of  December 31, 2025, there was a significant concentration by one CRO, which represented 90% of the Company’s total prepaid expenses balance.

(e)	Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	March 31, 2026	December 31, 2025

Laboratory equipment	$13,963	$14,005
Office and computer equipment	1,158	1,142
Leasehold improvements	3,929	3,929
Construction in progress	335	158
Total property and equipment	19,385	19,234
Less: accumulated depreciation	(14,558)	(13,801)
Property and equipment, net	$4,827	$5,433

Depreciation expense was $0.9 million for each of the three months ended  March 31, 2026 and 2025. There were no impairments of the Company’s property and equipment recorded in the three months ended March 31, 2026 and 2025.

(f)	Prepaid Clinical Services, Long-Term

Prepaid clinical services, long-term was $25.2 million as of March 31, 2026 and  December 31, 2025. The long-term prepaid clinical services represent amounts the Company has paid to a single CRO as a vendor deposit that will be utilized in more than one year.

VAXART, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(g)	Right-of-Use Assets, Net

Right-of-use assets, net comprises facilities of $10.6 million and $11.4 million as of March 31, 2026 and December 31, 2025, respectively.

(h)	Intangible Assets, Net

Intangible assets are comprised of developed technology and intellectual property. Intangible assets are carried at cost less accumulated amortization. As of March 31, 2026, developed technology and intellectual property had remaining lives of 3.6 years and 1.8 years, respectively. As of March 31, 2026, there have been no indicators of impairment.

Intangible assets consist of the following (in thousands):

	March 31, 2026	December 31, 2025

Developed technology	$5,000	$5,000
Intellectual property	80	80
Total cost	5,080	5,080
Less: accumulated amortization	(2,437)	(2,254)
Intangible assets, net	$2,643	$2,826

Intangible asset amortization expense was $0.2 million for each of the three months ended March 31, 2026 and 2025.

As of March 31, 2026, the estimated future amortization expense by year is as follows (in thousands):

Year Ending December 31,	Amount
2026 (nine months remaining)	$549
2027	731
2028	727
2029	636
Total	$2,643

(i)	Goodwill

Goodwill, which represents the excess of the purchase price over the fair value of assets acquired, was $4.5 million as of  March 31, 2026 and December 31, 2025. As of March 31, 2026, there have been no indicators of impairment.

(j)	Accounts Payable

Accounts payable were $24.2 million and $21.5 million as of March 31, 2026 and December 31, 2025, respectively. As of March 31, 2026, there was a significant concentration by one CRO and one analytical testing vendor, which represented 95% of the Company’s total accounts payable balance. As of  December 31, 2025, there was a significant concentration by one CRO and one analytical testing vendor, which represented 94% of the Company’s total accounts payable balance.

VAXART, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(k)	Deferred Government Revenue

Deferred government revenue represents amounts received from HHS BARDA contracts where the earnings process is not yet complete. The Company will recognize deferred government revenue once the earnings process is complete, in accordance with its revenue recognition policies.

The following table represents the Company's deferred government revenue (in thousands):

	March 31, 2026	December 31, 2025

Balance at beginning of period	$68	$65,400
Revenue recognized	(45)	(65,513)
Amounts collected or invoiced	—	181
Balance at end of period	$23	$68

Amounts collected or invoiced during the three months ended March 31, 2026 and year ended December 31, 2025, primarily relate to amounts received on the 2024 ATI-RRPV Contract (as defined in Note 5), but for which revenue cannot yet be recognized due to contractual milestones not being achieved.

(l)	Deferred Collaboration Revenue

Deferred collaboration revenue represents amounts received from the 2025 License and Collaboration Agreement with Dynavax Technologies Corporation, a Sanofi company ("Dynavax"), entered into in November 2025 (as defined in Note 5), where the earnings process is not yet complete. The Company will recognize deferred collaboration revenue once the earnings process is complete, in accordance with its revenue recognition policies.

The following table represents the Company's deferred collaboration revenue (in thousands):

	March 31, 2026	December 31, 2025

Balance at beginning of period	$14,976	$—
Revenue recognized for collaboration	(2,815)	(2,108)
Amounts collected or invoiced	—	17,084
Total deferred collaboration revenue	12,161	14,976
Current portion	(11,716)	(12,952)
Long-term portion	$445	$2,024

(m)	Other Accrued Current Liabilities

Other accrued current liabilities consist of the following (in thousands):

	March 31, 2026	December 31, 2025

Accrued compensation	$2,259	$4,244
Accrued clinical and manufacturing expenses	32,728	42,455
Accrued professional and consulting services	718	552
Other liabilities, current portion	821	628
Total	$36,526	$47,879

As of March 31, 2026 and December 31, 2025, there was a significant concentration by one CRO, which represented 83% and 79% of the Company’s total other accrued liabilities balances, respectively.

VAXART, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 5.  Revenue

Royalty Revenue Related to Sale of Future Royalties

The Company generates royalty revenue from the sale of Inavir in Japan, pursuant to a collaboration and license agreement that Aviragen entered into with Daiichi Sankyo Company, Limited (“Daiichi Sankyo”) in 2009. In September 2010, laninamivir octanoate was approved for sale by the Japanese Ministry of Health and Welfare for the treatment of influenza in adults and children, which Daiichi Sankyo markets as Inavir. Under the agreement, the Company currently receives a 4% royalty on net sales of Inavir in Japan. Based on information provided by Daiichi Sankyo, the Company's royalty revenue will cease with the expiration of the last patent related to Inavir in  August 2036. The Company’s royalty revenue is seasonal, in line with the flu season, so the majority of the Company’s royalty revenue and non-cash royalty revenue related to the sale of future royalties are earned in the first and fourth fiscal quarters. The royalty revenue related to Inavir recognized for the three months ended March 31, 2026 and 2025 was zero. The non-cash royalty revenue related to the sale of future royalties was $42,000 and $1.6 million for the three months ended March 31, 2026 and 2025, respectively. Both royalty revenue and the non-cash royalty revenue related to the sale of future royalties are subject to a 5% withholding tax in Japan, for which $2,000 and $79,000 was included in income tax expense for the three months ended March 31, 2026 and 2025, respectively, further detailed in Note 6.

Revenue from Government Contracts

The Company recognized revenue from government contracts with HHS BARDA of $36.4 million and $19.3 million for the three months ended March 31, 2026 and 2025, respectively, consisting of revenue from the 2024 ASPR-BARDA Contract (as defined below) and the 2024 ATI-RRPV Contract (as defined below) described in more detail below. Unbilled receivable from government contracts consists of government revenue from HHS BARDA, which was earned and not yet billed. As of March 31, 2026 and December 31, 2025, the amount of unbilled receivable was $50.4 million and $36.8 million, respectively, and deferred revenue was $23,000 and $68,000, respectively.

2024 ATI-RRPV Contract

In June 2024, the Company entered into an agreement (as modified or amended from time to time the “2024 ATI-RRPV Contract”) with Advanced Technology International (“ATI”), the Rapid Response Partnership Vehicle’s Consortium Management Firm funded by HHS BARDA, which was modified in the second half of 2024 to increase funding and provide for the manufacturing of a vaccine candidate targeting the KP.2 strain and acquire an approved mRNA vaccine targeting the KP.2 strain. Pursuant to the 2024 ATI-RRPV Contract, the Company was authorized to receive overall funding of up to $460.7 million to conduct a Phase 2b comparative study evaluating the Company’s oral pill COVID-19 vaccine candidate against an mRNA vaccine comparator approved by the U.S. Food and Drug Administration (“FDA”). Funding has been released pursuant to authorized milestones delineated in a series of contract modifications. Pursuant to Modification No. 6 to the 2024 ATI-RRPV Contract, dated March 10, 2026 (the most recent contract modification), the total amount of funding available for payment under the 2024 ATI-RRPV Contract is approximately $316.0 million, including $67.9 million of firm fixed price amounts and the remaining amount for reimbursement of costs incurred in trial preparation and execution activities. The Company anticipates a further modification to the 2024 ATI-RRPV Contract that will reflect the reduced scope of work and corresponding reduction in funding that resulted from previously issued stop work orders that halted enrollment and therefore reduced the size of the study.

The Company accounts for the 2024 ATI-RRPV Contract under Accounting Standards Codification 958-605 (“ASC 958-605”) and recognizes revenue as the firm fixed-price milestone is earned and allowable cost-plus-fixed-fees are incurred. Reimbursable costs under the 2024 ATI-RRPV Contract primarily include direct labor, subcontract costs, materials, travel, and approved overhead and indirect costs. The 2024 ATI-RRPV Contract contains terms and conditions that are customary for contracts with HHS BARDA of this nature, including the U.S. government having the right to terminate the contract for convenience or to terminate for default if the Company fails to meet its obligations as set forth in the statement of work. Revenue from government contracts recognized on the 2024 ATI-RRPV Contract was $36.4 million, comprised entirely of the cost-plus-fixed-fee, for the three months ended March 31, 2026, and $19.3 million, comprising cost-plus-fixed-fee of $18.5 million and firm fixed-price milestone of $0.8 million for the three months ended March 31, 2025, based on costs incurred and the achievement of firm fixed-price milestones under the 2024 ATI-RRPV Contract. Deferred government revenue represents amounts that have been received from HHS BARDA and the earnings process is not yet complete. Deferred government revenue in current liabilities was $23,000 and $68,000 as of March 31, 2026 and December 31, 2025, respectively. The remaining deferred government revenue as of March 31, 2026, will be recognized as revenue once the earnings process is complete.

VAXART, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The Company believes that if the 2024 ATI-RRPV Contract were to be terminated prior to completion of the Phase 2b comparative study, the costs incurred through the effective date of such termination and any settlement costs resulting from such termination would be allowable costs. Cost reimbursement payments to the Company are provisional payments subject to adjustment upon annual audit by the government. The Company believes that revenue for periods not yet audited will be recorded in amounts that are expected to be realized upon final audit and settlement. When the final determination of the allowable costs for any year has been made, revenue and billings may be adjusted accordingly in the period that the adjustment becomes known.

2024 ASPR-BARDA Contract

In January 2024, the Company was awarded a contract (as modified or amended, the “2024 ASPR-BARDA Contract”) by HHS BARDA with a base and all options value of $9.3 million. Under the 2024 ASPR-BARDA Contract, the Company received an award to support clinical trial planning activities for a Phase 2b clinical trial that would compare the Company’s XBB vaccine candidate to an mRNA comparator to evaluate efficacy for symptomatic and asymptomatic disease, systemic and mucosal immune induction, and adverse events. The 2024 ASPR-BARDA Contract originally had a period of performance term that was set to expire in July 2024, but the Company entered into an amendment in July 2024 that extended the period of performance expiration date into October 2024. The Company accounts for the 2024 ASPR-BARDA Contract under ASC 958-605 and recognizes revenue as donor-imposed conditions are met. Revenue from government contracts recognized on the 2024 ASPR-BARDA Contract was zero for each of the three months ended March 31, 2026 and 2025. Deferred government revenue represents amounts that have been received from HHS BARDA and the earnings process is not yet complete. Deferred government revenue in current liabilities was zero as of March 31, 2026 and December 31, 2025.

Revenue from License and Collaboration

On November 4, 2025, the Company entered into the 2025 License and Collaboration Agreement with Dynavax relating to the Company’s investigational oral vaccine candidate for COVID-19 based on its proprietary oral delivery platform (the “Vaccine Candidate”). Pursuant to the 2025 License and Collaboration Agreement, the Company granted Dynavax an exclusive, worldwide license to develop and commercialize the Company’s oral pill Vaccine Candidate for SARS-CoV-2, SARS coronavirus, or MERS coronavirus, including COVID-19 and all variants thereof. Under the terms of the 2025 License and Collaboration Agreement, Dynavax paid the Company an upfront license fee of $25.0 million and purchased $5.0 million of the Company’s common stock pursuant to the 2025 Securities Purchase Agreement. The 2025 License and Collaboration Agreement provides that the Company continue to develop the Vaccine Candidate by conducting and completing its ongoing Phase 2b clinical trial and delivering the end-of-Phase 2 data package, performing its obligations under the 2024 ATI-RRPV agreement and conducting additional development and manufacturing activities related to the Vaccine Candidate.

On February 10, 2026, Sanofi completed its acquisition of Dynavax. As a result of the consummation of the merger, Dynavax became an indirect wholly owned subsidiary of Sanofi.

Following the completion of the Company’s ongoing Phase 2b clinical trial and a planned end-of-Phase 2 meeting with the FDA, per the 2025 License and Collaboration Agreement, Dynavax has the right to elect, in its sole discretion, to assume responsibility for the continued development of the Vaccine Candidate. If Dynavax elects to assume responsibility for such continued development of the Vaccine Candidate, then Dynavax has agreed to pay the Company an additional fee of $50.0 million. If Dynavax does not elect to assume responsibility for such continued development of the Vaccine Candidate, then the 2025 License and Collaboration Agreement will terminate pursuant to its terms.

The Company determined that the 2025 License and Collaboration Agreement represented a contract with a customer and should be accounted for in accordance with ASC 606. The Company identified two performance obligations, (i) the exclusive license, together with the related transfer and manufacturing technology transfer (the “License Performance Obligation”), and (ii) the development program activities through delivery of the EOP2 Data Package, including participation in joint governance committees (the “Development Performance Obligation”).

The Company identified $25.8 million of total transaction price at inception, consisting of a non-refundable upfront payment of $25.0 million and the premium of approximately $0.8 million associated with Dynavax’s concurrent $5.0 million equity investment in the Company, which represented consideration in excess of the fair value of the common stock issued. The fixed consideration of $25.8 million was allocated to the two performance obligations on a relative standalone selling price basis. Revenue allocated to the License Performance Obligation was recognized at a point in time in the fourth quarter of 2025 upon completion of the technology transfer, when Dynavax obtained the right to use and benefit from the licensed intellectual property. Revenue allocated to the Development Performance Obligation is recognized over time using an input method based on costs incurred relative to total estimated costs to complete the development program.

The 2025 License and Collaboration Agreement also includes potential additional consideration in the form of evaluation fees, a $50.0 million election payment, regulatory and commercial milestone payments, and royalties on future product sales. Such amounts represent variable consideration and are included in the transaction price only to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur. Sales-based milestones and royalties will be recognized as revenue when the underlying sales occur in accordance with the sales- or usage-based royalty exception in ASC 606.

For the three months ended March 31, 2026 and 2025, the Company recognized collaboration revenue of $2.8 million and zero, respectively, from the 2025 License and Collaboration Agreement. As of  March 31, 2026, the amount of deferred collaboration revenue was $12.2 million, of which $11.7 million was classified as current and $0.4 million as non-current. The remaining deferred collaboration revenue will be recognized as revenue once the earnings process is complete.

NOTE 6.  Liabilities Related to Sale of Future Royalties

In April 2016, Aviragen entered into a Royalty Interest Acquisition Agreement (the “RIAA”) with HealthCare Royalty Partners III, L.P. (“HCRP”). Under the RIAA, HCRP made a $20.0 million cash payment to Aviragen in consideration for acquiring certain royalty rights (“Royalty Rights”) related to the approved product Inavir in the Japanese market. The Royalty Rights were obtained pursuant to the collaboration and license agreements (the “License Agreement”) and a commercialization agreement that the Company entered into with Daiichi Sankyo. Per the terms of the RIAA, during the first royalty interest period of April 1, 2016 through March 31, 2025, HCRP is entitled to the first $3.0 million and any cumulative remaining shortfall amount plus 15% of the next $1.0 million in royalties earned in each year commencing on April 1, with any excess revenue being retained by the Company. Further, during the second royalty interest period beginning April 1, 2025 and ending on December 24, 2029, HCRP is entitled to the first $2.7 million and any cumulative remaining shortfall amount, plus 15% of the next $1.0 million in royalties, with any excess revenue being retained by the Company. A shortfall occurs when, during an annual period ending on  March 31, for the first royalty interest period of April 1, 2016 through March 31, 2025, the Company’s royalty payments fall below $3.0 million; and  $2.7 million for the second royalty interest period of April 1, 2025 and ending on December 24, 2029, excluding the period of April 1, 2028 through December 24, 2029. In the event there shall remain any cumulative remaining shortfall amount as of December 24, 2029, any royalties received from Daiichi Sankyo subsequently by the Company would be payable to HCRP until the cumulative remaining shortfall amount has been paid.

For avoidance of doubt, the RIAA states, in the event there is a remaining cumulative remaining shortfall amount as of December 24, 2029, the Company shall not be obligated to pay HCRP any royalty payment beyond what the Company is paid from Daiichi Sankyo. The cumulative remaining shortfall amount is the aggregate amount of the remaining shortfall for each annual period, which was $6.7 million and $4.4 million as of March 31, 2026 and December 31, 2025, respectively.

VAXART, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Under the relevant accounting guidance, due to a limit on the amount of royalties that HCRP can earn under the RIAA, this transaction was accounted for as a liability that is being amortized using the effective interest method over the life of the arrangement. The Company has no obligation to pay any amounts to HCRP other than to pass through to HCRP its share of royalties as they are received from Daiichi Sankyo. To record the amortization of the liability, the Company is required to estimate the total amount of future royalty payments to be received under the License Agreement and the payments that will be passed through to HCRP over the life of this agreement. Consequently, the Company imputes interest on the unamortized portion of the liability and records non-cash interest expense using an estimated effective interest rate. The royalties earned in each period that will be passed through to HCRP are recorded as non-cash royalty revenue related to sale of future royalties, with any excess not subject to pass-through being recorded as royalty revenue. When the pass-through royalties are paid to HCRP in the following quarter, the imputed liability related to sale of future royalties is commensurately reduced. The Company periodically assesses the expected royalty payments, and to the extent such payments are greater or less than the initial estimate, the Company adjusts the amortization of the liability and interest rate. As a result of this accounting, even though the Company does not retain HCRP’s share of the royalties, it will continue to record non-cash revenue related to those royalties until the amount of the associated liability, including the related interest, is fully amortized.

The following table shows the activity within the liability account during the three months ended March 31, 2026 (in thousands):

Total liability related to sale of future royalties, start of period	$4,060
Non-cash royalty revenue paid to HCRP	(331)
Non-cash interest expense recognized	505
Total liability related to sale of future royalties, end of period	4,234
Current portion	(1,862)
Long-term portion	$2,372

NOTE 7.  Leases

The Company has obtained the right of use for office and manufacturing facilities under five operating lease agreements with initial terms exceeding one year. The lease term at the commencement date is determined by considering whether renewal options and termination options are reasonably assured of exercise.

As of  March 31, 2026, the weighted average discount rate for operating leases with initial terms of more than one year was 10.1% and the weighted average remaining term of these leases was 2.9 years. Discount rates were determined using the Company’s marginal rate of borrowing at the time each lease was executed or extended.

The following table summarizes the Company’s undiscounted cash payment obligations for its operating lease liabilities with initial terms of more than 12 months as of  March 31, 2026 (in thousands):

Year Ending December 31,
2026 (nine months remaining)	$2,425
2027	2,947
2028	3,050
2029	760
Undiscounted total	9,182
Less: imputed interest	(1,214)
Present value of future minimum payments	7,968
Current portion of operating lease liability	(2,530)
Operating lease liability, net of current portion	$5,438

The Company is also required to pay for operating expenses related to the leased space, including common area maintenance, taxes and insurance. The operating expenses are incurred separately and were not included in the present value of lease payments. Operating lease expenses for the three months ended March 31, 2026 and 2025 are summarized as follows (in thousands):

	Three Months Ended March 31,
	2026	2025
Lease cost
Operating lease cost	$998	$1,553
Short-term lease cost	12	11
Variable lease cost	365	280
Sublease income	-	(20)
Total lease cost	$1,375	$1,824

NOTE 8.  Commitments and Contingencies

(a)	Purchase Commitments

As of March 31, 2026, the Company had approximately $19.3 million of non-cancelable purchase commitments, principally for clinical services which are expected to be paid within the next year. Approximately $18.2 million of non-cancelable purchase commitments are attributable to a third-party vendor that provides clinical services, that is reimbursable at approximately $19.6 million under a cost-plus-fixed-fees arrangement in the ATI-RRPV Contract.

(b)	Indemnifications

In the ordinary course of business, the Company enters into agreements that may include indemnification provisions. Pursuant to such agreements, the Company may indemnify, hold harmless and defend indemnified parties for losses suffered or incurred by the indemnified party. Some of the provisions will limit losses to those arising from third-party actions. In some cases, the indemnification will continue after the termination of the agreement. The maximum potential amount of future payments the Company could be required to make under these provisions is not determinable. The Company has also entered into indemnification agreements with certain officers and directors which provide, among other things, that the Company will indemnify and advance expenses incurred in connection with certain actions, suits or proceedings to such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws. The Company currently has directors’ and officers’ insurance.

VAXART, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(c)	Litigation

From time to time the Company may be involved in legal proceedings arising in connection with its business. Based on information currently available, the Company believes that the amount, or range, of reasonably possible losses in connection with any pending actions against it in excess of established reserves, in the aggregate, is not material to its consolidated financial condition or cash flows. However, any current or future dispute resolution or legal proceeding, regardless of the merits of any such proceeding, could result in substantial costs and a diversion of management’s attention and resources that are needed to run the Company successfully, and could have a material adverse impact on its business, financial condition and results of operations.

In August and September 2020, two substantially similar securities class actions were filed in the U.S. District Court for the Northern District of California. The first action, titled Himmelberg v. Vaxart, Inc. et al. was filed on August 24, 2020. The second action, titled Hovhannisyan v. Vaxart, Inc. et al. was filed on September 1, 2020 (together, the “Putative Class Action”). By Order dated September 17, 2020, the two actions were deemed related. On December 9, 2020, the court appointed lead plaintiffs and lead plaintiffs’ counsel.

On January 29, 2021, lead plaintiffs filed their consolidated amended complaint. On May 14, 2021, the court granted lead plaintiffs’ request to amend the consolidated amended complaint and denied defendants’ motions to dismiss as moot. On June 10, 2021, lead plaintiffs filed a first amended consolidated complaint, and on August 9, 2021, lead plaintiffs filed a corrected first amended consolidated complaint. The first amended consolidated complaint, as corrected, named certain of Vaxart’s current and former executive officers and directors, as well as Armistice Capital, LLC (“Armistice”), as defendants. It claimed three violations of federal civil securities laws; violation of Section 10(b) of the Exchange Act and SEC Rule 10b-5, as against the Company and all individual defendants; violation of Section 20(a) of the Exchange Act, as against Armistice and all individual defendants; and violation of Section 20A of the Exchange Act against Armistice. The first amended consolidated complaint, as corrected, alleged that the defendants violated securities laws by misstating and/or omitting information regarding the Company’s development of a norovirus vaccine, the vaccine manufacturing capabilities of a business counterparty, and the Company’s involvement with Operation Warp Speed (“OWS”); and by engaging in a scheme to inflate Vaxart’s stock price. The first amended consolidated complaint sought certification as a class action for similarly situated shareholders and sought, among other things, an unspecified amount of damages and attorneys’ fees and costs. On July 8, 2021, all defendants moved to dismiss the first amended consolidated complaint. By Order dated December 22, 2021, the court granted the motion to dismiss by Armistice with leave to amend and otherwise denied the motions to dismiss. On July 27, 2022, lead plaintiffs filed a notice announcing that they had reached a partial settlement (the “Partial Settlement”) to resolve all claims against the Company and its current or former officers and/or directors in their capacity as officers and/or directors of the Company (the “Settling Defendants”). Pursuant to the Partial Settlement, the Company agreed to a settlement amount of $12.0 million with $2.0 million to be paid by the Company and the remainder to be paid by the Company’s insurers. On November 2, 2022, the Company paid the $2.0 million settlement amount with respect to the Putative Class Action pursuant to the terms of the settlement agreement reached in that case. On November 14, 2022, lead plaintiffs filed a second amended consolidated class action complaint that purported to include new allegations to support claims against Armistice. By Orders dated January 25, 2023, the court approved the Partial Settlement and entered judgment dismissing with prejudice all claims asserted in the Putative Class Action against the Settling Defendants. A jury trial on the claims asserted against Armistice commenced on April 14, 2026 and concluded on April 28, 2026 with a verdict entered in favor of Armistice and concluding that Armistice had not engaged in either a scheme to inflate the price of Vaxart’s stock or insider trading in connection with its sales of Vaxart’s stock in June 2020; post-verdict proceedings before the District Court are ongoing and the time for lead plaintiffs to lodge an appeal has not yet expired.

On October 23, 2020, a complaint was filed in the U.S. District Court for the Southern District of New York, entitled Roth v. Armistice Capital LLC, et al. The complaint names Armistice and certain Armistice-related parties as defendants, asserting a violation of Exchange Act Section 16(b) and seeking the disgorgement of short-swing profits. The complaint purports to bring the lawsuit on behalf of and for the benefit of the Company and names the Company as a “nominal defendant” for whose benefit damages are sought. Following discovery, a motion for summary judgment was filed by Armistice and the Armistice-related party defendants to dismiss the complaint. On March 27, 2024, the court granted the motion for summary judgment and dismissed all claims in the complaint in their entirety. On April 11, 2024, the Plaintiff timely filed a notice of appeal of the court’s decision to the Second Circuit Court of Appeals, commencing appellate proceedings. In June 2024, Plaintiff filed a motion to the court of appeals to stay the appeal pending efforts to re-instate the complaint in the district court, which was granted by the court of appeals.  In July 2024, Plaintiff filed a motion with the district court seeking to set aside the judgment and to re-instate the complaint. On August 15, 2024, the district court denied Plaintiff’s motion to set aside the judgment. On August 19, 2024, the court of appeals lifted the stay and, on August 28, 2025, the court of appeals entered a judgment affirming the judgment of the district court. The time for Plaintiffs to file any appeal of that decision has since lapsed.

VAXART, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

On January 8, 2021, a purported shareholder, Phillip Chan, commenced a pro se lawsuit in the U.S. District Court for the Northern District of California titled Chan v. Vaxart, Inc. et al. (the “Opt-Out Action”), opting out of the consolidated Himmelberg v. Vaxart, Inc. et al. and Hovhannisyan v. Vaxart, Inc. et al. class actions, (together, the “Putative Class Action”). Because this complaint is nearly identical to an earlier version of a complaint filed in the Putative Class Action, the Opt-Out Action has been stayed while the Putative Class Action is pending.

  NOTE 9.  Stockholders’ Equity

(a)	Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock, $0.0001 par value per share. The Company’s board of directors may, without further action by the stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 5,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of the Company's common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. No shares of preferred stock are currently outstanding, and the Company has no present plan to issue any shares of preferred stock.

(b)	Common Stock

As of March 31, 2026, the Company was authorized to issue 350,000,000 shares of common stock, $0.0001 par value per share. Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of the Company’s directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Company’s board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically. As of March 31, 2026, no dividends had been declared by the board of directors.

In March 2025, the Company entered into the March 2025 ATM with Citizens and B. Riley, pursuant to which the Company may offer and sell, from time to time through the Managers, shares of its common stock having an aggregate offering price of up to $50 million. The shares will be sold pursuant to the 2026 Shelf Registration Statement. The Company filed a prospectus supplement, dated March 21, 2025, with the SEC in connection with the offer and sale of the shares under the March 2025 ATM. The Company will pay the Managers a placement fee of up to 3% of the gross sale price from each sale of the shares under the March 2025 ATM. No shares have been issued or sold under the March 2025 ATM since the Company was suspended from trading on The Nasdaq Capital Market in July 2025.

In the event of the Company’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all the Company’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied. There are no sinking fund provisions applicable to the common stock.

VAXART, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The Company had shares of common stock reserved for issuance as follows:

	March 31, 2026	December 31, 2025

Stock options issued and outstanding	27,767,619	25,407,299
RSUs, issued and outstanding	6,691,605	5,733,306
2019 Equity Incentive Plan common stock available for future issuance	6,043,856	10,831,860
2024 Inducement Award Plan common stock available for future issuance	76,250	43,250
Common stock warrants, issued and outstanding	10,914	10,914
2022 Employee Stock Purchase Plan common stock available for future issuance	1,823,454	1,823,454
Total common stock reserved	42,413,698	43,850,083

(c)	Warrants

The following warrants were outstanding as of March 31, 2026, all of which contain standard anti-dilution protections in the event of subsequent rights offerings, stock splits, stock dividends or other extraordinary dividends, or other similar changes in the Company’s common stock or capital structure, and none of which have any participating rights for any losses:

Securities into which warrants are convertible	Warrants Outstanding	Exercise Price	Expiration Date

Common Stock	10,914	$22.99	December 2026

NOTE 10. Equity Incentive Plans

The Company has maintained the 2019 Equity Incentive Plan and the 2024 Inducement Award Plan for the issuance of stock options, stock appreciation rights, restricted stock awards, restricted stock units (“RSUs”), other stock awards and performance awards that may be settled in cash, stock, or other property to employees, directors and consultants. The terms of the 2024 Inducement Award Plan are substantially similar to the terms of the 2019 Equity Incentive Plan, with the exception that incentive stock options may not be issued under the 2024 Inducement Plan and equity awards under the 2024 Inducement Plan (including nonqualified stock options, restricted stock, restricted stock units, and other stock-based awards) may be issued only to an employee who is commencing employment with the Company or any subsidiary or who is being rehired following a bona fide interruption of employment by the Company or any subsidiary, in either case if he or she is granted such award in connection with his or her commencement of employment and such grant is an inducement material to his or her entering into employment with the Company or such subsidiary. The Company also maintains the 2022 Employee Stock Purchase Plan (“ESPP”) for its employees.

VAXART, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

A summary of stock option and RSU transactions during the three months ended March 31, 2026 is as follows:

			Weighted		Weighted
	Shares	Number of	Option Average	Unvested	RSU Average
	Available	Options	Exercise	RSU Shares	Grant Date
	For Grant	Outstanding	Price	Outstanding	Fair Value

Balance as of January 1, 2026	10,875,110	25,407,299	$1.96	5,733,306	$0.70
Granted	(7,990,020)	5,280,640	$0.68	2,709,380	$0.68
Exercised	—	—	$—	—	$—
Released	—	—	$—	(1,426,449)	$0.77
Forfeited	743,521	(418,889)	$0.88	(324,632)	$0.93
Canceled	2,491,495	(2,501,431)	$3.19	—	$—

Balance as of March 31, 2026	6,120,106	27,767,619	$1.62	6,691,605	$0.67

As of March 31, 2026, there were 27,767,619 options outstanding with a weighted average exercise price of $1.62, a weighted average remaining term of 7.40 years, and an aggregate intrinsic value of $667,000. Of these options, 13,614,279 were vested, with a weighted average exercise price of $2.59, a weighted average remaining term of 6.04 years, and an aggregate intrinsic value of $161,000.

No options were exercised during the three months ended March 31, 2026. The Company received $3,000 for the 3,625 options exercised during the three months ended March 31, 2025, which had an intrinsic value of $0. The aggregate intrinsic value represents the total pre-tax value (i.e., the difference between the Company’s stock price and the exercise price) of stock options outstanding as of March 31, 2026 and 2025, respectively, based on the Company’s common stock closing price of $0.61 on March 31, 2026 and $0.85 on March 31, 2025, which would have been received by the option holders had all their in-the-money options been exercised as of that date.

The weighted average grant date fair value of options awarded in the three months ended March 31, 2026 and 2025, was $0.59 and $0.46, respectively. Their fair values were estimated using the following assumptions:

	Three Months Ended March 31,
	2026	2025

Risk-free interest rate	3.9%	4.1% - 4.4%
Expected term (in years)	6.0	6.0
Expected volatility	118.4%	126.5%
Dividend yield	—%	—%

The Company measures the fair value of all stock-based awards on the grant date and records the fair value of these awards, net of estimated forfeitures, to compensation expense over the service period. Total stock-based compensation recognized for options, RSUs and ESPP was as follows (in thousands):

	Three Months Ended March 31,
	2026	2025

Research and development	$812	$1,702
General and administrative	670	757
Total stock-based compensation	$1,482	$2,459

VAXART, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

As of March 31, 2026, the unrecognized stock-based compensation cost related to outstanding unvested stock options and RSUs expected to vest was $12.1 million, which the Company expects to recognize over an estimated weighted average period of 3.0 years.

NOTE 11.  Net Income (Loss) Per Share Attributable to Common Stockholders

The following table presents the calculation of basic and diluted net income (loss) per share (in thousands, except share and per share amounts):

	Three Months Ended March 31,
	2026	2025

Numerator
Net income (loss)	$5,179	$(15,591)

Denominator
Weighted average shares used to compute net income (loss) per share, basic	240,649,773	227,923,636
Effect of dilutive shares:
Stock-based compensation plans	1,534,751	—
Weighted average shares used to compute net income (loss) per share, diluted	242,184,524	227,923,636

Net income (loss) per share:
Basic	$0.02	$(0.07)
Diluted	$0.02	$(0.07)

For the three months ended March 31, 2026, 1,534,751 dilutive shares were included in the diluted weighted average share count. For the three months ended March 31, 2025, all potentially dilutive securities were excluded from the diluted EPS computation because their effect would have been antidilutive given the net loss in that period. The following table summarizes the potentially dilutive securities excluded from the computation:

	Three Months Ended March 31,
	2026	2025

Options to purchase common stock	23,924,411	20,991,136

Restricted stock units to purchase common stock	1,496,485	3,096,583

Warrants to purchase common stock	10,914	10,914

Employee Stock Purchase Plan	—	456,056

Total potentially dilutive securities excluded from denominator of the diluted earnings per share computation	25,431,810	24,554,689

VAXART, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 12. Segment Reporting

The Company operates in one reportable segment, which is the discovery and development of oral recombinant protein vaccines, based on its proprietary oral vaccine platform. The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The determination of a single business segment is consistent with the consolidated financial information regularly reviewed by the Chief Executive Officer as chief operating decision maker (the “CODM”) in assessing segment performance and deciding how to allocate resources on a consolidated basis.

The CODM uses consolidated net income (loss) to evaluate the Company’s spend and monitor budget versus actual results. The monitoring of budgeted versus actual results is used in assessing performance of the segment and in establishing resource allocation across the organization. The measure of segment assets is reported on the consolidated balance sheets as total assets.

The Company’s segment revenue, segment loss, significant segment expenses, and other segment items consist of the following (in thousands):

	Three Months Ended March 31,
	2026	2025
Revenue	$39,227	$20,876
Less:
Research and development
External program costs:
Norovirus program	48	1,556
COVID-19 program	20,393	15,718
Other programs	—	306
Preclinical research	81	399
Process Development	—	46
Internal research and development costs	8,891	12,719
General and administrative	4,641	5,067
Interest income	(551)	(437)
Non-cash interest expense related to sale of future royalties	505	997
Other segment items(A)	11	1
Provision for income taxes	29	95
Segment net income (loss)	$5,179	$(15,591)
Reconciliation of net income (loss)
Adjustments and reconciling items	—	—
Net income (loss)	$5,179	$(15,591)

(A) Other segment items included in other income (expense), net.

Note 13. Subsequent Events

Equity Line of Credit

In April 2026, the Company entered into the April 2026 ELOC and a registration rights agreement with LPC, pursuant to which LPC committed to purchase up to the Commitment Amount,  $25.0 million, of the Company’s common stock (“Purchase Shares”), subject to certain limitations and conditions. The Company has the right, but not the obligation, to sell shares of common stock to LPC, and LPC is obligated to make purchases as directed by the Company, subject to the conditions set forth in the agreement. Sales may occur from time to time, at the Company’s sole discretion, over a 24-month period commencing upon satisfaction of certain conditions, including effectiveness of a registration statement covering the resale of shares of common stock by LPC. The purchase price per share of common stock for regular purchases will be equal to 97% of the lower of (i) the lowest sale price on the applicable purchase date or (ii) the arithmetic average of the three lowest closing sale prices during the ten consecutive business days ending on the business day immediately preceding such purchase date. The Company may also direct accelerated purchases at prices based on market prices on the applicable purchase date. The April 2026 ELOC prohibits sales if such shares of common stock, when aggregated with all other shares of common stock then beneficially owned by LPC, would result in LPC owning more than 4.99% of the Company’s then outstanding common stock. The Company has the right to terminate the agreement at any time after the Company has satisfied all the conditions for sales to be made pursuant to the April 2026 ELOC, with one business day notice, at no cost or penalty. The Company issued 447,067 shares of common stock to LPC as consideration for its commitment to purchase shares of common stock under the April 2026 ELOC.

The shares will be sold pursuant to an effective registration statement. The Company intends to file a registration statement with the SEC covering the resale by LPC of the Purchase Shares may be issued to LPC under the April 2026 ELOC, as well as the 447,067 shares of common stock issued to LPC as consideration for its commitment to purchase shares of common stock under the April 2026 ELOC.

Amendment to Lease Agreement

In April 2026, the Company entered into an amendment (the “Utah Avenue Lease Amendment”) to its lease agreement (the “Utah Avenue Lease”) with a landlord (the “Utah Avenue Landlord”) relating to certain properties currently leased to the Company that are located on Utah Avenue in South San Francisco, California. Pursuant to the Utah Avenue Lease Amendment, the Company agreed to lease from the Utah Avenue Landlord two additional suites in an additional building on Utah Avenue with a total of approximately 3,531 rentable square feet of space (the “Additional Leased Space”), effective as of May 14, 2026 (the “Expansion Commencement Date”). The term of the lease of the Additional Leased Space is 36 months from the Expansion Commencement Date, unless earlier terminated pursuant to the terms of the Utah Avenue Lease Amendment and the Utah Avenue Lease.

Appointment of Dr. James B. Breitmeyer, M.D., Ph.D. to Board of Directors

On  April 23, 2026, following a recommendation by the Nominating and Governance Committee of the Board of Directors, the Company's Board appointed James B. Breitmeyer, M.D., Ph.D. to serve on the Board, effective  April 23, 2026, until Dr. James B. Breitmeyer, M.D., Ph.D.’s successor is elected and qualified, or sooner in the event of his death, resignation, or removal. The Board has determined that Mr. James B. Breitmeyer, M.D., Ph.D. meets the requirements for independence standards as adopted by the Board.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of

Vaxart, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Vaxart, Inc. and Subsidiaries (collectively, the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Prepayments and Accruals Related to Clinical Expenses - Refer to Note 2 to the consolidated financial statements

Critical Audit Matter Description

The Company recognizes costs it incurs for clinical trials as research and development expenses based on its evaluation of its third-party service providers’ progress toward completion of specific tasks. Payment timing may differ significantly from the period in which the costs are recognized as expense. Costs for services incurred that have not yet been paid are recognized as accrued expenses. Advance payments are recorded as prepaid expenses.

In estimating the vendors’ progress toward completion of specific tasks, the Company uses data such as patient enrollment, clinical site activations or vendor information of actual costs incurred. This data is obtained through reports from and discussions with Company personnel and third-party service providers as to the progress or state of completion of trials, or the completion of services.

Given the number of ongoing clinical trial activities and the subjectivity involved in estimating clinical expenses, auditing the prepayments and accruals related to clinical expenses involved especially subjective judgment, thereby causing us to determine that the matter is a critical audit matter.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to prepayments and accruals of clinical trials included the following, among others:

●	We obtained an understanding of the design and implementation of internal controls over the estimation of prepayments and accruals related to clinical trials.

●	We obtained and read a sample of research and collaboration agreements and contracts, as well as amendments thereto.

●	We evaluated publicly available information (such as press releases and investor presentations) and board of directors’ materials regarding the status of clinical trial activities.

●

For a selection of agreements and contracts, we compared the amount of accrual or prepayment at the end of the prior period to current year activity and evaluated the accuracy of the Company’s estimation methodology.

●	We obtained a written confirmation of the status of clinical trials from the Company’s third-party service providers.

●	We performed a search for unrecorded clinical trial accruals by testing subsequent cash disbursements.

●

We made selections of specific amounts recognized as research and development expense as well as those recognized as prepaid or accrued expenses to evaluate management’s estimate of the vendor’s progress and performed the following procedures:

●	Performed corroborating inquiries with Company clinical operations personnel.

●	Read the related statement of work, purchase order, or other supporting documentation (such as communications between the Company and third-party service providers).

●	Evaluated management’s judgments by comparing such judgments to the evidence obtained.

●	Obtained the listing of all contracts related to research and development expenses to evaluate the completeness of prepayments and accruals.

●	Tested the mathematical accuracy of management’s calculation of prepayments and accruals related to clinical trials in the consolidated financial statements.

Revenue from Dynavax License and Collaboration Agreement - Refer to Note 5 to the consolidated financial statements

Critical Audit Matter Description

The 2025 License and Collaboration Agreement with Dynavax contains two performance obligations, which are accounted for separately as they are distinct. The transaction price at inception is then allocated to the distinct performance obligations based on the relative standalone selling price, and revenue is recognized when the distinct performance obligation is satisfied. Revenue allocated to the license performance obligation is recognized at a point in time upon completion of the technology transfer, when Dynavax obtained the right to use and benefit from the licensed intellectual property. Revenue allocated to the development performance obligation is recognized over time using an input method based on costs incurred relative to total estimated costs to complete the development program. For the year ended December 31, 2025, the Company recognized revenue of $10.8 million from the 2025 License and Collaboration Agreement. As of December 31, 2025, the amount of deferred collaboration revenue was $15.0 million, of which $13.0 million was classified as current and $2.0 million as non-current. The remaining deferred collaboration revenue will be recognized as revenue once the earnings process is complete.

Auditing the Company’s revenue from the 2025 License and Collaboration Agreement was especially complex and required significant judgments, specifically related to the identification of performance obligations, the determination of standalone selling price the performance obligations, the evaluation of estimates of costs to complete the development program under the input method for revenue recognized over time, and the timing of revenue recognition.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to revenue from the 2025 License and Collaboration Agreement included the following, among others:

●	We obtained an understanding of the design and implementation of internal controls over revenue from the Dynavax License and Collaboration Agreement.

●	We reviewed management’s analysis for accuracy and completeness by agreeing data to the underlying agreement.

●

We evaluated the appropriateness of the Company’s accounting conclusions, specifically related to the identification and determination of distinct performance obligations, determination of standalone selling price for each performance obligation, allocation of the transaction price to the identified performance obligations, and the timing of revenue recognition.

●	We evaluated the assumptions used to estimate costs to complete the development program, which included performing sensitivity analysis on the standalone selling price.

●	We tested the application of the input method for the recognition of revenue, which included performing analytical procedures on actual costs incurred.

●	We inspected, on a test basis, supporting documentation for costs incurred which are used to measure progress toward completion and to calculate revenue recognition.

●	We recalculated the corresponding revenue recognized based on the cost-based input method to measure progress toward completion of the performance obligation.

/s/ WithumSmith+Brown, PC

We have served as the Company's auditor since 2019.

San Francisco, California

March 12, 2026

PCAOB ID Number 100

VAXART, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$53,814	$25,229
Short-term investments	9,993	26,494
Accounts receivable	14,564	5,761
Unbilled receivable from government contracts	36,781	6,208
Prepaid expenses and other current assets	20,971	4,568

Total current assets	136,123	68,260

Property and equipment, net	5,433	8,705
Prepaid clinical services, long-term	25,218	60,116
Right-of-use assets, net	11,432	20,404
Intangible assets, net	2,826	3,557
Goodwill	4,508	4,508
Other long-term assets	539	839

Total assets	$186,079	$166,389

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$21,496	$6,963
Deferred government revenue	68	65,400
Deferred collaboration revenue	12,952	—
Other accrued current liabilities	47,879	11,378
Current portion of operating lease liability	2,978	3,077
Current portion of liability related to sale of future royalties	1,381	4,060

Total current liabilities	86,754	90,878

Operating lease liability, net of current portion	6,007	14,449
Deferred collaboration revenue, net of current portion	2,024	—
Liability related to sale of future royalties, net of current portion	2,679	1,698
Other long-term liabilities	817	439

Total liabilities	98,281	107,464

Commitments and contingencies (Note 8)

Stockholders’ equity:
Preferred Stock: $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding as of December 31, 2025 or 2024	—	—
Common Stock: $0.0001 par value; 350,000,000 shares authorized as of December 31, 2025 and 2024; 240,742,681 shares issued and 240,494,594 shares outstanding as of December 31, 2025 and 228,203,822 shares issued and 227,774,275 shares outstanding as of December 31, 2024	24	23
Additional paid-in capital	548,131	535,770
Treasury Stock at cost, 248,087 shares as of December 31, 2025 and 429,547 shares as of December 31, 2024	(159)	(350)
Accumulated deficit	(460,195)	(476,522)
Accumulated other comprehensive income (loss)	(3)	4

Total stockholders’ equity	87,798	58,925

Total liabilities and stockholders’ equity	$186,079	$166,389

The accompanying notes are an integral part of these consolidated financial statements.

VAXART, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2025	2024

Revenue:
Non-cash royalty revenue related to sale of future royalties	$1,929	$3,842
Revenue from government contracts	224,516	24,858
License revenue	8,705	—
Collaboration revenue	2,108	—

Total revenue	237,258	28,700

Operating expenses:
Research and development	201,576	74,213
General and administrative	17,608	20,780

Total operating expenses	219,184	94,993

Operating income (loss)	18,074	(66,293)

Other income (expense):
Interest income	1,596	2,543
Non-cash interest expense related to sale of future royalties	(2,823)	(2,969)
Other income (expense), net	(44)	31

Income (loss) before income taxes	16,803	(66,688)

Provision for income taxes	476	260

Net income (loss)	$16,327	$(66,948)

Net income (loss) per share:
Basic	$0.07	$(0.33)
Diluted	$0.07	$(0.33)

Shares used to compute net income (loss) per share:
Basic	230,269,605	202,137,531
Diluted	230,346,201	202,137,531

Comprehensive income (loss):
Net income (loss)	$16,327	$(66,948)
Unrealized gain (loss) on available-for-sale investments, net of tax	(7)	5
Comprehensive income (loss)	$16,320	$(66,943)

The accompanying notes are an integral part of these consolidated financial statements.

VAXART, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

(In thousands, except share amounts)

							Accumulated
					Additional		Other	Total
	Common Stock		Treasury Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Gain (Loss)	Equity

Balances as of January 1, 2024	153,959,853	$15	(507,020)	$(366)	$467,731	$(409,574)	$(1)	$57,805

Issuance of common stock under September 2021 ATM, net of offering costs of $248	7,719,641	1	—	—	8,801	—	—	8,802

Issuance of common stock under the 2024 Securities Purchase Agreement, net of offering costs of $55	15,384,615	2	—	—	9,943	—	—	9,945

Issuance of common stock under the June 2024 Offering, net of offering costs of $2,455	50,000,000	5	—	—	37,540	—	—	37,545

Issuance of common stock upon exercise of stock options	38,030	—	—	—	30	—	—	30

Issuance of common stock under ESPP	502,423	—	—	—	312	—	—	312

Issuance of treasury stock under ESPP	—	—	280,516	230	(88)	—	—	142

Release of common stock for vested restricted stock units	599,260	—	—	—	—	—	—	—

Repurchase of common stock to satisfy tax withholding	—	—	(203,043)	(214)	—	—	—	(214)

Stock-based compensation	—	—	—	—	11,501	—	—	11,501

Unrealized gain on available-for-sale investments	—	—	—	—	—	—	5	5

Net loss	—	—	—	—	—	(66,948)	—	(66,948)

Balances as of December 31, 2024	228,203,822	$23	(429,547)	$(350)	$535,770	$(476,522)	$4	$58,925

Issuance of common stock under March 2025 ATM, net of offering costs of $174	382,700	—	—	—	53	—	—	53

Issuance of common stock upon exercise of stock options	3,625	—	—	—	3	—	—	3

Issuance of common stock under the 2025 Securities Purchase Agreement, net of offering costs of $10	11,111,111	1	—	—	4,200	—	—	4,201

Issuance of treasury stock under ESPP	—	—	539,448	390	(209)	—	—	181

Release of common stock for vested restricted stock units	1,041,423	—	—	—	—	—	—	—

Repurchase of common stock to satisfy tax withholding	—	—	(357,988)	(199)	—	—	—	(199)

Stock-based compensation	—	—	—	—	8,314	—	—	8,314

Unrealized loss on available-for-sale investments	—	—	—	—	—	—	(7)	(7)

Net income	—	—	—	—	—	16,327	—	16,327

Balances as of December 31, 2025	240,742,681	$24	(248,087)	$(159)	$548,131	$(460,195)	$(3)	$87,798

The accompanying notes are an integral part of these consolidated financial statements.

VAXART, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2025	2024

Cash flows from operating activities:
Net income (loss)	$16,327	$(66,948)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	8,579	8,850
Loss on disposal of property and equipment	38	—
Amortization of discount on short-term investments, net	(278)	(761)
Gain on modification of lease liability	(1,005)	—
Stock-based compensation	8,314	11,501
Non-cash interest expense related to sale of future royalties	2,823	2,969
Non-cash revenue related to sale of future royalties	(4,521)	(3,637)
Change in operating assets and liabilities:
Accounts receivable	(8,803)	(2,753)
Unbilled receivable from government contracts	(30,573)	(6,208)
Prepaid expenses and other assets	(16,103)	(1,666)
Prepaid clinical services, long-term	34,898	(60,116)
Accounts payable	14,639	5,273
Deferred government revenue	(65,332)	65,400
Deferred collaboration revenue	14,976	—
Accrued and other liabilities	33,735	3,332

Net cash provided by (used in) operating activities	7,714	(44,764)

Cash flows from investing activities:
Purchases of property and equipment	(145)	(554)
Proceeds from sale of property and equipment	5	—
Purchases of investments	(23,228)	(64,270)
Proceeds from maturities of investments	40,000	43,500

Net cash provided by (used in) investing activities	16,632	(21,324)

Cash flows from financing activities:
Net proceeds from issuance of common stock through the 2025 Securities Purchase Agreement	4,201	—
Net proceeds from issuance of common stock in the June 2024 Offering	—	37,545
Net proceeds from issuance of common stock through at-the-market facilities	53	8,802
Net proceeds from issuance of common stock through the 2024 Securities Purchase Agreement	—	9,945
Shares acquired to settle employee tax withholding liabilities	(199)	(214)
Proceeds from issuance of common stock upon exercise of stock options	3	30
Proceeds from issuance of common stock under the employee stock purchase plan	—	312
Proceeds from issuance of treasury stock under the employee stock purchase plan	181	142

Net cash provided by financing activities	4,239	56,562

Net increase (decrease) in cash and cash equivalents	28,585	(9,526)

Cash and cash equivalents at beginning of the period	25,229	34,755

Cash and cash equivalents at end of the period	$53,814	$25,229

The accompanying notes are an integral part of these consolidated financial statements.

VAXART, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (continued)

(In thousands)

	Year Ended December 31,
	2025	2024
Supplemental disclosure of non-cash investing and financing activity:
Adjustment to operating lease right-of-use asset from lease modification	$4,557	$—
Acquisition of property and equipment included in accounts payable and other accrued current liabilities	$166	$106

The accompanying notes are an integral part of these consolidated financial statements.

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 1.  Organization and Nature of Business

General

Vaxart Biosciences, Inc. was originally incorporated in California in March 2004, under the name West Coast Biologicals, Inc. The Company changed its name to Vaxart, Inc. (“Private Vaxart”) in July 2007, and reincorporated in the state of Delaware. In February 2018, Private Vaxart completed a business combination with Aviragen Therapeutics, Inc. (“Aviragen”), pursuant to which Aviragen merged with Private Vaxart, with Private Vaxart surviving as a wholly-owned subsidiary of Aviragen (the “Merger”). Pursuant to the terms of the Merger, Aviragen changed its name to Vaxart, Inc. (together with its subsidiaries, the “Company” or “Vaxart”) and Private Vaxart changed its name to Vaxart Biosciences, Inc.

In November 2025, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Dynavax Technologies Corporation (“Dynavax”), pursuant to which 11,111,111 shares of the Company’s common stock were sold to Dynavax at a purchase price of $0.45 per share. The gross proceeds from the Purchase Agreement were $5.0 million. After deducting offering expenses, the net proceeds were approximately $5.0 million.

In March 2025, the Company entered into an At the Market Offering Agreement (the “March 2025 ATM”) with Citizens JMP Securities, LLC (“Citizens”) and B. Riley Securities, Inc. (“B. Riley” and, together with Citizens, the “Managers”), pursuant to which the Company may offer and sell, from time to time through the Managers, shares of its common stock having an aggregate offering price of up to $50.0 million. The shares will be sold pursuant to an effective registration statement on Form S-3 (Registration Statement No. 333-270671) (the “2023 Shelf Registration Statement”), as previously filed with the U.S. Securities and Exchange Commission (the “SEC”). The Company filed a prospectus supplement, dated March 21, 2025, with the SEC in connection with the offer and sale of the shares under the March 2025 ATM. The Company will pay the Managers a placement fee of up to 3% of the gross sale price from each sale of shares under the March 2025 ATM. During the year ended December 31, 2025, 382,700 shares were issued and sold under the March 2025 ATM for gross proceeds of $0.2 million, which, after deducting sales commissions and expenses incurred to date, resulted in net proceeds of $0.1 million.

In  June 2024, the Company entered into an underwriting agreement with Oppenheimer & Co. Inc., relating to the issuance and sale by the Company in an underwritten registered direct offering of 50,000,000 shares of the Company’s common stock, at a price of $0.80 per share. The gross proceeds to the Company from such offering were $40.0 million, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, the net proceeds were $37.5 million.

In  January 2024, the Company entered into a securities purchase agreement (the “2024 Securities Purchase Agreement”) with RA Capital Healthcare Fund, L.P. pursuant to which 15,384,615 shares of the Company’s common stock were sold to RA Capital Healthcare Fund, L.P. at an offering price of $0.65 per share pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-270671) (the “2023 Shelf Registration”). The gross proceeds from the 2024 Securities Purchase Agreement were $10.0 million and, after deducting offering expenses, the net proceeds were $9.9 million.

In  September 2021, the Company entered into a Controlled Equity Offering Sales Agreement (the  “September 2021 ATM”), pursuant to which it  may offer and sell, from time to time through Cantor Fitzgerald & Co. and B. Riley Securities, Inc. (together, the “sales agents”), shares of its common stock having an aggregate offering price of up to $100 million. The Company filed a prospectus supplement with the SEC on  September 16, 2021, a subsequent prospectus supplement with the SEC on  May 9, 2023 and paid sales commissions of up to 3.0% of gross proceeds from the sale of shares. Effective October 18, 2024, the September 2021 ATM was terminated. Following such termination, the Company  may not offer or sell any additional shares of its common stock under the  September 2021 ATM or the related prospectus and prospectus supplement. From January 1, 2024 through October 18, 2024, 7,719,641 shares were issued and sold under the  September 2021 ATM for gross proceeds of $9.1 million, which, after deducting sales commissions and expenses incurred to date, resulted in net proceeds of $8.8 million.

The Company’s principal operations are based in South San Francisco, California, and it operates in one reportable segment, which is the discovery and development of oral recombinant protein vaccines, based on its proprietary oral vaccine platform.

NOTE 2.  Summary of Significant Accounting Policies

Basis of Presentation, Liquidity and Going Concern – The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC assuming the Company will continue as a going concern.

The Company is a clinical-stage biotechnology company with no product sales. Its primary source of financing is from the sale and issuance of common stock in public offerings as well as funding from the Biomedical Advanced Research and Development Authority (“HHS BARDA”), a division of the Administration for Strategic Preparedness and Response (“ASPR”) within the United States (“U.S.”) Department of Health and Human Services. In the past, we have also obtained funds from the issuance of common stock warrants, secured debt and preferred stock and from collaboration agreements. As of December 31, 2025, the Company had cash, cash equivalents and short-term investments of $63.8 million. The Company’s cash, cash equivalents and investments are sufficient to fund the Company’s planned operations for at least the period of 12 months from the date the consolidated financial statements are issued.

The Company will be dependent upon raising additional capital through placement of its common stock, notes or other securities, borrowings, or entering into a partnership with a strategic party in order to implement its business plan. There can be no assurance that the Company will be successful raising additional capital in order to continue as a going concern.

Based on management’s current plan, including updated assumptions around the continued execution under the 2024 ATI-RRPV Contract, and considering events occurring after the balance-sheet date, the Company reassessed its liquidity and going-concern evaluation. On November 4, 2025, the Company entered into (i) an Exclusive License and Collaboration Agreement (the “2025 License and Collaboration Agreement”) and (ii) a Securities Purchase Agreement (“2025 Securities Purchase Agreement”) with Dynavax Technologies Corporation (“Dynavax”). Per the 2025 License and Collaboration Agreement, the Company granted Dynavax an exclusive, worldwide license to develop and commercialize its investigational oral COVID-19 vaccine candidate. Dynavax agreed to pay the Company an up-front license fee of $25.0 million and, pursuant to the 2025 Securities Purchase Agreement, to purchase $5.0 million of the Company’s common stock at $0.45 per share. The Company received a total of approximately $30.0 million from these transactions. Together with the Company’s updated operating plan and ongoing cost-management initiatives, these proceeds extend the Company’s cash runway into the second quarter of 2027. Accordingly, management concluded that the conditions and events that previously raised substantial doubt about the Company’s ability to continue as a going concern have been alleviated. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

These consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Basis of Consolidation – The consolidated financial statements include the financial statements of Vaxart, Inc. and its subsidiaries. All significant transactions and balances between Vaxart, Inc. and its subsidiaries have been eliminated in consolidation.

Use of Estimates – The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities (including accrued clinical and manufacturing accruals described within this Note 2), revenues and expenses and disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Actual results and outcomes could differ from these estimates and assumptions.

Foreign Currencies – Foreign exchange gains and losses for assets and liabilities of the Company’s non-U.S. subsidiaries for which the functional currency is the U.S. dollar are recorded in foreign exchange gain or loss, net within other income and (expenses) in the Company’s consolidated statements of operations and comprehensive income (loss). The Company has no subsidiaries for which the local currency is the functional currency.

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Cash and Cash Equivalents – The Company considers all highly liquid debt investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents, which may consist of amounts invested in money market funds, corporate bonds and commercial paper, are stated at fair value.

Short-term Investments – Excess cash balances may be invested in marketable debt securities. All marketable debt securities that are readily convertible to known amounts of cash with stated maturities greater than three months when purchased are classified as investments.

The Company determines the appropriate classification of its investments in marketable debt securities at the time of purchase and reevaluates such designation at each balance sheet date. Marketable debt securities are classified and accounted for as available-for-sale. The Company does not generally intend to sell the investments and it is more likely than not that the investments will not be required to be sold before recovery of the amortized cost bases, which may be at maturity.

Marketable debt securities are carried at fair value and unrealized gains and losses, net of taxes, are reported as a component of stockholders’ equity. Any realized gains or losses on the sale of marketable debt securities are determined on a specific identification method, and such gains and losses are recorded as a component of other income (expense). Available-for-sale investments are classified as either current or non-current assets based on each instrument’s underlying effective maturity date and whether the Company has the intent and ability to hold the investment for a period of greater than 12 months. Marketable debt securities with remaining maturities of 12 months or less are classified as current and are reported as short-term investments in the consolidated balance sheets. Marketable debt securities with remaining maturities of more than 12 months for which the Company has the intent and ability to hold the investment for more than 12 months are classified as non-current and are included in long-term investments in the consolidated balance sheets.

The Company excludes the applicable accrued interest from both the fair value and amortized cost basis of marketable debt securities for purposes of identifying and measuring an impairment. Accrued interest receivable on marketable debt securities is recorded within prepaid expenses and other current assets on the balance sheets. The Company’s accounting policy is to not measure an allowance for credit loss for accrued interest receivable and to write-off any uncollectible accrued interest receivable as a reversal of interest income in a timely manner, which is considered to be in the period in which it is determined the accrued interest will not be collected.

At each reporting date, the Company evaluates marketable debt securities with unrealized losses to determine whether such losses, if any, are due to credit-related factors. The Company records an allowance for credit losses when unrealized losses are due to credit-related factors. The Company evaluates, among other factors, whether the Company has the intention to sell any of its investments and whether it is more likely than not that the Company will be required to sell any of them before recovery of the amortized cost basis. Neither of these criteria were met in any period presented. In addition, the Company invests in marketable debt securities with high credit ratings that are classified in Level 1 and 2 of the fair value hierarchy and it has received and expects to continue to receive interest and principal payments as the investments become due. Based on this evaluation, as of December 31, 2025 and 2024, the Company determined that unrealized losses of its marketable debt securities were primarily attributable to changes in interest rates and other non-credit related factors. As such, no allowance for credit losses were recorded for the years ended December 31, 2025 and 2024.

Concentration of Credit Risk – Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, available-for-sale investments and accounts receivable. The Company places its cash, cash equivalents and available-for-sale investments at financial institutions that the Company believes are of high credit quality. The Company is exposed to credit risk in the event of default by the financial institutions holding the cash and cash equivalents to the extent such amounts are in excess of the federally insured limits. Losses incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

The primary focus of the Company’s investment strategy is to preserve capital and meet liquidity requirements. The Company’s investment policy addresses the level of credit exposure by limiting the concentration in any one corporate issuer or sector and establishing a minimum allowable credit rating.

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Accounts Receivable and Unbilled Receivable from Government Contracts – Accounts receivable consists of government contract receivables from HHS BARDA for allowable cost-plus-fixed-fees and firm fixed-price, and royalty revenue receivable for sales, net of estimated returns, of Inavir and are reported at amounts expected to be collected in future periods. Unbilled receivable from government contracts consists of government revenue from HHS BARDA, which was earned and not yet billed. An allowance for expected credit losses over the life of the receivables is reserved for based on a combination of historical experience, aging analysis, current economic trends and information on specific accounts, with related amounts recorded as a reserve against revenue recognized. The reserve is re-evaluated on a regular basis and adjusted as needed. Once a receivable is deemed to be uncollectible, such balance is charged against the reserve. The Company has provided no allowance for credit losses as of December 31, 2025 and 2024.

Accounts receivable and unbilled receivable from government contracts are subject to concentration risk whenever a customer has a balance that meets or exceeds 10% of the Company's total accounts receivable balance or has a balance that meets or exceeds 10% of the Company's total unbilled receivable balance. As of December 31, 2025, HHS BARDA represented 98% of the Company's total accounts receivable balance and 100% of the Company's total unbilled receivable balance. As of December 31, 2024, Daiichi Sankyo represented 52% of the Company's total accounts receivable balance, HHS BARDA represented 48% of the Company's total accounts receivable balance and HHS BARDA represented 100% of the Company's total unbilled receivable balance.

Prepaid Expenses and Prepaid Clinical Services, Long-Term – Prepaid expenses and prepaid clinical services, long-term consist of amounts paid in advance for services to be received in future periods and are recorded as assets when paid. Prepaid expenses are expensed when such amounts are utilized against costs from a specific vendor. Prepaid expenses are presented as short term (in prepaid expenses and other current assets) or long term (in prepaid clinical services, long-term) depending on whether such assets are expected to be utilized within one year. In circumstances where the vendor needs to approve that prepaid expenses can be applied (such as by issuing a credit memo), the Company will continue to classify such expenses as long term (in prepaid clinical services, long-term).

Property and Equipment – Property and equipment is carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Depreciation begins at the time the asset is placed in service. Maintenance and repairs are charged to operations as incurred. Upon sale or retirement of assets, the cost and related accumulated depreciation are removed from the consolidated balance sheets and the resulting gain or loss is reflected in other income and (expenses) in the period realized.

The useful lives of the property and equipment are as follows:

Laboratory equipment (in years)	5
Office and computer equipment (in years)	3
Leasehold improvements	Shorter of remaining lease term or estimated useful life

Goodwill and Other Intangible Assets – Goodwill, which represents the excess of the purchase price over the fair value of assets acquired, is not amortized. Intangible assets comprise developed technology and intellectual property. Intangible assets are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over useful life of 11.75 years for developed technology and 20 years for intellectual property.

Impairment of Long-Lived Assets – The Company reviews its long-lived assets, including property and equipment, goodwill and intangible assets with finite lives, for impairment in the fourth quarter of each year, and more frequently whenever events or changes in circumstances indicate the carrying amount of these assets may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over its remaining life. When indications of impairment are present and the estimated undiscounted future cash flows from the use of these assets are less than the assets’ carrying value, the related assets will be written down to fair value. The Company assessed its developed technology as not impaired in the years ended December 31, 2025 and 2024 (see Note 4).

Accrued Clinical and Manufacturing Expenses – The Company accrues for estimated costs of research and development activities conducted by third-party service providers, which include the conduct of preclinical studies and clinical trials, and contract manufacturing activities. The Company records the estimated costs of research and development activities based upon the estimated amount of services provided and includes the costs incurred but not yet invoiced within other accrued liabilities in the consolidated balance sheets and within research and development expense in the consolidated statements of operations and comprehensive income (loss). These costs can be a significant component of the Company’s research and development expenses.

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The Company estimates the amount of services provided through discussions with internal personnel and external service providers as to the progress or stage of completion of the services and the agreed-upon fee to be paid for such services. The Company makes significant judgments and estimates in determining the accrued balance in each reporting period. As actual costs become known, it adjusts its accrued estimates. Although the Company does not expect its estimates to be materially different from amounts actually incurred, its understanding of the status and timing of services performed, the number of subjects enrolled, and the rate of enrollment may vary from its estimates and could result in the Company reporting amounts that are too high or too low in any particular period. The Company’s accrued expenses are dependent, in part, upon the receipt of timely and accurate reporting from contract research organizations and other third-party service providers. To date, the Company has not experienced any material differences between accrued costs and actual costs incurred.

Leases – The Company records operating leases as right-of-use assets and operating lease liabilities in its consolidated balance sheets for all operating leases with terms exceeding one year. Right-of-use assets represent the right to use an underlying asset for the lease term, including extension options considered reasonably certain to be exercised, and operating lease liabilities to make lease payments. Right-of-use assets and operating lease liabilities are recognized based on the present value of lease payments over the lease term. To the extent that lease agreements do not provide an implicit rate, the Company uses its incremental borrowing rate based on information available at the lease commencement date to determine the present value of lease payments. We account for lease modifications that are not separate leases by remeasuring the lease liability at the effective date of modification using updated lease terms and discount rates, with a corresponding adjustment to right-of-use assets. The expense for operating lease payments is recognized on a straight-line basis over the lease term and is included in operating expenses in the Company’s consolidated statement of operations and comprehensive income (loss). The Company has elected to not separate lease and non-lease components of facilities leases, whereas non-lease components of equipment leases are accounted for separately from lease components.

Revenue Recognition – The Company recognizes revenue when it transfers control of promised goods or services to its customers, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition, the Company performs the following five steps:

(i)	identification of the promised goods or services in the contract;

(ii)	determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract;

(iii)	measurement of the transaction price, including the constraint on variable consideration;

(iv)	allocation of the transaction price to the performance obligations based on estimated selling prices; and

(v)

recognition of revenue when (or as) the Company satisfies each performance obligation. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account.

Revenue from royalties earned as a percentage of end-user sales, including milestone payments based on achieving a specified level of sales, where a license is deemed to be the predominant item to which the royalties relate, is recognized as revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied), as required under the sales- and usage-based royalty exception.

Revenue from contracts with customers is recognized ratably, based on costs incurred, as the Company provides promised services to its customers in amounts that reflect the consideration that the Company expects to receive for those services.

The accounting for license and collaboration agreements requires significant judgment due to the complexity of the contractual terms and the application of revenue recognition guidance. In particular, the Company is required to evaluate whether performance obligations are satisfied over time or at a point in time and to determine the appropriate measure of progress for performance obligations satisfied over time. Estimating total expected inputs involves significant judgment and requires the Company to make assumptions regarding the scope of work, expected costs, and other factors that may not be fully known at contract inception. These estimates are reviewed and updated on a periodic basis as additional information becomes available. Changes in estimates of total expected inputs or changes in the assessment of the timing of satisfaction of performance obligations may result in cumulative catch-up adjustments to revenue in the period in which the changes are identified, which could be material to the Company’s consolidated financial statements.

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Revenue from Government Contracts

Under firm fixed-price milestone contracts, the Company recognizes the firm fixed-price revenue as the milestones are substantially complete and the firm fixed-price for the milestone is earned (“firm fixed-price milestone”). Cash received in advance of the completion of a firm fixed-price milestone will be recorded as deferred revenue until the milestone has been substantially completed and earned.

Under cost reimbursable contracts, the Company recognizes revenue as allowable costs are incurred and the fixed fee is earned (“cost-plus-fixed-fee”). Reimbursable costs under the contract primarily include direct labor, subcontract costs, materials, equipment, travel, and approved overhead and indirect costs. Fixed fees under cost reimbursable contracts are earned in proportion to the allowable costs incurred in performance of the work relative to total estimated contract costs, with such costs incurred representing a reasonable measurement of the proportional performance of the work completed, as detailed in Note 5.

Payments to the Company under cost reimbursable contracts are provisional payments subject to adjustment upon annual audit by the government. The Company believes that revenue for periods not yet audited has been recorded in amounts that are expected to be realized upon final audit and settlement. When the final determination of the allowable costs for any year has been made, revenue and billings  may be adjusted accordingly in the period that the adjustment is known.

Revenue from the 2025 License and Collaboration Agreement

The Company enters into license and collaboration agreements that may include the grant of licenses to intellectual property, research and development services, participation on joint governance committees, and manufacturing technology transfer. The terms of such arrangements may include non-refundable upfront payments, development and regulatory milestone payments, sales-based milestone payments, royalties on future product sales, and other contingent payments.

The Company accounts for its license and collaboration agreements in accordance with ASC 606, Revenue from Contracts with Customers. Under ASC 606, the Company identifies the performance obligations in the contract, determines the transaction price, allocates the transaction price to the identified performance obligations based on their relative standalone selling prices, and recognizes revenue when, or as, the performance obligations are satisfied.

Performance obligations under these arrangements may include licenses to intellectual property and research and development services. The Company evaluates whether licenses are distinct from other promised services and whether they represent functional intellectual property that provides a right to use intellectual property as it exists at a point in time or symbolic intellectual property that provides a right to access intellectual property over time. Licenses determined to be functional intellectual property are recognized at a point in time when control transfers to the customer. Research and development services are generally recognized over time as the services are performed.

The transaction price may include fixed consideration, such as upfront payments, and variable consideration, such as milestone payments and royalties. Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Milestone payments that are not subject to the sales-based royalty exception are evaluated under the variable consideration constraint and recognized when the associated uncertainty is resolved. Sales-based milestone payments and royalties are recognized as revenue when the underlying sales occur.

For performance obligations satisfied over time, the Company measures progress using an input method based on costs incurred relative to total estimated costs to complete the performance obligation. Estimates of total costs are reassessed at each reporting period, and adjustments to revenue are recorded as a cumulative catch-up if estimates change.

Research and Development Costs – Research and development costs are expensed as incurred. Research and development costs consist primarily of salaries and benefits, stock-based compensation, consultant fees, third-party costs for conducting clinical trials and the manufacture of clinical trial materials, certain facility costs and other costs associated with clinical trials. Payments made to other entities are under agreements that are generally cancelable by the Company. Advance payments for research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related services are performed.

For the year ended December 31, 2025, one clinical research organization (“CRO”) and one analytical testing vendor collectively represented 76% of the Company's total research and development costs. For the year ended December 31, 2024, one CRO represented 18% of the Company's total research and development costs.

Stock-Based Compensation – Stock-based compensation arrangements include stock option grants and restricted stock units (“RSU”s) awards under our equity incentive plans, as well as shares issued under our Employee Stock Purchase Plan (“ESPP”), through which employees may purchase our common stock at a discount to the market price. Stock-based compensation is measured at the grant date for all stock-based awards made to employees and non-employees based on the fair value of the awards, net of estimated forfeitures. Compensation expense for purchases under the ESPP is recognized based on the fair value of the award on the date of offering. The fair value of these awards is estimated using the Black-Scholes valuation model. The expected term of each option is estimated by taking the arithmetic average of its original contractual term and its average vesting term.

Net Income (Loss) Per Share – Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period, without consideration of potential common shares.

Diluted net income (loss) per common share is computed giving effect to all potential dilutive common shares, comprising common stock issuable upon exercise of stock options, warrants, RSUs and ESPP. The Company uses the treasury-stock method to compute diluted income (loss) per share with respect to its stock options, warrants, RSUs and ESPP. For purposes of this calculation, options, warrants, RSUs and ESPP plan grants to purchase common stock are considered to be potential common shares and are only included in the calculation of diluted net income per share when their effect is dilutive. In the event of a net loss, the effects of all potentially dilutive shares are excluded from the diluted net loss per share calculation as their inclusion would be antidilutive.

Reclassifications – Prior year data is subject to reclassification to conform to current year presentation. No reclassifications were made for the years ended December 31, 2025 and 2024.

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Recently Adopted Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which enhances the annual income tax disclosures for the effective tax rate reconciliation and income taxes paid. ASU 2023-09 is effective for annual reporting periods beginning after December 15, 2024, with early adoption permitted. Income taxes information regarding the annual effective tax rate is now to be disclosed in a newly designed and expanded tabular format with mandatory prescriptive captions. Income tax payments, net of refunds received, will now be disclosed in the income tax footnotes, the disclosure of which would need to agree with the longstanding disclosure in the cash flow statement; and will be disaggregated by federal, states, and foreign jurisdictions and by “significant” jurisdictions within “states” and “foreign.” Companies can adopt the new requirements prospectively without revisions of comparative period disclosures but the income tax footnote disclosures in the year of adoption would not be comparable (2025 disclosures would follow the new requirements of ASU 2023-09, while the comparative-period disclosures of 2024 would follow the current disclosure requirements in ASC 740-50, Income Taxes–Disclosure, and related SEC requirements). To maintain comparability, retroactive application to comparative-period disclosures is allowed. The Company adopted ASU 2023-09 on a prospective basis during the year ended December 31, 2025, with no material impact on its consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement–Reporting Comprehensive Income–Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires new disclosures to disaggregate prescribed natural expenses underlying any income statement caption. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, with early adoption permitted. The Company is currently assessing the impact ASU 2024-03 will have on the consolidated financial statement disclosures.

In July 2025, the FASB issued ASU 2025-05, Measurement of Credit Losses for Accounts Receivable and Contract Assets, introducing a practical expedient and an accounting policy election for certain entities in estimating expected credit losses for current accounts receivable and current contract assets arising from transactions within the scope of ASC 606, Revenue from Contracts with Customers. Under the practical expedient, entities may assume that current conditions as of the balance sheet date remain unchanged for the remaining life of the asset when developing forecasts. ASU 2025-05 is effective for the Company beginning in the first quarter of 2026, with early adoption permitted, and should be applied prospectively. The Company is currently assessing the impact of the new guidance on its consolidated financial statement disclosures; however, no material effect is expected based on the current nature of the Company’s receivables and contract assets.

In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements, which clarifies the guidance in Topic 270 to improve the consistency of interim financial reporting. The ASU provides a comprehensive list of required interim disclosures and introduces a disclosure principle requiring entities to disclose events since the end of the last annual reporting period that have a material impact on the entity. ASU 2025-11 is effective for fiscal years beginning after December 15, 2027, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact ASU 2025-11 will have on the consolidated financial statement disclosures.

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

In December 2025, the FASB issued ASU 2025-12, Codification Improvements, which updates the Codification for a broad range of topics arising from technical corrections, unintended application of the Codification, clarifications, and other minor improvements. This ASU is effective for annual reporting periods beginning after December 15, 2026, and interim periods within those annual reporting periods, with early adoption permitted on an issue-by-issue basis. ASU 2025-12 is not expected to have a material effect on the Company's consolidated financial statements.

NOTE 3.  Fair Value of Financial Instruments

Fair value accounting is applied for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). Financial instruments include cash and cash equivalents, marketable securities, accounts receivable, accounts payable and accrued liabilities that approximate fair value due to their relatively short maturities.

Assets and liabilities recorded at fair value on a recurring basis in the consolidated balance sheets are categorized based upon the level of judgment associated with inputs used to measure their fair values. The accounting guidance for fair value provides a framework for measuring fair value and requires certain disclosures about how fair value is determined. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance also establishes a three-level valuation hierarchy that prioritizes the inputs to valuation techniques used to measure fair value based upon whether such inputs are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions made by the reporting entity.

The three-level hierarchy for the inputs to valuation techniques is briefly summarized as follows:

Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 – Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3 – Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

The following table sets forth the fair value of the Company’s financial assets that are measured on a recurring basis as of  December 31, 2025 and 2024 (in thousands):

	Level 1	Level 2	Level 3	Total
December 31, 2025
Financial assets:
Money market funds	$46,164	$—	$—	$46,164
U.S. Treasury securities	—	14,060	—	14,060
Total assets	$46,164	$14,060	$—	$60,224

	Level 1	Level 2	Level 3	Total
December 31, 2024
Financial assets:
Money market funds	$16,489	$—	$—	$16,489
U.S. Treasury securities	—	23,805	—	23,805
Commercial paper	—	2,689	—	2,689
Total assets	$16,489	$26,494	$—	$42,983

The Company held no financial liabilities measured on a recurring basis as of  December 31, 2025 or 2024.

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 4.  Balance Sheet Components

(a)     Cash, Cash Equivalents, and Short-Term Investments

Cash, cash equivalents and investments consisted of the following (in thousands):

	Amortized	Gross Unrealized		Estimated	Cash and Cash	Short-Term
	Cost	Gains	Losses	Fair Value	Equivalents	Investments
December 31, 2025
Cash at banks	$3,583	$—	$—	$3,583	$3,583	$—
Money market funds	46,164	—	—	46,164	46,164	—
U.S. Treasury securities	14,063	1	(4)	14,060	4,067	9,993
Total	$63,810	$1	$(4)	$63,807	$53,814	$9,993

	Amortized	Gross Unrealized		Estimated	Cash and Cash	Short-Term
	Cost	Gains	Losses	Fair Value	Equivalents	Investments
December 31, 2024
Cash at banks	$8,740	$—	$—	$8,740	$8,740	$—
Money market funds	16,489	—	—	16,489	16,489	—
U.S. Treasury securities	23,802	7	(4)	23,805	—	23,805
Commercial paper	2,688	1	—	2,689	—	2,689
Total	$51,719	$8	$(4)	$51,723	$25,229	$26,494

As of December 31, 2025 and 2024, all investments were available-for-sale debt securities with remaining maturities of 12 months or less. As of  December 31, 2025 and 2024, the Company held 4 and 5 securities, respectively, in an unrealized loss position for 12 months or less. Interest receivable as of December 31, 2025 and 2024, was $0.2 million and $0.2 million, respectively, and is recorded as a component of prepaid expenses and other current assets on the consolidated balance sheets.

At each reporting date, the Company performs an evaluation of impairment to determine if any unrealized losses are due to credit-related factors. The Company records an allowance for credit losses when unrealized losses are due to credit-related factors. Factors considered when evaluating available-for-sale investments for impairment include the severity of the impairment, changes in underlying credit ratings, the financial condition of the issuer, the probability that the scheduled cash payments will continue to be made and the Company’s intent and ability to hold the investment until recovery of the amortized cost basis. The Company has the ability, if necessary, to liquidate any of its cash equivalents and marketable securities to meet its liquidity needs.

As of  December 31, 2025 and 2024, there were no material declines in the market value of the Company’s available-for-sale investments due to credit-related factors. The Company does not intend to sell the investments, and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis. As of  December 31, 2025 and 2024, no allowance for credit losses was recorded and the Company did not recognize any impairment losses related to investments.

(b)     Accounts Receivable

As of December 31, 2025 accounts receivable of $14.6 million consisted of $14.2 million of government contract receivable from 2024 ATI-RRPV Contract and $0.3 million of royalty receivable. As of December 31, 2024, accounts receivable balance of $5.7 million consisted of $2.7 million of government contract receivables from HHS BARDA and $3.0 million royalty receivable. See Note 5.

The Company has provided no allowance for credit losses as of  December 31, 2025 and 2024 based on historical collection experience, customer credit worthiness, the age of accounts receivable balances, regulatory changes and current economic conditions and trends that  may affect a customer’s ability to pay.

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(c)     Unbilled Receivable from Government Contracts

Unbilled receivable, which was earned and not yet billed, consists of government contracts from HHS BARDA of $36.8 million and $6.2 million as of December 31, 2025 and 2024, respectively, as detailed in Note 5.

(d)     Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	December 31, 2025	December 31, 2024

Prepaid clinical and manufacturing expenses	$18,920	$1,998
Prepaid insurance	168	282
Prepaid rent	539	521
Other prepaid	677	1,449
Other current assets	667	318
Prepaid expenses and other current assets	$20,971	$4,568

As of December 31, 2025, there was a significant concentration by one contract research organization (“CRO”), which represented 90% of the Company’s total prepaid expenses balance. As of  December 31, 2024, there was a significant concentration by one CRO, which represented 28% of the Company’s total prepaid expenses balance.

(e)     Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	December 31, 2025	December 31, 2024

Laboratory equipment	$14,005	$13,806
Office and computer equipment	1,142	1,140
Leasehold improvements	3,929	4,107
Construction in progress	158	160
Total property and equipment	19,234	19,213
Less: accumulated depreciation	(13,801)	(10,508)
Property and equipment, net	$5,433	$8,705

Depreciation expense was $3.5 million, and $3.7 million for the years ended December 31, 2025 and 2024, respectively. There were no impairments of the Company’s property and equipment recorded for the years ended  December 31, 2025 and 2024.

(f)     Prepaid Clinical Services, Long-Term

Prepaid clinical services, long-term were $25.2 million and $60.1 million for the years ended  December 31, 2025 and 2024, respectively. The long-term prepaid clinical services represent amounts the Company has paid to a single CRO as a vendor deposit that will be utilized in more than one year.

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(g)     Right-of-Use Assets, Net

Right-of-use assets, net comprises facilities of $11.4 million and $20.4 million as of  December 31, 2025 and 2024, respectively.

(h)     Intangible Assets, Net

Intangible assets are comprised of developed technology and intellectual property. Intangible assets are carried at cost less accumulated amortization. As of December 31, 2025, developed technology and intellectual property had remaining lives of 3.9 years and 2.0 years, respectively. In each of the years ended  December 31, 2025 and 2024, there have been no indicators of impairment.

Intangible assets consist of the following (in thousands):

	December 31, 2025	December 31, 2024

Developed technology	$5,000	$5,000
Intellectual property	80	80
Total cost	5,080	5,080
Less: accumulated amortization	(2,254)	(1,523)
Intangible assets, net	$2,826	$3,557

Intangible asset amortization expense was $0.7 million for each of the years ended  December 31, 2025 and 2024.

As of December 31, 2025, the estimated future amortization expense by year is as follows (in thousands):

Year Ending December 31,	Amount
2026	$732
2027	731
2028	727
2029	636
Total	$2,826

(i)     Goodwill

Goodwill, which represents the excess of the purchase price over the fair value of assets acquired, was $4.5 million as of  December 31, 2025 and 2024. As of December 31, 2025 and 2024, there have been no indicators of impairment.

(j)     Accounts Payable

Accounts payable were $21.5 million and $7.0 million as of December 31, 2025 and 2024, respectively. As of December 31, 2025, there was a significant concentration by one CRO and one analytical testing vendor, which represented 94% of the Company’s total accounts payable balance. As of  December 31, 2024, there was a significant concentration by one CRO, which represented 67% of the Company’s total accounts payable balance.

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(k)     Deferred Government Revenue

Deferred government revenue represents amounts received from HHS BARDA contracts, consisting of the 2024 ASPR-BARDA Contract (as defined in Note 5) and the 2024 ATI-RRPV Contract (as defined in Note 5) where the earnings process is not yet complete. The Company will recognize deferred government revenue once the earnings process is complete, in accordance with its revenue recognition policies.

The following table represents the Company's deferred government revenue (in thousands):

	December 31, 2025	December 31, 2024

Balance at beginning of period	$65,400	$—
Revenue recognized	(65,513)	—
Amounts collected or invoiced	181	65,400
Balance at end of period	$68	$65,400

Amounts collected or invoiced during the year ended December 31, 2025 primarily relate to amounts received on the 2024 ATI-RRPV Contract (as defined in Note 5) but for which revenue cannot yet be recognized due to contractual milestones not being achieved.

(l)     Deferred Collaboration Revenue

Deferred collaboration revenue represents amounts received from the 2025 License and Collaboration Agreement with Dynavax, entered into in November 2025 (as defined in Note 5), where the earnings process is not yet complete. The Company will recognize deferred collaboration revenue once the earnings process is complete, in accordance with its revenue recognition policies.

The following table represents the Company's deferred collaboration revenue (in thousands):

December 31, 2025

Balance at beginning of period	$—
Revenue recognized for collaboration	(2,108)
Amounts collected or invoiced	17,084
Total deferred collaboration revenue	14,976
Current portion	(12,952)
Long-term portion	$2,024

(m)     Other Accrued Liabilities

Other accrued liabilities consist of the following (in thousands):

	December 31, 2025	December 31, 2024

Accrued compensation	$4,244	$5,087
Accrued clinical and manufacturing expenses	42,455	5,134
Accrued professional and consulting services	552	623
Other liabilities, current portion	628	534
Total	$47,879	$11,378

As of December 31, 2025 and 2024, there was a significant concentration by one CRO, which represented 79% and 42% of the Company’s total other accrued liabilities balances, respectively.

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 5.  Revenue

Royalty Revenue Related to Sale of Future Royalties

The Company generates royalty revenue from the sale of Inavir in Japan, pursuant to a collaboration and license agreement that Aviragen entered into with Daiichi Sankyo Company, Limited (“Daiichi Sankyo”) in 2009. In  September 2010, laninamivir octanoate was approved for sale by the Japanese Ministry of Health and Welfare for the treatment of influenza in adults and children, which Daiichi Sankyo markets as Inavir. Under the agreement, the Company currently receives a 4% royalty on net sales of Inavir in Japan. Based on information provided by Daiichi Sankyo, the Company believes the expiration of the last patent related to Inavir is in  August 2036, at which time royalty revenue will cease. The Company’s royalty revenue is seasonal, in line with the flu season, so the majority of the Company’s royalty revenue and non-cash royalty revenue related to the sale of future royalties are earned in the first and fourth fiscal quarters. The royalty revenue related to Inavir recognized for the years ended December 31, 2025 and 2024, was zero. The Company recognized non-cash royalty revenue related to the sale of future royalties of $1.9 million and $3.8 million for the years ended December 31, 2025 and 2024, respectively. Both royalty revenue and the non-cash royalty revenue related to the sale of future royalties are subject to a 5% withholding tax in Japan, for which $0.1 million and $0.2 million was included in income tax expense for the years ended December 31, 2025 and 2024, respectively, further detailed in Note 6.

Revenue from Government Contracts

The Company recognized revenue from government contracts with HHS BARDA of $224.5 million and $24.9 million for the years ended December 31, 2025 and 2024, respectively, consisting of revenue from the 2024 ASPR-BARDA Contract (as defined below) and the 2024 ATI-RRPV Contract (as defined below) described in more detail below. Unbilled receivable from government contracts consists of government revenue from HHS BARDA, which was earned and not yet billed. As of December 31, 2025 and 2024, the amount of unbilled receivable was $36.8 million and $6.2 million, respectively, and deferred revenue was $0.1 million and $65.4 million, respectively.

2024 ATI-RRPV Contract

In  June 2024, the Company entered into an agreement (as modified or amended from time to time, the “2024 ATI-RRPV Contract”) with Advanced Technology International, the Rapid Response Partnership Vehicle’s Consortium Management Firm funded by HHS BARDA, which was modified in the second half of 2024 to increase funding and provide for the manufacturing of a vaccine candidate targeting the KP.2 strain and acquire an approved mRNA vaccine targeting the KP.2 strain. Pursuant to the 2024 ATI-RRPV Contract, the Company may receive funding of up to $460.7 million to conduct a Phase 2b comparative study evaluating the Company’s oral pill COVID-19 vaccine candidate against an mRNA vaccine comparator approved by the U.S. Food and Drug Administration (“FDA”). As of December 31, 2025, the 2024 ATI-RRPV Contract made available an aggregate amount of authorized milestones up to $316.1 million. Pursuant to Modification No. 6 to the 2024 ATI-RRPV Contract, dated March 10, 2026, the total amount of funding available for payment under the 2024 ATI-RRPV Contract is approximately $316.0 million (see Note 15) including $67.9 million of firm fixed price amounts and the remaining amount for reimbursement of costs incurred in trial preparation and execution activities. The 2024 ATI-RRPV Contract further contemplates additional funding up to $144.7 million if the Company and HHS BARDA decide to continue with the Phase 2b comparative study. The Company anticipates a further modification to the 2024 ATI-RRPV Contract that will reflect the reduced scope of work and corresponding reduction in funding that resulted from previously issued stop work orders.

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The Company accounts for the 2024 ATI-RRPV Contract under ASC 958-605 and recognizes revenue as the firm fixed-price milestone is earned and allowable cost-plus-fixed-fees are incurred. Reimbursable costs under the 2024 ATI-RRPV Contract primarily include direct labor, subcontract costs, materials, travel, and approved overhead and indirect costs. The 2024 ATI-RRPV Contract contains terms and conditions that are customary for contracts with HHS BARDA of this nature, including the U.S. government having the right to terminate the contract for convenience or to terminate for default if the Company fails to meet its obligations as set forth in the statement of work. Revenue from government contracts recognized on the 2024 ATI-RRPV Contract was $223.9 million, comprising of a cost-plus-fixed-fee of $158.4 million and a firm fixed-price milestone of $65.5 million, for the year ended December 31, 2025, based on costs incurred and the achievement of firm fixed-price milestones under the 2024 ATI-RRPV Contract. Revenue from government contracts recognized on the 2024 ATI-RRPV Contract was $16.2 million for the year ended December 31, 2024, based on costs incurred and the achievement of firm fixed-price milestones under the 2024 ATI-RRPV Contract. Deferred government revenue represents amounts that have been received from HHS BARDA and the earnings process is not yet complete. Deferred government revenue in current liabilities was $0.1 million and $64.8 million as of  December 31, 2025 and 2024, respectively. The remaining deferred government revenue will be recognized as revenue once the earnings process is complete.

The Company believes that if the 2024 ATI-RRPV Contract were to be terminated prior to completion of the Phase 2b comparative study, the costs incurred through the effective date of such termination and any settlement costs resulting from such termination would be allowable costs. Cost reimbursement payments to the Company are provisional payments subject to adjustment upon annual audit by the government. The Company believes that revenue for periods not yet audited will be recorded in amounts that are expected to be realized upon final audit and settlement. When the final determination of the allowable costs for any year has been made, revenue and billings  may be adjusted accordingly in the period that the adjustment becomes known.

2024 ASPR-BARDA Contract

In  January 2024, the Company was awarded a contract (as amended, the “2024 ASPR-BARDA Contract”) by HHS BARDA with a base and all options value of $9.3 million. Under the 2024 ASPR-BARDA Contract, the Company received an award to support clinical trial planning activities for a Phase 2b clinical trial that would compare the Company’s XBB vaccine candidate to an mRNA comparator to evaluate efficacy for symptomatic and asymptomatic disease, systemic and mucosal immune induction, and adverse events. The 2024 ASPR-BARDA Contract originally had a period of performance term that was set to expire in  July 2024, but the Company entered into an amendment in  July 2024 that extended the period of performance expiration date into  October 2024. The Company accounts for the 2024 ASPR-BARDA Contract under Accounting Standards Codification 958-605 and recognizes revenue as donor-imposed conditions are met. Revenue from government contracts recognized on the 2024 ASPR-BARDA Contract was $0.6 million and $8.7 million for the years ended December 31, 2025 and 2024, respectively, based on the achievement of certain milestones under the 2024 ASPR-BARDA Contract. Deferred government revenue represents amounts that have been received from HHS BARDA and the earnings process is not yet complete. Deferred government revenue in current liabilities was zero and $0.6 million as of December 31, 2025 and 2024, respectively.

Revenue from Dynavax License and Collaboration Agreement

On November 4, 2025, the Company entered into the 2025 License and Collaboration Agreement with Dynavax relating to the Company’s investigational oral vaccine candidate for COVID-19 based on its proprietary oral delivery platform (the “Vaccine Candidate”). Pursuant to the License Agreement, the Company granted Dynavax an exclusive, worldwide license to develop and commercialize the Company’s oral pill Vaccine Candidate for SARS-CoV-2, SARS coronavirus, or MERS coronavirus, including COVID-19 and all variants thereof. Under the terms of the 2025 License and Collaboration Agreement, Dynavax paid the Company an upfront license fee of $25.0 million and purchased $5.0 million of the Company’s common stock pursuant to the 2025 Securities Purchase Agreement. The 2025 License and Collaboration Agreement includes the Company continue to develop the Vaccine Candidate by conducting and completing its ongoing Phase 2b clinical trial and delivering the end-of-Phase 2 data package, performing its obligations under the 2024 ATI-RRPV agreement and conducting additional development and manufacturing activities related to the Vaccine Candidate.

Following the completion of the Company’s ongoing Phase 2b clinical trial and a planned end-of-Phase 2 meeting with the FDA, per the 2025 License and Collaboration Agreement, Dynavax has the right to elect, in its sole discretion, to assume responsibility for the continued development of the Vaccine Candidate. If Dynavax elects to assume responsibility for such continued development of the Vaccine Candidate, then Dynavax has agreed to pay the Company an additional fee of $50.0 million. If Dynavax does not elect to assume responsibility for such continued development of the Vaccine Candidate, then the 2025 License and Collaboration Agreement will terminate pursuant to its terms.

The Company determined that the 2025 License and Collaboration Agreement represented a contract with a customer and should be accounted for in accordance with ASC 606. The Company identified two performance obligations, (i) the exclusive license, together with the related transfer and manufacturing technology transfer (the “License Performance Obligation”), and (ii) the development program activities through delivery of the EOP2 Data Package, including participation in joint governance committees (the “Development Performance Obligation”).

The Company identified $25.8 million of total transaction price at inception, consisting of a non-refundable upfront payment of $25.0 million and the premium of approximately $0.8 million associated with Dynavax’s concurrent $5.0 million equity investment in the Company, which represented consideration in excess of the fair value of the common stock issued. The fixed consideration of $25.8 million was allocated to the two performance obligations on a relative standalone selling price basis. Revenue allocated to the License Performance Obligation was recognized at a point in time in the fourth quarter of 2025 upon completion of the technology transfer, when Dynavax obtained the right to use and benefit from the licensed intellectual property. Revenue allocated to the Development Performance Obligation is recognized over time using an input method based on costs incurred relative to total estimated costs to complete the development program.

The 2025 License and Collaboration Agreement also includes potential additional consideration in the form of evaluation fees, a $50.0 million election payment, regulatory and commercial milestone payments, and royalties on future product sales. Such amounts represent variable consideration and are included in the transaction price only to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur. Sales-based milestones and royalties will be recognized as revenue when the underlying sales occur in accordance with the sales- or usage-based royalty exception in ASC 606.

For the year ended December 31, 2025, the Company recognized revenue of $10.8 million from the 2025 License and Collaboration Agreement, which consisted of license revenue of $8.7 million and collaboration revenue was $2.1 million. As of  December 31, 2025, the amount of deferred collaboration revenue was $15.0 million, of which $13.0 million was classified as current and $2.0 million as non-current. The remaining deferred collaboration revenue will be recognized as revenue once the earnings process is complete.

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 6.  Liabilities Related to Sale of Future Royalties

In  April 2016, Aviragen entered into a Royalty Interest Acquisition Agreement (the “RIAA”) with HealthCare Royalty Partners III, L.P. (“HCRP”). Under the RIAA, HCRP made a $20.0 million cash payment to Aviragen in consideration for acquiring certain royalty rights (“Royalty Rights”) related to the approved product Inavir in the Japanese market. The Royalty Rights were obtained pursuant to the collaboration and license agreements (the “License Agreement”) and a commercialization agreement that the Company entered into with Daiichi Sankyo. Per the terms of the RIAA, during the first royalty interest period of  April 1, 2016 through  March 31, 2025, HCRP is entitled to the first $3.0 million and any cumulative remaining shortfall amount plus 15% of the next $1.0 million in royalties earned in each year commencing on  April 1, with any excess revenue being retained by the Company. Further, during the second royalty interest period beginning  April 1, 2025 and ending on  December 24, 2029, HCRP is entitled to the first $2.7 million and any cumulative remaining shortfall amount, plus 15% of the next $1.0 million in royalties, with any excess revenue being retained by the Company. A shortfall occurs when, during an annual period ending on  March 31, for the first royalty interest period of  April 1, 2016 through  March 31, 2025, the Company’s royalty payments fall below $3.0 million; and $2.7 million for the second royalty interest period of  April 1, 2025 and ending on  December 24, 2029, excluding the period of  April 1, 2028 through  December 24, 2029. In the event there shall remain any cumulative remaining shortfall amount as of  December 24, 2029, any royalties received from Daiichi Sankyo subsequently by the Company would be payable to HCRP until the cumulative remaining shortfall amount has been paid.

For avoidance of doubt, the RIAA states, in the event there is a remaining cumulative remaining shortfall amount as of  December 24, 2029, the Company shall not be obligated to pay HCRP any royalty payment beyond what the Company is paid from Daiichi Sankyo. The cumulative remaining shortfall amount is the aggregate amount of the remaining shortfall for each annual period, which was $4.4 million and $6.0 million as of December 31, 2025 and 2024, respectively.

Under the relevant accounting guidance, due to a limit on the amount of royalties that HCRP can earn under the RIAA, this transaction was accounted for as a liability that is being amortized using the effective interest method over the life of the arrangement. The Company has no obligation to pay any amounts to HCRP other than to pass through to HCRP its share of royalties as they are received from Daiichi Sankyo. To record the amortization of the liability, the Company is required to estimate the total amount of future royalty payments to be received under the License Agreement and the payments that will be passed through to HCRP over the life of this agreement. Consequently, the Company imputes interest on the unamortized portion of the liability and records non-cash interest expense using an estimated effective interest rate. The royalties earned in each period that will be passed through to HCRP are recorded as non-cash royalty revenue related to sale of future royalties, with any excess not subject to pass-through being recorded as royalty revenue. When the pass-through royalties are paid to HCRP in the following quarter, the imputed liability related to sale of future royalties is commensurately reduced. The Company periodically assesses the expected royalty payments, and to the extent such payments are greater or less than the initial estimate, the Company adjusts the amortization of the liability and interest rate. As a result of this accounting, even though the Company does not retain HCRP’s share of the royalties, it will continue to record non-cash revenue related to those royalties until the amount of the associated liability, including the related interest, is fully amortized.

The following table shows the activity within the liability account during the year ended  December 31, 2025 (in thousands):

Total liability related to sale of future royalties, start of year	$5,758
Non-cash royalty revenue paid to HCRP	(4,521)
Non-cash interest expense recognized	2,823
Total liability related to sale of future royalties, end of year	4,060
Current portion	(1,381)
Long-term portion	$2,679

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 7.  Leases

The Company has obtained the right of use for office and manufacturing facilities under six operating lease agreements with initial terms exceeding one year. The lease term at the commencement date is determined by considering whether renewal options and termination options are reasonably assured of exercise.

The Company obtained the right of use of real estate located in South San Francisco, California, in November 2020 under a lease that was scheduled to terminate on September 30, 2025, which had been extended until March 31, 2029, with no additional extension option. On December 18, 2025, the Company entered into an agreement to terminate this lease agreement effective May 15, 2026, which was originally scheduled to expire on March 31, 2029. The Company is not required to pay any termination fees or penalties in connection with the termination of the Lease. As a result of the lease modification, the Company remeasured the operating lease liability using the revised lease term. The adjustment to the related right-of-use asset was limited to its carrying amount, and the Company recognized a resulting gain of $1.0 million within operating expenses in the consolidated statement of operations and comprehensive income for the year ended December 31, 2025.

The Company obtained the right of use of another property also located in South San Francisco, California, in June 2015 that was scheduled to terminate on April 30, 2020, with a five-year extension option that the Company exercised in July 2019, extending the lease until April 30, 2025, which has been further extended until March 31, 2029, with an option to extend for an additional eight years. In September 2021, the Company executed a lease for a facility in South San Francisco, California, with an initial term expiring on March 31, 2029, with an option to extend for an additional eight years. This lease includes a component for tenant improvements that were substantially completed in the three months ended September 30, 2022, when the lease for this component was deemed to have commenced for accounting purposes. It also includes a component for which tenant improvements of $3.1 million were completed and were recorded within right-of-use assets in the consolidated balance sheets when they were substantially completed in the three months ended March 31, 2023. Further, the Company has the right of use of a facility located in South San Francisco, California, under a lease that terminates on March 30, 2029, with a five-year renewal option. On May 31, 2025, the leases of two facilities in Burlingame, California expired.

As of December 31, 2025, the weighted average discount rate for operating leases with initial terms of more than one year was 10.1% and the weighted average remaining term of these leases was 3.0 years. Discount rates were determined using the Company’s marginal rate of borrowing at the time each lease was executed or extended.

The following table summarizes the Company’s undiscounted cash payment obligations for its operating lease liabilities with initial terms of more than 12 months as of  December 31, 2025 (in thousands):

Year Ending December 31,	Amount
2026	$3,651
2027	2,947
2028	3,050
2029	760
Undiscounted total	10,408
Less: imputed interest	(1,423)
Present value of future minimum payments	8,985
Current portion of operating lease liability	(2,978)
Operating lease liability, net of current portion	$6,007

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The Company is also required to pay for operating expenses related to the leased space, including common area maintenance, taxes and insurance. The operating expenses are incurred separately and were not included in the present value of lease payments. Operating lease expenses for years ended December 31 are summarized as follows (in thousands):

	2025	2024
Operating lease cost	$5,824	$6,214
Short-term lease cost	44	40
Variable lease cost	1,425	1,876
Sublease income	(34)	(74)
Total lease cost	$7,259	$8,056

NOTE 8.  Commitments and Contingencies

(a)     Purchase Commitments

As of December 31, 2025, the Company had approximately $21.1 million of non-cancelable purchase commitments, principally for clinical services which are expected to be paid within the next year. Approximately $20.1 million of non-cancelable purchase commitments are attributable to a third-party vendor that provides clinical services, that is reimbursable at approximately $21.6 million under a cost-plus-fixed-fees arrangement in the ATI-RRPV Contract. In addition, the Company has operating lease commitments as detailed in Note 7.

(b)     Indemnifications

In the ordinary course of business, the Company enters into agreements that  may include indemnification provisions. Pursuant to such agreements, the Company  may indemnify, hold harmless and defend indemnified parties for losses suffered or incurred by the indemnified party. Some of the provisions will limit losses to those arising from third-party actions. In some cases, the indemnification will continue after the termination of the agreement. The maximum potential amount of future payments the Company could be required to make under these provisions is not determinable. The Company has also entered into indemnification agreements with certain officers and directors which provide, among other things, that the Company will indemnify and advance expenses incurred in connection with certain actions, suits or proceedings to such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she  may be required to pay in actions or proceedings which he or she is or  may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws. The Company currently has directors’ and officers’ insurance.

(c)     Litigation

From time to time the Company  may be involved in legal proceedings arising in connection with its business. Based on information currently available, the Company believes that the amount, or range, of reasonably possible losses in connection with any pending actions against it in excess of established reserves, in the aggregate, is indeterminable to its consolidated financial condition or cash flows. However, any current or future dispute resolution or legal proceeding, regardless of the merits of any such proceeding, could result in substantial costs and a diversion of management’s attention and resources that are needed to run the Company successfully, and could have a material adverse impact on its business, financial condition and results of operations.

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

In  August and  September 2020, two substantially similar securities class actions were filed in the U.S. District Court for the Northern District of California. The first action, titled Himmelberg v. Vaxart, Inc. et al. was filed on  August 24, 2020. The second action, titled Hovhannisyan v. Vaxart, Inc. et al. was filed on  September 1, 2020 (together, the “Putative Class Action”). By Order dated  September 17, 2020, the two actions were deemed related. On  December 9, 2020, the court appointed lead plaintiffs and lead plaintiffs’ counsel.

On  January 29, 2021, lead plaintiffs filed their consolidated amended complaint. On  July 8, 2021, all defendants moved to dismiss the consolidated amended complaint. On  May 14, 2021, the court granted lead plaintiffs’ request to amend the consolidated amended complaint and denied defendants’ motions to dismiss as moot. On  June 10, 2021, lead plaintiffs filed a first amended consolidated complaint, and on  August 9, 2021, lead plaintiffs filed a corrected first amended consolidated complaint. The first amended consolidated complaint, as corrected, named certain of Vaxart’s current and former executive officers and directors, as well as Armistice Capital, LLC (“Armistice”), as defendants. It claimed three violations of federal civil securities laws; violation of Section 10(b) of the Exchange Act and SEC Rule 10b-5, as against the Company and all individual defendants; violation of Section 20(a) of the Exchange Act, as against Armistice and all individual defendants; and violation of Section 20A of the Exchange Act against Armistice. The first amended consolidated complaint, as corrected, alleged that the defendants violated securities laws by misstating and/or omitting information regarding the Company’s development of a norovirus vaccine, the vaccine manufacturing capabilities of a business counterparty, and the Company’s involvement with Operation Warp Speed (“OWS”); and by engaging in a scheme to inflate Vaxart’s stock price. The first amended consolidated complaint sought certification as a class action for similarly situated shareholders and sought, among other things, an unspecified amount of damages and attorneys’ fees and costs. On  July 8, 2021, all defendants moved to dismiss the first amended consolidated complaint. By Order dated  December 22, 2021, the court granted the motion to dismiss by Armistice with leave to amend and otherwise denied the motions to dismiss. On  July 27, 2022, lead plaintiffs filed a notice announcing that they had reached a partial settlement (the “Partial Settlement”) to resolve all claims against the Company and its current or former officers and/or directors in their capacity as officers and/or directors of the Company (the “Settling Defendants”). Pursuant to the Partial Settlement, the Company agreed to a settlement amount of $12.0 million with $2.0 million to be paid by the Company and the remainder to be paid by the Company’s insurers. On  November 2, 2022, the Company paid the $2.0 million settlement amount with respect to the Putative Class Action pursuant to the terms of the settlement agreement reached in that case. On  November 14, 2022, lead plaintiffs filed a second amended consolidated class action complaint that purported to include new allegations to support claims against Armistice. By Orders dated  January 25, 2023, the court approved the Partial Settlement and entered judgment dismissing with prejudice all claims asserted in the Putative Class Action against the Settling Defendants.

On  October 23, 2020, a complaint was filed in the U.S. District Court for the Southern District of New York, entitled Roth v. Armistice Capital LLC, et al. The complaint names Armistice and certain Armistice-related parties as defendants, asserting a violation of Exchange Act Section 16(b) and seeking the disgorgement of short-swing profits. The complaint purports to bring the lawsuit on behalf of and for the benefit of the Company and names the Company as a “nominal defendant” for whose benefit damages are sought. Following discovery, a motion for summary judgment was filed by Armistice and the Armistice-related party defendants to dismiss the complaint. On  March 27, 2024, the court granted the motion for summary judgment and dismissed all claims in the complaint in their entirety. On  April 11, 2024, the Plaintiff timely filed a notice of appeal of the court’s decision to the Second Circuit Court of Appeals, commencing appellate proceedings. In  June 2024, Plaintiff filed a motion to the court of appeals to stay the appeal pending efforts to re-instate the complaint in the district court, which was granted by the court of appeals.  In  July 2024, Plaintiff filed a motion with the district court seeking to set aside the judgment and to re-instate the complaint. On  August 15, 2024, the district court denied Plaintiff’s motion to set aside the judgment. On  September 10, 2024, Plaintiff re-filed its appeal with the Second Circuit Court of Appeals. On August 28, 2025, the Second Circuit Court of Appeals denied Plaintiff’s appeal and affirmed the decision of the district court dismissing all claims in the complaint. Plaintiff’s time to appeal from that decision has expired and no further proceedings remain.

On  January 8, 2021, a purported shareholder, Phillip Chan, commenced a pro se lawsuit in the U.S. District Court for the Northern District of California titled Chan v. Vaxart, Inc. et al. (the “Opt-Out Action”), opting out of the consolidated Himmelberg v. Vaxart, Inc. et al. and Hovhannisyan v. Vaxart, Inc. et al. class actions, (together, the “Putative Class Action”). Because this complaint is nearly identical to an earlier version of a complaint filed in the Putative Class Action, the Opt-Out Action has been stayed while the Putative Class Action is pending.

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 9.  Stockholders’ Equity

(a)     Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock, $0.0001 par value per share. The Company’s board of directors may, without further action by the stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 5,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. No shares of preferred stock are currently outstanding, and the Company has no present plan to issue any shares of preferred stock.

(b)     Common Stock

As of December 31, 2025, the Company was authorized to issue 350,000,000 shares of common stock, $0.0001 par value per share, which includes an increase of 100,000,000 on June 11, 2024, when the Company’s stockholders approved an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock from 250,000,000 to 350,000,000 shares. Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of the Company’s directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Company’s board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically. As of December 31, 2025, no dividends had been declared by the board of directors.

In November 2025, the Company entered into a Purchase Agreement with Dynavax (as defined in Note 1), pursuant to which 11,111,111 shares of the Company's common stock were sold to Dynavax at a price of $0.45 per share, resulting in gross proceeds of approximately $5.0 million, of which $0.8 million was determined to represent a premium and was allocated to deferred revenue.

In  June 2024, the Company entered into an underwriting agreement with Oppenheimer & Co. Inc., relating to the issuance and sale by the Company in an underwritten registered direct offering of 50,000,000 shares of the Company’s common stock, at a price of $0.80 per share. The gross proceeds to the Company from such offering were $40.0 million, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, the net proceeds were $37.5 million.

In  January 2024, the Company entered into the 2024 Securities Purchase Agreement with RA Capital Healthcare Fund, L.P. pursuant to which 15,384,615 shares of the Company's common stock were sold to RA Capital Healthcare Fund, L.P. at an offering price of $0.65 per share pursuant to the Company’s 2023 Shelf Registration. The gross proceeds from the 2024 Securities Purchase Agreement were $10.0 million and, after deducting offering expenses, the net proceeds were $9.9 million.

In the event of the Company’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all the Company’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied. There are no sinking fund provisions applicable to the common stock.

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The Company had shares of common stock reserved for issuance as follows:

	December 31, 2025	December 31, 2024

Options issued and outstanding	25,407,299	20,405,239
RSUs issued and outstanding	5,733,306	3,016,481
2019 Equity Incentive Plan available for future grant	10,831,860	18,046,374
2024 Inducement Award Plan available for future grant	43,250	1,603,750
Common stock warrants	10,914	140,596
2022 Employee Stock Purchase Plan	1,823,454	2,362,902
Total	43,850,083	45,575,342

The approved increase of reserved common stock for 2019 Equity Incentive Plan and 2022 Employee Stock Purchase Plan is detailed in Note 10.

(c)     Warrants

In February 2025 and March 2025, 100,532 and 29,150, respectively, of the warrants outstanding as of December 31, 2024, expired unexercised. The following 10,914 warrants for common stock were outstanding as of December 31, 2025, all of which contain standard anti-dilution protections in the event of subsequent rights offerings, stock splits, stock dividends or other extraordinary dividends, or other similar changes in the Company’s common stock or capital structure, and none of which have any participating rights for any losses:

Securities into which warrants are convertible	Warrants outstanding	Exercise Price	Expiration Date

Common Stock	10,914	$22.99	December 2026
Total	10,914

NOTE 10.  Equity Incentive Plans

On  April 23, 2019, the Company’s stockholders approved the adoption of the 2019 Equity Incentive Plan (the “2019 Plan”), under which the Company is authorized to issue incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock units (“RSUs”), other stock awards and performance awards that  may be settled in cash, stock, or other property. The 2019 Plan is designed to secure and retain the services of employees, directors and consultants, provide incentives for the Company’s employees, directors and consultants to exert maximum efforts for the success of the Company and its affiliates, and provide a means by which employees, directors and consultants  may be given an opportunity to benefit from increases in the value of the Company’s common stock. Following adoption of the 2019 Plan, all previous plans were frozen, and on forfeiture, cancellation and expiration, awards under those plans are not assumed by the 2019 Plan.

The aggregate number of shares of common stock authorized for issuance under the 2019 Plan was initially 1,600,000 shares, which was increased through an amendment to the 2019 Plan adopted by the Company’s stockholders (a “Plan Amendment”) on  June 8, 2020, to 8,000,000, by a Plan Amendment on  June 16, 2021, to 16,900,000, by a Plan Amendment on  August 4, 2022, to 28,900,000, and by a Plan Amendment on  June 11, 2024, to 43,900,000. Further amendments to the 2019 Plan to increase the share reserve would require stockholder approval. Awards that are forfeited or canceled generally become available for issuance again under the 2019 Plan. Awards have a maximum term of ten years from the grant date and  may vest over varying periods, as specified by the Company’s board of directors for each grant.

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

On  February 27, 2024, the Company’s board of directors adopted the Vaxart, Inc. 2024 Inducement Award Plan (the “2024 Inducement Plan”). The 2024 Inducement Plan was adopted without stockholder approval pursuant to Nasdaq Listing Rule 5635(c)(4) and is administered by the Compensation Committee of the board of directors or the independent members of the board of directors. The board of directors reserved 3,000,000 shares of the Company’s common stock for issuance under the 2024 Inducement Plan, subject to adjustment as provided in the plan document. The terms of the 2024 Inducement Plan are substantially similar to the terms of the 2019 Plan, with the exception that incentive stock options  may not be issued under the 2024 Inducement Plan and equity awards under the 2024 Inducement Plan (including nonqualified stock options, restricted stock, restricted stock units, and other stock-based awards)  may be issued only to an employee who is commencing employment with the Company or any subsidiary or who is being rehired following a bona fide interruption of employment by the Company or any subsidiary, in either case if he or she is granted such award in connection with his or her commencement of employment and such grant is an inducement material to his or her entering into employment with the Company or such subsidiary.

A summary of stock option and RSU transactions for the years ended December 31, 2025 and 2024 are as follows:

			Weighted		Weighted
	Shares	Number of	Option Average	Number of	RSU Average
	Available	Options	Exercise	RSUs	Grant Date
	For Grant	Outstanding	Price	Outstanding	Fair Value

Balance at January 1, 2024	5,685,806	17,938,726	$2.90	2,126,373	$1.37

Authorized under 2024 Inducement Plan	3,000,000	—	$—	—	$—
Authorized under 2019 Plan Amendment	15,000,000	—	$—	—	$—
Granted	(7,258,980)	5,309,437	$1.12	1,949,543	$1.13
Exercised	—	(38,030)	$0.78	—	$—
Released	—	—	$—	(599,260)	$1.48
Forfeited	1,944,001	(1,483,826)	$2.29	(460,175)	$1.41
Canceled	1,279,297	(1,321,068)	$2.87	—	$—
Balance at December 31, 2024	19,650,124	20,405,239	$2.49	3,016,481	$1.19

Granted	(12,969,746)	8,281,792	$0.53	4,687,954	$0.51
Exercised	—	(3,625)	$0.78	—	$—
Released	—	—	$—	(1,041,423)	$1.13
Forfeited	2,781,683	(1,851,977)	$0.94	(929,706)	$0.83
Canceled	1,413,049	(1,424,130)	$2.47	—	$—
Balance at December 31, 2025	10,875,110	25,407,299	$1.96	5,733,306	$0.70

As of December 31, 2025, there were 25,407,299 options outstanding with a weighted average exercise price of $1.96, a weighted average remaining term of 7.28 years, and an aggregate intrinsic value of $4,000. Of these options, 14,808,497 were vested, with a weighted average exercise price of $2.84, a weighted average remaining term of 6.16 years, and an aggregate intrinsic value of $4,000.

The Company received $3,000 for the 3,625 options exercised in the year ended December 31, 2025, which had a minimal intrinsic value. The aggregate intrinsic value represents the total pre-tax value (i.e., the difference between the Company’s stock price and the exercise price) of stock options outstanding as of December 31, 2025, based on the Company’s common stock closing price of $0.35 on December 31, 2025, which would have been received by the option holders had all their in-the-money options been exercised as of that date. The Company received $30,000 for the 38,030 options exercised in the year ended  December 31, 2024, which had an intrinsic value of $7,000.

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The weighted average grant date fair value of options awarded in the years ended December 31, 2025 and 2024, was $0.47 and $1.01, respectively. Fair values were estimated using the following assumptions:

Year Ended December 31,
	2025	2024

Risk-free interest rate	3.8% - 4.4%	3.7% - 4.4%
Expected term (in years)	5.50 - 6.00	5.50 - 6.00
Expected volatility	125.6% - 128.6%	128.9% - 130.8%
Dividend yield	—%	—%

The Company measures the fair value of all stock-based awards on the grant date and records the fair value of these awards, net of estimated forfeitures, to compensation expense over the service period. Total stock-based compensation recognized for options, RSUs and ESPP was as follows (in thousands):

	Year Ended December 31,
	2025	2024

Research and development	$5,554	$7,246
General and administrative	2,760	4,255
Total stock-based compensation	$8,314	$11,501

As of December 31, 2025, the unrecognized stock-based compensation cost related to outstanding unvested stock options and RSUs expected to vest was $9.2 million, which the Company expects to recognize over an estimated weighted average period of 2.4 years.

On August 4, 2022, the 2022 Employee Stock Purchase Plan (the “2022 ESPP”) was approved by the Company’s stockholders. The Company initially reserved 1,800,000 shares of the Company’s common stock for purchase under the 2022 ESPP, which was increased by 1,800,000 shares through an amendment to the 2022 ESPP adopted by the Company’s stockholders on June 11, 2024, to 3,600,000 shares. The 2022 ESPP generally has a six-month offering period comprised of one purchase period. In  May 2024, the 2022 ESPP had a one-time modification following the end of the six-month offering period ended  May 31, 2024, to commence the follow-on offering period on  July 1, 2024 for a five-month offering period. The purchase price of the stock is equal to 85% of the lesser of the market value of such shares at the beginning of the six-month offering period or the end of such offering period. During the year ended December 31, 2025, the Company received $0.2 million and issued 539,448 treasury shares under the 2022 ESPP. During the year ended December 31, 2024, the Company received $0.5 million and issued 782,939 shares under the 2022 ESPP. As of December 31, 2025, 1,823,454 shares are available and reserved for future issuance under the 2022 ESPP.

Stock-based compensation expense related to the ESPP was $0.2 million for each of the years ended December 31, 2025 and 2024.

NOTE 11.  Benefit Plan

The Company provides a tax-qualified employee savings and retirement plan commonly known as a 401(k) plan (the “Plan”), which covers the Company’s eligible employees. Pursuant to the Plan, employees may elect to defer their current compensation up to the IRS annual contribution limit of $23,500 for calendar year 2025 and $23,000 for calendar year 2024. Employees age 50 or over may elect to contribute an additional $7,500 annually for 2025 and 2024.

Employees direct their contributions, which vest immediately, across a series of mutual funds. In the years ended December 31, 2025 and 2024, the Company matched employee contributions up to 3% of each employee’s eligible earnings, vesting immediately. The Company’s matching contributions totaled $0.5 million for each of the years ended  December 31, 2025 and 2024. The costs of administering the Plan totaled $30,000 and $38,000 in the years ended December 31, 2025 and 2024, respectively.

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 12.  Income Taxes

The components of worldwide pretax earnings by United States and foreign jurisdictions consist of the following (in thousands):

	Year Ended December 31,
	2025	2024

United States	$14,703	$(67,489)
Foreign	2,100	801

Total worldwide pretax earnings	$16,803	$(66,688)

The provision for income taxes consists of the following (in thousands):

	Year Ended December 31,
	2025	2024

Current:
Federal	$—	$—
State	3	3
Foreign	473	257

Total Current	476	260

Deferred:
Federal	—	—
State	—	—
Foreign	—	—

Total Deferred	—	—

Provision for income taxes	$476	$260

The tax effect of significant items comprising deferred tax assets are as follows (in thousands):

	December 31, 2025	December 31, 2024
Deferred tax assets:
Net operating loss carry-forwards	$54,574	$48,154
Research and development tax credits	20,387	12,949
Capitalized research and development	18,283	27,892
Sale of future royalties	1,608	1,179
Lease liability	2,068	3,682
Accruals, reserves and other	1,203	1,790
Stock based compensation	6,757	4,886
Total deferred tax assets	104,880	100,532
Valuation allowance	(100,494)	(94,119)
Deferred tax assets net of valuation allowance	4,386	6,413
Deferred tax liabilities:
Intangible assets	(1,755)	(1,999)
Right-of-use assets	(2,631)	(4,309)
Depreciation on property and equipment	—	(105)
Total deferred tax liabilities	(4,386)	(6,413)

Net deferred tax assets	$—	$—

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As further described in Recently Adopted Accounting Pronouncements in Note 2, we have elected to prospectively adopt the guidance in ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures.

Companies can adopt the new requirements prospectively without revisions of comparative period disclosures but the income tax footnote disclosures in the year of adoption would not be comparable (2025 disclosures would follow the new requirements of ASU 2023-09, while the comparative-period disclosures of 2024 would follow the current disclosure requirements in ASC 740-50 and related SEC requirements). To maintain comparability, retroactive application to comparative-period disclosures is allowed.  The Company is electing to report the new requirements using the prospective method.

The following table is a reconciliation of the provision for income taxes with the expected provision for income taxes computed by applying the federal statutory income tax rate of 21% to the net income (loss) before provision for income taxes in accordance with ASU 2023-09, as follows (in thousands):

	Year Ended December 31,		Year Ended December 31,
	2025		2024
	$	%	%

U.S. federal taxes at statutory rate	$3,528	21.0%	21.0%
State taxes (net of federal benefit)	3	—	0.1
Foreign	473	2.8	—
Foreign rate differential	—	—	(0.7)
Other nondeductible items	(76)	(0.5)	(0.1)
Tax credits	(11,442)	(68.1)	4.2
Change in valuation allowance	2,960	17.6	(17.4)
Changes in unrecognized tax benefits	4,577	27.2	—
Prior year true-up	—	—	(5.5)
Stock-based compensation	453	2.7	(2.0)

Provision for income taxes	$476	2.8%	(0.4)%

The Company’s actual tax expense differed from the statutory federal income tax expense using a tax rate of 21% for the years ended December 31, 2025 and 2024, respectively, primarily due to foreign income taxes being taxed at different rates, non-deductible expenses, research and development tax credits, and the change in valuation allowance.

As of December 31, 2025 and 2024, the Company had net operating loss (“NOL”) carryforwards of $254.0 million and $221.1 million for federal purposes, and $18.9 million and $8.9 million for state purposes, respectively. If not utilized, federal net operating losses of $1.7 million will begin to expire in 2026 and $252.3 million will be carried forward indefinitely; state net operating losses of $7.3 million will begin to expire in 2028 and $11.6 million will be carried forward indefinitely.

As of December 31, 2025, the Company also has accumulated tax losses of $0.5 million for Australia available for carryforward against future earnings, which under relevant tax laws do not expire but may not be available under certain circumstances.

As of December 31, 2025 and 2024, the Company had research and development tax credit carryforwards for federal purposes of $24.3 million and $12.8 million, respectively, and state research and development tax credit carryforwards of $11.3 million and $10.0 million, respectively. The federal research and development tax credit carryforwards will expire at various dates between 2039 and 2045. The state research and development tax credit carryforwards do not expire.

Beginning on January 1, 2022, the Tax Cuts and Jobs Act (“the Act”), enacted in December 2017, eliminated the option to deduct research and development expenditures in the current period and requires taxpayers to capitalize and amortize U.S.-based and non-U.S. based research and development expenditures over five and fifteen years, respectively. However, the enactment of the bipartisan OBBB Act, signed into law in July 2025, repeals the mandatory capitalization requirement for domestic R&D expenditures for tax years beginning after December 31, 2024. As a result, beginning with the 2025 tax year, domestic R&D expenses are once again eligible for immediate deduction in the year incurred, while costs related to foreign R&D activities remain subject to 15-year amortization under Section 174. The Company elects to amortize any remaining unamortized amount with respect to the domestic R&D expenditures capitalized over the past few years ratably over the 2-taxable year period beginning with the first taxable year beginning after December 31, 2024. This legislation does not impact the Company's current tax obligations.

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Sections 382 and 383 of the Internal Revenue Code provide for a limitation on the annual use of NOL and tax credit carryforwards following certain ownership changes that could limit the Company’s ability to utilize these carryforwards. The Company has completed an analysis to determine if such ownership changes have occurred and concluded it was more likely than not that there were changes in ownership. Due to the existence of a full valuation allowance, limitations under Section 382 and 383 will not impact the Company’s effective tax rate. Further analyses will be performed prior to recognizing the benefits of any losses or credits in the consolidated financial statements.

The Company is required to reduce its deferred tax assets by a valuation allowance if it is more likely than not that some or all of its deferred tax assets will not be realized. Management must use judgment in assessing the potential need for a valuation allowance, which requires an evaluation of both negative and positive evidence. The weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified. In determining the need for and amount of the valuation allowance, if any, the Company assesses the likelihood that it will be able to recover its deferred tax assets using historical levels of income, estimates of future income and tax planning strategies. As a result of historical cumulative losses, the Company determined that, based on all available evidence, there was substantial uncertainty as to whether it will recover recorded net deferred taxes in future periods. Accordingly, the Company recorded a valuation allowance against all of its net deferred tax assets as of December 31, 2025 and 2024. The net change in total valuation allowance was an increase of approximately $6.4 million and $11.6 million for the years ended December 31, 2025 and 2024, respectively.

The cash paid for income taxes (net of refunds) during the year was as follows (in dollars):

Year Ended December 31,
2025

Federal	$—
State and Local
California Extension	1,600
Massachusetts Extension	1,000
New York Refund	(75)
Total State and Local	2,525

Foreign
Withholding Tax on Daiichi Royalty	96,464
Total Foreign	96,464

Total Taxes Paid	$98,989

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

In each year, the state and local income taxes which comprise the majority of the state and local income taxes, net of federal effect category were as follows (in dollars):

	Year Ended December 31,
	2025

California	$1,600	63.4%

Total	$1,600	63.4%

The Company records unrecognized tax benefits, where appropriate, for all uncertain income tax positions. The Company recorded unrecognized tax benefits for uncertain tax positions of approximately $13.6 million and $8.5 million as of December 31, 2025 and 2024, respectively, of which none would impact the effective tax rate, if recognized, because the benefit would be offset by an increase in the valuation allowance.

A reconciliation of the beginning and ending balance of total unrecognized tax benefits is as follows (in thousands):

	Year Ended December 31,
	2025	2024

Beginning Balance	$8,537	$6,566
Additions based on tax positions related to the current year	5,061	1,977
Decreases related to prior years’ tax positions	—	(6)

Ending Balance	$13,598	$8,537

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. During the years ended December 31, 2025 and 2024, the Company recognized no interest and penalties associated with unrecognized tax benefits. There are no tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within twelve months of the reporting date.

The Company files income tax returns in the U.S., Australia, as well as with various U.S. states. The Company is subject to tax audits in all jurisdictions in which it files income tax returns. Tax audits by their very nature are often complex and can require several years to complete. There are currently no tax audits that have commenced with respect to income tax returns in any jurisdiction.

Under the tax statute of limitations applicable to the Internal Revenue Code, the Company and its U.S. subsidiary, either standalone or as part of the consolidated group, is no longer subject to U.S. federal income tax examinations by the Internal Revenue Service for tax years before tax year 2021. Under the statute of limitations applicable to most state income tax laws, the Company is no longer subject to state income tax examinations by tax authorities for tax year before 2020 in states in which it has filed income tax returns. However, because the Company is carrying forward income tax attributes, such as net operating losses and tax credits from 2005 and earlier tax years, these attributes can still be audited when utilized on returns filed in the future. The Company is subject to foreign tax examinations by tax authorities for fiscal year 2021 and forward.

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 13.  Net Income (Loss) Per Share Attributable to Common Stockholders

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of our common stock outstanding.

For the calculation of diluted net income (loss) per share, net income for basic net income per share is adjusted by the effect of dilutive securities, including awards under our equity compensation plans. Diluted net income (loss) per share is computed by dividing net income by the weighted-average number of fully diluted common shares outstanding.

The following table presents the calculation of basic and diluted net income (loss) per share (in thousands, except share and per share amounts):

	Year Ended December 31,
	2025	2024

Numerator
Net income (loss)	$16,327	$(66,948)

Denominator
Weighted average shares used to compute net income (loss) per share, basic	230,269,605	202,137,531
Effect of dilutive shares:
Stock-based compensation plans	76,596	—
Weighted average shares used to compute net income (loss) per share, diluted	230,346,201	202,137,531

Net income (loss) per share:
Basic	$0.07	$(0.33)
Diluted	$0.07	$(0.33)

No adjustment has been made to the net income (loss) in the years ended December 31, 2025 and 2024, as the effect would be anti-dilutive due to the net loss.

The following potentially dilutive weighted average securities were excluded from the computation of weighted average shares outstanding because they would have been antidilutive:

	Year Ended December 31,
	2025	2024

Options to purchase common stock	24,809,770	20,659,336
Restricted stock units to purchase common stock	5,182,676	2,828,395
Warrants to purchase common stock	10,914	158,262
Employee Stock Purchase Plan	—	335,190

Total potentially dilutive securities excluded from denominator of the diluted earnings per share computation	30,003,360	23,981,183

VAXART, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 14.  Segment Reporting

The Company operates in one reportable segment, which is the discovery and development of oral recombinant protein vaccines, based on its proprietary oral vaccine platform. The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The determination of a single business segment is consistent with the consolidated financial information regularly reviewed by the Chief Executive Officer as chief operating decision maker (the “CODM”) in assessing segment performance and deciding how to allocate resources on a consolidated basis.

The CODM uses consolidated net income (loss) to evaluate the Company's spend and monitor budget versus actual results. The monitoring of budgeted versus actual results is used in assessing performance of the segment and in establishing resource allocation across the organization. The measure of segment assets is reported on the consolidated balance sheets as total assets.

Our segment revenue, segment loss, significant segment expenses, and other segment items consist of the following (in thousands):

	Year Ended December 31,
	2025	2024
Revenue	$237,258	$28,700
Less:
Research and development
External program costs:
Norovirus program	3,638	3,178
COVID-19 program	155,049	16,883
Other programs	345	32
Preclinical research	767	1,909
Process Development	46	271
Internal research and development costs	41,731	51,940
General and administrative	17,608	20,780
Interest income	(1,596)	(2,543)
Non-cash interest expense related to sale of future royalties	2,823	2,969
Other segment items(A)	44	(31)
Provision for income taxes	476	260
Segment net income (loss)	$16,327	$(66,948)
Reconciliation of net income (loss)
Adjustments and reconciling items	—	—
Net income (loss)	$16,327	$(66,948)

(A) Other segment items included in other income (expense), net.

NOTE 15.  Subsequent Events

Sanofi Acquisition of Dynavax

On December 23, 2025, Sanofi, a French société anonyme, entered into an Agreement and Plan of Merger with Dynavax Technologies Corporation (“Dynavax”), pursuant to which Sanofi agreed to acquire all outstanding shares of Dynavax common stock for $15.50 per share in cash, reflecting a total equity value of approximately $2.2 billion. On January 12, 2026, Sanofi commenced a tender offer to acquire all outstanding shares of Dynavax. The tender offer expired on February 9, 2026, at which time approximately 73.92% of Dynavax’s outstanding shares were validly tendered. On February 10, 2026, Sanofi completed the acquisition through a merger in which Dynavax became an indirect wholly owned subsidiary of Sanofi.

As disclosed in Note 5, the Company entered into the 2025 License and Collaboration Agreement with Dynavax on November 4, 2025. Pursuant to the terms of the 2025 License and Collaboration Agreement, the agreement permits assignment without the Company’s consent in connection with a change of control involving the transfer or sale of substantially all of a party’s business related to the licensed products. Accordingly, upon completion of the Sanofi acquisition, the rights and obligations under the 2025 License and Collaboration Agreement were assigned to or assumed by Sanofi (or its affiliates) as the successor to Dynavax. In addition, the 2025 License and Collaboration Agreement provides Dynavax (or its successor) with the right to terminate the agreement for any reason upon 90 days’ prior written notice to the Company.

Modification of 2024 ATI-RRPV Contract

On  March 10, 2026, the Company entered into Modification No. 6 (the “Modification”) to the ATI-RRPV Project Award Agreement No. 001, dated  June 13, 2024 (the “Project Agreement”), with Advanced Technology International, the Rapid Response Partnership Vehicle’s Consortium Management Firm funded by BARDA of the U.S. Department of Health and Human Services. As previously disclosed, pursuant to the Project Agreement, the Company received funding to conduct a Phase 2b comparative study (the “Trial”) evaluating the Company’s oral pill COVID-19 vaccine candidate against an mRNA vaccine comparator approved by the U.S. Food and Drug Administration. The Company previously announced that it had completed enrollment of the sentinel cohort portion of the study comprising approximately 400 participants comparing its oral pill XBB candidate against an mRNA XBB comparator and an independent data safety monitoring board recommended the study to proceed without modifications based on initial safety assessment of 30-day data from the sentinel cohort.

The Modification increased the total amount of funding currently allotted to the Trial and available for payment to approximately $316.0 million. The Company anticipates a further modification to the 2024 ATI-RRPV Contract that will reflect the reduced scope of work and corresponding reduction in funding that resulted from previously issued stop work orders.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, payable by the Company in connection with the registration and sale of the common stock being registered. All amounts are estimates except the SEC registration fee.

Amount
SEC registration fee	$3,477.32
Accounting fees and expenses	20,500
Legal fees and expenses	85,000
Miscellaneous	6,052.00
Total expenses	$115,000

ITEM 14. Indemnification of Directors and Officers.

The Delaware General Corporation Law and certain provisions of our certificate of incorporation and bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our certificate of incorporation, bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe their actions were unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, unless the court determines otherwise, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable to the corporation.

Indemnification may also be granted pursuant to the terms of agreements which we are currently party to with each of our directors and executive officers, agreements which we may enter into in the future or pursuant to a vote of stockholders or directors. Delaware law and our certificate of incorporation also grant the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. There is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. Recent Sales of Unregistered Securities.

None.

ITEM 16. Exhibits

(a) The following exhibits are filed herewith as part of this registration statement:

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Description of Document	Schedule/Form	File Number	Exhibit	Filing Date
2.1	Agreement and Plan of Merger and Reorganization dated October 27, 2017, by and among Aviragen Therapeutics, Inc., Vaxart, Inc. and Agora Merger Sub, Inc.	8-K	001-35285	2.1	October 30, 2017
2.2	Amendment No. 1, dated as of February 7, 2018, to the Agreement and Plan of Merger and Reorganization dated October 27, 2017, by and among Aviragen Therapeutics, Inc., Vaxart, Inc. and Agora Merger Sub, Inc.	8-K	001-35285	2.1	February 7, 2018
3.1	Restated Certificate of Incorporation of Aviragen Therapeutics, Inc.	10-K	001-35285	3.1	September 13, 2016
3.2	Certificate of Amendment to Restated Certificate of Incorporation of Aviragen Therapeutics, Inc.	8-K	001-35285	3.1	February 20, 2018
3.3	Certificate of Amendment to Restated Certificate of Incorporation of Vaxart, Inc.	8-K	001-35285	3.2	February 20, 2018
3.4	Certificate of Amendment to Restated Certificate of Incorporation of Vaxart, Inc.	8-K	001-35285	3.1	April 24, 2019
3.5	Certificate of Amendment to Restated Certificate of Incorporation of Vaxart, Inc.	8-K	001-35285	3.1	June 9, 2020
3.6	Certificate of Amendment to Restated Certificate of Incorporation of Vaxart, Inc.	Form 10-Q	001-35285	3.3	August 8, 2022
3.7	Certificate of Amendment to Restated Certificate of Incorporation of Vaxart, Inc.	8-K	001-35285	3.1	June 13, 2024
3.8	Amended and Restated By-laws of Vaxart, Inc., effective as of October 18, 2023	8-K	001-35285	3.1	October 23, 2023
4.1	Reference is made to Exhibits 3.1 to 3.8
4.2	Specimen Common Stock Certificate	S-3	333-228910	4.2	December 20, 2018
4.3	Form of Pre-Funded Warrant (April 2019)	S-1	333-229536	10.25	February 6, 2019
4.4	Form of Common Stock Warrant (April 2019)	S-1/A	333-229536	4.4	April 8, 2019
4.5	Form of Representative Warrant (April 2019)	S-1/A	333-229536	4.5	April 8, 2019
4.6	Form of Pre-Funded Warrant (September 2019)	S-1	333-233717	4.3	September 11, 2019
4.7	Form of Common Stock Warrant (September 2019)	S-1	333-233717	4.4	September 11, 2019
4.8	Form of Representative Warrant (September 2019)	S-1/A	333-233717	4.5	September 24, 2019
4.9	Form of Common Stock Warrant (March 2020)	8-K	001-35285	4.1	March 2, 2020
4.10	Form of Placement Agent Warrant (March 2020)	8-K	001-35285	4.2	March 2, 2020
4.11	Description of Securities of the Registrant	10-K	001-35285	4.11	March 13, 2026
4.12	Amended and Restated Warrant issued to Oxford Finance LLC, dated February 13, 2018	8-K	001-35285	10.2	February 20, 2018
5.1*	Opinion of Thomspon Hine LLP
10.1 +	Collaboration and License Agreement dated September 29, 2003, between Biota Holdings Limited and Sankyo Co., Ltd.	10-Q	001-35285	10.5	May 10, 2013
10.2 +	Amendment #1 to Collaboration and License Agreement dated June 30, 2005, between Biota Holdings Limited, Biota Scientific Management Pty. Ltd. and Sankyo Company, Ltd.	10-Q	001-35285	10.6	May 10, 2013
10.3	Amendment #2 to Collaboration and License Agreement, dated March 27, 2009, between Biota Holdings Limited, Biota Scientific Management Pty. Ltd. and Daiichi Sankyo Company, Limited	10-Q	001-35285	10.7	May 10, 2013

10.4 +	Commercialization Agreement dated March 27, 2009, between Biota Holdings Limited, Biota Scientific Management Pty. Ltd and Daiichi Sankyo Company, Ltd.	10-Q	001-35285	10.8	May 10, 2013
10.5 +	Contract dated March 31, 2011, between Biota Scientific Management Pty. Ltd. and Office of Biomedical Advanced Research and Development Authority within the Office of the Assistant Secretary for preparedness and Response at the U.S. Department of Health and Human Services	10-Q	001-35285	10.9	May 10, 2013
10.6 +	Research and License Agreement dated February 21, 1990, by and among Biota Scientific Management Pty. Ltd., Biota Holdings Limited, Glaxo Australia Pty. Ltd. and Glaxo Group Limited	10-K	001-35285	10.6	September 27, 2013
10.7 #	2007 Omnibus Equity and Incentive Plan (included as Appendix A to the proxy statement)	DEF 14A	000-04829	-	April 12, 2007
10.8 #	Form of Employee Stock Option Agreement under the 2007 Omnibus Equity and Incentive Plan	8-K	001-35285	10.1	December 10, 2013
10.9 +	Royalty Interest Acquisition Agreement by and between Aviragen Therapeutics, Inc., Biota Holdings Pty Ltd, Biota Scientific Management Pty. Ltd. and HealthCare Royalty Partners III, L.P. dated April 22, 2016	8-K	001-35285	10.1	April 26, 2016
10.10	Protective Rights Agreement between Aviragen Therapeutics, Inc. and HealthCare Royalty Partners III, L.P. dated April 22, 2016	8-K	001-35285	10.2	April 26, 2016
10.11 #	Form of Employee Stock Option Agreement under the 2016 Equity Incentive Plan	10-Q	001-35285	10.1	May 8, 2017
10.12 #	2016 Equity Incentive Plan (included as Appendix A to the proxy statement)	DEF 14A	001-35285	-	September 27, 2016
10.13 #	Director Stock Option Agreement	S-4	333-222009	10.22	December 12, 2017
10.14	Form of Indemnification Agreement by and between Vaxart, Inc. and its Directors and Executive Officers	8-K	001-35285	10.3	February 20, 2018
10.15 #	Vaxart, Inc. Amended and Restated 2007 Equity Incentive Plan, Stock Option Agreement, form of Notice of Stock Option Grant, form of Additional Terms and Conditions to Option and Stock Option Exercise Agreement	S-4/A	333-222009	10.24	December 29, 2017
10.16	Industrial Lease dated October 28, 2013, by and between Vaxart, Inc. and Oyster Point LLC	S-4/A	333-222009	10.26	December 29, 2017
10.17	Lease Agreement dated April 17, 2015, by and between Vaxart, Inc. and CRP Edgewater, LLC	S-4/A	333-222009	10.27	December 29, 2017
10.18 #	Severance Benefit Plan and Form of Severance Benefit Plan Participation Notice	8-K	001-35285	10.1	June 6, 2018
10.19 #	2019 Equity Incentive Plan, as amended	8-K	001-35285	10.1	June 21, 2021
10.20 #	Form of Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise under the 2019 Equity Incentive Plan	S-8	333-239727	10.2	July 7, 2020
10.21 #	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the 2019 Equity Incentive Plan	8-K	001-35285	10.3	April 24, 2019

10.22 +	Manufacturing Services Agreement dated July 17, 2019, by and between Vaxart, Inc. and Lonza Houston, Inc.	S-1/A	333-233717	10.30	September 24, 2019
10.23	First Amendment to Lease Agreement dated September 17, 2019, by and between Vaxart, Inc. and HCP Inc.	8-K	001-35285	10.1	September 19, 2019
10.24 #	Offer Letter, dated May 1, 2006, by and between the Company and Dr. Sean Tucker	10-Q	001-35285	10.2	May 12, 2020
10.25 #	Letter Agreement, dated June 14, 2020, between Vaxart, Inc. and Andrei Floroiu	8-K	001-35285	10.2	June 15, 2020
10.26 +	Master Services Agreement, dated April 17, 2020, by and between Vaxart, Inc. and Kindred Biosciences, Inc.	10-Q	001-35285	10.4	November 12, 2020
10.27 +	Statement of Work 003, dated September 11, 2020, under the Master Services Agreement, dated April 17, 2020, by and between Vaxart, Inc. and Kindred Biosciences, Inc.	10-Q	001-35285	10.5	November 12, 2020
10.28 +	Statement of Work 004, dated September 11, 2020, under the Master Services Agreement, dated April 17, 2020, by and between Vaxart, Inc. and Kindred Biosciences, Inc.	10-Q	001-35285	10.6	November 12, 2020
10.29	Sublease Agreement dated November 16, 2020, by and between Vaxart, Inc. and Vera Therapeutics, Inc.	10-K	001-35285	10.40	February 25, 2021
10.30	Lease Agreement, dated September 17, 2021, by and between Vaxart, Inc. and Britannia Pointe Grand Limited Partnership	8-K	001-35285	10.1	September 21, 2021
10.31	Second Amendment to Lease Agreement, dated September 17, 2021, by and between Vaxart, Inc. and Healthpeak Properties, Inc.	8-K	001-35285	10.2	September 21, 2021
10.32 #	Offer Letter, dated August 16, 2021, by and between the Company and James Cummings MD	10-Q	001-35285	10.4	November 4, 2021
10.33 #	Offer letter, dated January 18, 2022, by and between the Company and Edward Berg	10-K	001-35285	10.46	February 24, 2022
10.34 #	Non-Employee Director Compensation Program, effective as of April 1, 2022	10-Q	001-35285	10.2	May 9, 2022
10.35 #	Non-Employee Director Compensation Program, effective as of April 1, 2024	10-Q	001-35285	10.1	August 8, 2024
10.36 +	Pre-Challenge Study Services Agreement dated June 29, 2022, between the Company and hVIVO Services Limited	10-Q	001-35285	10.4	August 8, 2022
10.37 #	2019 Equity Incentive Plan	8-K	001-35285	10.1	June 13, 2024
10.38 #	2022 Employee Stock Purchase Plan	8-K	001-35285	10.2	June 13, 2024
10.39 #	Offer Letter, dated December 5, 2022, by and between the Company and Phillip Lee	10-K	001-35285	10.53	March 15, 2023
10.40 #	Amendment to Letter Agreement dated May 2, 2023, between Andrei Floroiu and Vaxart, Inc.	10-Q	001-35285	10.1	May 4, 2023
10.41 #	Amendment to the Vaxart, Inc. Severance Benefit Plan dated May 2, 2023	10-Q	001-35285	10.2	May 4, 2023
10.42 #	Letter Agreement, dated January 16, 2024, between Vaxart, Inc. and Michael J. Finney	8-K	001-35285	10.1	January 16, 2024
10.43	ASPR-BARDA Award/Contract, dated January 12, 2024, between Vaxart, Inc. and the U.S. Government through the Department of Health and Human Services	10-K	001-35285	10.59	March 13, 2024

10.44	Securities Purchase Agreement, dated January 16, 2024, by and between Vaxart, Inc. and RA Capital Healthcare Fund, L.P.	8-K	001-35285	10.1	January 16, 2024
10.45 #	Separation Agreement, dated January 31, 2024, by and between the Company and Andrei Floroiu	8-K	001-35285	10.1	February 2, 2024
10.46 #	Vaxart, Inc. 2024 Inducement Award Plan	8-K	001-35285	10.1	February 29, 2024
10.47 #	Form of Restricted Stock Unit Award Grant Notice and Award Agreement	8-K	001-35285	10.2	February 29, 2024
10.48 #	Form of Stock Option Grant Notice and Stock Option Agreement	8-K	001-35285	10.3	February 29, 2024
10.49 #	Letter Agreement, between Vaxart, Inc. and Steven Lo	8-K	001-35285	10.1	March 6, 2024
10.50 ^	ATI-RRPV Base Agreement, dated May 6, 2024, between Vaxart Biosciences Inc. and Advanced Technology International (RRPV Consortium Management Firm)	10-Q	001-35285	10.2	August 8, 2024
10.51 ^	ATI-RRPV Project Award Agreement No. 001, dated June 13, 2024, between Vaxart Biosciences Inc. and Advanced Technology International (RRPV Consortium Management Firm)	10-Q	001-35285	10.3	August 8, 2024
10.52 ^	Modification No. 3, dated September 27, 2024, to the ATI-RRPV Project Award Agreement No. 001, dated June 13, 2024, between Vaxart Biosciences Inc. and Advanced Technology International (RRPV Consortium Management Firm)	10-Q	001-35285	10.3	November 13, 2024
10.53 ^	Modification No. 4, dated December 20, 2024, to the ATI-RRPV Project Award Agreement No. 001, dated June 13, 2024, between Vaxart Biosciences Inc. and Advanced Technology International (RRPV Consortium Management Firm)	10-K	001-35285	10.53	March 20, 2025
10.54 ^	Modification No. 5, dated February 7, 2025, to the ATI-RRPV Project Award Agreement No. 001, dated June 13, 2024, between Vaxart Biosciences Inc. and Advanced Technology International (RRPV Consortium Management Firm)	8-K	001-35285	10.1	February 10, 2025
10.55	Exclusive License and Collaboration Agreement, dated November 4, 2025, between Vaxart, Inc. and Dynavax Technologies Corporation.	10-Q	001-35285	10.1	November 13, 2025
10.56	Securities Purchase Agreement, dated November 4, 2025, between Vaxart, Inc. and Dynavax Technologies Corporation.	10-Q	001-35285	10.2	November 13, 2025
10.57*	Lease Termination Agreement, dated December 18, 2025, by and between Vaxart, Inc. and Britannia Pointe Grand Limited Partnership.	10-K	001-35285	10.57	March 13, 2026
10.58*	Purchase Agreement by and between the Company and Lincoln Park, dated April 16, 2026	8-K	001-35285	10.1	April 17, 2026
10.59*	Registration Rights Agreement by and between the Company and Lincoln Park, dated April 16, 2026	8-K	001-35285	10.2	April 17, 2026
23.1 *	Consent of WithumSmith+Brown, PC, Independent Registered Public Accounting Firm
23.2*	Consent of Thomspon Hine LLP (included in Exhibit 5.1)
24.1 *	Power of Attorney. Reference is made to the signature page hereto

101.INS            Inline XBRL Instance Document

101.SCH Inline XBRL Taxonomy Extension Schema Document.

101.CALInline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

107      Calculation of Filing Fee Table

*	Filed herewith

#	Management contract or compensation plan or arrangement

+	Confidential portions of this exhibit have been omitted and filed separately with the Commission pursuant to confidential treatment granted under Rule 24b-2 promulgated under the Exchange Act

^

Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted as (i) the Company has determined the omitted information is not material and (ii) the Company customarily and actually treats the omitted information as private or confidential

ITEM 17. Undertakings

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such first use.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, State of California, on May 8, 2026.

VAXART, INC.

	By:	/s/ STEVEN LO
Date: May 8 , 2026		Steven Lo
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Lo and Jeroen Grasman, and each of them, as his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, and each of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ STEVEN LO
Steven Lo	President and Chief Executive Officer, Director (Principal Executive Officer)	May 8, 2026

/s/ JEROEN GRASMAN
Jeroen Grasman	Chief Financial Officer (Principal Financial and Accounting Officer)	May 8, 2026

/s/ W. MARK WATSON
W. Mark Watson	Lead Independent Director	May 8, 2026

/s/ KEVIN FINNEY
Kevin Finney	Director	May 8, 2026

/s/ ELAINE J. HERON
Elaine J. Heron, Ph.D.	Director	May 8, 2026

/s/ DAVID WHEADON
David Wheadon M.D.	Director	May 8, 2026

/s/ JAMES B. BREITMEYER
James B. Breitmeyer, M.D., Ph.D.	Director	May 8, 2026